Filed pursuant to Rule 424(b)3

Registration No. 333-123809

PROSPECTUS

20,850,000 Shares of Common Stock

DIAMONDROCK HOSPITALITY COMPANY

This prospectus relates to up to 20,850,000 shares of common stock of DiamondRock Hospitality Company that the selling stockholders named in this prospectus may offer for sale from time to time. The registration of these shares does not necessarily mean the selling stockholders will offer or sell all or any of these shares of common stock. We will not receive any of the proceeds from the sale of any shares of common stock by the selling stockholders, but will incur expenses in connection with the offering.

The selling stockholders from time to time may offer and resell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement that will accompany this prospectus. A prospectus supplement also may add, update or change information contained in this prospectus.

We expect to qualify as a real estate investment trust, or REIT, for federal income tax purposes and will elect to be taxed as a REIT under the federal income tax laws for the taxable year ending December 31, 2005 and subsequent taxable years.

Our common stock is listed on the New York Stock Exchange under the symbol “DRH”. The last reported sale price on August 30, 2005 was $11.93 per share.

Shares of our common stock are subject to ownership limitations that we must impose in order for us to qualify, and maintain our status, as a REIT.

See “ Risk Factors” beginning on page 18 of this prospectus for certain risk factors relevant to an investment in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 7, 2005

i

ii

SUMMARY

The following summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including “Risk Factors” and our historical and pro forma financial statements appearing elsewhere in this prospectus, before investing in our common stock. References in this prospectus to “we,” “our,” “us” and “our company” refer to DiamondRock Hospitality Company, including, as the context requires, DiamondRock Hospitality Limited Partnership, our operating partnership, as well as our other direct and indirect subsidiaries, including our existing taxable REIT subsidiary, Bloodstone TRS, Inc. References to “Marriott” are to Marriott International, Inc., including, as the context requires, its subsidiaries. References to “RevPAR” are to revenue per available room, which is the product of average daily rate, which we refer to as “ADR,” and occupancy, and is a key performance indicator for the hotel industry.

Our Company

We are a self-advised real estate company that owns, acquires and invests in upper upscale and upscale hotel properties located primarily in North America. To a lesser extent, we may invest, on a selective basis, in premium limited-service and extended-stay hotel properties in urban locations. We completed our initial public offering of our common stock on June 1, 2005.

Our senior management team has extensive experience and a broad network of relationships in the hotel industry, which we believe provides us with ongoing access to hotel property investment opportunities and enables us to quickly identify and consummate acquisitions. We began operations in July 2004 when we completed a private placement of our common stock. Since our July 2004 private placement and prior to our initial public offering, we acquired our seven initial hotels, comprising 2,357 rooms, located in the following markets: New York City (2 hotels), Washington D.C., Los Angeles, Salt Lake City, Northern California and Lexington, Kentucky for purchase prices aggregating approximately $368.0 million (including pre-funded capital improvements). Subsequent to our initial public offering, we acquired seven hotels, comprising 3,280 rooms, located in the following markets: Fort Worth, Atlanta (2 hotels), St. Thomas (U.S. Virgin Islands), Los Angeles, Oak Brook (Illinois) and Vail (Colorado) for purchase prices aggregating approximately $475.1 million (including pre-funded capital improvements).

We have an investment sourcing relationship with Marriott, a leading worldwide hotel brand, franchise and management company. Marriott has agreed to provide us, subject to certain limitations, with a “first look” at hotel property acquisition and investment opportunities known to Marriott. This investment sourcing relationship with Marriott has already facilitated the acquisition of seven of our fourteen hotel properties. We believe that our ability to implement our business strategies is greatly enhanced by the continuing source of additional acquisition opportunities generated by this relationship, as many of the properties Marriott brings to our attention are offered to us through “off-market” transactions, meaning that they are not made generally available to other hospitality companies. However, neither we nor Marriott have entered into a binding agreement or commitment setting forth the terms of this investment sourcing relationship. As a result, our investment sourcing relationship may be modified or terminated at any time by either party.

We intend to use Marriott as our preferred, but not exclusive, hotel management company for our hotel properties and expect to benefit from Marriott’s strong brands and its excellent hotel management services. Marriott-branded hotels have an extensive record of generating premiums in RevPAR over competitive brands. Each of our hotel properties operates under a recognized Marriott brand, including Marriott®, Renaissance Hotels and Resorts®, SpringHill Suites® and Courtyard by Marriott®. In connection with our July 2004 private placement, Marriott purchased 3.0 million shares of our common stock. In addition, concurrently with the completion of our initial public offering, we sold directly to Marriott 1,428,571 shares of our common stock at the initial public offering price. As of the date of this prospectus, Marriott owns 8.7% of our outstanding common stock (including unvested restricted stock).

Our Competitive Strengths

We believe we distinguish ourselves from other owners, acquirors and investors in hotel properties through our competitive strengths, which include:

•	Experienced Management Team. We believe the extensive hotel industry experience of our senior management team will enable us to effectively implement our business strategies. Our senior management team of William W. McCarten, John L. Williams, Mark W. Brugger, Michael D. Schecter and Sean M. Mahoney has extensive experience in lodging, real estate and related service industries, including hotel asset management, acquisitions, mergers, dispositions, development, redevelopment and financing. Collectively, they have been involved in hotel transactions aggregating several billion dollars and over 100,000 hotel rooms.

•	Marriott Investment Sourcing Relationship. Our investment sourcing relationship with Marriott provides us, subject to certain limitations, with a “first look” at hotel property acquisition and investment opportunities known to Marriott. Our senior management team currently meets with senior representatives of Marriott approximately every two weeks to discuss, among other things, potential hotel property investment opportunities known to Marriott. As a result of Marriott’s extensive network, relationships and knowledge of hotel property investment opportunities, we believe we have preferred access to a unique source of hotel property investment opportunities, many of which may not be available to other hospitality companies. Since our formation in 2004, Marriott has provided us access to more than $1.9 billion of off-market acquisition opportunities. Our relationship with Marriott has facilitated the acquisition of seven of our fourteen hotel properties, including the Marriott Griffin Gate Resort and the Lodge at Sonoma Renaissance Resort & Spa, both of which we acquired directly from Marriott.

•	Proven Acquisition Capability. Our senior management team has established a broad network of hotel industry contacts and relationships, including relationships with hotel owners, financiers, operators, commercial real estate brokers and other key industry participants. These industry relationships have provided us with another valuable source of potential hotel property investment opportunities. We believe that our ability to quickly identify, negotiate, finance and consummate acquisitions has positioned us as a preferred buyer of hotel properties.

•	Growth-Oriented Capital Structure. We have obtained a three-year, $75.0 million senior secured revolving credit facility from Wachovia Bank, National Association (an affiliate of Wachovia Capital Markets, LLC, which was a co-managing underwriter in our initial public offering), as administrative agent under the credit facility, and Citicorp North America, Inc. (an affiliate of Citigroup Global Markets Inc., which was a lead managing underwriter in our initial public offering) and Bank of America, N.A. (an affiliate of Banc of America Securities LLC, which was a co-managing underwriter in our initial public offering), as co-syndication agents under the credit facility. Each of these underwriters for our initial public offering is a tri-lead arranger and tri-book runner under the credit facility. This facility may be expanded to $250.0 million, at our election, subject to the approval of the lenders, to fund additional acquisitions and renovations and for general working capital and other corporate purposes. We maintain a target leverage ratio of 45% to 55% of our aggregate property investment and repositioning costs.

Risk Factors

See “Risk Factors” beginning on page 18 for certain risk factors relevant to an investment in our common stock, including, among others:

•	We were formed in May 2004 and commenced operations in July 2004 and have a limited operating history.

•	Our management has no prior experience operating a REIT and limited experience operating a public company and therefore may have difficulty in successfully and profitably operating our business.

•	We cannot assure you that we will qualify, or remain qualified, as a REIT.

•	All of our current hotel properties are managed by Marriott, except for the Vail Marriott Mountain Resort & Spa, which is franchised by Marriott. As a result, our success is dependent in part on the continued success of Marriott and its brands.

•	Failure of the hotel industry to continue to improve may adversely affect our ability to execute our business strategies, which, in turn, would adversely affect our ability to make distributions to our stockholders.

•	We face competition for the acquisition of hotels and we may not be successful in identifying or completing hotel acquisitions that meet our criteria, which may impede our growth.

•	Our investment sourcing relationship with Marriott is non-exclusive and based on a non-binding understanding that may be changed or terminated at any time, which could adversely affect our ability to execute our business strategies, which in turn, would adversely affect our ability to make distributions to our stockholders.

•	In order to maintain our investment sourcing relationship with Marriott, Marriott may encourage us to enter into transactions or hotel management agreements that are not in our best interests.

•	We rely on hotel management companies, including Marriott, to operate our hotel properties under the terms of hotel management agreements. Even if we believe our hotel properties are being operated inefficiently or in a manner that does not result in satisfactory RevPAR and operating profits, we may not have sufficient rights under our hotel management agreements to enable us to force the hotel management company to change its method of operation of our hotel properties.

•	Our hotel management agreements require us to bear the operating risks of our hotel properties. Our operating risks include decreased hotel revenues and increased operating expenses. Any decreases in hotel revenues or increases in operating expenses may have a material adverse impact on our earnings and cash flow.

•	As of the date of this prospectus, we have approximately $358.4 million in debt outstanding. Future debt service obligations may adversely affect our operating results, require us to liquidate our properties, jeopardize our tax status as a REIT or limit our ability to make distributions to our stockholders. Additionally, if we were to default on our secured debt, the loss of any property securing the debt would adversely affect our ability to satisfy other financial obligations.

•	We acquired interests in portions of four of our hotel properties and the golf course associated with two separate properties by acquiring a leasehold interest in the land on which the building is located; and we may acquire additional properties in the future through the purchase of hotels subject to similar ground leases. As lessee under ground leases, we are exposed to the risk of losing the property, or a portion of the property, upon termination, or an earlier breach by us, of the ground lease.

•	Our hotel properties are and will continue to be subject to various operating risks common to the hotel industry. Competition for acquisitions, the seasonality of the hotel industry, our investment concentration in a particular segment of the real estate industry and the need for capital expenditures could harm our future operating results and adversely affect our ability to make distributions to our stockholders.

•	The events of September 11, 2001, recent economic trends, the military action in Afghanistan and Iraq and the possibility of future terrorist acts and military action have adversely affected the hotel industry generally, and similar future events could adversely affect the industry in the future.

•	Uninsured and underinsured losses with respect to our hotel properties could adversely affect our operating results and our ability to make distributions to our stockholders.

•	Because real estate investments are relatively illiquid, our ability to promptly sell one or more hotel properties in our portfolio in response to changing economic, financial and investment conditions may be limited. In addition, because our hotel management agreements contain restrictions on our ability to dispose of our hotel properties and are typically long-term agreements that do not terminate in the event of a sale, our ability to sell our hotel properties may be further limited.

•	Provisions of our charter and bylaws may limit the ability of a third party to acquire control of our company, which may have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium to the market price of our common stock or otherwise be in our stockholders’ best interests.

•	If we fail to qualify for or lose our status as a REIT, we would be subject to federal income tax on our taxable income, reducing amounts available for distribution to our stockholders.

•	As a REIT, we generally are required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction, each year to our stockholders. In the event of future downturns in our operating results and financial performance or the need for unanticipated capital improvements to our hotel properties, we may be unable to declare or pay distributions to our stockholders.

•	The number of shares of common stock available for future sale may have an adverse effect on the market price of our common stock.

Our Business Objective and Strategies

Our principal business objective is to maximize stockholder value through a combination of dividends, growth in funds from operations and increases in net asset value. We believe that we can create long-term value in our hotel properties by taking advantage of individual market recovery opportunities and aggressive asset management and repositioning, which may include: (i) re-branding, (ii) capital renovation and/or (iii) changing hotel management. In order to achieve our business objective, we intend to pursue the following strategies:

•	Disciplined Acquisition of Hotel Properties. We will seek to create value by acquiring upper upscale and upscale hotel properties in geographically diverse locations, and to a lesser extent, premium limited service and extended stay hotels in urban locations, in accordance with our disciplined acquisition strategy. Our focus is on acquiring undermanaged or undercapitalized hotel properties at prices below replacement cost and that are located in markets where we expect demand growth will outpace new supply.

•	Aggressive Asset Management. We intend to aggressively manage our hotel properties by continuing to employ value-added strategies (such as re-branding, renovating, or changing management) designed to increase the operating results and value of our hotel property investments. We currently plan to invest approximately $33.5 million in 2005 and the first quarter of 2006 to renovate our initial hotels, including $27.0 million in capital that has been pre-funded into various escrow accounts and $25.9 million in 2005 and the first quarter of 2006 to renovate our recently acquired hotel properties, including $11.5 million in capital that has been pre-funded into various escrow accounts. We do not operate our hotel properties, but we have structured, and intend to continue to structure, our hotel management agreements to allow us to closely monitor the performance of our hotels and to ensure, among other things, that our third-party managers: (i) implement an approved business and marketing plan, (ii) implement a disciplined capital expenditure program and (iii) establish and prudently spend appropriate furniture, fixtures and equipment reserves.

•	Opportunistic Hotel Repositioning. We intend to seek opportunities to acquire hotel properties that will benefit from repositioning, including re-branding, renovating or changing management to increase the operating results and value of our hotel property investments. We believe our investment sourcing relationship with Marriott will yield many of these opportunities.

Hotel Industry

We believe the hotel industry, as a whole, is continuing to recover from a pronounced downturn that occurred over the three-year period from 2001-2003. This recovery has been, and we expect it to continue to be, primarily driven by increased demand for hotel rooms. According to Smith Travel Research, demand for hotel rooms, measured by total rooms sold, increased by 0.3% in 2002, 1.5% in 2003 and 4.7% in 2004 and is projected to increase by 4.0% in 2005. By comparison, hotel room supply grew by 1.6% in 2002, 1.2% in 2003 and 1.0% in 2004 and is projected to increase by 1.2% in 2005 as compared to its past 15-year historical annual average of 2.1%.

We expect that sustained growth in demand, combined with lower projected growth in new supply, will result in continued improvement of hotel industry fundamentals. According to Smith Travel Research:

•	occupancy increased by 3.7% in 2004 and is projected to increase by 2.8% in 2005;

•	ADR increased by 4.0% in 2004 and is projected to increase by 4.2% in 2005; and

•	RevPAR increased by 7.8% in 2004 and is projected to increase by 7.1% in 2005.

We expect that our hotel properties will be well-positioned to benefit from this recovery in hotel industry fundamentals.

Our Initial Hotel Properties

The following table sets forth certain operating information for each of our initial hotel properties. This information includes periods prior to our acquisition of these hotels:

Property	Location	Month/Year Acquired	Number of Rooms(1)	Average Occupancy(2)	ADR(2)	RevPAR(2)
Courtyard Manhattan/ Midtown East	New York, New York	11/04	307	89.2%	$199.43	$177.85
Torrance Marriott	Los Angeles County, California	1/05	487	77.4	99.64	77.16
Salt Lake City Marriott Downtown	Salt Lake City, Utah	12/04	510	67.9	115.51	78.49
Marriott Griffin Gate Resort	Lexington, Kentucky	12/04	408	68.1	110.10	74.94
Bethesda Marriott Suites	Bethesda, Maryland	12/04	274	74.6	153.74	114.74
Courtyard Manhattan/ Fifth Avenue	New York, New York	12/04	189	89.3	140.96	125.88
The Lodge at Sonoma Renaissance Resort & Spa	Sonoma, California	10/04	182	65.1	187.34	122.03

TOTAL/WEIGHTED AVERAGES			2,357	75.0%	$135.94	$101.90

(1)	As of December 31, 2004.
(2)	For the fiscal year ended December 31, 2004.

The following table sets forth information regarding our investment in each of our initial hotel properties:

Property	Location	Year Opened	Number of Rooms(1)	Purchase Price(2)	Pre-Funded Capital Improvement Escrows(3)	Projected Additional Capital Improvements(4)	Total Projected Investment(5)	Total Projected Investment Per Room
Courtyard Manhattan/ Midtown East	New York, New York	1998	307	$74,318,000	$4,539,000	$—	$78,857,000	$256,863
Torrance Marriott	Los Angeles County, California	1985	487	62,002,000	10,000,000	—	72,002,000	147,848
Salt Lake City Marriott Downtown	Salt Lake City, Utah	1981	510	49,584,000	3,761,000	500,000	53,845,000	105,578
Marriott Griffin Gate Resort	Lexington, Kentucky	1981	408	46,887,000	2,955,000	—	49,842,000	122,162
Bethesda Marriott Suites	Bethesda, Maryland	1990	274	41,062,000	830,000	4,000,000	45,892,000	167,489
Courtyard Manhattan/ Fifth Avenue	New York, New York	1990	189	35,623,000	4,117,000	2,000,000	41,740,000	220,847
The Lodge at Sonoma Renaissance Resort & Spa	Sonoma, California	2001	182	31,545,000	800,000	—	32,345,000	177,720

TOTALS/WEIGHTED AVERAGE			2,357	$341,021,000	$27,002,000	$6,500,000	$374,523,000	$158,898

(1)	As of December 31, 2004.
(2)	Purchase price includes, for each hotel property, all amounts paid to the seller, assumed debt and amounts paid for working capital plus costs paid with respect to third-party professional fees in connection with our purchase, but it does not include costs related to mortgage debt used by us to finance the purchase of the hotel property or escrow accounts established for the pre-funded capital improvements.
(3)	Pre-funded capital improvement escrows are amounts pre-funded into various escrow accounts.
(4)	Represents projected additional capital improvements scheduled to occur through the end of the first quarter of 2006 that have not been pre-funded into an escrow account.
(5)	Total projected investment, for each hotel property, is the sum of the purchase price, pre-funded capital improvements and projected additional capital improvements.

Our Recently Acquired Hotel Properties

We used a portion of the net proceeds from our initial public offering to acquire and invest in five additional hotel properties for an aggregate purchase price, including pre-funded capital improvement escrows, of approximately $382.7 million. We acquired the Marriott Los Angeles Airport, the Marriott Atlanta Alpharetta, the Frenchman’s Reef & Morning Star Marriott Beach Resort and the Renaissance Worthington as a package for a purchase price of approximately $318.3 million on June 23, 2005. We sometimes refer to these hotels collectively as the “Capital Hotel Investment Portfolio.” We also acquired the Vail Marriott Mountain Resort & Spa for approximately $64.4 million on June 24, 2005. In addition, in July 2005, we acquired the Oak Brook Hills Marriott Resort and the SpringHill Suites Atlanta Buckhead for approximately $99.8 million. The following table sets forth information regarding these recently acquired hotels:

Property	Location	Number of Rooms(1)	Average Occupancy(2)	ADR(2)		RevPAR(2)
Renaissance Worthington	Fort Worth, Texas	504	73.0%	$138.55		$101.15
Marriott Atlanta Alpharetta	Atlanta, Georgia	318	59.9	121.20		72.59
Frenchman’s Reef & Morning Star Marriott Beach Resort	St. Thomas, U.S. Virgin Islands	504	71.5	188.49		134.73
Marriott Los Angeles Airport	Los Angeles, California	1,004	79.1	96.50		76.30
Vail Marriott Mountain Resort & Spa	Vail, Colorado	346	60.0	188.81		113.38
Oak Brook Hills Marriott Resort	Oak Brook, Illinois	384	49.1	121.95		59.93
SpringHill Suites Atlanta Buckhead	Buckhead area of Atlanta, Georgia	220	N.A. (3)	N.A.	(3)	N.A.	(3)

TOTAL/WEIGHTED AVERAGES		3,280	68.9%	$133.27		$91.85

(1)	As of December 31, 2004.
(2)	For the fiscal year ended December 31, 2004.
(3)	Not applicable. The hotel opened on July 1, 2005 and therefore has no historical operating results.

The following table sets forth information regarding our investment in each of our recently acquired hotels:

Property	Year Opened/ Renovated	Number of Rooms(1)	Purchase Price(2)	Pre-Funded Capital Improvement Escrows(3)	Projected Additional Capital Improvements(4)	Total Projected Investment(5)	Total Projected Investment Per Room

Renaissance Worthington	1981	504	$83,012,000	$874,000	$—	$83,886,000	$166,440
Marriott Atlanta Alpharetta	2000	318	39,329,000	1,233,000	—	40,562,000	127,553
Frenchman’s Reef & Morning Star Marriott Beach Resort	1973/1984	504	73,244,000	1,453,000	3,039,000	77,736,000	154,238
Marriott Los Angeles Airport	1973	1,004	111,306,000	7,897,000	2,357,000	121,560,000	121,076
Vail Marriott Mountain Resort & Spa	1983/2002	346	64,356,000	—	1,500,000	65,856,000	190,335
Oak Brook Hills Marriott Resort	1987	384	65,748,000	—	7,500,000	73,248,000	190,750
SpringHill Suites Atlanta Buckhead	2005	220	34,083,000	—	—	34,083,000	154,923

TOTALS/WEIGHTED AVERAGE		3,280	$471,078,000	$11,457,000	$14,396,000	$496,931,000	$151,503

(1)	As of December 31, 2004.
(2)	Purchase price includes, for each hotel property, all amounts paid to the seller and amounts paid for working capital plus costs paid with respect to third-party professional fees in connection with our purchase, but it does not include costs related to mortgage debt used by us to finance the purchase of the hotel property or escrow accounts established for the pre-funded capital improvements.
(3)	Pre-funded capital improvement escrows are amounts pre-funded into various escrow accounts.
(4)	With respect to the hotels comprising the Capital Hotel Investment Portfolio, represents projected additional capital improvements scheduled to occur through the end of the first quarter of 2006 that were not pre-funded into an escrow account. With respect to the Vail Marriott Mountain Resort & Spa, represents projected additional capital improvements to be undertaken pursuant to a property improvement plan that was not pre-funded into an escrow account. We currently expect that these capital improvements will be undertaken in 2006 and 2007.
(5)	Total projected investment, for each hotel property, is the sum of the purchase price, pre-funded capital improvements and projected additional capital improvements.

Our Structure

We were formed as a Maryland corporation in May 2004. We conduct our business through a traditional umbrella partnership REIT, or UPREIT, in which our hotel properties are owned by our operating partnership, DiamondRock Hospitality Limited Partnership, limited partnerships, limited liability companies or other subsidiaries of our operating partnership. We are the sole general partner of our operating partnership and currently own, either directly or indirectly, all of the limited partnership units of our operating partnership. In the future, we may issue limited partnership units to third parties from time to time in connection with acquisitions of hotel properties. In order for the income from our hotel property investments to constitute “rents from real properties” for purposes of the gross income test required for REIT qualification, the income we earn cannot be derived from the operation of any of our hotels. Therefore, we lease each of our hotel properties to a wholly-owned subsidiary of Bloodstone TRS, Inc., our taxable REIT subsidiary, or TRS, except for the Frenchman’s Reef & Morning Star Marriott Beach Resort, which is owned by a Virgin Islands corporation, which we have elected to be treated as a TRS. As a result, we will not utilize a lease structure for that hotel. We refer to these subsidiaries of Bloodstone TRS, Inc. as our TRS lessees. We may form additional TRSs and TRS lessees in the future.

The following chart shows our corporate structure as of the date of this prospectus:

Hotel Industry Segments

References to “upper upscale” and “upscale” are to hotels classified in those categories by Smith Travel Research, Inc. Smith Travel Research, Inc. classifies the hotel industry into the following chain scales, as determined by each brand’s annual average system-wide daily rates: luxury, upper upscale, upscale, midscale with food and beverage, midscale without food and beverage, and economy. The category of “upper upscale” includes hotels such as Embassy Suites Hotels, Hilton, Hyatt, Marriott and Sheraton; the category of “upscale” includes hotels such as Courtyard by Marriott, SpringHill Suites by Marriott, Crowne Plaza, Hawthorn Suites, Hilton Garden Inn, Radisson and Residence Inn by Marriott. ‘‘Extended-stay” hotels are hotels generally designed to accommodate guests staying more than six nights and typically provide rooms with fully equipped kitchens, entertainment systems, office spaces with computer and telephone lines and access to fitness centers and other amenities. “Limited-service” hotels target budget-conscious travelers and therefore have fewer amenities, such as in-house food and beverage facilities.

Our Principal Office

Our principal office is located at Democracy Center, 6903 Rockledge Drive, Bethesda, MD 20817, which is across the street from Marriott’s corporate headquarters, and our telephone number is 240-744-1150. Our Internet address is http://www.drhc.com. The information on our website does not constitute a part of this prospectus.

Our Tax Status

We did not elect REIT tax status for our first taxable year ended December 31, 2004 but operated as a taxable C corporation for 2004. We intend to elect to be taxed as a REIT for federal income tax purposes for our taxable year ending on December 31, 2005 and for subsequent taxable years. If we qualify for taxation as a REIT, we generally will not be subject to federal income tax on that portion of our ordinary income or net capital gain that is currently distributed to our stockholders. Our ability to qualify as a REIT will depend upon our satisfaction of various operational and organizational requirements, including requirements related to the nature of our assets, the sources of our income, the diversity of our stock ownership and the distributions to our stockholders, including a requirement that we distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction, each year to our stockholders. If we fail to qualify as a REIT, we will be subject to federal income tax at regular corporate rates (up to 35%) as well as state and local taxes. Even if we qualify as a REIT, we may be subject to some federal, state, local and foreign taxes on our income and property. Our taxable REIT subsidiary, Bloodstone TRS, Inc., owner of our TRS lessees, is fully subject to corporate income tax as a C corporation on its earnings and the earnings of our TRS lessees. Our non-U.S. properties may be subject to tax where they are located irrespective of our status as a U.S. REIT.

In order to qualify as a REIT, our income must come primarily from “rents from real property,” mortgage interest and real estate gains. Qualifying “rents from real property” include rents from interests in real property, certain charges for services customarily rendered in connection with the rental of real property, and a limited amount of rent attributable to personal property that is leased under, or in connection with, a lease of real property. However, operating revenues from a hotel property are not qualifying “rents from real property.” Therefore, we generally must lease our hotel properties to another party from whom we will derive rent income that will qualify as “rents from real property” under the REIT rules. Accordingly, we generally will lease each of our hotels to a taxable TRS lessee, except that a TRS may own hotel properties such as the Frenchman’s Reef & Morning Star Marriott Beach Resort and any other foreign hotels we acquire. Each TRS lessee will pay rent to us that generally should qualify as “rents from real property,” provided that an “eligible independent contractor” operates and manages each hotel property on behalf of the TRS lessee. We expect that each of our hotel properties will be managed by an “eligible independent contractor.” The income remaining in our TRS lessees from the payment of rent to us, management fees, operating expenses and other costs will be subject to corporate tax.

Restrictions on Ownership of Our Stock

Our charter generally prohibits any stockholder from beneficially owning more than 9.8% of our common stock or of the value of the aggregate outstanding shares of our capital stock, except that certain “look-through entities,” such as mutual funds, may beneficially own up to 15% of our common stock or of the value of the aggregate outstanding shares of our capital stock. Our bylaws, however, provide for certain exemptions from the ownership limitation, provided generally that the grant of such exemptions will not jeopardize our REIT status. Our charter also prohibits any person from owning or transferring shares of our capital stock if such ownership or transfer would result in our failure to meet certain REIT requirements under the Internal Revenue Code, or Code, or certain NYSE listing requirements.

Our Distribution Policy

We intend to distribute to our stockholders each year on a regular quarterly basis sufficient amounts of our REIT taxable income so as to avoid paying corporate income tax and excise tax on our earnings (other than the earnings of our taxable REIT subsidiary and TRS lessees, which are subject to tax at regular corporate rates) and to qualify for the tax benefits afforded to REITs under the Code. In order to qualify as a REIT under the Code, we generally must make distributions to our stockholders each year in an amount equal to at least:

•	90% of our REIT taxable income determined without regard to the dividends paid deduction, plus

•	90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Code, minus

•	any excess non-cash income.

We paid a distribution of $0.0326 per share on June 28, 2005 to our stockholders of record as of June 17, 2005. Additionally, we will pay a full quarterly distribution of $0.1725 per share to our stockholders of record as of September 9, 2005. The third quarter dividend will be paid on September 27, 2005. Starting on June 1, 2005, these two distributions represent, on an annualized basis, $0.69 per share. We expect that approximately 25.0% of our estimated initial annual distribution will represent a return of capital and that such initial annual distribution will represent 100.8% of our estimated cash available for distribution for the twelve month period ending June 16, 2006. Included in these distributions will be a distribution of our non-REIT earnings and profits. Non-REIT earnings and profits are currently estimated to be $2.3 million and consist of accumulated earnings and profits in 2004 prior to the first year for which we will elect REIT status. To the extent our initial annual distribution is in excess of 100% of our estimated cash available for distribution, we will use existing cash to fund such shortfall. We do not intend to borrow funds to fund any such shortfall.

The actual amount and timing of distributions, however, will be at the discretion of our board of directors and will depend upon our actual results of operations and a number of other factors deemed relevant by our board of directors. Our cash available for distribution may be less than 90% of our REIT taxable income, in which case we could be required to either sell assets or borrow funds to make distributions. Distributions to our stockholders generally will be taxable to our stockholders as ordinary income; however, because a significant portion of our investment will be equity ownership interests in hotels, which will result in depreciation and non-cash charges against our income, a portion of our distribution may constitute a tax-free return of capital rather than taxable dividend income to stockholders.

Selling Stockholders

This prospectus relates to up to 20,850,000 shares of common stock that the selling stockholders named in this prospectus may offer for sale from time to time.

Registration Rights Agreement

Pursuant to a registration rights agreement among us, our operating partnership, Friedman, Billings, Ramsey & Co., Inc. and certain holders of our common stock, entered into on July 7, 2004, which we refer to as the registration rights agreement, we were required, among other things, to file with the SEC by April 7, 2005, the resale shelf registration statement of which this prospectus is a part, registering all of the shares of common stock purchased or placed by Friedman, Billings, Ramsey & Co., Inc. in our July 2004 private placement and all of the 3.0 million shares of common stock purchased by Marriott in our July 2004 private placement. The resale shelf registration statement of which this prospectus is a part was initially filed on April 4, 2005. We are required, under the registration rights agreement, to use our commercially reasonable efforts to cause the resale shelf registration statement of which this prospectus is a part to become effective under the Securities Act as promptly as practicable, but no later than October 4, 2005 (subject to certain extensions), and to maintain the resale shelf registration statement of which this prospectus is a part continuously effective under the Securities Act for a specified period.

Lock-Up Agreements and Resale Blackout Periods

Lock-up Agreements.    Our senior executive officers and directors and Marriott have entered into lock-up agreements that prohibit them from selling, pledging, transferring or otherwise disposing of our common stock or securities convertible into our common stock for a period of 180 days after the date of the prospectus relating to our initial public offering. In addition, subject to specified exceptions, certain of our directors and senior executive officers and Marriott also have entered into lock-up agreements in connection with our July 2004 private placement that prohibit them from selling, pledging, transferring or otherwise disposing of our common stock or securities convertible into our common stock for 180 days after the effective date of this resale shelf registration statement. Citigroup Global Markets Inc. and Friedman, Billings, Ramsey & Co., Inc., on behalf of the underwriters in our initial public offering, may, in their discretion, release all or any portion of the common stock subject to the lock-up agreements with our directors and officers at any time without notice or stockholder approval, in which case, our other stockholders would also be released from the restrictions pursuant to the registration rights agreement.

Resale Blackout Periods.    We will be permitted, under limited circumstances, to suspend the use, from time to time, of this prospectus, and therefore suspend sales under the registration statement of which this prospectus is a part, for certain periods, referred to as “blackout periods,” if a majority of the independent directors of our board, in good faith, determines that we are in compliance with the terms of the registration rights agreement and that it is in our best interest to suspend the use of the registration statement of which this prospectus is a part and certain other specified events have occurred, and we provide selling stockholders written notice of the suspension. The cumulative blackout periods in any 12-month period may not exceed an aggregate of 90 days and furthermore may not exceed 30 days in any 90-day period. We may not institute a blackout period more than six times in any 24-month period.

SUMMARY SELECTED FINANCIAL AND OPERATING DATA

We present in this prospectus certain historical and pro forma financial data. We also present certain operational data and non-U.S. generally accepted accounting principles, or GAAP, financial measures on a historical and pro forma basis.

The summary historical financial information as of December 31, 2004, and the period from May 6, 2004 (inception) to December 31, 2004, has been derived from our historical financial statements audited by KPMG LLP, independent registered public accounting firm, whose report with respect to such financial information is included elsewhere in this prospectus. The summary historical financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements as of December 31, 2004 and for the period from May 6, 2004 (inception) to December 31, 2004, and the related notes. The unaudited summary historical financial information as of June 17, 2005, and for the period from January 1, 2005 to June 17, 2005, has been derived from our historical financial statements. The unaudited summary historical financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the unaudited consolidated financial statements as of June 17, 2005 and for the period from January 1, 2005 to June 17, 2005, and the related notes.

The unaudited pro forma consolidated balance sheet data as of June 17, 2005 is presented as if:

•	the completion of our initial public offering and application of the net proceeds from our initial public offering,

•	the acquisitions of the Vail Marriott Mountain Resort & Spa, the Capital Hotel Investment Portfolio, the SpringHill Suites Atlanta Buckhead and the Oak Brook Hills Marriott Resort,

•	the receipt of proceeds from (i) $62.5 million mortgage debt related to the Frenchman’s Reef & Morning Star Marriott Beach Resort, (ii) $82.6 million mortgage debt related to the Marriott Los Angeles Airport, and (iii) $57.4 million mortgage debt related to the Renaissance Worthington Hotel, and

•	a $6.0 million draw on our $75 million senior secured credit facility had occurred on June 17, 2005.

The unaudited pro forma consolidated statement of operations and other data for the two fiscal quarters ended June 17, 2005 and the year ended December 31, 2004 are presented as if:

•	the completion of our initial public offering and application of the net proceeds from our initial public offering,

•	the acquisition of our initial seven hotels,

•	the acquisitions of the Vail Marriott Mountain Resort & Spa, the Capital Hotel Investment Portfolio, the SpringHill Suites Atlanta Buckhead and the Oak Brook Hills Marriott Resort,

•	our July 2004 private placement,

•	our REIT election,

•	the receipt of proceeds from (i) $62.5 million mortgage debt related to Frenchman’s Reef & Morning Star Marriott Beach Resort, (ii) $82.6 million mortgage debt related to the Marriott Los Angeles Airport, and (iii) $57.4 million mortgage debt related to the Renaissance Worthington Hotel, and

•	a $6.0 million draw on our $75 million senior secured credit facility had occurred on the first day of the periods presented.

These adjustments are also discussed in detail under “Unaudited Pro Forma Financial Data.” The pro forma information is not necessarily indicative of what our actual financial position or results of operations would have been as of the dates or for the periods indicated, nor does it purport to represent our future financial position or results of operations.

We present the following two non-GAAP financial measures throughout this prospectus that we believe are useful to investors as key measures of our operating performance: (1) earnings before interest expense, taxes, depreciation and amortization, or EBITDA; and (2) funds from operations, or FFO. These financial measures are discussed further under “Selected Financial and Operating Data.”

Amounts presented in accordance with our definitions of EBITDA and FFO may not be comparable to similar measures disclosed by other companies, as not all companies calculate these non-GAAP measures in the same manner. EBITDA and FFO should not be considered as an alternative measure of our net income (loss), operating performance, cash flow or liquidity. EBITDA and FFO may include funds that may not be used for our discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions and other commitments or uncertainties. Although we believe that EBITDA and FFO can enhance your understanding of our results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily better indicators of any trend as compared to GAAP measures such as net income (loss) or cash flow from operations. In this section and under “Selected Financial and Operating Data,” we include a quantitative reconciliation of EBITDA and FFO to the most directly comparable GAAP financial performance measure, which is net income (loss).

	Historical		Pro Forma (unaudited)
	Period from January 1, 2005 to June 17, 2005 (unaudited)	Period from May 6, 2004 to December 31, 2004	Two Fiscal Quarters Ended June 17, 2005	Year Ended December 31, 2004
Statement of operations data:
Total revenues	$59,864,497	$7,073,864	$158,113,277	$305,238,401

Operating costs and expenses:
Hotel operating expenses	47,817,935	6,166,890	117,997,705	242,515,275
Corporate expenses	7,946,739	4,114,165	7,946,739	8,384,457
Depreciation and amortization	8,703,130	1,053,283	15,921,772	33,050,368

Total operating expenses	64,467,804	11,334,338	141,866,216	283,950,100

Operating (loss)/income	(4,603,307)	(4,260,474)	16,247,061	21,288,301

Interest and other income	(560,827)	(1,333,837)	(560,827)	(1,333,837)
Interest expense	6,484,739	773,101	9,513,071	20,670,182

(Loss)/income before income taxes	(10,527,219)	(3,699,738)	7,294,817	1,951,956

Income tax (provision)/benefit	(558,847)	1,582,113	(651,000)	7,991,000

Net (loss)/income	$(11,086,066)	$(2,117,625)	$6,643,817	$9,942,956

FFO(1)	$(2,382,936)	$(1,064,342)	$22,565,589	$42,993,324

EBITDA(2)(3)	$4,660,650	$(1,873,354)	$32,729,660	$55,672,506

	Historical		Pro Forma
	As of June 17, 2005 (unaudited)	As of December 31, 2004	As of June 17, 2005 (unaudited)
Balance sheet data:

Property and equipment, net	$345,765,289	$285,642,439	$813,418,289
Cash and cash equivalents	273,125,031	76,983,107	416,410
Total assets	657,791,443	391,691,179	866,785,245
Total debt	159,309,226	180,771,810	367,809,226
Total other liabilities	21,926,876	15,331,951	22,420,678
Shareholders’ equity	476,555,341	195,587,418	476,555,341

	Historical (unaudited)		Pro Forma (unaudited)
	Period from January 1, 2005 to June 17, 2005	Period from May 6, 2004 to December 31, 2004	Two Fiscal Quarters Ended June 17, 2005	Year Ended December 31, 2004
Statistical data:

Number of hotels	7	6	14	14
Number of rooms	2,357	1,870	5,637	5,637
Occupancy	74.5%	67.9%	73.3%	71.5%
ADR	$144.90	$184.22	$149.47	$134.51
RevPAR	$107.97	$125.02	$109.55	$96.24

(1)	Funds from operations (FFO), as defined by the National Association of Real Estate Investment Trusts (NAREIT), is net income (loss) (determined in accordance with GAAP), excluding gains (losses) from sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures (which are calculated to reflect FFO on the same basis). The calculation of FFO may vary from entity to entity, thus our presentation of FFO may not be comparable to other similarly titled measures of other reporting companies. FFO is not intended to represent cash flows for the period. FFO has not been presented as an alternative to operating income, but as an indicator of operating performance, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

FFO is a supplemental industry-wide measure of REIT operating performance, the definition of which was first proposed by NAREIT in 1991 (and clarified in 1995, 1999 and 2002). Since the introduction of the definition by NAREIT, the term has come to be widely used by REITs. Historical GAAP cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical GAAP cost accounting to be insufficient by themselves. Accordingly, we believe FFO (combined with our primary GAAP presentations) help improve our stockholders’ ability to understand our operating performance. We only use FFO as a supplemental measure of operating performance. The following is a reconciliation between net income (loss) and FFO:

	Historical		Pro Forma (unaudited)
	Period from January 1, 2005 to June 17, 2005 (unaudited)	Period from May 6, 2004 to December 31, 2004	Two Fiscal Quarters Ended June 17, 2005	Year Ended December 31, 2004
Net (loss)/income	$(11,086,066)	$(2,117,625)	$6,643,817	$9,942,956
Real estate related depreciation and amortization	8,703,130	1,053,283	15,921,772	33,050,368

FFO	$(2,382,936)	$(1,064,342)	$22,565,589	$42,993,324

(2)

EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization. We believe it is a useful financial performance measure for us and for our stockholders and is a complement to net income and other financial performance measures provided in accordance with GAAP. We use EBITDA to measure the financial performance of our operating hotels because it excludes expenses such as depreciation and amortization, taxes and interest expense, which are not indicative of operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on a variety of factors unrelated to the hotels’ financial performance, we can more accurately assess the financial performance of our hotels. Under GAAP, hotel properties are recorded at historical cost at the time of acquisition and are depreciated on a straight line basis. By excluding depreciation and amortization, we believe EBITDA provides a basis for measuring the financial performance of hotels unrelated to historical cost. However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our fixed assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as calculated by us, may not be comparable to EBITDA reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile it to net income (loss) which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity. The following is a reconciliation between net income (loss) and EBITDA:

	Historical		Pro Forma (unaudited)
	Period from January 1, 2005 to June 17, 2005 (unaudited)	Period from May 6, 2004 to December 31, 2004	Two Fiscal Quarters Ended June 17, 2005	Year Ended December 31, 2004
Net (loss)/income	$(11,086,066)	$(2,117,625)	$6,643,817	$9,942,956

Interest expense	6,484,739	773,101	9,513,071	20,670,182
Income tax expense/(benefit)	558,847	(1,582,113)	651,000	(7,991,000)
Depreciation and amortization	8,703,130	1,053,283	15,921,772	33,050,368

EBITDA	$4,660,675	$(1,873,354)	$32,729,660	$55,672,506

(3)	The fiscal year ended December 31, 2004 and the two fiscal quarters ended June 17, 2005 EBITDA includes the impact of approximately $6.9 million and $3.2 million, respectively, of non-cash straight-line ground rent expense recorded for the Bethesda Marriott Suites, the Marriott Griffin Gate Resort golf course and Courtyard Manhattan/Fifth Avenue ground leases.

RISK FACTORS

An investment in our common stock involves a number of risks. The risks described below represent the material risks you should carefully consider before making an investment decision. These risks may materially and adversely affect our business, liquidity, financial condition and results of operations, in which case the value of our common stock could decline significantly and you could lose all or a part of your investment. The risk factors described below are not the only risks that may affect us. Some statements in this prospectus, including statements in the following risk factors, constitute forward looking statements. Please refer to the section entitled “Forward Looking Statements.”

Risks Related to Our Business, Growth Strategy and Investment Sourcing Relationship with Marriott

We were formed in May 2004 and commenced operations in July 2004 and have a limited operating history.

We have only recently been organized and commenced operations and, as a result, we have a limited operating history. We are subject to the risks generally associated with the formation of any new business, including unproven business models, untested plans, uncertain market acceptance and competition with established businesses. Consequently, it may be difficult for you to evaluate our historical performance.

Our management has no prior experience operating a REIT and limited experience operating a public company and therefore may have difficulty in successfully and profitably operating our business.

Prior to joining our company, our management had no experience operating a REIT and limited experience operating a public company. As a result, we cannot assure you that we will be able to successfully operate as a REIT or execute our business strategies as a public company and you should be especially cautious in drawing conclusions about the ability of our management team to execute our business plan.

We cannot assure you that we will qualify, or remain qualified, as a REIT.

We currently plan to elect to be taxed as a REIT for our taxable year ending December 31, 2005 and subsequent taxable years, and we expect to qualify as a REIT for such taxable year and future taxable years, but we cannot assure you that we will qualify, or will remain qualified, as a REIT. If we fail to qualify as a REIT for federal income tax purposes, all of our earnings will be subject to federal income taxation, which will reduce the amount of cash available for distribution to our stockholders.

Our ability to pay our estimated initial annual distribution, which represents approximately 100.8% of our estimated cash available for distribution for the twelve months ending June 16, 2006, depends upon our actual operating results and we may have to borrow funds to pay this distribution.

We paid a distribution of $0.0326 per share on June 28, 2005 to our stockholders of record as of June 17, 2005. Starting on June 1, 2005, we expect to pay a distribution of $0.69 per share on an annualized basis, which represents approximately 100.8% of our estimated cash available for distribution for the twelve months ending June 16, 2006. This distribution amount is currently expected to exceed our actual cash flows from operations. To the extent our initial annual distribution is in excess of 100% of our estimated cash available for distribution, we will use existing cash to fund such shortfall. We do not intend to borrow funds to fund any such shortfall. However, if existing cash is insufficient to fund any such shortfall, we may either need to borrow funds to make up the shortfall or reduce the amount of the distribution. Our use of debt to fund distributions will decrease the cash available for distributions to our stockholders. Our current loan agreements restrict our ability to borrow to fund distributions. If we need to borrow funds on a regular basis to meet our distribution requirements or if we reduce the amount of the distribution, our stock price may be adversely affected.

Failure of the hotel industry to continue to improve may adversely affect our ability to execute our business strategies, which, in turn, would adversely affect our ability to make distributions to our stockholders.

Our business strategy is focused in the hotel industry, and we cannot assure you that hotel industry fundamentals will continue to improve. Economic slowdown and world events outside our control, such as terrorism, have adversely affected the hotel industry in the recent past and if these events reoccur, may adversely affect the industry in the future. In the event conditions in the hotel industry do not continue to improve as we expect, our ability to execute our business strategies will be adversely affected, which, in turn, would adversely affect our ability to make distributions to our stockholders.

Most of our hotels are upper upscale and upscale hotels; the upper upscale segments of the hotel market are highly competitive and generally subject to greater volatility than other segments of the market, which could harm our profitability.

The upper upscale and upscale segments of the hotel business are highly competitive. Our hotels compete on the basis of location, room rates and quality, service levels, reputation and reservation systems, among many other factors. There are many competitors in our hotel chain scale segments, and many of these competitors have substantially greater marketing and financial resources than we have. This competition could reduce occupancy levels and rental revenue at our hotels, which would harm our operations. Also, over-building in the hotel industry may increase the number of rooms available and may decrease the average occupancy and room rates at our hotels. In addition, in periods of weak demand, profitability is negatively affected by the relatively high fixed costs of operating upper upscale and upscale hotels when compared to other classes of hotels.

We are experiencing and expect to continue to experience rapid growth and may not be able to adapt our management and operational systems to integrate the hotel properties we expect to invest in and reposition without unanticipated disruption or expense.

Since we commenced operations in July 2004, we have experienced rapid growth and have developed our business strategies based on the expectation of continued rapid growth. We cannot assure you that we will be able to adapt our management, administrative, accounting and operational systems, or hire and retain qualified operational staff to integrate and manage our investment in or repositioning of any hotel properties. Our failure to successfully integrate and manage acquisitions could have a material adverse effect on our financial condition and results of operations and our ability to make distributions to our stockholders.

We face competition for the acquisition of hotels and we may not be successful in identifying or completing hotel acquisitions that meet our criteria, which may impede our growth.

One component of our business strategy is expansion through acquisitions, and we may not be successful in identifying or completing acquisitions that are consistent with our strategy. We compete with institutional pension funds, private equity investors, REITs, hotel companies and others who are engaged in the acquisition of hotels. This competition for hotel investments may increase the price we pay for hotels and these competitors may succeed in acquiring those hotels that we seek to acquire. Furthermore, our potential acquisition targets may find our competitors to be more attractive suitors because they may have greater marketing and financial resources, may be willing to pay more or may have a more compatible operating philosophy. In addition, the number of entities competing for suitable hotels may increase in the future, which would increase demand for these hotels and the prices we must pay to acquire them. If we pay higher prices for hotels, our returns on investment and profitability may be reduced. Also, future acquisitions of hotels or hotel companies may not yield the returns we expect and may result in stockholder dilution.

Our success depends in part on the success of Marriott.

All of our current hotel properties are managed by Marriott, except for the Vail Marriott Mountain Resort & Spa, which is franchised by Marriott. As a result, our success is dependent in part on the continued success of Marriott and its brands. If market recognition or the positive perception of these Marriott brands is reduced or compromised, the goodwill associated with Marriott branded hotels may be adversely affected and the results of operations of our hotel properties managed by Marriott may be adversely affected. Similarly, if Marriott experiences a general decline in its business, no longer has access to high quality investment opportunities or experiences a reduction in its access to hotel investment opportunities, our business strategies could be adversely affected.

Our investment sourcing relationship with Marriott is non-exclusive and based on a non-binding understanding that may be changed or terminated at any time, which could adversely affect our ability to execute our business strategies, which in turn, would adversely affect our ability to make distributions to our stockholders.

Our investment sourcing relationship with Marriott is non-exclusive and based on a non-binding understanding that creates limited legal obligations. Both parties are free to terminate or attempt to change our investment sourcing relationship at any time, without notice or explanation. While Marriott intends to provide us a “first look” at hotel investment opportunities known to Marriott that are consistent with our stated business strategies, it will not provide us with opportunities where it is contractually or ethically prohibited from doing so, or where Marriott believes it would be damaging to existing Marriott relationships. The only limited legal obligation that will arise from this understanding is that we and Marriott have agreed for a two-year period beginning on July 1, 2004 not to enter into certain strategic agreements with other third parties. While we retain the right to utilize any hotel brand and any hotel management company, we believe that our utilization of brands or hotel management companies other than Marriott could adversely affect our investment sourcing relationship with Marriott. Termination of, or an adverse change in, our investment sourcing relationship with Marriott may limit our sources of acquisition and investment opportunities and therefore adversely affect our ability to execute our business strategies. Our inability to execute our business strategies would adversely affect our ability to make distributions to our stockholders.

Our investment sourcing relationship with Marriott may not result in the acquisition of any future hotel properties.

We believe that access to information about hotel property investment opportunities known to Marriott will provide us with a competitive advantage by providing us with knowledge about a potential investment opportunity before it has been widely marketed. Therefore, while we expect that this competitive advantage will lead to favorable investments by us, we cannot assure you that this “first look” will result in the acquisition of any future hotel properties or provide us with a competitive advantage. Additionally, as a result of our investment sourcing relationship with Marriott, we may not be aware, or in a position to take advantage, of favorable investment opportunities known to other hotel operators.

Marriott may encourage us to enter into transactions or hotel management agreements that are favorable to Marriott.

Pursuant to our investment sourcing relationship with Marriott, we have pursued and intend to continue to pursue, hotel property investment opportunities referred to us by Marriott, and we intend to utilize Marriott as our preferred hotel management company. It is possible that in connection with a particular hotel property acquisition or hotel management agreement, Marriott will encourage us to enter into an acquisition or hotel management agreement with terms that are more favorable to Marriott than we might otherwise agree to with a third party. In order to maintain our investment sourcing relationship with Marriott, we may not seek the most advantageous terms with Marriott with regard to a particular acquisition or hotel management agreement as we might otherwise seek with third parties.

Our success depends in part on maintaining good relations with Marriott.

Our senior executive officers are familiar with the Marriott management, strategy and processes but do not have significant experience with other brand companies or hotel management companies. Over the last several years, Marriott has been involved in contractual and other disputes with owners of the hotel properties it manages. Although we currently maintain good relations with Marriott, we cannot assure you that disputes between us and Marriott regarding the management of our properties or the services it provides to us will not arise. Should our relationship with Marriott deteriorate, we believe that one of our competitive advantages could be eliminated. In particular, we may be denied access to information about which hotel properties may be available for sale and how such hotel properties may be repositioned. As a result, we would seek to grow by investing in hotel properties that are being competitively pursued in the marketplace, which may result in our paying higher prices for assets or being denied access to otherwise attractive hotel investment opportunities.

Our objectives may conflict from time to time with the objectives of Marriott, which conflict may adversely impact the operation and profitability of a hotel property.

Marriott and its affiliates own, operate or franchise properties other than our hotel properties, including properties that directly compete with our hotel properties. Therefore, Marriott may have short-term or long-term goals and objectives that conflict with our own, including with respect to the brands under which our hotel properties operate. These differences may be significant and may include the remaining term of any hotel management agreement, trade area restrictions with respect to competition by Marriott or its affiliates or differing policies, procedures or practices. As a result of these potentially differing objectives, Marriott may present to us, and we may invest in, hotel investment opportunities, and enter into management agreements, that are less favorable to us than other alternatives. These differing objectives could result in a deterioration in our relationship with Marriott and may adversely affect our ability to execute our business strategies, which in turn, would adversely affect our ability to make distributions to our stockholders.

Our results of operations are highly dependent on the management of our hotel properties by third-party hotel management companies.

In order to qualify as a REIT, we cannot operate our hotel properties or participate in the decisions that affect the daily operations of our hotel properties. Our TRS lessees may not operate these hotel properties and, therefore, they must enter into third-party hotel management agreements with one or more eligible independent contractors (including Marriott). Thus, third-party hotel management companies that enter into management contracts with our TRS lessees will control the daily operations of our hotel properties.

Under the terms of the hotel management agreements that we have entered into with Marriott (or its affiliates), or will enter into in the future with Marriott or other third-party hotel management companies, our ability to participate in operating decisions regarding our hotel properties will be limited. We currently rely and will continue to rely on these hotel management companies to adequately operate our hotel properties under the terms of the hotel management agreements. We do not have the authority to require any hotel property to be operated in a particular manner or to govern any particular aspect of its operations (for instance, setting room rates). Thus, even if we believe our hotel properties are being operated inefficiently or in a manner that does not result in satisfactory occupancy rates, ADRs and operating profits, we may not have sufficient rights under our hotel management agreements to enable us to force the hotel management company to change its method of operation. We can only seek redress if a hotel management company violates the terms of the applicable hotel management agreement with the TRS lessee, and then only to the extent of the remedies provided for under the terms of the hotel management agreement. Our current management agreements are generally non-terminable, subject to certain exceptions for cause (see “Our Principal Agreements—Our Hotel Management Agreements”), and in the event that we need to replace any of our hotel management companies pursuant to termination for cause, we may experience significant disruptions at the affected properties, which may adversely affect our ability to make distributions to our stockholders.

Our current hotel management agreements contain certain restrictions against the sale of a hotel property to certain parties, which may affect the value of our hotel properties.

The hotel management agreements that we have entered into with Marriott (and those we expect to enter into in the future) contain provisions restricting our ability to dispose of our hotel properties to certain parties, which, in turn, may have an adverse affect on the value of our hotel properties. Marriott’s hotel management agreements generally prohibit the sale of a hotel property to:

•	certain competitors of Marriott;

•	purchasers who are insufficiently capitalized; or

•	purchasers who might jeopardize certain liquor or gaming licenses.

Our mortgage agreements and ground leases contain certain provisions that may limit our ability to sell our hotel properties.

In order to assign or transfer our rights and obligations under certain of our mortgage agreements, we generally must:

•	obtain the consent of the lender;

•	pay a fee equal to a fixed percentage of the outstanding loan balance; and

•	pay any costs incurred by the lender in connection with any such assignment or transfer.

Additionally, our ground lease agreements with respect to Bethesda Marriott Suites and Salt Lake City Marriott Downtown require consent of the lessor for assignment or transfer. These provisions of our mortgage agreements and ground leases may limit our ability to sell our hotel properties which, in turn, could adversely impact the price realized from any such sale.

Our current hotel management agreements contain provisions requiring us to pay certain fees to the property manager even if the hotel property is not profitable, which may adversely affect our ability to sell the hotel property.

The hotel management agreements that we have entered into with Marriott (and those we expect to enter into in the future) contain provisions that require us to pay substantial base management fees to Marriott irrespective of whether the hotels are profitable and incentive management fees that represent a substantial portion of the net operating income from the particular hotel property. As a result, because our hotel properties would have to be sold subject to the applicable hotel management agreement, these fee payment provisions may deter some potential purchasers and could adversely impact the price realized from any such sale.

Our current hotel management agreements are generally long term, which may adversely affect our ability to sell the hotel properties.

Our current hotel management agreements that we have entered into with Marriott contain initial terms ranging from fifteen to forty years and certain agreements have renewal periods, at the option of the property manager, of ten to forty-five years. Because our hotel properties would have to be sold subject to the applicable hotel management agreement, the term length of a hotel management agreement may deter some potential purchasers and could adversely impact the price realized from any such sale.

Our TRS lessee structure subjects us to the risk of increased operating expenses.

Our hotel management agreements require us to bear the operating risks of our hotel properties. Our operating risks include not only changes in hotel revenues and changes in our TRS lessees’ ability to pay the rent due under the leases, but also increased operating expenses, including, among other things:

•	wage and benefit costs;

•	repair and maintenance expenses;

•	energy costs;

•	property taxes;

•	insurance costs; and

•	other operating expenses.

Any decreases in hotel revenues or increases in operating expenses could have a materially adverse effect on our earnings and cash flow.

Our ability to make distributions to our stockholders is subject to fluctuations in our financial performance, operating results and capital improvement requirements.

As a REIT, we generally will be required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction, each year to our stockholders. In the event of future downturns in our operating results and financial performance or unanticipated capital improvements to our hotel properties, we may be unable to declare or pay distributions to our stockholders. The timing and amount of distributions are in the sole discretion of our board of directors, which will consider, among other factors, our actual results of operations, debt service requirements, capital expenditure requirements for our properties and our operating expenses. We may not generate sufficient cash in order to fund distributions to our stockholders.

Among the factors which could adversely affect our results of operations and our distributions to stockholders are reduced net operating profits or operating losses, increased debt service requirements and capital expenditures at our hotel properties. Among the factors which could reduce our net operating profits are decreases in hotel property revenues and increases in hotel property operating expenses. Hotel property revenue can decrease for a number of reasons, including increased competition from a new supply of rooms and decreased demand for rooms. These factors can reduce both occupancy and room rates at our hotel properties.

If we were to default on our secured debt in the future, the loss of any property securing the debt would harm our ability to satisfy other obligations.

A substantial portion of our debt (including the three-year, $75.0 million senior secured revolving credit facility we entered into with Wachovia Bank, National Association, Citicorp North America, Inc. and Bank of America, N.A. on July 8, 2005) is secured by first mortgage deeds of trust on our properties or by pledges of our equity interests in our subsidiary entities that own our properties. Although our existing secured debt documents do not contain cross-default provisions, using our properties as collateral increases our risk of property losses because defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and ultimately our loss of the property that secures any loans for which we are in default. For tax purposes, a foreclosure on any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure but would not receive any cash proceeds. As a result, we may be required to identify and utilize other sources of cash for distributions to our stockholders. If this occurs, our financial condition, cash flow and ability to satisfy our other debt obligations or ability to pay dividends may be adversely affected.

Future debt service obligations could adversely affect our operating results, may require us to liquidate our properties, may jeopardize our tax status as a REIT and limit our ability to make distributions to our stockholders.

We currently maintain a policy that limits our total debt level to no more than 60% of our aggregate property investment and repositioning costs. Our board of directors, however, may change or eliminate this debt limit, and/or the policy itself, at any time without the approval of our stockholders. In the future, we and our subsidiaries may be able to incur substantial additional debt, including secured debt. Incurring such debt could subject us to many risks, including the risks that:

•	our cash flow from operations will be insufficient to make required payments of principal and interest;

•	we may be more vulnerable to adverse economic and industry conditions;

•	we may be required to dedicate a substantial portion of our cash flow from operations to the repayment of our debt, thereby reducing the cash available for distribution to our stockholders, funds available for operations and capital expenditures, future investment opportunities or other purposes;

•	the terms of any refinancing may not be as favorable as the terms of the debt being refinanced; and

•	the use of leverage could adversely affect our stock price and the ability to make distributions to our stockholders.

If we violate covenants in our future indebtedness agreements, we could be required to repay all or a portion of our indebtedness before maturity at a time when we might be unable to arrange financing for such repayment on favorable terms, if at all.

If we obtain debt in the future and do not have sufficient funds to repay our debt at maturity, it may be necessary to refinance this debt through additional debt financing, private or public offerings of debt securities, or additional equity financings. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates on refinancings, increases in interest expense could adversely affect our cash flow, and, consequently, our cash available for distribution to our stockholders. If we are unable to refinance our debt on acceptable terms, we may be forced to dispose of our hotel properties on disadvantageous terms, potentially resulting in losses adversely affecting cash flow from operating activities. In addition, we may place mortgages on our hotel properties to secure our line of credit or other debt. To the extent we cannot meet these debt service obligations, we risk losing some or all of those properties to foreclosure. Additionally, our debt covenants could impair our planned strategies and, if violated, result in a default of our debt obligations.

Higher interest rates could increase debt service requirements on our floating rate debt and could reduce the amounts available for distribution to our stockholders, as well as reduce funds available for our operations, future investment opportunities or other purposes. We may obtain in the future one or more forms of interest rate protection—in the form of swap agreements, interest rate cap contracts or similar agreements—to “hedge” against the possible negative effects of interest rate fluctuations. However, we cannot assure you that any hedging will adequately mitigate the adverse effects of interest rate increases or that counterparties under these agreements will honor their obligations. In addition, we may be subject to risks of default by hedging counter-parties. Adverse economic conditions could also cause the terms on which we borrow to be unfavorable.

Our existing indebtedness contains financial covenants that could limit our operations and our ability to make distributions to our stockholders.

Our existing indebtedness contains financial and operating covenants, such as net worth requirements, fixed charge coverage and debt ratios and other limitations which will restrict our ability to make distributions or other payments to our stockholders, sell all or substantially all of our assets and engage in mergers, consolidations and certain acquisitions. In addition, our existing indebtedness contains restrictions (including lockbox and cash management provisions) that may under circumstances specified in the loan agreements prohibit our subsidiaries that own our hotels from making distributions or paying dividends, repaying loans to us or other subsidiaries or transferring any of their assets to us or another subsidiary. Failure to meet our financial covenants could result from, among other things, changes in our results of operations, the incurrence of debt or changes in general economic conditions. These covenants may restrict our ability to engage in transactions that we believe would otherwise be in the best interests of our stockholders. Failure to comply with any of the covenants in our senior secured revolving credit facility could result in a default under one or more of our debt instruments. This could cause one or more of our lenders to accelerate the timing of payments and could harm our business, operations, financial condition or liquidity. Advances under our senior secured revolving credit facility will be subject to borrowing base requirements based on the hotels securing the facility.

Our ownership of properties through ground leases exposes us to the loss of such properties upon breach or termination of the ground leases.

We acquired interests in four hotel properties and the golf course associated with a fifth property by acquiring a leasehold interest in land underlying the property, and we may acquire additional hotel properties in the future through the purchase of hotel properties subject to ground leases. As lessee under ground leases, we are exposed to the possibility of losing the hotel property, or a portion of the hotel property, upon termination, or an earlier breach by us, of the ground lease.

Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on co-venturer’s financial condition and disputes between us and our co-venturers.

We may co-invest in the future with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. In this event, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures, or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt, fail to fund their share of required capital contributions, make dubious business decisions or block or delay necessary decisions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. Consequently, actions by, or disputes with, partners or co-venturers might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers.

Our success depends on key personnel whose continued service is not guaranteed.

We depend on the efforts and expertise of our senior executive officers to manage our day-to-day operations and strategic business direction. The loss of any of their services could have an adverse effect on our operations.

We have entered into an agreement with each of our senior executive officers that provides each of them benefits in the event his employment is terminated by us without cause, by him for good reason, or under certain circumstances following a change of control of our company.

We have entered into an agreement with each of our senior executive officers, except Mr. Mahoney, that provides each of them with severance benefits if his employment is terminated by us without cause, by him for good reason, or with respect to all our senior executive officers, under certain circumstances following a change of control of our company. Certain of these benefits and the related tax indemnity could prevent or deter a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

A portion of our revenues may be attributable to operations outside of the United States, which will subject us to different legal, monetary and political risks, as well as currency exchange risks, and may cause unpredictability in a significant source of our cash flows that could adversely affect our ability to make distributions to our stockholders.

We may acquire selective hotel properties outside of the United States. International investments and operations generally are subject to various political and other risks that are different from and in addition to risks in U.S. investments, including:

•	the enactment of laws prohibiting or restricting the foreign ownership of property;

•	laws restricting us from removing profits earned from activities within the foreign country to the United States, including the payment of distributions, i.e., nationalization of assets located within a country;

•	variations in the currency exchange rates, mostly arising from revenues made in local currencies;

•	change in the availability, cost and terms of mortgage funds resulting from varying national economic policies;

•	changes in real estate and other tax rates and other operating expenses in particular countries; and

•	more stringent environmental laws or changes in such laws.

In addition, currency devaluations and unfavorable changes in international monetary and tax policies could have a material adverse effect on our profitability and financing plans, as could other changes in the international regulatory climate and international economic conditions. Liabilities arising from differing legal, monetary and political risks as well as currency fluctuations could adversely affect our financial condition, operating results and our ability to make distributions to our stockholders. In addition, the requirements for qualifying as a REIT limit our ability to earn gains, as determined for federal income tax purposes, attributable to changes in currency exchange rates. These limitations may significantly limit our ability to invest outside of the United States or impair our ability to qualify as a REIT.

Any properties we invest in outside of the United States may be subject to foreign taxes.

In the future, in addition to the Frenchman’s Reef & Morning Star Marriott Beach Resort, which we acquired as part of the Capital Hotel Investment Portfolio, we may invest in additional hotel properties located outside the United States. Jurisdictions outside the United States will generally impose taxes on our hotel properties and our operations within their jurisdictions. To the extent possible, we will structure our investments and activities to minimize our foreign tax liability, but we will likely incur foreign taxes with respect to non-U.S. properties. For example, we own the Frenchman’s Reef & Morning Star Marriott Beach Resort through a Virgin Islands corporation, which we have elected to be treated as a TRS. The income of this subsidiary is subject to U.S. Virgin Islands corporate income tax, although this ownership structure allows us to take advantage of certain favorable tax benefits in the U.S. Virgin Islands that reduce the effective rate of U.S. Virgin Islands tax. We expect the favorable U.S. Virgin Islands tax arrangement will continue for approximately seven more years and may be extended if certain conditions are met. However, there can be no assurance that this favorable U.S. Virgin Islands tax arrangement will be extended and the benefits are subject to change by the U.S. Congress. If these tax benefits are terminated, the income of our Virgin Islands corporate subsidiary will be subject to U.S. Virgin Islands corporate income tax at regular U.S. Virgin Islands rates. Moreover, the requirements for qualification as a REIT may preclude us from always using the structure that minimizes our foreign tax liability. Furthermore, because we expect to qualify as a REIT, we and our stockholders will derive little or no benefit from the foreign tax credits arising from the foreign taxes we pay. As a result, foreign taxes we pay will reduce our income and available cash flow from our foreign hotel properties, which, in turn, could reduce our ability to make distributions to our stockholders.

Risks Related to the Hotel Industry

Our ability to make distributions to our stockholders may be affected by factors unique to the hotel industry.

Operating Risks.    Our hotel properties are and will continue to be subject to various operating risks common to the hotel industry, many of which are beyond our control, including:

•	competition from other hotel properties that may be located in our markets, some of which may have greater marketing and financial resources than us;

•	an over-supply or over-building of hotel properties in our markets, which could adversely affect occupancy rates and revenues at our properties;

•	dependence on business and commercial travelers and tourism;

•	increases in energy costs and other expenses affecting travel, which may affect travel patterns and reduce the number of business and commercial travelers and tourists;

•	increases in operating costs due to inflation and other factors that may not be offset by increased room rates;

•	necessity for periodic capital reinvestment to repair and upgrade our hotel properties;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	adverse effects of a downturn in the hotel industry; and

•	risks generally associated with the ownership of hotel properties and real estate, as we discuss in detail below.

These factors could reduce the net operating profits of our TRS lessees, which in turn could adversely affect our ability to make distributions to our stockholders.

Competition for Acquisitions.    We compete for hotel investment opportunities with competitors that may have a different appetite for risk than we do or have substantially greater financial resources than we do. This competition may generally limit the number of suitable investment opportunities offered to us and may also increase the bargaining power of property owners seeking to sell to us, making it more difficult for us to acquire new hotel properties on attractive terms.

Seasonality of Hotel Industry.    Some hotel properties that we have acquired or may acquire in the future have business that is seasonal in nature. This seasonality can be expected to cause quarterly fluctuations in our revenues. Our quarterly earnings may be adversely affected by factors outside our control, including weather conditions and poor economic factors. As a result, we may have to enter into short-term borrowings in certain quarters in order to offset these fluctuations in revenues and to make distributions to our stockholders.

Investment Concentration in Single Industry.    Our entire business is related to the hotel industry. Therefore, a downturn in the hotel industry, in general, will have a material adverse effect on our hotels’ revenues and the net operating profits of our TRS lessees and amounts available for distribution to our stockholders.

Capital Expenditures.    Our hotel properties have an ongoing need for renovations and other capital improvements, including replacements, from time to time, of furniture, fixtures and equipment. These capital improvements may give rise to the following risks:

•	construction cost overruns and delays;

•	a possible shortage of available cash to fund capital improvements and the related possibility that financing for these capital improvements may not be available to us on affordable terms;

•	uncertainties as to market demand or a loss of market demand after capital improvements have begun; and

•	disputes with franchisors/managers regarding compliance with relevant management/franchise agreements.

The costs of these capital improvements could adversely affect our financial condition and amounts available for distribution to our stockholders.

The development of hotel properties is subject to timing, budgeting and other risks that may adversely affect our operating results and our ability to make distributions to stockholders.

We may selectively engage in new developments of hotel properties as market conditions warrant. Developing hotel properties involves a number of risks, including risks associated with:

•	construction delays or cost overruns that may increase project costs;

•	receipt of zoning, occupancy and other required governmental permits and authorizations;

•	development costs incurred for projects that are not pursued to completion;

•	acts of God such as earthquakes, hurricanes, floods or fires that could adversely impact a project;

•	ability to raise capital; and

•	governmental restrictions on the nature or size of a project.

We cannot assure you that any development project will be completed on time or within budget. Our inability to complete a project on time or within budget may adversely affect our operating results and our ability to make distributions to our stockholders.

The hotel industry is capital intensive and our inability to obtain financing could limit our growth.

Our hotel properties require periodic capital expenditures and renovations to remain competitive and the acquisition of additional hotel properties requires significant capital expenditures. We may not be able to fund capital improvements or acquisitions solely from cash provided from our operating activities because we generally must distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction, each year to maintain our REIT tax status. As a result, our ability to fund capital expenditures, or investments through retained earnings, is very limited. Consequently, we will rely upon the availability of debt or equity capital to fund our investments and capital improvements, but these sources of funds may not be available on favorable terms and conditions. Neither our charter nor our bylaws limits the amount of debt that we can incur; however, we may not be able to obtain additional equity or debt financing on favorable terms, if at all.

The events of September 11, 2001, recent economic trends, the military action in Afghanistan and Iraq and the possibility of future terrorist acts and military action have adversely affected the hotel industry generally, and similar future events could adversely affect the industry in the future.

Before September 11, 2001, hotel owners and operators had begun experiencing declining RevPAR, as a result of the slowing U.S. economy. The terrorist attacks of September 11, 2001 and the after-effects (including the possibility of more terror attacks in the United States and abroad), combined with economic trends and the U.S.-led military action in Afghanistan and Iraq, substantially reduced business and leisure travel and hotel industry RevPAR generally. If the economy once again declines or there is a future terrorist attack in the United States, our business may be materially and adversely affected. We cannot predict the extent to which these factors will directly or indirectly impact your investment in our common stock, the hotel industry or our operating results in the future. Declining RevPAR at hotels that we acquire would reduce our net income and restrict our ability to fund capital improvements at our hotels and our ability to make distributions to stockholders necessary to maintain our status as a REIT. Additional terrorist attacks, acts of war or similar events could have further material adverse effects on the markets on which shares of our common stock will trade, the hotel industry at large and our operations in particular.

Potential future outbreaks of contagious diseases could have a material adverse effect on our revenues and results of operations due to decreased travel, especially in areas significantly affected by the disease.

In 2003, the outbreak of Severe Acute Respiratory Syndrome, or SARS, drastically decreased travel in areas significantly affected by the disease. Potential future outbreaks of SARS or other contagious diseases could adversely impact travel to areas where we have hotel properties, which could have a material adverse effect on our revenues or results of operations.

We place significant reliance on technology.

The hotel industry continues to demand the use of sophisticated technology and systems including technology utilized for property management, procurement, reservation systems, customer loyalty programs, distribution and guest amenities. These technologies can be expected to require refinements and there is the risk that advanced new technologies will be introduced. If various systems and technologies become outdated or new technology is required, we may not be able to replace outdated technology or introduce or achieve expected benefits from new technology as quickly as our competition, within budgeted costs for such technology, or at all, which in turn may have an adverse effect on our revenues and results of operations.

We may be adversely affected by increased use of business-related technology which may reduce the need for business-related travel.

The increased use of teleconference and video-conference technology by businesses could result in decreased business travel as companies increase the use of technologies that allow multiple parties from different locations to participate at meetings without traveling to a centralized meeting location. To the extent that such technologies play an increased role in day-to-day business and the necessity for business-related travel decreases, demand for hotel properties may decrease and our profitability may be adversely affected.

Uninsured and underinsured losses with respect to our hotel properties could adversely affect our operating results and our ability to make distributions to our stockholders.

We have acquired and intend to maintain comprehensive insurance on each of our hotel properties, including liability, terrorism, fire and extended coverage, of the type and amount we believe are customarily obtained for or by hotel property owners. We cannot assure you that such coverage will be available at reasonable rates. Various types of catastrophic losses, like earthquakes and floods and losses from foreign terrorist activities such as those on September 11, 2001 or losses from domestic terrorist activities such as the Oklahoma City bombing may not be insurable or may not be insurable on reasonable economic terms. Future lenders may require such insurance and our failure to obtain such insurance could constitute a default under loan agreements. Depending on our access to capital, liquidity and the value of the properties securing the affected loan in relation to the balance of the loan, a default could have a material adverse effect on our results of operations and ability to obtain future financing.

In the event of a substantial loss, our insurance coverage may not be sufficient to cover the full current market value or replacement cost of our lost investment. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a hotel property, as well as the anticipated future revenue from that particular hotel. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or renovate a hotel after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position with regard to the damaged or destroyed property.

Noncompliance with governmental regulations could adversely affect our operating results.

Environmental Matters

Our hotel properties are and will be subject to various federal, state and local environmental laws. Under these laws, courts and government agencies may have the authority to require us, as owner of a contaminated property, to clean up the property, even if we did not know of or were not responsible for the contamination. These laws also apply to persons who owned a property at the time it became contaminated. In addition to the costs of cleanup, environmental contamination can affect the value of a property and, therefore, an owner’s ability to borrow funds using the property as collateral or to sell the property. Under the environmental laws, courts and government agencies also have the authority to require that a person who sent waste to a waste disposal facility, such as a landfill or an incinerator, pay for the clean-up of that facility if it becomes contaminated and threatens human health or the environment. A person that arranges for the disposal or treatment, or transports for disposal or treatment, a hazardous substance at a property owned by another person may be liable for the costs of removal or remediation of hazardous substances released into the environment at that property.

Furthermore, various court decisions have established that third parties may recover damages for injury caused by property contamination. For instance, a person exposed to asbestos while staying in a hotel may seek to recover damages if he or she suffers injury from the asbestos. Lastly, some of these environmental laws restrict the use of a property or place conditions on various activities. For example, certain laws require a business using chemicals (such as swimming pool chemicals at a hotel property) to manage them carefully and to notify local officials that the chemicals are being used.

We could be responsible for the costs associated with a contaminated property. The costs to clean up a contaminated property, to defend against a claim, or to comply with environmental laws could be material and could adversely affect the funds available for distribution to our stockholders. We cannot assure you that future laws or regulations will not impose material environmental liabilities or that the current environmental condition of our hotel properties will not be affected by the condition of the properties in the vicinity of our hotel properties (such as the presence of leaking underground storage tanks) or by third parties unrelated to us.

We may face liability regardless of:

•	our knowledge of the contamination;

•	the timing of the contamination;

•	the cause of the contamination; or

•	the party responsible for the contamination of the property.

Although we have taken and will take commercially reasonable steps to assess the condition of our properties, there may be unknown environmental problems associated with our properties. If environmental contamination exists on our properties, we could become subject to strict, joint and several liability for the contamination by virtue of our ownership interest. In addition, we are obligated to indemnify our lenders for any liability they may incur in connection with a contaminated property.

The presence of hazardous substances on a property may adversely affect our ability to sell the property and could cause us to incur substantial remediation costs. The discovery of environmental liabilities attached to our properties could have a material adverse effect on our results of operations and financial condition and our ability to pay dividends to our stockholders.

Americans with Disabilities Act and Other Changes in Governmental Rules and Regulations

Under the Americans with Disabilities Act of 1990, or the ADA, all public accommodations must meet various federal requirements related to access and use by disabled persons. Compliance with the ADA’s requirements could require removal of access barriers, and non-compliance could result in the U.S. government imposing fines or private litigants winning damages. If we are required to make substantial modifications to our hotel properties, whether to comply with the ADA or other changes in governmental rules and regulations, our financial condition, results of operations and ability to make distributions to our stockholders could be adversely affected.

General Risks Related to the Real Estate Industry

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more hotel properties or investments in our portfolio in response to changing economic, financial and investment conditions may be limited. In addition, because all of our hotel management agreements contain restrictions on our ability to dispose of our hotel properties, are typically long-term and do not terminate in the event of a sale, our ability to sell hotel properties may be further limited. The real estate market is affected by many factors that are beyond our control, including:

•	adverse changes in international, national, regional and local economic and market conditions;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	the ongoing need for capital improvements, particularly in older structures;

•	changes in operating expenses; and

•	civil unrest, acts of God, including earthquakes, floods and other natural disasters and acts of war or terrorism, including the consequences of terrorist acts such as those that occurred on September 11, 2001, which may result in uninsured losses.

We may decide to sell our hotel properties in the future. We cannot predict whether we will be able to sell any hotel property or investment for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a hotel property or loan.

We may be required to expend funds to correct defects or to make improvements before a hotel property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. In acquiring a hotel property, we may agree to lock-out provisions that materially restrict us from selling that hotel property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that hotel property. These facts and any others that would impede our ability to respond to adverse changes in the performance of our hotel properties could have a material adverse effect on our operating results and financial condition, as well as our ability to make distributions to stockholders.

Increases in our property taxes could adversely affect our ability to make distributions to our stockholders.

Each of our hotel properties is subject to real and personal property taxes. These taxes on our hotel properties may increase as tax rates change and as the properties are assessed or reassessed by taxing authorities. If property taxes increase, our ability to make distributions to our stockholders could be adversely affected.

Our hotel properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing, as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of mold to which our hotel guests or employees could be exposed at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property, which would reduce our cash available for distribution. In addition, exposure to mold by our guests or employees, management company employees or others could expose us to liability if property damage or health concerns arise.

Risks Related to Our Organization and Structure

Our failure to qualify as a REIT under the federal tax laws will result in adverse tax consequences.

The federal income tax laws governing REITs are complex.

We intend to operate in a manner that will qualify us as a REIT under the federal income tax laws beginning January 1, 2005. The REIT qualification requirements are extremely complex, however, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Accordingly, we cannot be certain that we will be successful in operating so that we can qualify as a REIT. At any time, new laws, interpretations, or court decisions may change the federal tax laws or the federal income tax consequences of our qualification as a REIT. We have not applied for or obtained a ruling from the Internal Revenue Service that we will qualify as a REIT.

Failure to qualify as a REIT would subject us to federal income tax.

If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income. We might need to borrow money or sell assets in order to pay any such tax. If we cease to be a REIT, we no longer would be required to distribute most of our taxable income to our stockholders. Unless we were entitled to relief under certain federal income tax laws, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to qualify as a REIT.

Failure to make required distributions would subject us to tax.

In order to qualify as a REIT, we generally are required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction, each year to our stockholders. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. As a result, for example, of differences between cash flow and the accrual of income and expenses for tax purposes, or of nondeductible expenditures, our REIT taxable income in any given year could exceed our cash available for distribution. In addition, to the extent we may retain earnings of our TRS lessees in those subsidiaries, such amount of cash would not be available for distribution to our stockholders to satisfy the 90% distribution requirement. Accordingly, we may be required to borrow money or sell assets to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the distribution requirement and to avoid federal corporate income tax and the 4% nondeductible excise tax in a particular year.

The formation of our TRSs and TRS lessees increases our overall tax liability.

Bloodstone TRS, Inc. and any other of our domestic TRSs, are subject to federal and state income tax on their taxable income. The taxable income of our TRS lessees is included in the taxable income of Bloodstone TRS, Inc. and currently consists and generally will continue to consist of revenues from the hotel properties leased by our TRS lessees plus, in certain cases, key money payments (amounts paid to us by a hotel management company in exchange for the right to manage a hotel property we acquire), net of the operating expenses for such properties and rent payments to us. Accordingly, although our ownership of Bloodstone TRS, Inc. and our TRS lessees allows us to participate in the operating income from our hotel properties in addition to receiving rent, that operating income is fully subject to income tax. Such taxes could be substantial. Our non-U.S. TRSs also may be subject to tax in jurisdictions where they operate. The after-tax net income of Bloodstone TRS, Inc., our TRS lessees and our other TRSs is available for distribution to us.

We incur a 100% excise tax on transactions with Bloodstone TRS, Inc. and our TRS lessees or other TRSs that are not conducted on an arm’s-length basis. For example, to the extent that the rent paid by one of our TRS lessees exceeds an arm’s-length rental amount, such amount potentially is subject to the excise tax. We intend that all transactions between us and our TRS lessees will continue to be conducted on an arm’s-length basis and, therefore, that the rent paid by our TRS lessees to us will not be subject to the excise tax.

Consequences of our operating as a C corporation for 2004.

As a C corporation, for our first taxable year ended December 31, 2004, we incurred federal and state income taxes of approximately $0.9 million. In addition, because we were a C corporation for our taxable year ended December 31, 2004, we generally will be subject to a corporate-level tax on a taxable disposition of any appreciated asset we hold as of the effective date of our REIT election which is expected to be January 1, 2005, which tax could reduce the amount that we could otherwise distribute to our stockholders. Specifically, if we dispose of a built-in-gain asset in a taxable transaction prior to the tenth anniversary of the effective date of our REIT election, we would be subject to tax at the highest regular corporate rate (currently 35%) on the lesser of the gain recognized and the asset’s built-in-gain.

In addition, to qualify as a REIT, we may not have, at the end of any taxable year, any undistributed earnings and profits accumulated in any non-REIT taxable year. Our non-REIT earnings and profits will include any earnings and profits we accumulated before the effective date of our REIT election. For our first taxable year ended December 31, 2004, we had approximately $2.3 million of non-REIT earnings and profits. To the extent necessary, we will declare a special distribution of any undistributed non-REIT earnings and profits in the last quarter of 2005 and pay such distribution before the close of 2005. Moreover, we intend to distribute (and avoid tax on) our 2005 REIT taxable income.

We could lose our REIT status if Marriott or another hotel management company with which we enter into hotel management agreements fails to qualify as an “eligible independent contractor” under the Code.

The hotel properties leased by our TRS lessees must be operated by an “eligible independent contractor” as defined in the Code in order for the rental income from our TRS lessees to qualify as rents from real property under the applicable REIT income tests. A hotel owned by a TRS also must be operated by an eligible independent contractor. In order to qualify as an eligible independent contractor, a hotel management company must satisfy certain requirements, including that the hotel management company may not own, directly or indirectly, more than 35% of our stock and not more than 35% of the hotel management company may be owned, directly or indirectly, by one or more persons owning 35% or more of our stock. For purposes of determining whether these ownership limits are satisfied, actual ownership as well as constructive ownership under the rules of Section 318 of the Code (with certain modifications) is taken into account. Each of our TRS lessees has hired and we anticipate will continue to hire a hotel management company that we expect to qualify as an eligible independent contractor to manage and operate the hotel properties leased by our TRS lessee, and Marriott intends to qualify as an eligible independent contractor. However, constructive ownership under Section 318 of the Code resulting, for example, from relationships between Marriott or another hotel management company and any of our stockholders could impact Marriott’s or such other hotel management company’s ability to satisfy the applicable ownership limits. Discovery of any such relationship could disqualify Marriott or another hotel management company as an eligible independent contractor, which could in turn cause us to fail to qualify as a REIT. If we fail to qualify for or lose our status as a REIT, we would be subject to federal income tax on our taxable income. See “Federal Income Tax Considerations.” In addition, in such event, the hotel management agreements that we expect to enter into with Marriott may not be terminable, thereby making it impossible to avoid such disqualification. Consistent with hotel management agreements already in place with Marriott, we do not expect that our hotel management agreements with Marriott will provide us with protection from such an occurrence.

Plans should consider ERISA risks of investing in our common stock.

ERISA and Section 4975 of the Code prohibit certain transactions that involve (i) certain pension, profit-sharing, employee benefit, or retirement plans or individual retirement accounts and (ii) any person who is a

“party in interest” or “disqualified person” with respect to such plan. Consequently, the fiduciary of a plan contemplating an investment in our common stock should consider whether our company, any other person associated with the issuance of our common stock or any affiliate of the foregoing is or may become a “party in interest” or “disqualified person” with respect to the plan and, if so, whether an exemption from such prohibited transaction rules is applicable. If a fiduciary of a plan engages in certain transactions with a “party in interest” or “disqualified person” for which no prohibited transaction exemption is available, the parties to the transaction could be subject to excise taxes and other penalties. See “ERISA Considerations.”

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

At any time, the federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or our stockholders.

Provisions of our charter may limit the ability of a third party to acquire control of our company.

Our charter provides that no person may beneficially own more than 9.8% of our common stock or of the value of the aggregate outstanding shares of our capital stock, except certain “look-through entities,” such as mutual funds, which may beneficially own up to 15% of our common stock or of the value of the aggregate outstanding shares of our capital stock. Our board of directors has waived this ownership limitation for Marriott Hotel Services, Inc. and certain institutional investors in the past. Our bylaws provide that, notwithstanding any other provision of our charter or the bylaws, our board of directors will exempt any person from the ownership limitation, provided that:

•	such person shall not beneficially own shares of capital stock that would cause an “individual” (within the meaning of Section 542(a)(2) of the Internal Revenue Code, but not including a “qualified trust” (as defined in Code Section 856(h)(3)(E)) subject to the look-through rule of Code Section 856(h)(3)(A)(i)) to beneficially own (i) shares of capital stock in excess of 9.8% in value of the aggregate of the outstanding shares of our capital stock or (ii) shares of common stock in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of our common stock;

•	the board of directors obtains such representations and undertakings from such person as are reasonably necessary to ascertain that such person’s ownership of such shares of capital stock will not now or in the future jeopardize our ability to qualify as a REIT under the Code; and

•	such person agrees that any violation or attempted violation of any of the foregoing restrictions or any such other restrictions that may be imposed by our board of directors will result in the automatic transfer of the shares of stock causing such violation to a trust.

Any amendment, alteration or repeal of this provision of our bylaws shall be valid only if approved by the affirmative vote of a majority of votes cast by stockholders entitled to vote generally in the election of directors.

These ownership limitations may prevent an acquisition of control of our company by a third party without our board of directors’ approval, even if our stockholders believe the change of control is in their best interests. Our charter authorizes our board of directors to issue up to 100,000,000 shares of common stock and up to 10,000,000 shares of preferred stock, to classify or reclassify any unissued shares of common stock or preferred stock and to set the preferences, rights and other terms of the classified or reclassified shares. Furthermore, our board of directors may, without any action by the stockholders, amend our charter from time to time to increase or decrease the aggregate number of shares of stock of any class or series that we have authority to issue. Issuances of additional shares of stock may have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium to the market price of our common stock or otherwise be in our stockholders’ best interests.

Certain advance notice provisions of our bylaws may limit the ability of a third party to acquire control of our company.

Our bylaws provide that (a) with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the bylaws and (b) with respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the board of directors may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii) provided that the board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the bylaws. These advance notice provisions may have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium to the market price of our common stock or otherwise be in our stockholders’ best interests.

Provisions of Maryland law may limit the ability of a third party to acquire control of our company.

Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests, including:

•	“business combination” provisions that, subject to certain limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter impose special appraisal rights and special stockholder voting requirements on these combinations; and

•	“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

We have opted out of these provisions of the MGCL, in the case of the business combination provisions of the MGCL, by resolution of our board of directors and by amendment to our bylaws, and in the case of the control share provisions of the MGCL, pursuant to a provision in our bylaws. However, our board of directors may amend, alter or repeal the resolution to opt in to the business combination provisions of the MGCL, provided that, in accordance with our bylaws, such amendment, alteration or repeal of the resolution is approved, at a meeting duly called, by the affirmative vote of a majority of votes cast by stockholders entitled to vote generally for directors and the affirmative vote of a majority of continuing directors. Our directors may also, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future, provided that, in accordance with our bylaws, such decision to opt in is approved, at a meeting duly called, by the affirmative vote of a majority of votes cast by a majority stockholders entitled to vote generally for directors and the affirmative vote of a majority of continuing directors.

Additionally, Title 3, Subtitle 8 of the MGCL permits our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to take certain actions that may have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium to the market price of our common stock or otherwise be in our stockholders’ best interests.

Our ownership limitations may restrict or prevent you from engaging in certain transfers of our common stock.

In order to maintain our REIT qualification, among other requirements, no more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the federal income tax laws to include various kinds of entities) during the last half of any taxable year (other than the first year for which a REIT election is made). In addition, the REIT rules generally prohibit a manager of one of our hotel properties from owning, directly or indirectly, more than 35% of our stock and a person who holds 35% or more of our stock from also holding, directly or indirectly, more than 35% of any such hotel management company. To qualify for and preserve REIT status, our charter contains an aggregate share ownership limit and a common share ownership limit. Generally, any shares of our stock owned by affiliated owners will be added together for purposes of the aggregate share ownership limit, and any shares of common stock owned by affiliated owners will be added together for purposes of the common share ownership limit.

If anyone transfers or owns shares in a way that would violate the aggregate share ownership limit or the common share ownership limit (unless such ownership limits have been waived by our board of directors), or prevent us from continuing to qualify as a REIT under the federal income tax laws, those shares instead will be transferred to a trust for the benefit of a charitable beneficiary and will be either redeemed by us or sold to a person whose ownership of the shares will not violate the aggregate share ownership limit or the common share ownership limit. If this transfer to a trust fails to prevent such a violation or our continued qualification as a REIT, then we will consider the initial intended transfer or ownership to be null and void from the outset. The intended transferee or owner of those shares will be deemed never to have owned the shares. Anyone who acquires or owns shares in violation of the aggregate share ownership limit, the common share ownership limit (unless such ownership limits have been waived by our board of directors) or the other restrictions on transfer or ownership in our charter bears the risk of a financial loss when the shares are redeemed or sold if the market price of our stock falls between the date of purchase and the date of redemption or sale.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. In order to meet these tests, we may be required to forego attractive business or investment opportunities. Thus, compliance with the REIT requirements may hinder our ability to operate solely to maximize profits.

The ability of our board of directors to revoke our REIT status without stockholder approval may cause adverse consequences to our stockholders.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to be a REIT, we would become subject to federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders.

Risks Related to our Initial Public Offering and Resale of our Common Stock

We cannot assure you that an active trading market for our common stock will be sustained.

On June 1, 2005, we completed an initial public offering of our common stock, which is listed on the New York Stock Exchange. Prior to our initial public offering, there had not been a public market for our common stock. While there has been significant trading in our common stock since our initial public offering, we cannot assure you that an active trading market for the shares of common stock offered hereby will be sustained. In the absence of an active public trading market, an investor may be unable to liquidate an investment in our common stock. We cannot assure you that the price at which the shares of common stock selling in the public market will not be lower than the price at which they were sold by the underwriters of our initial public offering.

The market price of our equity securities may vary substantially.

The trading prices of equity securities issued by REITs have historically been affected by changes in market interest rates. One of the factors that may influence the price of our common stock or preferred stock in public trading markets is the annual yield from distributions on our common stock or preferred stock as compared to yields on other financial instruments. An increase in market interest rates, or a decrease in our distributions to stockholders, may lead prospective purchasers of our stock to demand a higher annual yield, which could reduce the market price of our equity securities.

Other factors that could affect the market price of our equity securities include the following:

•	actual or anticipated variations in our quarterly results of operations;

•	changes in market valuations of companies in the hotel or real estate industries;

•	changes in expectations of future financial performance or changes in estimates of securities analysts;

•	fluctuations in stock market prices and volumes;

•	issuances of common stock or other securities in the future;

•	the addition or departure of key personnel; and

•	announcements by us or our competitors of acquisitions, investments or strategic alliances.

The number of shares available for future sale could cause our share price to decline.

As of the date of this prospectus, we have 50,815,864 shares of common stock outstanding. We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price of our common stock. Sales of substantial numbers of shares of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock. We may issue from time to time additional common stock or units of our operating partnership in connection with the acquisition of properties and we may grant additional demand or piggyback registration rights in connection with these issuances. Sales of substantial amounts of common stock or the perception that these sales could occur may adversely effect the prevailing market price for our common stock. In addition, the sale of these shares could impair our ability to raise capital through a sale of additional equity securities.

Any future redemption of our operating partnership units for common stock, portfolio or business acquisitions and other issuances of our common stock could have an adverse effect on the market price of our common stock. In addition, future issuances of our common stock may be dilutive to existing stockholders.

Lock-up agreements may not limit the number of shares of common stock sold into the market.

Our executive officers and directors and Marriott have entered into lock-up agreements that prohibit these holders from selling, pledging, transferring or otherwise disposing of our common stock or securities convertible into our common stock for a period of 180 days after the date of the prospectus relating to our initial public offering. Subject to specified exceptions, certain of our directors and senior executive officers and Marriott also have entered into lock-up agreements in connection with our July 2004 private placement that prohibit them from selling, pledging, transferring or otherwise disposing of our common stock or securities convertible into our common stock for 180 days after the effective date of the registration statement of which this prospectus is a part. In addition, in accordance with the registration rights agreement, subject to specified exceptions, holders of shares of common stock sold in our July 2004 private placement have agreed not to offer, pledge, sell or otherwise dispose of any of shares of our common stock or securities convertible into our common stock that they have acquired prior to the date of the prospectus relating to our initial public offering for 60 days following the effective date of the registration statement relating to our initial public offering, which was May 25, 2005. These 60-day lock-up agreements expired on July 24, 2005. Citigroup Global Markets, Inc. and Friedman,

Billings, Ramsey & Co., Inc., on behalf of the underwriters in our initial public offering, may, in their discretion, release all or any portion of the common stock subject to the lock-up agreements with our directors and officers at any time without notice or stockholder approval, in which case, our other stockholders would also be released from the restrictions pursuant to the registration rights agreement. If the restrictions under the lock-up agreements and the registration rights agreement are waived or terminated, up to approximately 22,448,671 shares of common stock will be available for sale into the market, subject only to applicable securities rules and regulations, which could reduce the market price for our common stock.

We cannot assure you that we will be able to make distributions to our stockholders in the future.

We intend to make annual distributions on a regular quarterly basis in sufficient amounts so as to avoid paying corporate income tax and excise tax on our earnings (other than the earnings of our taxable REIT subsidiary and TRS lessees, which are subject to tax at regular corporate rates). This, along with other factors, should enable us to qualify for the tax benefits accorded to a REIT under the Code. However, our ability to pay distributions may be adversely affected by the risk factors described in this prospectus. All distributions are made at the discretion of our board of directors and will depend upon our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. We cannot assure you that we will be able to pay distributions in the future. In addition, some of our distributions may include a return of capital.

An increase in market interest rates may have an adverse effect on the market price of our common stock.

One of the factors that investors may consider in deciding whether to buy or sell our common stock is our dividend rate as a percentage of the market price of our common stock, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher dividend or interest rate on our common stock or seek securities paying higher dividends or interest. The market price of our common stock likely will be strongly affected by the earnings and return that we derive from our investments and income with respect to our properties and our related distributions to stockholders, and not from the market value or underlying appraised value of the properties or investments themselves. As a result, interest rate fluctuations and capital market conditions can affect the market price of our common stock. For instance, if interest rates rise without an increase in our dividend rate, the market price of our common stock could decrease because potential investors may require a higher dividend yield on our common stock as market rates on interest-bearing securities, such as bonds, rise. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and pay dividends.

Future offerings of debt securities or preferred stock, which would be senior to our common stock upon liquidation and for the purposes of distributions, may cause the market price of our common stock to decline.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or common stock. We will be able to issue additional shares of common stock or preferred stock without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Preferred stock and debt, if issued, could have a preference on liquidating distributions or a preference on dividend or interest payments that could limit our ability to make a distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their interest.

FORWARD LOOKING STATEMENTS

We make statements in this prospectus that are forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, our pro forma financial statements and all of our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “approximately,” “intend,” “plan,” “pro forma,” “estimate” or “anticipate” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans, market statistics, or intentions.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	the factors discussed in this prospectus, including without limitation those set forth under the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business,” “Hotel Industry” and “Our Properties;”

•	adverse economic or real estate developments in our markets;

•	general economic conditions;

•	the degree and nature of our competition;

•	increased interest rates and operating costs;

•	difficulties in identifying properties to acquire;

•	difficulties in completing acquisitions;

•	our failure to obtain necessary outside financing;

•	availability of and our ability to retain qualified personnel;

•	our failure to qualify or maintain our status as a REIT;

•	changes in our business or investment strategy;

•	availability, terms and deployment of capital;

•	general volatility of the capital markets and the market price of our common stock;

•	environmental uncertainties and risks related to natural disasters;

•	changes in foreign currency exchange rates; and

•	changes in real estate and zoning laws and increases in real property tax rates.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. You should carefully consider this risk when you make an investment decision concerning our common stock. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section above entitled “Risk Factors.”

MARKET DATA

Market data and forecasts used in this prospectus have been obtained from independent industry sources as well as from research reports prepared for other purposes, including market information compiled by Smith Travel Research, Inc. which, among other things, provides research reports and forecasts on the performance of the hotel and travel industry. We have not independently verified the data obtained from these sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock offered by this prospectus.

DIVIDEND POLICY AND DISTRIBUTIONS

Except for our distribution of $0.0326 per share to our stockholders of record as of June 17, 2005, we have not declared or paid any dividends on our common stock since our inception in May 2004. We intend to generally distribute to our stockholders each year on a regular quarterly basis sufficient amounts of our REIT taxable income so as to avoid paying U.S. corporate income tax and excise tax on our earnings (other than the earnings of our taxable REIT subsidiary and TRS lessees, which are all subject to U.S. tax at regular corporate rates) and to qualify for the tax benefits afforded to REITs under the Code. In order to qualify as a REIT under the Code, we generally must make distributions to our stockholders each year in an amount equal to at least:

•	90% of our REIT taxable income determined without regard to the dividends paid deduction, plus;

•	90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Code, minus;

•	any excess non-cash income.

See “Federal Income Tax Considerations.”

In our first taxable year ended December 31, 2004, we had approximately $2.3 million of non-REIT earnings and profits. In order to qualify as a REIT, we may not have, at the end of any taxable year, any undistributed earnings and profits accumulated in any non-REIT taxable year. We therefore intend to distribute these earnings and profits, which we currently estimate will be approximately $2.3 million, to eliminate any 2004 non-REIT earnings and profits, regardless of our 2005 REIT taxable income. To the extent necessary, we will declare a special distribution of any undistributed non-REIT earnings and profits in the last quarter of 2005 and pay such distribution before the close of 2005. Moreover, we intend to distribute (and avoid tax on) our 2005 REIT taxable income.

We paid a distribution of $0.0326 per share on June 28, 2005 to our stockholders of record as of June 17, 2005. Additionally, we will pay a full quarterly distribution of $0.1725 per share to our stockholders of record as of September 9, 2005. The third quarter dividend will be paid on September 27, 2005. Starting on June 1, 2005, these two distributions represent, on an annualized basis, $0.69 per share. We expect that approximately 25.0% of our estimated initial annual distribution will represent a return of capital and that such initial annual distribution will represent 100.8% of our estimated cash available for distribution for the twelve month period ending June 16, 2006. To the extent our initial annual distribution is in excess of 100% of our estimated cash available for distribution, we will use existing cash to fund such shortfall. We do not intend to borrow funds to fund any such shortfall.

The actual amount, timing and frequency of our distributions will be at the discretion of, and authorized by, our board of directors and will depend on our actual results of operations and a number of other factors, including:

•	the timing of our investment of the net proceeds of our initial public offering;

•	the rent received from our TRS lessees;

•	our debt service requirements (including restrictions (such as lockbox and cash management provisions) that may under certain circumstances specified in the loan agreements prohibit our subsidiaries that own our hotels from making distributions or paying dividends, repaying loans to us or other subsidiaries or transferring any of their assets to us or another subsidiary);

•	capital expenditure requirements for our hotel properties;

•	unforeseen expenditures at our hotel properties;

•	our taxable income and the taxable income of our TRSs and TRS lessees;

•	the annual distribution requirement under the REIT provisions of the Code;

•	our operating expenses and the operating expenses of our TRSs and TRS lessees; and

•	other factors that our board of directors may deem relevant.

In addition, our ability to make distributions to our stockholders will depend, in part, upon the amount of distributions we receive from our operating partnership, DiamondRock Hospitality Limited Partnership, which will depend upon the amount of lease payments received from our TRS lessees, and, in turn, upon the management of our hotel properties by third party hotel management companies, who will be engaged to operate our hotels. There are currently no legal, operational or other restrictions that prevent our TRSs from making distributions to our operating partnership and our operating partnership from making a distribution to us. However, our senior secured revolving credit facility has a covenant limiting our maximum REIT dividend payout to 100% of our cash available for distribution during any four-quarter period (subject to dividend payments necessary to preserve our REIT status).

To the extent permitted while maintaining our REIT status, we may retain earnings of our TRSs and TRS lessees in those subsidiaries, and such amount of cash would not be available to satisfy the 90% distribution requirement. If our cash available for distribution to our stockholders is less than 90% of our REIT taxable income, we could be required to sell assets or borrow funds to make distributions. Dividend distributions to our stockholders will generally be taxable to our stockholders as ordinary income to the extent of our current or accumulated earnings and profits. Because a significant portion of our investments are equity ownership interests in hotel properties, which results in depreciation and non-cash changes against our income, a portion of our distributions may constitute a tax-free return of capital. Finally, we cannot assure you that we will have cash available for distributions to our stockholders.

The following table sets forth calculations relating to the intended initial distribution based on our pro forma financial data, and we cannot assure you that the intended initial distribution will be made or sustained. The calculations are being made solely for the purpose of illustrating the initial distribution and are not necessarily intended to be a basis for determining future distributions. The calculations include the following material assumptions:

•	income and cash flows from operations for the twelve months ended June 17, 2005 will be substantially the same for the twelve months ending June 16, 2006, with the exception of additional corporate expenses not permitted to be included as a pro forma adjustment for the twelve months ended June 17, 2005 and increases in contractual ground rent for the twelve months ending June 16, 2006;

•	cash flows used in investing activities will be the contractually committed and planned amounts for the twelve months ending June 16, 2006; and

•	cash flows used in financing activities will be the contractually committed amounts for the twelve months ending June 16, 2006.

These calculations do not assume any changes to our operations or any acquisitions or dispositions, which would affect our operating results and cash flows, or changes in our outstanding common stock. We cannot assure you that our actual results will be as indicated in the calculations below. All dollar amounts are in thousands.

Pro forma net income for the twelve months ended June 17, 2005:
Pro forma net income for the year ended December 31, 2004	$9,942,956
Add: Pro forma net income for the fiscal quarter ended June 17, 2005	6,643,817
Less: Pro forma net income for the fiscal quarter ended June 18, 2004	3,468,781

Pro forma net income for the twelve months ended June 17, 2005	13,117,992
Add: Depreciation and amortization	33,580,826
Add: Non-cash straight line ground rent expense	6,890,239
Add: Non-cash amortization of restricted stock	6,189,927
Add: Amortization of deferred financing costs	405,083
Add: Non-cash adjustment to interest rate caps	25,656
Less: Amortization of deferred key money	(158,333)
Less: Amortization of debt premium	(163,992)
Less: Amortization of unfavorable lease provision	(138,200)
Less: Non-cash income tax benefit	(7,440,000)
Less: Increase in contractual ground rent	(20,333)
Less: Additional corporate expenses not permitted to be included as a pro forma adjustment	(330,000)

Estimated cash flows from operations for the twelve months ending June 16, 2006	51,958,865

Cash flows used in investing activities—required capital escrow contributions(2)	(13,297,423)
Cash flows used in financing activities—scheduled principal payments on debt payable	(3,113,034)

Estimated cash available for distribution for the twelve months ending June 16, 2006	$35,548,408

Intended initial distribution(1)	$35,836,091

Ratio of intended initial distribution to estimated cash available for distribution	100.8%

(1)	Represents the aggregate amount of the intended annual distribution multiplied by 51,936,364 shares of common stock eligible for dividends as of the date of this prospectus, including 382,500 shares granted to the corporate officers in conjunction with our initial public offering and 738,000 restricted shares issued to senior management and employees .
(2)	Estimated amount based on the amount of furniture, fixtures and equipment escrow contributions required pursuant to our management agreements. Annual contributions to these reserves range from 0% to 5% of the revenues of each hotel. These capital expenditures exclude $6.5 million of additional capital improvements related to our initial hotels and $14.4 million of additional capital improvements related to the acquisitions of the Capital Hotel Investment Portfolio, the Vail Marriott Mountain Resort & Spa and the Oak Brook Hills Marriott Resort.

CAPITALIZATION

The following table sets forth:

•	our actual capitalization as of June 17, 2005.

•	our pro forma capitalization, as adjusted to give effect to (i) the acquisitions of the Vail Marriott Mountain Resort & Spa, the Capital Hotel Investment Portfolio, the SpringHill Suites Atlanta Buckhead and the Oak Brook Hills Marriott Resort; (ii) the receipt of proceeds from $62.5 million mortgage debt related to the Frenchman’s Reef & Morning Star Marriott Beach Resort, $82.6 million mortgage debt related to the Marriott Los Angeles Airport, $57.4 million mortgage debt related to the Renaissance Worthington Hotel and a $6.0 million draw on our $75 million senior secured credit facility.

	As of June 17, 2005 (unaudited)
	Actual	Pro Forma
Cash and cash equivalents	$273,125,031	$416,410

Total debt(1)	159,309,226	367,809,226

Shareholders’ equity
Preferred stock, $.01 par value per share, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value per share, 100,000,000 shares authorized, 50,815,864 shares issued and outstanding on a historical and pro forma basis(2)	508,159	508,159
Additional paid-in capital	489,250,873	489,250,873
Accumulated deficit	(13,203,691)	(13,203,691)

Total shareholders’ equity	476,555,341	476,555,341

Total capitalization	$635,864,567	$844,364,567

(1)	For a description of our senior secured revolving credit facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”
(2)	Excludes 738,000 unvested restricted shares of our common stock issued to our executive officers and other employees and 382,500 shares of deferred stock issued to our executive officers pursuant to our equity incentive plan, and 1,151,609 shares of common stock available for future awards under our equity incentive plan.

SELECTED FINANCIAL AND OPERATING DATA

We present in this prospectus certain historical and pro forma financial data. We also present certain operational data and non-GAAP financial measures on a historical and pro forma basis.

The selected historical financial information as of December 31, 2004, and the period from May 6, 2004 (inception) to December 31, 2004, has been derived from our historical financial statements audited by KPMG LLP, independent registered public accounting firm, whose report with respect to such financial information is included elsewhere in this prospectus. The selected historical financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the consolidated financial statements as of December 31, 2004 and for the period from May 6, 2004 (inception) to December 31, 2004, and the related notes. The unaudited summary historical financial information as of June 17, 2005, and for the period from January 1, 2005 to June 17, 2005, has been derived from our historical financial statements. The unaudited summary historical financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the unaudited consolidated financial statements as of June 17, 2005 and for the period from January 1, 2005 to June 17, 2005, and the related notes.

The unaudited pro forma consolidated balance sheet data as of June 17, 2005 is presented as if:

•	the completion of our initial public offering and application of the net proceeds from our initial public offering,

•	the acquisitions of the Vail Marriott Mountain Resort & Spa, the Capital Hotel Investment Portfolio, the SpringHill Suites Atlanta Buckhead and the Oak Brook Hills Marriott Resort,

•	the receipt of proceeds from (i) $62.5 million mortgage debt related to Frenchman’s Reef & Morning Star Marriott Beach Resort, (ii) $82.6 million mortgage debt related to the Marriott Los Angeles Airport, and (iii) $57.4 million mortgage debt related to the Renaissance Worthington Hotel, and

•	a $6.0 million draw on our $75 million senior secured credit facility had occurred on June 17, 2005.

The unaudited pro forma consolidated statement of operations and other data for the two fiscal quarters ended June 17, 2005, the year ended December 31, 2004 are presented as if:

•	the completion of our initial public offering and application of the net proceeds from our initial public offering,

•	the acquisition of our initial seven hotels,

•	the acquisitions of the Vail Marriott Mountain Resort & Spa, the Capital Hotel Investment Portfolio, the SpringHill Suites Atlanta Buckhead and the Oak Brook Hills Marriott Resort,

•	our July 2004 private placement,

•	our REIT election,

•	the receipt of proceeds from (i) $62.5 million mortgage debt related to Frenchman’s Reef & Morning Star Marriott Beach Resort, (ii) $82.6 million mortgage debt related to the Marriott Los Angeles Airport, and (iii) $57.4 million mortgage debt related to the Renaissance Worthington Hotel, and

•	a $6.0 million draw on our $75 million senior secured credit facility had occurred on the first day of the periods presented.

These adjustments are also discussed in detail under “Unaudited Pro Forma Financial Data.” The pro forma information is not necessarily indicative of what our actual financial position or results of operations would have been as of the dates or for the periods indicated, nor does it purport to represent our future financial position or results of operations.

We present the following two non-GAAP financial measures throughout this prospectus that we believe are useful to investors as key measures of our operating performance: (1) EBITDA; and (2) FFO.

EBITDA represents net income (loss) excluding: (1) interest expense; (2) provision for income taxes, including income taxes applicable to sale of assets; and (3) depreciation and amortization. We believe EBITDA is useful to an investor in evaluating our operating performance because it helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. We also use EBITDA as one measure in determining the value of hotel acquisitions and dispositions.

We compute FFO in accordance with standards established by NAREIT, which defines FFO as net income (loss) (determined in accordance with GAAP), excluding gains (losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures (which are calculated to reflect FFO on the same basis). We believe that the presentation of FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items, such as real estate depreciation and amortization and gain or loss on sale of assets. We also use FFO as one measure in determining our results after taking into account the impact of our capital structure.

We caution investors that amounts presented in accordance with our definitions of EBITDA and FFO may not be comparable to similar measures disclosed by other companies, since not all companies calculate these non-GAAP measures in the same manner. EBITDA and FFO should not be considered as an alternative measure of our net income (loss), operating performance, cash flow or liquidity. EBITDA and FFO may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that EBITDA and FFO can enhance your understanding of our results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily better indicators of any trend as compared to GAAP measures such as net income (loss) or cash flow from operations. In addition, you should be aware that adverse economic and market conditions may harm our cash flow. Under “Summary Historical and Pro Forma Financial and Operating Data” and this section, as required, we include a quantitative reconciliation of EBITDA and FFO to the most directly comparable GAAP financial performance measure, which is net income (loss).

	Historical		Pro Forma (unaudited)
	Period from January 1, 2005 to June 17, 2005 (unaudited)	Period from May 6, 2004 to December 31, 2004	Two Fiscal Quarters Ended June 17, 2005	Year Ended December 31, 2004
Statement of operations data:

Revenues:

Rooms	$42,501,868	$5,137,370	$100,194,215	$190,209,394
Food and beverage	14,205,252	1,507,960	47,640,691	91,457,085
Other	3,157,377	428,534	10,278,371	23,571,922

Total revenues	59,864,497	7,073,864	158,113,277	305,238,401

Operating costs and expenses:

Rooms	10,586,057	1,455,380	23,486,641	47,842,534
Food and beverage	10,762,154	1,266,827	33,310,138	67,986,966
Other	26,469,724	3,444,683	61,200,926	126,685,775
Corporate expenses	7,946,739	4,114,165	7,946,739	8,384,457
Depreciation and amortization	8,703,130	1,053,283	15,921,772	33,050,368

Total operating expenses	64,467,804	11,334,338	141,866,216	283,950,100

Operating (loss)/income	(4,603,307)	(4,260,474)	16,247,061	21,288,301

Interest income	(560,827)	(1,333,837)	(560,827)	(1,333,837)
Interest expense	6,484,739	773,101	9,513,071	20,670,182

(Loss)/income before income taxes	(10,527,219)	(3,699,738)	7,294,817	1,951,956

Income tax (provision)/benefit	(558,847)	1,582,113	(651,000)	7,991,000

Net (loss)/income	$(11,086,066)	$(2,117,625)	$6,643,817	$9,942,956

FFO(1)	$(2,382,936)	$(1,064,342)	$22,565,589	$42,993,324

EBITDA(2)(3)	$4,660,650	$(1,873,354)	$32,729,660	$55,672,506

	Historical		Pro Forma
	As of June 17, 2005 (unaudited)	As of December 31, 2004	As of June 17, 2005 (unaudited)
Balance sheet data:

Property and equipment, net	$345,765,289	$285,642,439	$813,418,289
Cash and cash equivalents	273,125,031	76,983,107	416,410
Total assets	657,791,443	391,691,179	866,785,245
Total debt	159,309,226	180,771,810	367,809,226
Total other liabilities	21,926,876	15,331,951	22,420,678
Shareholders’ equity	476,555,341	195,587,418	476,555,341
	Historical (unaudited)		Pro Forma (unaudited)
	Period from January 1, 2005 to June 17, 2005	Period from May 6, 2004 to December 31, 2004	Two Fiscal Quarters Ended June 17, 2005	Year Ended December 31, 2004
Statistical data:

Number of hotels	7	6	14	14
Number of rooms	2,357	1,870	5,637	5,637
Occupancy	74.5%	67.9%	73.3%	71.5%
ADR	$144.90	$184.22	$149.47	$134.51
RevPAR	$107.97	$125.02	$109.55	$96.24

(1)	FFO, as defined by NAREIT, is net income (loss) (determined in accordance with GAAP, excluding gains (losses) from sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures (which are calculated to reflect FFO on the same basis). The calculation of FFO may vary from entity to entity, thus our presentation of FFO may not be comparable to other similarly titled measures of other reporting companies. FFO is not intended to represent cash flows for the period. FFO has not been presented as an alternative to operating income, but as an indicator of operating performance, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

FFO is a supplemental industry-wide measure of REIT operating performance, the definition of which was first proposed by NAREIT in 1991 (and clarified in 1995, 1999 and 2002). Since the introduction of the definition by NAREIT, the term has come to be widely used by REITs. Historical GAAP cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical GAAP cost accounting to be insufficient by themselves. Accordingly, we believe FFO (combined with our primary GAAP presentations) help improve our stockholders’ ability to understand our operating performance. We only use FFO as a supplemental measure of operating performance. The following is a reconciliation between net income (loss) and FFO:

	Historical		Pro Forma (unaudited)
	Period from January 1, 2005 to June 17, 2005 (unaudited)	Period from May 6, 2004 to December 31, 2004	Two Fiscal Quarters Ended June 17, 2005	Year Ended December 31, 2004
Net (loss)/income	$(11,086,066)	$(2,117,625)	$6,643,817	$9,942,956
Real estate related depreciation and amortization	8,703,130	1,053,283	15,921,772	33,050,368

FFO	$(2,382,936)	$(1,064,342)	$22,565,589	$42,993,324

(2)	EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization. We believe it is a useful financial performance measure for us and for our stockholders and is a complement to net income and other financial performance measures provided in accordance with GAAP. We use EBITDA to measure the financial performance of our operating hotels because it excludes expenses such as depreciation and amortization, taxes and interest expense, which are not indicative of operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on a variety of factors unrelated to the hotels’ financial performance, we can more accurately assess the financial performance of our hotels. Under GAAP, hotel properties are recorded at historical cost at the time of acquisition and are depreciated on a straight line basis. By excluding depreciation and amortization, we believe EBITDA provides a basis for measuring the financial performance of hotels unrelated to historical cost. However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our fixed assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as calculated by us, may not be comparable to EBITDA reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile it to net income (loss) which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity. The following is a reconciliation between net income (loss) and EBITDA:

	Historical		Pro Forma (unaudited)
	Period from January 1, 2005 to June 17, 2005 (unaudited)	Period from May 6, 2004 to December 31, 2004	Two Fiscal Quarters Ended June 17, 2005	Year Ended December 31, 2004
Net (loss)/income	$(11,086,066)	$(2,117,625)	$6,643,817	$9,942,956

Interest expense	6,484,739	773,101	9,513,071	20,670,182
Income tax expense/(benefit)	558,847	(1,582,113)	651,000	(7,991,000)
Depreciation and amortization	8,703,130	1,053,283	15,921,772	33,050,368

EBITDA	$4,660,650	$(1,873,354)	$32,729,660	$55,672,506

(3)	The fiscal year ended December 31, 2004 and the two fiscal quarters ended June 17, 2005 EBITDA includes the impact of approximately $6.9 million and $3.2 million, respectively, of non-cash straight-line ground rent expense recorded for the Bethesda Marriott Suites, the Marriott Griffin Gate Resort golf course and Courtyard Manhattan/Fifth Avenue ground leases.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We were recently formed and did not commence revenue generating operations until July 2004. Please see “Risk Factors—Risks Related to Our Business, Growth Strategy and Investment Sourcing Relationship With Marriott” for a discussion of risks relating to our limited operating history. The following discussion should be read in conjunction with our audited financial statements and the related notes thereto included elsewhere in this prospectus.

Overview

We are a real estate hospitality company that owns, acquires and invests in upper upscale and upscale hotel properties located primarily in North America. To a lesser extent, we may invest, on a selective basis, in limited service and extended stay hotel properties in urban locations. We began operations in July 2004 when we completed a private placement of our common stock to certain institutional and accredited investors in which net proceeds of approximately $196.3 million were raised.

On May 26, 2005, pursuant to Rule 424(b)(4) of the Securities Act, we filed a final prospectus with the Securities and Exchange Commission with respect to an initial public offering of 26,087,000 shares of our common stock (including 1,428,571 shares of our common stock sold directly to Marriott) at an initial public offering price of $10.50 per share. On May 31, 2005, the underwriters of our initial public offering exercised their over-allotment option to purchase an additional 3,698,764 shares of our common stock. The closing of our initial public offering occurred on June 1, 2005. The net proceeds to us from the sale of our common stock in our initial public offering, after deducting the underwriting discount and the estimated offering expenses payable by us, were approximately $289.4 million.

Our principal business objective is to maximize stockholder value through a combination of dividends, growth in funds from operations and increases in net asset value. We believe that we can create long-term value in the hotel properties we acquire by taking advantage of individual market recovery opportunities, aggressive asset management and repositioning. We currently plan to invest approximately $33.5 million and $25.9 million in 2005 and in the first quarter of 2006 to renovate our initial hotels, including one hotel that has been re-branded, and our recently acquired hotels, respectively.

Since our July 2004 private placement and prior to our initial public offering, we acquired the following seven hotel properties, comprising 2,357 rooms: Courtyard Manhattan/Midtown East in New York, New York; Torrance Marriott in Los Angeles, California; Salt Lake City Marriott Downtown in Salt Lake City, Utah; Marriott Griffin Gate Resort in Lexington, Kentucky; Bethesda Marriott Suites in Bethesda, Maryland; Courtyard Manhattan/Fifth Avenue in New York, New York; and The Lodge at Sonoma Renaissance Resort & Spa, in Northern California. Subsequent to our initial public offering, we acquired the following seven hotel properties, comprising 3,280 rooms: Renaissance Worthington in Fort Worth, Texas; Marriott Atlanta Alpharetta in Atlanta, Georgia; Frenchman’s Reef & Morning Star Marriott Beach Resort in St. Thomas, U.S. Virgin Islands; Marriott Los Angeles Airport in Los Angeles, California; Vail Marriott Mountain Resort & Spa in Vail, Colorado, Oak Brook Hills Marriott Resort in Oak Brook, Illinois and the SpringHill Suites Atlanta Buckhead in Atlanta, Georgia.

We conduct substantially all of our operations through DiamondRock Hospitality Limited Partnership, our operating partnership. We are the sole general partner of our operating partnership and as a result we control the operating partnership. At present, we own 100% of the partnership units either directly or through our wholly-owned subsidiary, DiamondRock Hospitality, LLC, although, in the future, we may issue limited partnership units to third parties in exchange for capital or in exchange for interests in hotel properties from time to time. We also may issue limited partnership units to management as a substitute for restricted stock grants or other equity-based compensation. Sellers of hotel properties that receive limited partnership units of our operating partnership in exchange for their ownership interest in those properties may be able to defer recognition of any taxable gain that would be recognized in a cash sale until such time as their limited partnership units are redeemed or we sell the contributed properties. Upon a limited partner’s election to have us redeem its units, we may redeem them, at our election, either for cash or shares of our common stock on a one-for-one basis, subject to any lock-up or other restrictions that may exist. Whenever we issue stock, we will be obligated to contribute any net proceeds we receive from such issuance to our operating partnership and our operating partnership will, in turn, be obligated to issue an equivalent number of limited partnership units to us. Our operating partnership will distribute the income it generates from its operations to us to the extent not payable to other limited partners. In turn, we expect to distribute a substantial majority of the amounts we receive from our operating partnership to our stockholders in the form of quarterly cash distributions.

We intend to elect to be treated as a self-advised REIT, effective January 1, 2005. For us to qualify as a REIT, we cannot operate our hotel properties. Therefore, our operating partnership and its subsidiaries lease our hotel properties to our TRS lessees (except for Frenchman’s Reef & Morningstar Marriott Beach Resort, which is owned directly by a TRS), who in turn must engage one or more eligible independent contractors to manage our hotel properties. The leases generally provide for a fixed annual base rent plus percentage rent and certain other additional charges. We have entered into hotel management agreements with Marriott for all of our current hotel properties, except for the hotel management agreement relating to the Vail Marriott Mountain Resort & Spa, which is subject to a franchise agreement with Marriott. Our TRS lessees and our TRS holding Frenchman’s Reef & Morningstar Marriott Beach Resort are consolidated into our financial statements for accounting purposes. However, because our operating partnership, our TRS lessees and our TRSs are controlled by us, our principal source of funds on a consolidated basis come from the operations of our hotels properties. The earnings of our TRSs and our TRS lessees are subject to federal and state income tax that generally apply to C corporations; such tax reduces our funds from operations and the cash available for distribution to our stockholders.

The discussion below relates to the results of operations of the hotel properties that we own. The historical financial statements presented herein were prepared in accordance with GAAP. We have contributed the net proceeds from our initial public offering to our operating partnership. Our operating partnership used approximately $193.8 million of the net proceeds received from our initial public offering to fund a portion of the purchase price of the Capital Hotel Investment Portfolio and the Vail Marriott Mountain Resort & Spa. We funded the balance of the purchase price for these properties through two mortgage loans secured by first mortgage liens on the Marriott Los Angeles Airport and Renaissance Worthington hotels aggregating $140.0 million and bearing interest at 5.30% and 5.40%, respectively, and available corporate cash. Furthermore, our operating partnership used approximately $64.0 million of the net proceeds received from our initial public offering to repay the following indebtedness:

•	approximately $20.0 million of debt incurred in connection with the acquisition of The Lodge at Sonoma Renaissance Resort & Spa; and

•	approximately $44.0 million of senior and subordinated debt incurred in connection with the acquisition of Torrance Marriott.

We also acquired the Oak Brook Hills Marriott Resort and the SpringHill Suites Atlanta Buckhead for purchase prices of $65.7 million and $34.1 million, respectively. The properties were acquired using cash on hand, a draw on our senior secured credit facility and the proceeds of a $62.5 million ten year loan secured with a mortgage on the Frenchman’s Reef & Morningstar Marriott Beach Resort, which bears interest at 5.44%. Therefore, the discussion below should not be read as being indicative of any future operating results of our company.

Industry Trends and Outlook

We believe the hotel industry, as a whole, is continuing to recover from a pronounced downturn that occurred over the three-year period from 2001-2003. This recovery has been, and we expect it to continue to be, primarily driven by increased demand for hotel rooms as compared to increases in hotel room supply. According to Smith Travel Research, Inc., demand for hotel rooms, measured by total rooms sold, increased by 0.3% in 2002, 1.5% in 2003 and 4.7% in 2004 and is projected to increase by 4.0% in 2005. By comparison, hotel room supply grew by 1.6% in 2002, 1.2% in 2003 and 1.0% in 2004 and is projected to increase by 1.2% in 2005 as compared to its past 15-year historical annual average of 2.1%. As a result, we expect that sustained growth in demand and lower growth in supply will result in continued improvement of hotel industry fundamentals. Specifically, according to Smith Travel Research, Inc.:

•	occupancy increased 3.7% in 2004 and is projected to increase by 2.8% in 2005;

•	average daily rate, or ADR, increased by 4% in 2004 and is projected to increase by 4.2% in 2005; and

•	RevPAR increased by 7.8% in 2004 and is projected to increase by 7.1% in 2005.

While we believe the trends in room demand and growth supply will result in continued improvement in hotel industry fundamentals, we cannot assure you that these trends will continue. The trends discussed above may not continue for any number of reasons, including an economic slowdown and world events outside of our control, such as terrorism. In the past, these events have adversely affected the hotel industry and if these events reoccur, they may adversely affect the industry in the future.

Key Indicators of Financial Condition and Operating Performance

We use a variety of operating and other information to evaluate the financial condition and operating performance of our business. These key indicators include financial information that is prepared in accordance with GAAP, as well as other financial information that is not prepared in accordance with GAAP. In addition, we use other information that may not be financial in nature, including statistical information and comparative data. We use this information to measure the performance of individual hotel properties, groups of hotel properties and/or our business as a whole. We periodically compare historical information to our internal budgets as well as industry-wide information. These key indicators include:

•	occupancy percentage;

•	ADR;

•	RevPAR;

•	EBITDA; and

•	FFO.

Occupancy, ADR and RevPAR are commonly used measures within the hotel industry to evaluate operating performance. ADR and RevPAR include only room revenue. Room revenue comprised approximately 73% of our total revenues for the fiscal year ended December 31, 2004, and is dictated by demand, as measured by occupancy percentage, pricing, as measured by ADR, and our available supply of hotel rooms. RevPAR, which is calculated as the product of ADR and occupancy percentage, is another important statistic for monitoring operating performance at the individual hotel level and across our business as a whole. We evaluate individual hotel RevPAR performance on an absolute basis with comparisons to budget and prior periods, as well as on a company-wide and regional basis.

Our ADR, occupancy percentage and RevPAR performance may be impacted by macroeconomic factors such as regional and local employment growth, personal income and corporate earnings, office vacancy rates and business relocation decisions, airport and other business and leisure travel, new hotel construction and the pricing strategies of competitors. In addition, our ADR, occupancy percentage and RevPAR performance is dependent on the continued success of Marriott and its brands.

We also use EBITDA and FFO as measures of the financial performance of our business. EBITDA and FFO are supplemental financial measures, and are not defined by GAAP. EBITDA and FFO, as calculated by us, may not be comparable to EBITDA and FFO reported by other companies that do not define EBITDA and FFO exactly as we define those terms. EBITDA and FFO do not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as alternatives to operating income or net income determined in accordance with GAAP, as indicators of performance or as alternatives to cash flows from operating activities as indicators of liquidity. See “Selected Financial and Operating Data” for further discussion of our use of EBITDA and FFO and reconciliations to net income.

Critical Accounting Policies and Estimates

Our consolidated financial statements include the accounts of DiamondRock Hospitality Company and all consolidated subsidiaries. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of our financial statements and the reported amounts of revenues and expenses during the reporting period. While we do not believe the reported amounts would be materially different, application of these policies involves the exercise of judgment and the use of assumptions as to future uncertainties and, as a result, actual results could differ materially from these estimates. We evaluate our estimates and judgments, including those related to the impairment of long-lived assets, on an ongoing basis. We base our estimates on experience and on various other assumptions that are believed to be reasonable under the circumstances. All of our significant accounting policies are disclosed in the notes to our consolidated financial statements. The following represent certain critical accounting policies that require us to exercise our business judgment or make significant estimates:

Investment in Hotel Properties.    Investments in hotel properties are stated at acquisition cost and allocated to land, property and equipment and identifiable intangible assets at fair value in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. Property and equipment are recorded at fair value based on analyses, including current replacement cost for similar capacity and allocated to buildings, improvements, furniture, fixtures and equipment based on analysis performed by management and appraisals received from independent third parties. Property and equipment are depreciated using the straight-line method over an estimated useful life of 15 to 40 years for buildings and land improvements and one to ten years for furniture and equipment. Identifiable intangible assets are typically related to contracts, including ground lease agreements and hotel management agreements, which are recorded at fair value. Above-market and below-market contract values are based on the present value of the difference between contractual amounts to be paid pursuant to the contracts acquired and our estimate of the fair market contract rates for corresponding contracts. Contracts acquired that are at market do not have significant value. We typically enter into a new hotel management agreement based on market terms at the time of acquisition. Intangible assets are amortized using the straight-line method over the remaining non-cancelable term of the related agreements. In making estimates of fair values for purposes of allocating purchase price, we may utilize a number of sources that may be obtained in connection with the acquisition or financing of a property and other market data. Management also considers information obtained about each property as a result of its pre-acquisition due diligence in estimating the fair value of the tangible and intangible assets acquired.

We review our investments in hotel properties for impairment whenever events or changes in circumstances indicate that the carrying value of the investments in hotel properties may not be recoverable. Events or circumstances that may cause us to perform a review include, but are not limited to, adverse changes in the demand for lodging at our properties due to declining national or local economic conditions and/or new hotel construction in markets where our hotels are located. When such conditions exist, management performs an analysis to determine if the estimated undiscounted future cash flows from operations and the proceeds from the ultimate disposition of an investment in a hotel property exceed the hotel’s carrying value. If the estimated undiscounted future cash flows are less than the carrying amount of the asset, an adjustment to reduce the carrying value to the estimated fair market value is recorded and an impairment loss recognized.

Revenue Recognition.    Hotel revenues, including room, golf, food and beverage, and other hotel revenues, are recognized as the related services are provided.

Stock-based Compensation.    We account for stock-based employee compensation using the fair value based method of accounting described in Statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation. For restricted stock awards, we record unearned compensation equal to the number of shares awarded multiplied by the average price of our common stock on the date of the award. Unearned compensation is amortized using the straight-line method over the period in which the restrictions lapse (i.e., vesting period). For unrestricted stock awards, we record compensation expense on the date of the award equal to the number of shares awarded multiplied by the average price of our common stock on the date of the award, less the purchase price for the stock, if any.

Accounting for Key Money.    Marriott has contributed to us certain amounts, which we refer to as key money, in exchange for the right to manage certain of our hotel properties. We defer key money received from a hotel manager in conjunction with entering into a long-term hotel management agreement and amortize the amount received against management fees over the term of the management agreement.

Other Recent Accounting Pronouncements

On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, or “SFAS 123(R).” SFAS 123(R) replaces FASB Statement No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. The FASB has concluded that companies could adopt the new standard in one of two ways: either the modified prospective transition method or the modified retrospective transition method. Using the modified prospective transition method, a company would recognize share-based employee compensation cost from the beginning of the fiscal period in which the recognition provisions are first applied as if the fair-value-based accounting method had been used to account for all employee awards granted, modified, or settled after the effective date and to any awards that were not fully vested as of the effective date. Using the modified retrospective method, a company would recognize employee compensation cost for periods presented prior to the adoption of the proposed standard in accordance with the original provisions of SFAS No. 123; that is, an entity would recognize employee compensation cost in the amounts reported in the pro forma disclosures provided in accordance with SFAS No. 123. For periods after the date of adoption of the standard, the modified prospective transition method described above would be applied. SFAS 123(R) becomes effective for public companies no later than the beginning of the first fiscal year beginning after June 15, 2005. We currently utilize the fair value approach for accounting for stock compensation, and therefore expect that the impact on our financial condition and results of operations of adopting SFAS 123(R) is expected to be minimal.

Results of Operations

May 6, 2004 (inception) through December 31, 2004

We were formed on May 6, 2004, began operations in July 2004 and acquired our first hotel property in October 2004. We completed our private placement of common stock in July 2004 and received proceeds, net of offering costs and fees, of approximately $196.3 million. Stockholders’ equity at December 31, 2004 was approximately $195.6 million. Our GAAP loss before income taxes, for the period from inception through December 31, 2004, was $3.7 million.

Revenue.    We had total revenues of $7.1 million for the period from May 6, 2004 to December 31, 2004. Revenue consists primarily of the room, food and beverage and other revenues from The Lodge at Sonoma and the Courtyard Midtown East for the periods subsequent to our acquisition dates of October 27, 2004 and November 19, 2004, respectively. Revenues are also included for the post acquisition period for our other four acquisitions, completed during the last two weeks of 2004. The average occupancy of our hotels was 67.9% for the periods subsequent to acquisition. The hotels collectively achieved an ADR of $184.22 and RevPAR of $125.02, respectively, for the periods subsequent to acquisition. Our full year 2004 pro forma revenues, assuming we acquired the initial seven hotels, the Capital Hotel Investment Portfolio, the Vail Marriott Mountain Resort & Spa and the Oak Brook Hills Marriott Resort on January 1, 2004, were $305.2 million.

Hotel operating expenses.    Our hotel operating expenses totaled $6.2 million for the period from May 6, 2004 to December 31, 2004. Hotel operating expenses consist primarily of operating expenses of The Lodge at Sonoma and the Courtyard Midtown East for the periods subsequent to our acquisition dates of October 27, 2004 and November 19, 2004, respectively. Operating expenses are also included for the post acquisition period of our other four 2004 acquisitions, which were completed during the last two weeks of 2004. Our 2004 pro forma hotel operating expenses, which assumes we acquired the initial seven hotels, the Capital Hotel Investment Portfolio, the Vail Marriott Mountain Resort & Spa and the Oak Brook Hills Marriott Resort on January 1, 2004, are $242.5 million. Our 2004 pro forma hotel operating expenses include annual straight-line ground rent relating to three of our initial hotels of $8.2 million, which consists of $6.9 million of non-cash ground rent expense and $1.3 million of cash expense in annual contractual ground rent.

Depreciation and amortization expense.    Our depreciation and amortization expense totaled $1.1 million for the period from May 6, 2004 to December 31, 2004. Depreciation and amortization is recorded on our hotels for the periods subsequent to acquisition. Depreciable lives of hotel furniture, fixtures and equipment are estimated as the time period between the acquisition date and the date that the hotel furniture, fixtures and equipment will be replaced. The furniture, fixtures and equipment depreciable lives are less than one year for the Courtyard Midtown East, the Courtyard Fifth Avenue and the Bethesda Marriott Suites since these hotels will undergo significant renovations in 2006. Our 2004 pro forma depreciation expense, assuming we acquired the initial seven hotels, the Capital Hotel Investment Portfolio, the Vail Marriott Mountain Resort & Spa and the Oak Brook Hills Marriott Resort on January 1, 2004, is $33.1 million, which reflects the use of actual depreciation lives assigned to the assets in purchase accounting.

Corporate expenses.    Our corporate expenses totaled $4.1 million for the period from May 6, 2004 to December 31, 2004. Corporate expenses principally consist of employee related costs, including base payroll, bonus and restricted stock. Corporate expenses also include organizational costs, professional fees and directors’ fees. We incurred $140,000 in audit fees in 2004 relating to our corporate audit and lender-required audits. In addition, we capitalized $33,000 of audit fees relating to our July 2004 private placement. In conjunction with our complying with Rule 3-05 of Regulation S-X, we capitalized $510,000 of audit fees related to the audits of our initial hotels. All fees paid to our independent registered public accounting firm in 2004 related to audit services. Our 2004 pro forma corporate expenses are $8.4 million. The pro forma 2004 corporate expenses include our budgeted corporate expenses with the exception of the impact of share grants that were awarded to the executive officers in connection with our initial public offering due to the one time impact of these awards and certain budgeted corporate expenses that do not meet the pro forma criteria under Article 11 of Regulation S-X under the Securities Act of 1933, as amended. The pro forma corporate expenses consist of $3.7 million of employee payroll, bonus and other compensation, $2.4 million of restricted stock expense, $753,000 of professional fees, $378,000 of directors’ fees, $367,000 of office and equipment rent, $313,000 of insurance costs, $251,000 of shareholder fees and $190,000 of other corporate expenses.

Interest expense.    Our interest expense totaled $0.8 million for the period from May 6, 2004 to December 31, 2004. Interest expense relates to the mortgage debt incurred in connection with our acquisitions. Our mortgage debt on two of our hotels bears interest at variable rates based on LIBOR. The interest rates as of December 31, 2004 on these two mortgage loans were 4.74% and 5.04%, respectively. The mortgage debt on our other four hotels bears interest at fixed rates ranging from 5.11% to 7.69% per year. Our 2004 pro forma interest expense, assuming we acquired the initial seven hotels, the Capital Hotel Investment Portfolio, the Vail Marriott Mountain Resort & Spa and the Oak Brook Hills Marriott Resort on January 1, 2004, and repaid the mortgage debt on The Lodge at Sonoma Renaissance Resort & Spa and the Torrance Marriott on January 1, 2004, was $20.7 million.

Income taxes.     We recorded an income tax benefit of $1.6 million for the period from May 6, 2004 to December 31, 2004. The 2004 current tax liability of $0.9 million is the result of temporary differences primarily resulting from deferred key money, capitalized pre-opening costs, restricted stock expense, straight-line ground rent, depreciation and other items that will result in 2004 taxable income. A significant portion of the deferred tax assets recorded in 2004 was expensed in the first quarter of 2005 in connection with our REIT election.

Period from January 1, 2005 to June 17, 2005

As of June 17, 2005, we owned seven hotel properties. Our total assets were $657.8 million as of June 17, 2005. Total liabilities were $181.2 million as of June 17, 2005, including $159.3 million of debt. Shareholders’

equity was approximately $476.6 million as of June 17, 2005. Our net loss for the period from January 1, 2005 to June 17, 2005 was $11.1 million.

Revenue.    We had total revenues of $59.9 million for the period from January 1, 2005 to June 17, 2005. Revenue consists primarily of the room, food and beverage and other revenues from the initial seven hotels. The average occupancy of our hotels was 74.8% for the period from January 1, 2005 to June 17, 2005. The hotels collectively achieved an ADR of $144.70 and RevPAR of $108.17 during the period from January 1, 2005 to June 17, 2005. The RevPAR of the initial seven hotels increased 13.3% from the comparable period in 2004. The pro forma revenues for the period from January 1, 2005 to June 17, 2005, assuming we acquired the Torrance Marriott, the Capital Hotel Investment Portfolio, the Vail Marriott Mountain Resort & Spa and the Oak Brook Hills Marriott Resort on January 1, 2005, were $158.1 million.

The following key hotel operating statistics are for all of our seven initial properties for the period from January 1, 2005 to June 17, 2005 and period from January 3, 2004 to June 18, 2004. The hotel operating statistics for the period ended June 18, 2004 reflect the results of operations of the hotels under previous ownership.

	Period from January 1, 2005 to June 17, 2005	Period from January 3, 2004 to June 18, 2004	% Change
Occupancy %	74.8%	73.2%	2.2%
ADR	$144.70	$130.41	11.0%
RevPAR	$108.17	$95.44	13.3%

Hotel operating expenses.    Our hotel operating expenses totaled $47.8 million for the period from January 1, 2005 to June 17, 2005. Hotel operating expenses consist primarily of operating expenses of the initial seven hotels, including approximately $3.2 million of non-cash straight line ground rent expense. The pro forma hotel operating expenses for the period from January 1, 2005 to June 17, 2005, assuming we acquired the Torrance Marriott, the Capital Hotel Investment Portfolio, the Vail Marriott Mountain Resort & Spa and the Oak Brook Hills Marriott Resort on January 1, 2005, were $118.0 million.

Depreciation and amortization expense.    Our depreciation and amortization expense totaled $8.7 million for the period from January 1, 2005 to June 17, 2005. Depreciation and amortization is recorded on our hotel buildings over 40 years for the periods subsequent to acquisition. Depreciable lives of hotel furniture, fixtures and equipment are estimated as the time period between the acquisition date and the date that the hotel furniture, fixtures and equipment will be replaced. The furniture, fixtures and equipment depreciable lives are less than one year for the Courtyard Midtown East, the Courtyard Fifth Avenue and the Bethesda Marriott Suites since these hotels will undergo significant renovations within the next year. The pro forma depreciation expense for the period from January 1, 2005 to June 17, 2005, assuming we acquired the Torrance Marriott, the Capital Hotel Investment Portfolio, the Vail Marriott Mountain Resort & Spa and the Oak Brook Hills Marriott Resort on January 1, 2005, was $15.9 million, which reflects the use of actual depreciation lives assigned to the assets in purchase accounting.

Corporate expenses.    Our corporate expenses totaled $7.9 million for the period from January 1, 2005 to June 17, 2005. Corporate expenses principally consist of employee related costs, including base payroll, bonus and restricted stock. Corporate expenses also include organizational costs, professional fees and directors’ fees. We recorded an expense of $3,736,250 during the period from January 1, 2005 to June 17, 2005 as a result of our commitment to issue on the fifth anniversary of our initial public offering 382,500 shares of common stock to our executive officers.

Interest expense.    Our interest expense totaled $6.5 million for the period from January 1, 2005 to June 17, 2005. This interest expense related to mortgage debt incurred (or in one case acquired) in connection with our acquisition of our initial seven hotels. As of June 17, 2005, we had property specific mortgage debt outstanding on five of our hotels. On four of the hotels, we had fixed rate secured debt, which bears interest at rates ranging from 5.11% to 7.69% per year. On the fifth hotel, we had variable rate secured debt, the interest of which is based on LIBOR plus a spread. The interest rate as of June 17, 2005 on this mortgage loan was 5.95%. In addition, during the period from January 1, 2005 to June 17, 2005, we repaid the mortgage debt on the Torrance Marriott ($44 million) and the Lodge at Sonoma, a Renaissance Resort & Spa ($20 million). In conjunction with the repayment of the mortgage on the Lodge at Sonoma, a Renaissance Resort & Spa, we incurred a prepayment penalty of approximately $50,000 which is classified as interest expense on the accompanying condensed consolidated statements of operations. In conjunction with the repayment of these mortgages, we wrote off unamortized deferred financing fees of approximately $655,000 which is also classified as interest expense on the accompanying condensed consolidated statements of operations. The pro forma interest expense for the period from January 1, 2005 to June 17, 2005, assuming we acquired the Torrance Marriott, the Capital Hotel Investment Portfolio, the Vail Marriott Mountain Resort & Spa and the Oak Brook Hills Marriott Resort on January 1, 2005 and repaid the mortgage debt on The Lodge at Sonoma Resort & Spa and the Torrance Marriott hotels on January 1, 2005, was $9.5 million.

Income taxes.    We recorded an expense for income taxes of $558,847 for the period from January 1, 2005 to June 17, 2005. We recorded an income statement charge of $1.4 million in the period to reverse a portion of the deferred tax assets recorded in 2004 in connection with our REIT election. This charge was offset by an income tax benefit of $848,490 recorded on the pre-tax loss of Bloodstone TRS, Inc. for the period from January 1, 2005 to June 17, 2005.

Liquidity and Capital Resources

Our short-term liquidity requirements consist primarily of funds necessary to fund future distributions to our stockholders to maintain our REIT status as well as to pay for operating expenses and other expenditures directly associated with our hotel properties, including:

•	recurring maintenance and capital expenditures necessary to maintain our hotel properties properly; and

•	interest expense and scheduled principal payments on outstanding indebtedness.

We expect to meet our short-term liquidity requirements generally through net cash provided by operations, existing cash balances and, if necessary, short-term borrowings under our anticipated secured revolving credit facility.

Our long-term liquidity requirements consist primarily of funds necessary to pay for the costs of acquiring additional hotel properties, renovations, expansions and other non-recurring capital expenditures that need to be made periodically to our hotel properties, scheduled debt payments and making distributions to our stockholders. We expect to meet our long-term liquidity requirements through various sources of capital including the cash we received upon completion of our initial public offering, cash provided by operations, and borrowings, as well as through the issuances of additional equity or debt securities. Our ability to incur additional debt is dependent upon a number of factors, including our degree of leverage, the value of our unencumbered assets and borrowing restrictions imposed by existing lenders. Our ability to raise funds through the issuance of debt and equity securities is dependent upon, among other things, general market conditions for REITs and market perceptions about us. We will continue to analyze which source of capital is most advantageous to us at any particular point in time, but the capital markets may not be consistently available to us on terms that are attractive, or at all. We believe that our existing cash and cash equivalents, together with the net proceeds from our initial public offering, cash flow from operations and borrowings, will be sufficient to fund the $33.5 million of renovation costs in 2005 and the first quarter of 2006 for our initial hotels and to fund our cash requirements during the next twelve months.

We intend to utilize various types of debt to finance a portion of the costs of acquiring additional hotel properties. We expect this debt will include long-term, fixed-rate, mortgage loans, variable-rate term loans, and secured revolving lines of credit. We entered into approximately $82.6 million in first mortgage debt in connection with our acquisition of the Marriott Los Angeles Airport, approximately $57.4 million of first mortgage debt in connection with our acquisition of the Renaissance Worthington and approximately $62.5 million in first mortgage debt on the Frenchman’s Reef & Morning Star Marriott Beach Resort.

In order to qualify as a REIT and to avoid U.S. corporate-level tax on the income we distribute to our stockholders, we generally are required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction, on an annual basis. Therefore, once the total net proceeds of our initial public offering and our July 2004 private placement are substantially fully invested, we intend to raise additional capital in order to grow our business and invest in additional hotel properties. However, there is no assurance that we will be able to borrow funds or raise additional equity capital on terms acceptable to us, if at all. In addition, we anticipate that any debt we incur in the future would include restrictions (including lockbox and cash management provisions) that under certain circumstances will prohibit our subsidiaries that own our hotels from making distributions or paying dividends, repaying loans to us or other subsidiaries or transferring any of their assets to us or another subsidiary. For additional information regarding our distribution policies and requirements, see “Dividend Policy and Distributions.”

Our Senior Secured Revolving Credit Facility

We obtained a three-year, $75.0 million senior secured revolving credit facility from Wachovia Bank, National Association, as administrative agent under the credit facility, and Citicorp North America, Inc. and Bank of America, N.A., as co-syndication agents under the credit facility on July 8, 2005. Our operating partnership is the borrower under the credit facility. The credit facility is guaranteed by substantially all of our material subsidiaries and is secured by first mortgages on certain of our qualifying properties, which make up the “borrowing base.” Torrance Marriott and the Vail Marriott Mountain Resort & Spa are the two hotel properties initially comprising the borrowing base. We may add hotels to the borrowing base but only if the applicable hotel is:

•	a full-service, select-service or extended-stay hotel;

•	operated by managers and subject to management agreements acceptable to the agent and a specified number of lenders under the credit facility (Marriott and Vail Resorts are deemed to be approved third-party managers under the facility);

•	free of all material structural and title defects;

•	free from environmentally hazardous materials, as verified by a Phase I environmental assessment; and

•	wholly-owned by us on a fee simple basis (ground leases covering the property are permissible).

The credit facility is available to us for three years, starting from July 10, 2005. We may extend the maturity date of the credit facility for an additional year upon the payment of applicable fees and the satisfaction of certain other conditions, such as the provision of adequate notice, our not defaulting on the terms of the credit facility and the truth of certain representations and warranties in all material respects at the time of extension. We also have the right to increase the amount of the loan to $250.0 million with the lenders’ approval. On July 29, 2005, we made a $5.0 million draw under this credit facility.

We pay interest on the periodic advances under the credit facility at varying rates, based upon either LIBOR or the applicable prime rate, plus an agreed upon additional margin amount. The interest rate depends upon our level of outstanding indebtedness in relation to the value of our assets from time to time, as follows:

	Leverage Ratio
	70% or greater	65% to 70%	less than 65%
Prime rate margin	1.25%	1.00%	0.75%
LIBOR margin	2.00%	1.75%	1.45%

In addition to the interest payable on amounts outstanding under the credit facility, we are required to pay an annual amount equal to 0.35% of the unused portion of the credit facility.

We have the right to select LIBOR-based loans for periods which may vary from one month to six months. We will only be obligated to pay interest on the loan until the final maturity, but have the right to repay all or any portion of the loan from time to time without penalty or premium, other than customary early payment fees if we repay a LIBOR loan before the end of the contract period. We are obligated to pay interest on prime rate-based loans every month, and interest on LIBOR-based loans either at the end of the LIBOR contract period or, if sooner, every three months.

Our ability to borrow under the credit facility will be dependent upon the size of the borrowing base, from time to time. We are permitted to borrow up to 65% of the lesser of (1) the appraised value of the borrowing base properties or (2) our cost of the borrowing base properties. Included in our cost of the borrowing base properties are renovation costs that we incur following the acquisition of the borrowing base properties. In addition, the net operating income generated by the borrowing base properties, as calculated by Wachovia Bank, National Association, must at all times be greater than 140% of the implied minimum debt service. The implied minimum debt service is an amount calculated by Wachovia Bank, National Association to be the equivalent of the debt service that would be payable under conventional mortgage loans in an amount equal to the amount outstanding under the credit facility.

In addition, we are required to comply with a series of financial and other covenants in order to borrow under the facility. These covenants include the following:

•	At no time during the first year of the credit facility may our total indebtedness be more than 75% of our total assets. Similarly, our total indebtedness may not exceed 70% of our total assets during the second year or 65% of our total assets during the third year.

•	Our adjusted EBITDA must at all times exceed 150% of the sum of our regularly scheduled debt service plus our preferred dividends.

•	We cannot have more than 50% of our total indebtedness as floating rate debt that is not subject to an interest rate protection agreement.

Off-Balance Sheet Arrangements

We lease the land underlying the Bethesda Marriott Suites and the Courtyard Manhattan/Fifth Avenue, and portions of the land underlying the Renaissance Worthington, pursuant to ground leases that provide for ground lease rental payments that are stipulated in the ground leases and increase in pre-established amounts over the remaining terms of the leases. We lease the land underlying the Salt Lake City Marriott Downtown pursuant to a ground lease that provides for ground lease payments that are calculated based on a percentage of gross revenues. We record the future minimum ground rent payments on the Bethesda Marriott Suites and the Courtyard Manhattan/Fifth Avenue on a straight-line basis as required by accounting principles generally accepted in the United States. We also lease the ground under the Marriott Griffin Gate Resort golf course and under the Oak Brook Hills Marriott Resort golf course and the ground under a portion of the Salt Lake City Marriott Downtown ballroom not covered by the main ground lease underlying the hotel.

Outstanding Debt

As of the date of this prospectus, we have approximately $358.4 million of outstanding mortgage debt. In addition, we have drawn $5 million on our line of credit. The following table sets forth our mortgage debt obligations on our hotel properties:

Property	Principal Balance	Prepayment Penalties	Interest Rate	Maturity Date	Amortization Provisions
Courtyard Manhattan/Midtown East	$44,423,508	No(1)	5.195%	12/09	25 years
Salt Lake City Marriott Downtown	38,376,466	Yes(1)	5.50%	12/14	20 years(6)
Marriott Griffin Gate Resort	30,645,703	Yes(2)	5.11%	1/10	25 years
Bethesda Marriott Suites	19,483,924	Yes(3)	7.69%	2/23	25 years
Courtyard Manhattan/Fifth Avenue	23,000,000	No(4)	LIBOR + 2.70%(7)	1/07(5)	Interest Only
Marriott Los Angeles Airport	82,600,000	No(8)	5.30%	10 years	Interest Only
Renaissance Worthington	57,400,000	No(8)	5.40%	10 years	30 years(9)
Frenchman’s Reef & Morning Star Marriott Beach Resort	62,500,000	No(8)	5.44%	10 years	30 years(10)

Total:	$358,429,601

(1)	The debt may not be prepaid until three months prior to the maturity date of the mortgage loan (the “Prepayment Release Date”). For Salt Lake City Marriott Downtown, we may prepay the loan on or after the Prepayment Release Date without payment of fees. However, we must pay to the lender, simultaneously with such prepayment, the interest that would have accrued on the outstanding principal balance of the loan at the regular interest rate through the end of the interest period in which such prepayment occurs.
(2)	We may not prepay the loan without the express written consent of the lender, and we have no right to prepay the debt until October 2009. Notwithstanding the foregoing, if the lender accepts prepayment of the debt prior to October 2009, we must pay a penalty equal to the greater of (i) 1% of the outstanding principal and (ii) the present value, as of the prepayment calculation date, of a series of monthly payments over the remaining term of the loan, each equal to the amount of interest that would be due on the portion of the loan being prepaid, assuming an annual interest rate of 5.11% over the discounted reinvestment yield, as such term is defined in the agreement.
(3)	The debt may be prepaid. If it is prepaid prior to August 2012, it is subject to a prepayment fee equal to the greater of i) one percent of the outstanding principal amount or ii) a yield maintenance premium determined as set forth in the Deed of Trust.
(4)	The debt may be prepaid at par as of December 2005.
(5)	The debt allows for three one-year extensions provided that certain conditions are met.
(6)	There is an accelerated amortization provision based on a predetermined formula of available cash flow.
(7)	We have entered into an interest rate cap agreement on this debt. Breakage fees may be payable if the debt is repaid.
(8)	Prepayment of the debt on the Marriott Los Angeles Airport and Renaissance Worthington is not permitted until the earlier of (i) two years after securitization (the lender intends to sell all or a portion of the debt through one or more public offerings) or (ii) four years from the closing date. Thereafter, we may pay a defeasance deposit in lieu of a prepayment of the debt. Prepayment in full will be permitted at par on the last three payment dates before the maturity date. For the loan secured by the mortgage on Frenchman’s Reef & Morning Star Marriott Beach Resort, we may release the lien of mortgage through a defeasance deposit at any time after the earlier of (i) two years after securitization or (ii) thirty months after the closing date of the loan.
(9)	The debt has a four-year interest only period. After the expiration of that period, the debt will amortize based on a thirty-year schedule.
(10)	The debt has a three-year interest only period. After the expiration of that period, the debt will amortize based on a thirty-year schedule.

Financing Strategy

We currently maintain a policy that limits our total debt level to no more than 60% of our aggregate property investment and repositioning costs with a target leverage of 45% to 55% of our aggregate property investment and repositioning costs. Our board of directors, however, may change or eliminate this debt limit, and/or the policy itself, at any time, without the approval of our stockholders. We have a debt ratio of approximately 42.2% of our pro forma property investment and repositioning costs as of June 17, 2005.

Going forward, we will consider a number of factors when evaluating our level of indebtedness and making financial decisions, including, among others, the following:

•	the interest rate of the proposed financing;

•	prepayment penalties and restrictions on refinancing;

•	the purchase price of properties we acquire with debt financing;

•	our long-term objectives with respect to the financing;

•	our target investment returns;

•	the ability of particular properties, and our company as a whole, to generate cash flow sufficient to cover expected debt service payments;

•	overall level of consolidated indebtedness;

•	timing of debt and lease maturities;

•	provisions that require recourse and cross-collateralization;

•	corporate credit ratios, including debt service coverage, debt to total market capitalization and debt to undepreciated assets; and

•	the overall ratio of fixed and variable-rate debt.

Beyond our secured revolving credit facility, we intend to use other financing methods as necessary, including obtaining from banks, institutional investors or other lenders, financings through property mortgages, bridge loans, letters of credit, and other arrangements, any of which may be unsecured or may be secured by mortgages or other interests in our investments. In addition, we may issue publicly or privately placed debt instruments. When possible and desirable, we will seek to replace short-term sources of capital with long-term financing.

Our indebtedness may be recourse, non-recourse or cross-collateralized and may be fixed rate or variable rate. If the indebtedness is non-recourse, the collateral will be limited to the particular properties to which the indebtedness relates. In addition, we may invest in properties subject to existing loans secured by mortgages or similar liens on the properties, or may refinance properties acquired on a leveraged basis. We may use the proceeds from any borrowings to refinance existing indebtedness, to refinance investments, for general working capital or for other purposes when we deem it advisable.

Contractual Obligations

The following table outlines the timing of payment requirements related to our consolidated mortgage debt and other commitments as of December 31, 2004.

	Payments due by period
	Total	Less than 1 year	1 to 3 years	4 to 5 years	After 5 years
Long-Term Debt Obligations	$177,827,573	$3,113,034	$49,699,211	$47,579,899	$77,435,429
Operating Lease Obligations—Ground Leases	$608,071,048	$1,260,432	$2,648,853	$2,941,491	$601,220,272
Office Space	$87,000	$87,000	$—	$—	$—

Cash Distribution Policy

We operated as a taxable C Corporation during our first taxable year ended December 31, 2004. We will elect to be taxed as a REIT under the Code for the taxable year ending on December 31, 2005 and subsequent taxable years. To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we generally distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction, to our stockholders. It is our current intention to comply with these requirements, elect REIT status and maintain such status going forward. As a REIT, we generally will not be subject to U.S. corporate federal, state or local income taxes on taxable income we distribute to our stockholders (although the taxable income of Bloodstone TRS, Inc., our TRS lessees and other TRSs generally will be subject to regular corporate tax). If we fail to qualify as a REIT in any taxable year, we will be subject to federal, state and local income taxes at regular corporate rates and we may not be able to qualify as a REIT for four subsequent tax years. Even if we qualify for federal taxation as a REIT, we may be subject to certain state, local and foreign taxes on our income and property and to federal income and excise taxes on our undistributed taxable income. See “Dividend Policy and Distributions.”

Inflation

Operators of hotel properties, in general, possess the ability to adjust room rates daily to reflect the effects of inflation. However, competitive pressures may limit the ability of our hotel management companies to raise room rates.

Seasonality

The operations of hotel properties historically have been seasonal depending on location and, accordingly, we expect some seasonality in our business.

Geographic Concentration

Our hotel properties are located in the following markets: New York City (2 hotels), Washington D.C., Los Angeles (2 hotels), Salt Lake City, Northern California, Lexington, Kentucky, Atlanta (2 hotels), Fort Worth, Vail (Colorado), St. Thomas (U.S. Virgin Islands) and Oak Brook, Illinois.

Tax and Depreciation

The following table reflects certain real estate tax information for our hotel properties:

Property	Federal Tax Basis (In thousands)	Property Tax Rate 2004 Estimate(1)	Real Estate Tax 2004 Estimate (In thousands)	Depreciation Method	Tax Depreciation Life (Years)	Annual Depreciation Percent (%)
Courtyard Manhattan/Midtown East	$71,144	1.48%	$1,052	Straight-Line	39	2.564%

Torrance Marriott	51,504	1.38	711	Straight-Line	39	2.564

Salt Lake City Marriott Downtown	45,292	1.42	645	Straight-Line	39	2.564

Marriott Griffin Gate Resort	41,297	0.79	325	Straight-Line	39	2.564

Bethesda Marriott Suites	46,271	1.12	517	Straight-Line	39	2.564

Courtyard Manhattan/Fifth Avenue	33,779	2.36	798	Straight-Line	39	2.564

The Lodge at Sonoma Renaissance Resort & Spa	27,410	1.22	335	Straight-Line	39	2.564

Renaissance Worthington	73,272	1.45	1,064	Straight-Line	39	2.564

Marriott Atlanta Alpharetta	38,212	0.90	344	Straight-Line	39	2.564

Frenchman’s Reef & Morning Star Marriott Beach Resort(2)	69,846	—	—	Straight-Line	39	2.564

Marriott Los Angeles Airport	107,898	0.99	1,064	Straight-Line	39	2.564

Vail Marriott Mountain Resort & Spa	58,263	0.51	297	Straight-Line	39	2.564

SpringHill Suites Atlanta Buckhead(3)	N/A	N/A	N/A	Straight-Line	39	2.564

Oak Brook Hills Marriott Resort	59,459	0.64	379	Straight-Line	39	2.564

(1)	Per $1,000 of assessed value.
(2)	This hotel is exempt from real estate taxes pursuant to an agreement with the U.S. Virgin Islands Industrial Development Commission.
(3)	Property tax information is not applicable. The hotel opened on July 1, 2005 and therefore has no historical operating results.

Qualitative Disclosures about Market Risk

Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing our business strategies, the primary market risk to which we are currently exposed, and which we expect to be exposed to in the future, is interest rate risk. Some of our outstanding debt has a variable interest rate. We use interest rate caps to manage our interest rate risks relating to our variable rate debt. Our total outstanding debt at June 17, 2005 was approximately $156.4 million, of which approximately $23.0 million or 14.7% was variable rate debt. If market rates of interest on our variable debt were to increase by 1.0%, or approximately 100 basis points, the increase in interest expense on our variable debt would decrease future earnings and cash flows by approximately $230,000 annually. On the other hand, if market rates of interest on our variable rate were to decrease by one percentage point, or approximately 100 basis points, the decrease in interest expense on our variable rate debt would increase future earnings and cash flow by approximately $230,000. As of June 17, 2005 the fair value of the fixed rate debt approximated book value.

HOTEL INDUSTRY

Hotel Industry Recovery.    We believe that the U.S. hotel industry is continuing to recover from the severe effects of an economic slowdown and reduction in travel following the terrorist attacks of September 11, 2001, which led to declines in room rates as hotels competed more aggressively for fewer guests. As a result, hotel industry RevPAR and operating performance declined substantially in the period 2001 to 2003.

General economic and local market conditions affect the levels of business and leisure travel, which in turn affect hotel demand and, therefore, operating performance. Along with hotel demand, new hotel room supply is another important factor affecting the hotel industry’s performance. Room rates, occupancy and RevPAR typically increase when demand growth exceeds supply growth. According to Smith Travel Research, Inc., demand for hotel rooms recently increased while growth in the supply of new hotel rooms slowed and is expected to remain at historically low levels for the next several years.

Attractive Environment for Acquisitions.    We believe that the current environment presents the opportunity to acquire hotel properties at an attractive time in the hotel industry cycle and participate in improved hotel industry fundamentals. As economic conditions continue to improve, we expect a number of hotel properties with attractive values will be sold over the near-term. Unlike the last industry downturn in the early 1990’s, current hotel owners generally have not been compelled to sell their hotels at distressed prices. In the most recent downturn, hotel properties generally were more conservatively leveraged and hotel owners therefore were able to comply with their debt service obligations despite the cash flow reductions caused by the economic and industry slowdown. While the hotel industry is now recovering from the general economic decline of the previous few years, we believe that a significant number of hotel owners are motivated to sell their hotel properties for a number of reasons. Some owners are restructuring their portfolios by selling some hotels in order to restore service levels and accelerate maintenance and capital expenditures to capitalize on recovering demand levels and increase potential revenue streams at their remaining hotels. Other owners have been forced to hold their assets longer than planned during the market downturn and are seeking to sell into the first rising market in several years.

Because the market appears to accept the notion of broad hotel market recovery, sellers are demanding and receiving relatively high multiples of trailing earnings for their hotels. We believe that, even at such relatively high valuations, hotel industry performance indicators will generally continue to improve, providing the opportunity for future increases in revenues and profits.

Favorable Long-Term Demand Fundamentals.    As shown in the chart below, hotel room demand has historically been highly correlated with GDP growth. From 1988 to 2000, demand for hotel rooms grew at an average annual rate of approximately 2.6%, in line with the 3.3% average annual growth rate in GDP during the same period. However, a declining economy and the terrorist attacks of September 11, 2001 led to sharp declines in travel activities in 2001. Beginning in 2002, hotel room demand and GDP showed signs of improvement. Hotel room demand increased by 0.3% in 2002 and 1.5% in 2003, while GDP increased by 1.9% in 2002 and 3.0% in 2003. In 2004, the general economic and hotel room demand recovery continued, as hotel room demand increased by 4.7% and GDP increased by 4.4%. It is projected that hotel room demand will grow by 4.0% in 2005.

We expect that sustained growth in demand, combined with lower projected growth in new supply, as discussed below, will result in continued improvement of hotel industry fundamentals. According to Smith Travel Research:

•	occupancy increased by 3.7% in 2004 and is projected to increase by 2.8% in 2005; and

•	ADR increased by 4.0% in 2004 and is projected to increase by 4.2% in 2005.

Favorable Supply Fundamentals.    Historically, periods of weak hotel industry performance have been followed by a decrease in the growth of new hotel supply as availability of new development capital declines. Although improving operating fundamentals encourage new construction, development may require up to several years to complete. As a result, supply growth typically lags behind a hotel industry recovery. As shown in the graph below, new hotel room supply growth averaged 2.6% annually from 1988 to 2000, which is an average growth rate that is approximately equal to the average growth rate for demand over the same period of time, but since 2001, hotel room supply increased by only 1.6% in 2002, 1.2% in 2003 and 1.0% in 2004. New hotel room supply is projected to grow by 1.2% in 2005, as compared to its past 15-year historical annual average of 2.1%. We expect that if new supply remains constrained in 2005 and beyond, even moderate increases in demand should translate into further increases in hotel revenues and profitability.

Improving RevPAR.    RevPAR is generally higher in periods when room demand exceeds new supply growth. In 2001 and 2002, hotel room demand declined significantly below new room supply, resulting in RevPAR declines of 6.9% in 2001 and 2.7% in 2002. The aggregate percentage decline over this two-year period substantially surpassed the aggregate percentage decline for the 1990-91 period, previously considered one of the worst periods in the modern history of the U.S. hotel industry. We believe the industry is recovering in a pattern similar to that following the post-1991 decline. In 2003, hotel room demand stabilized and RevPAR increased 0.4%. In 2004, hotel demand increased significantly, leading to a significant increase in RevPAR of 7.8%, and RevPAR growth of 7.1% is projected for 2005.

Improving Margins.    The hotel industry has operated more efficiently over the past decade, notwithstanding the significant industry downturn of 2001-2003. Periods of strong RevPAR growth tend to be characterized by increases in gross operating margin, or GOP margins, while periods of slower RevPAR growth or periods of RevPAR decline tend to be characterized by GOP margin decreases. For example, from 2000 through 2003, GOP margins declined from 40.9% to 35.0% as RevPAR declined by an average of 3.1% annually. We believe that as economic conditions continue to improve, our hotel occupancy rates will increase, making it possible for us to increase daily rates and thereby increase our RevPAR and operating margins.

OUR BUSINESS

Our Company

We are a self-advised real estate company that owns, acquires and invests in upper upscale and upscale hotel properties located primarily in North America. To a lesser extent, we may invest, on a selective basis, in premium limited-service and extended-stay hotel properties in urban locations.

We began operations in July 2004 when we completed a private placement of our common stock.

Our Competitive Strengths

We believe we distinguish ourselves from other owners, acquirors and investors in hotel properties through our competitive strengths, which provide us with a competitive advantage over our competitors in implementing our strategies. Our competitive strengths include:

Experienced Management Team.    We believe the extensive hotel industry experience of our senior management team will enable us to effectively implement our business strategies. Our senior management team of William W. McCarten, John L. Williams, Mark W. Brugger, Michael D. Schecter and Sean M. Mahoney has extensive experience in lodging, real estate and related service industries, including hotel asset management, acquisitions, mergers, dispositions, development, redevelopment and financing. Collectively, they have been involved in hotel transactions aggregating several billion dollars and over 100,000 hotel rooms. In particular, our senior executive officers have the following experience:

•	Mr. McCarten had over twenty-five years experience with the Marriott organization. Over the course of his career with Marriott and its related entities, he served in a variety of positions, including Chief Executive Officer of HMSHost Corporation (formerly Host Marriott Services Corporation) and Executive Vice President and Operating Group President of Host Marriott Corporation, each a publicly traded company. Mr. McCarten oversaw the spin-off of HMSHost Corporation through its merger with Autogrill S.P.A. The common stock of HMSHost Corporation initially traded at $6.25 per share and HMSHost Corporation was subsequently purchased by Autogrill, S.P.A. in 1999 for $15.75 per share (a 152% return). Mr. McCarten serves as our Chairman and Chief Executive Officer.

•	Mr. Williams had over twenty-five years experience with Marriott and recently served as Executive Vice President of North American Hotel Development for Marriott, where he had primary responsibility for the acquisition and development of full-service hotel projects involving Marriott Hotels & Resorts, Renaissance Hotels & Resorts and The Ritz-Carlton. He has extensive experience in acquiring, repositioning, developing and redeveloping hotels. Mr. Williams serves as our President and Chief Operating Officer.

•	Mr. Brugger has over a decade of experience in real estate and finance. He recently served as the Vice President Project Finance with Marriott as well as Chief Executive Officer of a non-lodging Marriott subsidiary with over $300 million in annual revenues. His experience includes structured finance transactions totaling in excess of $2 billion as well as the acquisition, disposition and financing of investment properties. Mr. Brugger serves as our Executive Vice President, Chief Financial Officer and Treasurer.

•	Mr. Schecter has fifteen years experience practicing law, including six years with Marriott. He has led and successfully completed a wide array of transactions in the hotel industry, including mergers and acquisitions, dispositions, joint ventures, and financings. Mr. Schecter serves as our General Counsel and Secretary.

•	Mr. Mahoney has over eleven years experience as a certified public accountant. He most recently served as a senior manager with Ernst & Young LLP. He has extensive experience with clients in the real estate and hotel industries. Mr. Mahoney serves as our Chief Accounting Officer and Corporate Controller.

Marriott Investment Sourcing Relationship.    Our investment sourcing relationship with Marriott provides us, subject to certain limitations, with a “first look” at hotel property acquisition and investment opportunities known to Marriott. As a result of Marriott’s extensive network, relationships and knowledge of hotel property investment opportunities, we believe we have preferred access to a unique source of hotel property investment opportunities, many of which may not be available to other hospitality companies.

We regularly explore with Marriott how to further our investment sourcing relationship in order to maximize the value of the relationship to both parties. To date, both companies have worked proactively to convert appropriate opportunities into hotel property investments made by us and managed by Marriott. Our senior management team currently meets with senior representatives of Marriott approximately every two weeks to discuss, among other things, potential hotel property investment opportunities known to Marriott that are consistent with our stated business strategy.

Since our formation in 2004, Marriott has provided us with access to more than $1.9 billion of off-market acquisition opportunities. Marriott has contributed to us certain amounts in exchange for the right to manage hotel properties we have acquired. We refer to these amounts as “key money.” Marriott has provided us with key money of approximately $9.5 million in the aggregate in connection with our acquisitions of the Courtyard Manhattan/Midtown East ($2.5 million), the Courtyard Manhattan/Fifth Avenue ($1.0 million), the Torrance Marriott ($3.0 million), the Oak Brook Hills Marriott Resort ($2.5 million) and SpringHill Suites Atlanta Buckhead ($0.5 million). In connection with our acquisitions of the Courtyard Manhattan/Midtown East and The Lodge of Sonoma Renaissance Resort & Spa, Marriott also contributed $800,000 and $400,000, respectively, to the hotels’ furniture, fixtures and equipment reserves. The $1.0 million in key money payments received from Marriott in connection with our acquisition of the Courtyard Manhattan/Fifth Avenue is recoverable in the event that we have not completed certain renovations by January 22, 2006 and Marriott terminates the management agreement in accordance with certain provisions of the management agreement. The $6.0 million in key money contributed by Marriott in connection with our acquisition of the Torrance Marriott, Oak Brook Hills Marriott Resort and SpringHill Suites Atlanta Buckhead is recoverable subject to a 10% reduction per year in the event that the applicable management agreement with Marriott terminates within 10 years and such termination is not a result of a default by Marriott. In addition, Marriott provided us with a cash flow guarantee for the Oakbrook Hills Marriott Resort for the fiscal year 2006 and 2007 operating cash flow. The guarantee provides that Marriott will fund the deficit of actual hotel operating income during fiscal years 2006 and 2007. The total guarantee obligation of Marriott is capped at $2.5 million.

Our relationship with Marriott has facilitated the acquisition of seven of our fourteen hotel properties, including the Marriott Griffin Gate Resort and the Lodge at Sonoma Renaissance Resort & Spa, each of which we acquired directly from Marriott. We believe that we will continue to benefit from this relationship.

Except where contractually or ethically prohibited, or where Marriott believes it would be damaging to existing Marriott relationships, Marriott provides us a “first look” at hotel property investment opportunities known to Marriott that are consistent with our stated business strategy. These hotel property investment opportunities are those upon which Marriott believes that it may have a significant influence on a potential sale. We believe we are Marriott’s preferred purchaser of full-service as well as urban select-service and urban extended-stay hotels in the United States, Canada and Mexico. We believe that Marriott currently views “first look” as meaning Marriott will approach us first and give us an opportunity to work with Marriott in connection with an investment. Whether the “first look” opportunity develops further will depend upon the circumstances of each investment. In order to continue to develop this relationship, except where contractually or ethically prohibited, we intend to provide Marriott with a “first look” at all hotel management opportunities that become known to us.

Neither we nor Marriott have entered into a binding agreement or commitment setting forth the terms of this relationship. Our investment sourcing relationship may be modified or terminated at any time by either party. We retain the right to utilize any property brand and any hotel management company. We believe that should we pursue any such opportunity, it will not affect our investment sourcing relationship with Marriott, so long as such an opportunity does not interfere with Marriott’s objectives for our investment sourcing relationship. On the other hand, Marriott has numerous longstanding relationships with other potential property owners and we understand that Marriott may work with other owners on any potential transaction.

Marriott’s only binding commitment with regard to this investment sourcing relationship is that until June 30, 2006, it will not enter into any written agreement or series of written agreements granting any third party the right to receive information from Marriott concerning opportunities to purchase full-service, urban select-service or urban extended-stay hotels in the United States, or in any region thereof, prior to such opportunities being presented to us. Our only binding commitment with regard to this relationship is that until June 30, 2006, we will not enter into a written agreement or series of written agreements granting any third party the right to receive information from us concerning potential opportunities to provide hotel management services for full-service, urban select-service or urban extended-stay hotels in the United States, or in any region thereof, prior to such opportunity being presented to Marriott. However, for any particular hotel, we are under no obligation to use Marriott as our hotel management company and we may invest in hotel properties that do not operate under one of Marriott’s brands.

Pursuant to this investment sourcing relationship, we have pursued, and intend to continue to pursue, hotel property investment opportunities referred to us by Marriott and we intend to continue to utilize Marriott as our preferred hotel management company. We believe that this strategy will benefit our stockholders because we believe that Marriott’s strong brands and excellent hotel management services have an extensive track record of providing its owners with a RevPAR premium over competitive brands.

Proven Acquisition Capability.    Our senior management team has established a broad network of hotel industry contacts and relationships, including relationships with hotel owners, financiers, operators, commercial real estate brokers and other key industry participants. These industry relationships have provided us with a valuable source of potential hotel property investment opportunities. Since our July 2004 private placement, we have acquired the following fourteen hotel properties, comprising 5,637 rooms:

•	Courtyard Manhattan/Midtown East in New York, New York, acquired in November 2004 for approximately $74.3 million (sourced by Marriott and purchased from a private partnership);

•	Torrance Marriott in Los Angeles, California, acquired in January 2005 for approximately $62.0 million (sourced by a broker and purchased from a public REIT);

•	Salt Lake City Marriott Downtown in Salt Lake City, Utah, acquired in December 2004 for approximately $49.6 million (sourced by a broker and purchased from a public REIT);

•	Marriott Griffin Gate Resort in Lexington, Kentucky, acquired in December 2004 for approximately $46.9 million (sourced by and purchased from Marriott);

•	Bethesda Marriott Suites in Bethesda, Maryland, acquired in December 2004 for approximately $41.1 million (sourced by a broker and purchased from a private partnership);

•	Courtyard Manhattan/Fifth Avenue in New York, New York, acquired in December 2004 for approximately $35.6 million (sourced by a broker and purchased from an institutional investment fund);

•	The Lodge at Sonoma Renaissance Resort & Spa in Northern California, acquired in October 2004 for approximately $31.5 million (sourced by and purchased from Marriott);

•	Renaissance Worthington in Fort Worth, Texas, Marriott Atlanta Alpharetta in Atlanta, Georgia, Frenchman’s Reef & Morning Star Marriott Beach Resort in St. Thomas, U.S. Virgin Islands and Marriott Los Angeles Airport in Los Angeles, California, collectively acquired in June 2005 for approximately $318.3 million, including pre-funded escrow amounts for capital improvements (sourced by our executive officers and purchased from a private partnership); and

•	Vail Marriott Mountain Resort & Spa, acquired in June 2005 for approximately $64.4 million, including pre-funded escrow amounts for capital improvements (sourced by our executive officers and purchased from a public company).

•	SpringHill Suites Atlanta Buckhead, acquired in July 2005 for approximately $34.1 million (sourced by Marriott and purchased from a private partnership)

•	Oak Brook Hills Marriott Resort, acquired in July 2005 for approximately $65.7 million (sourced by a broker and purchased from an institutional investment fund)

We believe that our ability to quickly identify, negotiate, finance and consummate acquisitions has positioned us as a preferred buyer of hotel properties.

Growth-Oriented Capital Structure.    On July 8, 2005, we entered into a three-year, $75.0 million senior secured revolving credit facility with Wachovia Bank, National Association, as administrative agent under the credit facility, and Citicorp North America, Inc. and Bank of America, N.A., as co-syndication agents under the credit facility. This facility may be expanded to $250.0 million at our election, subject to the approval of the lenders, to fund additional acquisitions and renovations and for general working capital and other corporate purposes. We maintain a target leverage ratio of 45% to 55% of our aggregate property investment and repositioning costs.

Our Business Objective and Strategies

Our principal business objective is to maximize stockholder value through a combination of dividends, growth in funds from operations and increases in net asset value. In order to achieve this objective, our key strategies are as follows:

•	disciplined acquisition of hotel properties;

•	aggressive asset management; and

•	opportunistic hotel repositioning.

Disciplined Acquisition of Hotel Properties.    We will seek to create value by acquiring upper upscale and upscale hotel properties in geographically diverse locations, and to a lesser extent, premium limited service and extended stay hotels in urban locations, in accordance with our disciplined acquisition strategy. Our focus is on acquiring undermanaged or undercapitalized hotel properties at prices below replacement cost and that are located in markets where we expect demand growth will outpace new supply.

Aggressive Asset Management.    We intend to aggressively manage our hotel properties by continuing to employ value-added strategies (such as re-branding, renovating, or changing management) designed to increase the operating results and value of our hotel property investments. We will conduct improvements to certain of our initial properties designed to enhance the overall experience of hotel guests and increase RevPAR and asset value. For example, in certain hotels, we are planning the addition of new furniture and bedding, installation of granite vanities in bathrooms, and introduction of new concepts for food and beverage outlets, such as the conversion of a gift shop to a Starbuck’s outlet. We currently plan to invest approximately $33.5 million in 2005 and the first quarter of 2006 to renovate our initial hotels, including $27.0 million in capital that has been pre-funded into various escrow accounts and $25.9 million in 2005 and the first quarter of 2006 to renovate our recently acquired hotel properties, including $11.5 million in capital that has been pre-funded into various escrow accounts.

We do not operate our hotel properties, but we have structured, and intend to continue to structure, our hotel management agreements to allow us to closely monitor the performance of our hotels and to ensure, among other things, that our third-party managers: (i) implement an approved business and marketing plan, (ii) implement a disciplined capital expenditure program and (iii) establish and prudently spend appropriate furniture, fixtures and equipment reserves.

Capitalizing on Repositioning Opportunities.    We intend to seek opportunities to acquire hotel properties that will benefit from repositioning, including re-branding, renovating or changing management to increase the operating results and value of our hotel property investments. In this regard, we believe our investment sourcing relationship with Marriott will yield many of these opportunities.

Hotel Industry Segments

Smith Travel Research, Inc. classifies the hotel industry into the following chain scales, as determined by each brand’s average system-wide daily rates: luxury, upper upscale, upscale, midscale with food and beverage, midscale without food and beverage, and economy. The category of “upper upscale” includes hotels such as Doubletree, Embassy Suites Hotels, Hilton, Hyatt, Marriott and Sheraton; the category of “upscale” includes hotels such as Courtyard by Marriott, SpringHill Suites by Marriott, Crowne Plaza, Hawthorn Suites, Hilton Garden Inn, Radisson, Residence Inn by Marriott and Wyndham; and the category of “midscale” includes hotels such as Four Points—Sheraton, Holiday Inn, Holiday Inn Express and Holiday Inn Select.

“Extended-stay” hotels are hotels generally designed to accommodate guests staying more than six nights and typically provide rooms with fully equipped kitchens, entertainment systems, office spaces with computer and telephone lines, access to fitness centers and other amenities. “Limited-service” hotels target budget-conscious travelers and therefore have fewer amenities, such as in-house food and beverage facilities.

Environmental Matters

Under various federal, state and local environmental laws and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases or threats of releases at such property and may be held liable to a government entity or to third parties for property damage and for investigation, clean-up and monitoring costs incurred by such parties in connection with the actual or threatened contamination. These laws typically impose clean-up responsibility and liability without regard to fault, or whether or not the owner, operator or tenant knew of or caused the presence of the contamination. The liability under these laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may obtain contributions from other identified, solvent, responsible parties of their fair share toward these costs. These costs may be substantial and can exceed the value of the property. The presence of contamination, or the failure to properly remediate contamination, on a property may adversely affect the ability of the owner, operator or tenant to sell or rent that property or to borrow funds using such property as collateral and may adversely impact our investment in that property.

Federal regulations require building owners and those exercising control over a building’s management to identify and warn, via signs and labels, of potential hazards posed by workplace exposure to installed asbestos-containing materials and potential asbestos-containing materials in their building. The regulations also set forth employee training, record keeping and due diligence requirements pertaining to asbestos-containing materials and potential asbestos-containing materials. Significant fines can be assessed for violation of these regulations. Building owners and those exercising control over a building’s management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to asbestos-containing materials and potential asbestos-containing materials as a result of these regulations. The regulations may affect the value of a building containing asbestos-containing materials and potential asbestos-containing materials in which we have invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and disposal of asbestos-containing materials and potential asbestos-containing materials when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for improper handling or a release to the environment of asbestos-containing materials and potentially asbestos-containing materials and may provide for fines to, and for third parties to seek recovery from, owners or operators of real estate facilities for personal injury or improper work exposure associated with asbestos-containing materials and potential asbestos-containing materials.

Prior to closing any property acquisition, we obtain Phase I environmental assessments in order to attempt to identify potential environmental concerns at the properties. These assessments are carried out in accordance with an appropriate level of due diligence and will generally include a physical site inspection, a review of relevant federal, state and local environmental and health agency database records, one or more interviews with appropriate site-related personnel, review of the property’s chain of title and review of historic aerial photographs and other information on past uses of the property. We may also conduct limited subsurface investigations and test for substances of concern where the results of the Phase I environmental assessments or other information indicates possible contamination or where our consultants recommend such procedures. We cannot assure you that these assessments will discover every environmental condition that may be present on a property.

The 2002 Phase I of the Frenchman’s Reef Marriott Beach Resort property in St. Thomas, Virgin Islands identified twenty-one 55-gallon drums containing both hazardous and non-hazardous wastes. While there was no associated soil staining, fines may be imposed by the Virgin Islands Department of Planning and Natural Resources for labeling issues and improper disposal. The estimated cost of solely the clean-up is between $4,000 and $5,000. We will have no recourse under the purchase agreement against the seller of this property for any of the environmental liabilities at this property prior to our acquisition of the property.

Competition

We encounter strong competition for investments in hotel properties. The hotel industry is highly competitive and our hotel properties are subject to competition from other hotels for guests. Competition is based on a number of factors, including convenience of location, brand affiliation, price, range of services, guest amenities, and quality of customer service. Competition is specific to the individual markets in which our properties are located and will include competition from existing and new hotels operated under brands in the full-service, select-service and extended-stay segments. We believe that properties flagged with a Marriott brand will enjoy the competitive advantages associated with their operations under such brand. Marriott’s centralized reservation systems and national advertising, marketing and promotional services combined with the strong management expertise they provide should enable our properties to perform favorably in terms of both occupancy and room rates. We also believe that Marriott Rewards® will generate repeat guest business that might otherwise go to competing hotels. Increased competition would have a material adverse effect on occupancy, ADR and RevPAR or may require us to make capital improvements that we otherwise would not undertake, which may result in decreases in the profitability of our hotel properties.

We face competition for the acquisition of and investment in hotel properties from institutional pension funds, private equity investors, REITs, hotel companies and others who are engaged in the acquisition of hotels. Some of these entities have substantially greater financial and operational resources than we have and may have greater knowledge of the markets in which we seek to invest. This competition may reduce the number of suitable investment opportunities offered to us and increase the cost of acquiring our targeted hotel property investments. Although we expect that our investment sourcing relationship with Marriott will continue to provide us with a continuing source of investment opportunities, Marriott is under no binding commitment to provide us with any such opportunities, as described under “Our Business—Our Investment Sourcing Relationship With Marriott.”

Employees

We currently employ eleven full-time employees. We anticipate hiring a number of additional full-time employees. We believe that our relations with our employees are good. None of our employees is a member of any union; however, the employees of Marriott working at our Courtyard Manhattan/Fifth Avenue hotel are currently represented by a labor union and are subject to a collective bargaining agreement.

Legal Proceedings

We are not involved in any material litigation nor, to our knowledge, is any material litigation pending or threatened against us, other than routine litigation arising out of the ordinary course of business or which is expected to be covered by insurance and not expected to harm our business, financial condition or results of operations.

On March 31, 2005, the New York Hotel Trades Council and Hotel Association of New York City, Inc. Pension Fund, or Fund, sent us a Notice of Demand for Payment of Withdrawal Liability under Section 4202 of ERISA, with regard to our acquisition of the Courtyard Manhattan/Fifth Avenue and the related transfer of management of the hotel to Marriott. The Fund assessed a withdrawal liability of $484,242 under Section 4201 of ERISA. On June 2, 2005, the Fund rescinded the Notice of Demand for Payment of Withdrawal Liability.

Regulation

Our properties must comply with Title III of the Americans with Disabilities Act, or ADA, to the extent that such properties are “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. We believe that our properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

Insurance

We carry comprehensive liability, fire, extended coverage, earthquake, business interruption and rental loss insurance covering all of the properties in our portfolio under a blanket policy. We do not carry insurance for generally uninsured losses such as loss from riots, war or acts of God. In addition, we carry earthquake and terrorism insurance on our properties in an amount and with deductibles which we believe are commercially reasonable. Certain of the properties in our portfolio are located in areas known to be seismically active. See “Risk Factors—Risks Related to the Hotel Industry—Uninsured and underinsured losses could adversely affect our operating results and our ability to make distributions to our stockholders.”

OUR PROPERTIES

Since our formation, we have acquired 14 hotel properties. The tables set forth below first contain information regarding our initial seven hotel properties and then our seven recently acquired hotel properties.

Our Initial Hotel Properties

Prior to the acquisitions of the Capital Hotel Investment Portfolio and Vail Marriott Mountain Resort & Spa in June 2005, and the Oak Brook Hills Marriott Resort and SpringHill Suites Atlanta Buckhead in July 2005, we owned seven hotel properties. All of these initial hotel properties are currently managed by Marriott. We believe that each of these properties is adequately covered by insurance. The following table sets forth certain operating information for each of our initial hotels. This information includes periods prior to our acquisition of these hotels:

Property	Location	Month Acquired	Number of Rooms(1)	Average Occupancy(2)	ADR(2)	RevPAR(2)
Courtyard Manhattan /Midtown East	New York, New York	11/04	307	89.2%	$199.43	$177.85
Torrance Marriott	Los Angeles County, California	1/05	487	77.4	99.64	77.16
Salt Lake City Marriott Downtown	Salt Lake City, Utah	12/04	510	67.9	115.51	78.49
Marriott Griffin Gate Resort	Lexington, Kentucky	12/04	408	68.0	110.10	74.94
Bethesda Marriott Suites	Bethesda, Maryland	12/04	274	74.6	153.74	114.74
Courtyard Manhattan/ Fifth Avenue	New York, New York	12/04	189	89.3	140.96	125.88
The Lodge at Sonoma Renaissance Resort & Spa	Sonoma, California	10/04	182	65.1	187.34	122.03

TOTALS/WEIGHTED AVERAGES			2,357	75.0%	$135.94	$101.90

(1)	As of December 31, 2004.
(2)	For the fiscal year ended December 31, 2004.

The following table sets forth information regarding our investment in each of our initial hotel properties:

Property	Location	Year Opened	Number of Rooms(1)	Purchase Price(2)	Pre-Funded Capital Improvement Escrows(3)	Projected Additional Capital Improvements(4)	Total Projected Investment(5)	Total Projected Investment Per Room
Courtyard Manhattan/ Midtown East	New York, New York	1998	307	$74,318,000	$4,539,000	$—	$78,857,000	$256,863
Torrance Marriott	Los Angeles County, California	1985	487	62,002,000	10,000,000	—	72,002,000	147,848
Salt Lake City Marriott Downtown	Salt Lake City, Utah	1981	510	49,584,000	3,761,000	500,000	53,845,000	105,578
Marriott Griffin Gate Resort	Lexington, Kentucky	1981	408	46,887,000	2,955,000	—	49,842,000	122,162
Bethesda Marriott Suites	Bethesda, Maryland	1990	274	41,062,000	830,000	4,000,000	45,892,000	167,489
Courtyard Manhattan/ Fifth Avenue	New York, New York	1990	189	35,623,000	4,117,000	2,000,000	41,740,000	220,847
The Lodge at Sonoma Renaissance Resort & Spa	Sonoma, California	2001	182	31,545,000	800,000	—	32,345,000	177,720

TOTALS/WEIGHTED AVERAGE			2,357	$341,021,000	$27,002,000	$6,500,000	$374,523,000	$158,898

(1)	As of December 31, 2004.
(2)	Purchase price includes, for each hotel property, all amounts paid to the seller, assumed debt and amounts paid for working capital plus costs paid with respect to third-party professional fees in connection with our purchase, but it does not include costs related to mortgage debt used by us to finance the purchase of the hotel property or escrow accounts established for the pre-funded capital improvements.
(3)	Pre-funded capital improvements are amounts already funded into various escrow accounts and include furniture, fixtures and equipment reserves and lender-required reserves.
(4)	Represents projected capital improvement escrows scheduled to occur through the end of the first quarter of 2006 that have not been pre-funded into an escrow account.
(5)	Total projected investment, for each hotel property, is the sum of the purchase price, pre-funded capital improvements and projected capital improvements.

Courtyard Manhattan/Midtown East

Location and Demand Generators:    The Courtyard Manhattan/Midtown East is located in Manhattan’s East Side, on Third Avenue between 52nd and 53rd Streets. Demand for the hotel is generated by nearby financial services and other firms located in Midtown Manhattan.

The Property:    We hold a fee simple interest in a commercial condominium unit, which includes a 47.725% undivided interest in the common elements in the 866 Third Avenue Condominium; the rest of the condominium is owned predominately (48.2%) by the building’s other major occupant, Memorial Sloan-Kettering. The hotel contains 307 guestrooms and occupies the lobby area on the 1st floor, all of the 12th-30th floors and its pro rata share of the condominium’s common elements. The hotel was converted from office use and had its grand opening in 1998 as a Courtyard by Marriott.

In 1998, the prior owners entered into a long-term management agreement with Marriott to have the hotel managed and operated as a Courtyard. Following the post-9/11 downturn in the New York City hotel market, the prior owners filed a Chapter 11 bankruptcy case in October 2003 with the intention of rejecting the Marriott hotel management agreement and converting the hotel into residential condominium units. After substantial litigation with Marriott, the owners and Marriott agreed to resolve their disputes by selling the hotel to Marriott. In November 2004, the bankruptcy court confirmed the proposed plan, which provided, among other things, for the sale of the hotel to Marriott for $75 million. During this time and prior to signing the purchase and sale agreement, Marriott worked exclusively with us to determine our level of interest in acquiring the hotel. As a result of these discussions, on the day of the real estate closing, Marriott assigned the purchase and sale agreement to us and we took title to the hotel directly from the prior owners. In addition, Marriott also contributed to us $2.5 million of non-recoverable key money in return for our agreement to enter into a new, long-term management agreement.

We believe that the hotel will benefit from continued improvement in the New York City hotel market.

We have budgeted $4.3 million for a complete guestroom and public space renovation in the first quarter of 2006, or $14,134 per room. We intend to target the higher end of the market as a result of many of these improvements. We believe that the improving hotel market in New York City and the planned capital improvements will position this hotel to take advantage of its location and continuing improvement in the hotel industry.

Additional property highlights include:

Guestrooms:

•	307 guestrooms, including 8 suites.

Meeting Space:

•	3 meeting rooms; 1,500 square feet of total meeting space.

Food and Beverage:

•	East Side Café, with 82 seats.

•	East Side Lounge, with 22 seats.

Other Amenities:

•	Fitness Center.

Competition:    Competitor hotels include The Doubletree, The Crowne Plaza at the United Nations, The Roosevelt and Radisson. We compete with these hotels based on a number of factors, including location, brand, price, service and amenities, as well as property condition.

Operating and Occupancy Information

	Fiscal Year					First Fiscal Half 2005
	2000	2001	2002	2003	2004
Room Revenue	$20,742,000	$16,513,000	$16,099,000	$14,898,000	$19,874,000	$9,223,641
ADR	$204.37	$176.31	$168.79	$161.67	$199.43	$203.88
Occupancy %	91.0%	83.8%	83.7%	82.5%	89.2%	87.7%
RevPAR	$185.98	$147.77	$141.35	$133.32	$177.85	$178.84

Torrance Marriott

Location and Demand Generators:    The Torrance Marriott is located adjacent to the Del Amo Fashion Center mall, one of the largest malls in America, approximately ten miles from Los Angeles International Airport and less than two miles from the Pacific Ocean in the South Bay area of Los Angeles County. The hotel benefits from the fact that hotel room supply growth in Los Angeles has remained at relatively low levels, averaging only 0.62 percent per year between 1992 and 2003.

Torrance is a major automotive center. Three major Japanese automobile manufacturers, Honda, Nissan and Toyota, have their U.S. headquarters in the Torrance area and generate significant demand for the hotel. The hotel is also expected to benefit from the extensive renovation and expansion of the Del Amo Fashion Center mall, which was purchased by the Mills Corporation in 2003.

The Property:    We own a fee simple interest in the hotel. The hotel was completed in 1985 and includes 487 guestrooms, including 11 suites, within a 17-story building. The property includes over 700 parking spaces in a three-story parking deck adjacent to the hotel.

At the time of our acquisition, the hotel was managed by Marriott and owned by Host Marriott Corporation, or Host, which had the right to sell the hotel subject to a Marriott franchise agreement and terminate the Marriott management agreement. Marriott provided us with $3.0 million in key money as an inducement to enter into a long-term management agreement. The $3.0 million in key money is recoverable by Marriott, subject to a 10% reduction per year through 2014, in the event that the management agreement with Marriott terminates within 10 years and such termination is not a result of a default by Marriott. We successfully negotiated with Host to purchase both the Salt Lake City Marriott Downtown and the Torrance Marriott for a combined purchase price. We believe the Marriott key money was essential in our ability to win the bid for the two hotels because it allowed us to increase our bid for the properties.

We have developed an intensive capital improvement and repositioning plan for this hotel and plan to spend $10 million in 2005 and 2006, or almost $20,534 per room, to replace the guestroom softgoods, renovate the lobby, food and beverage outlets and meeting space, and convert the gift shop to a Starbuck’s outlet. We also see an opportunity to introduce new concepts for two of the property’s food and beverage outlets. We believe that our repositioning plan will allow this hotel to improve guest satisfaction, entice more group business, improve local catering sales and command higher rates.

Additional property highlights include:

Guestrooms:

•	487 guestrooms, including 11 suites, 260 king rooms and 216 double/double rooms.

Meeting Space:

•	Approximately 23,000 total square feet of indoor and outdoor meeting space;

•	10,080 square foot Grand Ballroom and 19 meeting rooms; and

•	7,000 square foot outdoor meeting pavilion.

Food and Beverage:

•	Garden Court Restaurant;

•	Pitcher’s Sports Bar; and

•	Lobby Lounge.

Other Amenities:

•	Indoor/Outdoor Pool;

•	Children’s Pool;

•	Fitness Center;

•	Jacuzzi;

•	Car Rental Desk; and

•	Barber/Beauty Shop.

Competition:    Competitor hotels include The Crowne Plaza Redondo Beach, Hilton Torrance, Doubletree Hotel Carson Civic Plaza and Marriott Manhattan Beach. We compete with these hotels based on a number of factors, including location, brand, price, service and amenities, as well as property condition. We believe the Torrance hotel market has been highly competitive, with the Redondo Beach Crowne Plaza and the Hilton Torrance being the primary competitors.

Operating and Occupancy Information

	Fiscal Year					First Fiscal Half 2005
	2000	2001	2002	2003	2004
Room Revenue	$16,469,000	$15,837,000	$13,580,000	$13,171,000	$13,678,000	$6,622,430
ADR	$107.49	$107.71	$91.69	$90.76	$99.63	$103.81
Occupancy %	86.4%	82.9%	82.6%	81.9%	77.4%	79.9%
RevPAR	$92.91	$89.34	$75.78	$74.30	$77.16	$82.95

Salt Lake City Marriott Downtown

Location and Demand Generators:    The Salt Lake City Marriott Downtown is located in downtown Salt Lake City across from the Salt Palace Convention Center near Temple Square, 15 minutes from Salt Lake City Airport.

Demand for the hotel is generated primarily by the Convention Center, the Church of Jesus Christ of Latter-Day Saints, the University of Utah, government offices and nearby ski destinations. The hotel is connected to Crossroads Plaza Mall, which is expected to undergo a major reconstruction as part of a redevelopment that is expected to include the construction of up to 900 residential units. Moreover, the Crossroads Plaza Mall has recently signed Nordstrom’s to a new lease. We believe the hotel will also benefit from the planned establishment by the Church of Jesus Christ of Latter-Day Saints of a major university, with enrollment of up to 10,000 students, near the hotel.

The Property:    We hold ground lease interests in the hotel and the extension that connects the hotel to Crossroads Plaza Mall. The term of the ground lease for the hotel runs through 2056, inclusive of five ten-year renewal options. The term of the ground lease for the extension of the hotel (containing approximately 1,078 square feet) runs through 2017, inclusive of the one remaining ten-year renewal option. The Salt Lake City Marriott Downtown hotel was completed in 1981 and includes 510 guestrooms. In 2004, Host engaged real estate brokers to sell the Salt Lake City Marriott Downtown and Torrance Marriott. We negotiated with Host to purchase both hotels (which were originally marketed separately) for a combined purchase price. We assumed the existing hotel management agreement with Marriott in connection with the acquisition of this hotel.

Between 2000 and 2002, the previous owners of the hotel made approximately $9.4 million in capital expenditures, including the replacement of softgoods in the guestrooms and a refurbishment of the lobby, ballroom and public space, incurred in connection with the 2002 Olympic games.

Additional property highlights include:

Guestrooms:

•	510 guestrooms, including 6 suites, 231 king rooms and 278 double/double rooms.

Meeting Space:

•	Approximately 22,300 total square feet of meeting space; and

•	A 14,000 square foot Grand Ballroom.

Food and Beverage:

•	Elevations Restaurant, with 132 seats;

•	Pitcher’s Sports Bar, with 22 seats; and

•	Destinations Coffee Shop.

Other Amenities:

•	Indoor/Outdoor Pool;

•	Fitness Center;

•	Sauna; and

•	Car Rental Desk.

Competition:    Competitor hotels include Hilton, Marriott City Center, Little America, Hotel Monaco, Sheraton and Grand America. We compete with these hotels based on a number of factors, including location, brand, price, service and amenities, as well as property condition. We believe the Salt Lake City market has recently been characterized by over-supply, leading to intense rate competition and resulting in lower RevPAR.

Operating and Occupancy Information

	Fiscal Year					First Fiscal Half 2005
	2000	2001	2002	2003	2004
Room Revenue	$16,363,000	$13,917,000	$18,019,000	$14,504,000	$14,570,000	$7,195,297
ADR	$121.76	$116.79	$130.82	$118.55	$115.51	$119.62
Occupancy %	72.4%	64.2%	73.1%	65.9%	67.9%	70.2%
RevPAR	$88.14	$74.97	$95.66	$78.13	$78.49	$83.98

Marriott Griffin Gate Resort

Location and Demand Generators:    Marriott Griffin Gate Resort is located north of downtown Lexington, Kentucky. The hotel is near all the area’s major corporate office parks and regional facilities of a number of major companies such as IBM, Toyota, Lexel Corporation and Lexmark International. The hotel also is located in proximity to downtown Lexington, the University of Kentucky, the historic Keeneland Horse Track and the Kentucky Horse Park.

The Property.    The hotel is a 163-acre regional resort that contains three distinct components: the seven story main hotel and public areas, the Griffin Gate Golf Club, with the Rees Jones-designed 18-hole golf course, and The Mansion (which was originally constructed in 1854 and was Lexington’s first AAA 4-diamond restaurant). We own the fee interest in the hotel, The Mansion, and the Griffin Gate Golf Club generally; however, there is a ground lease interest under approximately 54 acres of the golf course. The ground lease runs through 2033 (inclusive of four five-year renewal options), and contains a buyout right beginning at the end of the term in 2013 and at the end of each five-year renewal term thereafter. We are the sub-sublessee under another minor ground lease of land adjacent to the golf course, with a term expiring in 2020. Rent for the entire term was $1.00 and has been paid in full.

The hotel was originally opened in 1981. The original developer of the resort sold it to the hotel’s interim owner, which recapitalized the hotel in the 1990s and Marriott provided a guarantee on the first mortgage debt at that time. The interim owner did not invest sufficient capital in the hotel during its ownership period and the hotel’s operating results began to decline at the end of the 1990s. The deterioration in the hotel product and operating performance continued into the early part of this decade, with the hotel generating cash flows insufficient to support its debt service. In 2003, Marriott acquired the first mortgage. Later that same year, it negotiated with the interim owner and took title to the resort for nominal consideration. In 2003, Marriott initiated a major renovation and repositioning of the resort, with an approximate $10 million capital improvement plan. The renovation included a complete guestroom and guestroom corridor renovation, including an extensive renovation of the suites to more effectively yield higher priced business, as well as a renovation of the exterior facade. In addition, to better accommodate group business, Marriott built a permanent climate-controlled meeting pavilion and upgraded the elevators in order to move groups more efficiently.

Prior to our formation, Marriott engaged a real estate broker to market the hotel on its behalf. After our formation, Marriott agreed to withdraw the resort from the market and negotiate with us on an exclusive basis. We purchased the hotel from Marriott in December 2004.

We plan to complete the renovation plan in 2005 with an additional investment of approximately $3.0 million, or $7,243 per room. The final phase of the renovation will focus on the public space at the hotel, including renovating the interior of The Mansion, replacing the softgoods in the ballroom as well as renovating, repainting or refreshing the lobby, the atrium and the lounge. The renovation and repositioning plan are designed to allow the resort to once again gain its leading market position, improve the guest experience and attract more group meeting planners.

Additional property highlights include:

Guestrooms:

•	387 guestrooms and 21 suites, including Presidential Suites. All guestrooms provide modern, high-end services, including high speed internet.

Meeting Space:

•	13,000 square feet of meeting space.

Food and Beverage:

•	19th Hole, a fast-food restaurant;

•	JW Steakhouse;

•	Griffin Gate Gardens, which provides casual American meals;

•	Mansion at Griffin Gate, which provides upscale American cuisine;

•	Pegasus Lounge;

•	Top Deck Poolside Bar; and

•	Starbucks.

Other Amenities

•	Fitness Center;

•	Spa;

•	Indoor/Outdoor pool;

•	Tennis Courts;

•	Playground;

•	Car Rental Desk; and

•	Gift Shop/Newsstand.

Competition:    Competitor hotels include Sheraton Suites, The Crowne Plaza, Embassy Suites of Lexington, Hilton Suites of Lexington Green, Hyatt Regency and Radisson Plaza Hotel. We compete with these hotels based on a number of factors, including location, brand, price, service and amenities, as well as property condition. We believe the Lexington hotel market has limited competitive supply, leading to less intense competition than in some of our other markets. We believe the hotel’s primary competitor for transient commercial business is the Embassy Suites of Lexington.

Operating and Occupancy Information

	Fiscal Year					First Fiscal Half 2005
	2000	2001	2002	2003	2004
Room Revenue	$11,092,000	$9,806,000	$10,551,000	$10,667,000	$11,151,000	$5,194,648
ADR	$107.76	$103.66	$99.91	$103.53	$110.10	$119.54
Occupancy %	69.3%	63.7%	69.8%	69.4%	68.1%	63.2%
RevPAR	$74.69	$66.03	$69.70	$71.83	$74.99	$75.60

Bethesda Marriott Suites

Location and Demand Generators:    Bethesda Marriott Suites is located in the Rock Spring Corporate Office Park near downtown Bethesda, Maryland, with convenient access to Interstates 270 and 495 (the Beltway) and the I-270 Technology Corridor. Rock Spring Corporate Office Park contains several million feet of office space and includes companies such as Marriott, Host and Lockheed Martin Corp., as well as the National Institute of Health.

The Property:    We hold a ground lease interest in the property. The current term of the ground lease will expire in 2087. The hotel was completed in 1990 and includes 274 guestrooms, all of which are suites. The property includes a connected parking garage with 321 spaces. The property was acquired through the acquisition of all the partnership interests in the ground lessee.

The hotel previously was operated under a lease arrangement between the owner and Marriott that created negative tax implications for any purchaser that had elected to be treated as a REIT. During our due diligence period, we worked with Marriott to change the lease into a hotel management agreement consistent with our intention to qualify as a REIT. Although the economics of the lease generally were preserved, the new management agreement provides us with certain additional rights over personnel decisions, capital expenditures and budget approvals. As an inducement for Marriott to restructure its contractual relationship with the hotel, we agreed to advance the timing of the next guestroom renovation from 2006 to 2005.

We expect to spend approximately $4.8 million in capital expenditures in 2005, or $17,628 per room, for the refurbishment of guestrooms, to reposition the hotel property for higher-rated business.

Additional property highlights include:

Guestrooms:

•	274 guestrooms, all of which are suites.

Meeting Space:

•	Approximately 4,300 square feet of total meeting space.

Food and Beverage:

•	Democracy Grille; and

•	Lobby Lounge.

Other Amenities:

•	Indoor/Outdoor Pool;

•	Fitness Center; and

•	Gift Shop.

Competition:    Competitor hotels include Hyatt Regency Bethesda, Embassy Suites, Doubletree Hotel, Holiday Inn-Select Bethesda, Sheraton Four Points, Bethesda Marriott and Bethesda North Marriott. We compete with these hotels based on a number of factors, including location, brand, price, service and amenities, as well as property condition.

Operating and Occupancy Information

	Fiscal Year					First Fiscal Half 2005
	2000	2001	2002	2003	2004
Room Revenue	$12,223,000	$10,713,000	$10,031,000	$10,918,000	$11,443,000	$5,661,572
ADR	$149.66	$153.76	$138.89	$144.65	$153.74	$169.10
Occupancy %	81.9%	69.9%	71.0%	75.7%	74.6%	72.7%
RevPAR	$122.56	$107.41	$98.68	$109.47	$114.74	$122.99

Courtyard Manhattan/Fifth Avenue

Location and Demand Generators:    The Courtyard Manhattan/Fifth Avenue is located on 40th Street, just off of Fifth Avenue in Midtown Manhattan, across the street from the New York Public Library. The hotel is situated in a convenient tourist and business location. It is within walking distance from Times Square, Broadway theaters, Grand Central Station, Rockefeller Center and the Empire State Building.

The Property.    We hold a ground lease interest in the hotel. The term of the ground lease expires in 2085, inclusive of one 49-year extension. The hotel opened in 1990 as a Journey’s End-branded hotel and has since changed brands a number of times. The hotel includes 189 guestrooms.

The prior owner of the hotel invested $3.7 million in 1999 to refurbish the hotel and convert it to a Clarion brand pursuant to a five-year agreement. Upon the end of that agreement, the hotel operated under the name Hotel 5A, a non-franchised brand. We believe the hotel’s lack of strong brand affiliation adversely impacted operating results. In 2004, the previous owner engaged a national brokerage firm to market the hotel for sale and, through our management team’s relationship with the broker, we learned about the opportunity to purchase this hotel before it was broadly marketed.

Between the time we learned of the opportunity to purchase the hotel and the bid date, we informed Marriott of this opportunity, and Marriott agreed to work with us on an exclusive basis to determine if the hotel was physically suitable to be converted to a Courtyard by Marriott hotel brand. The hotel was operating at a significant discount to the comparably located Courtyard Manhattan/Midtown East, located at 366 Third Avenue. The ADR at the hotel in 2004 was $58 lower than that of the Courtyard Manhattan/Midtown East in 2004. Prior to the bid date, we worked with Marriott to develop a significant rebranding, renovation and repositioning plan to convert the hotel to a Courtyard by Marriott and take advantage of the hotel’s excellent location and the strength of the Marriott brand. Marriott provided $1 million of key money to enter into a long-term hotel management agreement with Marriott. We submitted a bid, won the bid process and acquired the hotel in December 2004, and the hotel was re-branded as a Courtyard by Marriott in January 2005.

We expect to spend $6.1 million for capital improvements in 2005, or $32,275 per room, in connection with the re-branding, renovation and repositioning plan. The capital improvement plan includes a complete soft goods renovation of the guestrooms, purchasing new furniture and bedding for the guestrooms, renovation of the bathrooms with granite vanity tops, installation of a new exercise facility, construction of a boardroom meeting space and modifications to make the hotel more accommodating to persons with disabilities.

Additional property highlights include:

Guestrooms:

•	189 guestrooms, averaging 184 square feet in size.

•	In connection with the renovation, eight of the rooms will be combined into four suites, approximately 300 square feet in size, bringing the new room count to 185.

Meeting Space:

•	A board room on the second level of the hotel will be added in 2005.

Food and Beverage:

•	Salmon River Restaurant and Lounge, with access to the hotel lobby, is leased to an independent operator subject to a 10-year lease that expires in 2011, with a five-year renewal option thereafter. The tenant pays base rent and a percentage rent based on gross receipts.

Other Amenities:

•	Fitness Center will be added in 2005; and

•	Business library.

Competition:    Competitor hotels include The Mansfield, The Algonquin, Sheraton Russell, Jolly Hotel Madison and The Crowne Plaza. We compete with these hotels based on a number of factors, including location, brand, price, service and amenities, as well as property condition. We believe New York City is a highly competitive hotel market that has historically been fairly volatile, reflecting the overall business climate in New York City.

Operating and Occupancy Information

	Fiscal Year					First Fiscal Half 2005
	2000	2001	2002	2003	2004
Room Revenue	$10,609,000	$7,625,000	$7,842,000	$7,134,000	$8,684,000	$4,934,379
ADR	$189.21	$155.44	$139.14	$129.11	$140.96	$189.31
Occupancy %	81.3%	71.1%	81.5%	80.1%	89.3%	89.9%
RevPAR	$153.83	$110.53	$113.37	$103.41	$125.88	$170.27

The Lodge at Sonoma Renaissance Resort & Spa

Location and Demand Generators:    The Lodge at Sonoma Renaissance Resort and Spa is located in the heart of the Sonoma Valley wine country, 45 miles from San Francisco, in the town of Sonoma, California.

Numerous wineries are located within a short driving distance from the resort. The area is served by the Sacramento, Oakland and San Francisco airports. The resort is readily accessible by a variety of local, county, and state highways, including Highway 101. Leisure demand is generated by Sonoma Valley and Napa Valley wine country attractions. Group and business demand is primarily generated from companies located in San Francisco and the surrounding Bay Area, and some ancillary demand is generated from the local wine industry.

The Property:    We own a fee simple interest in the hotel, which is comprised of the main two-story Lodge building, including 76 guestrooms and 18 separate cottage buildings, containing the remaining 102 guestrooms and 4 suites. The Raindance Spa is located in a separate two-story building at the rear of the cottages.

The hotel was constructed for a total cost of approximately $53 million and opened in early 2001. The opening coincided with the decline in the hotel market in the San Francisco Bay Area market that began with the technology industry downturn and was exacerbated by the terrorist events of September 11, 2001. In connection with the initial construction of the resort, in addition to their minority membership interest in the owner of the hotel, Marriott issued a mezzanine loan with a lower priority of repayment to a senior loan. The original owners were unable to make any debt service payments on either the senior loan or the mezzanine loan. In addition to its interest as hotel manager, Marriott dedicated significant resources to work with the senior lender and owners of this resort to protect its financial interest as subordinate lender.

In 2004, Marriott negotiated and purchased the senior loan at a discount. Subsequently, Marriott purchased all of the outstanding equity from the original owners. We negotiated exclusively with Marriott to purchase the resort. In October 2004, we acquired the resort from Marriott for 60% of original construction cost. As the resort is still relatively new, no major capital expenditures are expected in the short term.

We plan to aggressively asset manage the resort. We expect that the resort will benefit from the recovering hotel market in the San Francisco Bay Area. We have met with Marriott’s property management team and collectively agreed to modify the marketing of the resort to attract small group business during the traditionally slow mid-week period. We believe this strategy will have a positive result on future operating results.

Additional property highlights include:

Guestrooms:

•	182 guestrooms, including four suites, averaging 385 square feet in size. Most guestrooms have either a balcony or patio.

•	King rooms and suites feature gas fireplaces.

Meeting Space:

•	Approximately 22,000 square feet of total meeting and banquet space, including a 3,080 square-foot ballroom with a seating capacity of 290 and the separate Stone Building offering 2,304 square feet of additional banquet space.

Food and Beverage:

•	Restaurant Carneros; and

•	Fireside Coffee Bar & Gallery Lounge.

Spa:

•	Raindance Spa, a 7,400 square foot full-service spa with 15 treatment rooms;

•	Outdoor area featuring therapy pools and treatment cabanas; and

•	Spa gift shop.

Other Amenities:

•	Outdoor Swimming Pool & Whirlpool;

•	Health Club;

•	Gift Shop; and

•	Business Center.

Competition:    Competitor hotels include the Santa Rosa Hilton, Hyatt Vineyard Creek, Embassy Suites Napa, Sonoma Mission Inn, MacArthur Place and Doubletree Sonoma County. We compete with these hotels based on a number of factors, including location, brand, price, service and amenities, as well as property condition.

Operating and Occupancy Information

	Fiscal Year				First Fiscal Half 2005
	2001(1)	2002	2003	2004
Room Revenue	$5,031,000	$7,117,000	$7,626,000	$8,084,000	$3,669,901
ADR	$168.03	$180.00	$190.74	$187.34	$181.36
Occupancy %	48.9%	58.6%	60.4%	65.1%	66.2%
RevPAR	$82.11	$105.41	$115.12	$122.03	$120.03

(1)	The hotel opened on January 27, 2001.

Our Recently Acquired Hotel Properties

We used a portion of the net proceeds from our initial public offering to expand our initial portfolio by acquiring and investing in the Capital Hotel Investment Portfolio and Vail Marriott Mountain Resort & Spa on June 23, 2005 and June 24, 2005, respectively, for an aggregate purchase price, including pre-funded capital improvement escrows, of approximately $382.7 million. In addition, in July 2005, we acquired the Oak Brook Hills Marriott Resort and the SpringHill Suites Atlanta Buckhead. The following table sets forth information regarding these recently acquired hotels:

Property	Location	Number of Rooms(1)	Average Occupancy(2)	ADR(2)		RevPAR(2)
Renaissance Worthington	Fort Worth, Texas	504	73.0%	$138.55		$101.15
Marriott Atlanta Alpharetta	Atlanta, Georgia	318	59.9	121.20		72.59
Frenchman’s Reef & Morning Star Marriott Beach Resort	St. Thomas, U.S. Virgin Islands	504	71.5	188.49		134.73
Marriott Los Angeles Airport	Los Angeles, California	1,004	79.1	96.50		76.30
Vail Marriott Mountain Resort & Spa	Vail, Colorado	346	60.0	188.81		113.38
Oak Brook Hills Marriott Resort	Oak Brook, Illinois	384	49.1	121.95		59.93
SpringHill Suites Atlanta Buckhead	Atlanta, Georgia	220	N.A. (3)	N.A.	(3)	N.A.	(3)

TOTAL/WEIGHTED AVERAGES		3,280	68.9%	$133.27		$91.85

(1)	As of December 31, 2004.
(2)	For the fiscal year ended December 31, 2004.
(3)	Not applicable as the hotel opened on July 1, 2005 and therefore has no historical results.

The following table sets forth additional information regarding our investment in each of our recently acquired hotels:

Property	Year Opened/ Renovated	Number of Rooms(1)	Purchase Price(2)	Pre-Funded Capital Improvement Escrows(3)	Projected Additional Capital Improvements(4)	Total Projected Investment(5)	Total Projected Investment Per Room

Renaissance Worthington	1981	504	$83,012,000	$874,000	$—	$83,886,000	$166,440
Marriott Atlanta Alpharetta	2000	318	39,329,000	1,233,000	—	40,562,000	127,553
Frenchman’s Reef & Morning Star Marriott Beach Resort	1973/ 1984	504	73,244,000	1,453,000	3,039,000	77,736,000	154,238
Marriott Los Angeles Airport	1973	1,004	111,306,000	7,897,000	2,357,000	121,560,000	121,076
Vail Marriott Mountain Resort & Spa	1983/ 2002	346	64,356,000	—	1,500,000	65,856,000	190,335
Oak Brook Hills Marriott Resort	1987	384	65,748,000	—	7,500,000	73,248,000	190,750
SpringHill Suites Atlanta Buckhead	2005	220	34,083,000	—	—	34,083,000	154,923

TOTALS/WEIGHTED AVERAGE		3,280	$471,078,000	$11,457,000	$14,396,000	$496,931,000	$151,503

(1)	As of December 31, 2004.
(2)	Purchase price includes, for each hotel property, all amounts paid to the seller and amounts paid for working capital plus costs paid with respect to third-party professional fees in connection with our purchase, but it does not include costs related to mortgage debt used by us to finance the purchase of the hotel property or escrow accounts established for the pre-funded capital improvements.
(3)	Pre-funded capital improvement escrows are amounts pre-funded into various escrow accounts.
(4)	With respect to the hotels comprising the Capital Hotel Investment Portfolio, represents projected additional capital improvements scheduled to occur through the end of the first quarter of 2006 that were not pre-funded into an escrow account. With respect to the Vail Marriott Mountain Resort & Spa, represents projected additional capital improvements to be undertaken pursuant to a property improvement plan that was not pre-funded into an escrow account. We currently expect that these capital improvements will be undertaken in 2006 and 2007.
(5)	Total projected investment, for each hotel property, is the sum of the purchase price, pre-funded capital improvements and projected additional capital improvements.

Set forth below is a description of each of these properties:

Renaissance Worthington

Location and Demand Generators:    The Renaissance Worthington is located in downtown Fort Worth in Sundance Square, a sixteen-block retail area. Located 17 miles from one of the world’s busiest airports, Dallas/Fort Worth International Airport (DFW), the hotel benefits from the significant traffic at the airport. Nearby attractions include the Amon Carter Center, the Ballpark in Arlington, Bass Performance Hall, Casa Mana Theatre, Botanical Gardens, Kimball Art Museum, Lone Star Park and the Fort Worth Zoo.

The hotel also benefits from its proximity to Fort Worth’s Convention Center, which spans 14 blocks of the central business district and hosts a wide range of events, including conventions, conferences, sporting events, concerts and trade and consumer shows.

The Property:    The hotel opened in 1981 and includes 504 guestrooms, including 30 suites. We acquired a fee simple interest in the hotel. A portion of the land (consisting of 0.28 acres of the entire 3.46 acre site) is subject to three co-terminous ground leases. Each of the ground leases extends to July 31, 2022 and provides for three successive renewal options of 15 years each. The ground leases provide for adjustments to the fixed ground rent payments every ten years during the term. Annual ground rent for this site in 2004 was $36,613.

Additional property highlights include:

Guestrooms:

•	504 guestrooms, including 30 suites.

Meeting Space:

•	Approximately 57,000 total square feet of meeting space; and

•	12,600 square foot Grand Ballroom and 21 meeting rooms.

Food and Beverage:

•	The Chisholm Club; and

•	Kalamatas.

Other Amenities:

•	Full-Service Athletic Club;

•	Indoor Heated Swimming Pool;

•	Sauna;

•	Outdoor Rooftop Tennis and Basketball Courts; and

•	Sundeck.

Competition:    Competitor hotels include the Courtyard South University Drive, Courtyard Fort Worth Fossil Creek, Radisson Plaza Hotel, Courtyard Fort Worth Downtown, Clarion Performing Arts Center, Fort Worth Plaza Hotel, and the Doral Tesoro Hotel & Golf Club. The hotel does not currently face significant competition from its competitors. However, Omni has announced its intention to build a convention center hotel near the hotel, and we expect that hotel to become the Renaissance Worthington’s primary competitor in the market. The Omni is scheduled to open in 2008.

Operating and Occupancy Information

	Fiscal Year					First Fiscal Half 2005
	2000	2001	2002	2003	2004
Room Revenue	$17,514,000	$17,215,000	$18,070,000	$17,502,000	$18,557,000	$10,342,262
ADR	$133.11	$133.77	$132.88	$134.27	$138.55	$152.01
Occupancy %	71.7%	70.1%	72.7%	71.1%	73.0%	80.4%
RevPAR	$95.47	$93.84	$96.64	$95.40	$101.15	$122.15

Marriott Atlanta Alpharetta

Location and Demand Generators:    The Marriott Atlanta Alpharetta is located in the city of Alpharetta, Georgia, approximately 22 miles north of Atlanta in Windward Office Park near several major corporations, including ADP, AT&T, McKesson, Siemens, Nortel and IBM. Alpharetta is located along Georgia Highway 400, the principal north-south thoroughfare, providing convenient access to downtown Atlanta. The hotel is one of the few full-service hotels in a market predominately characterized by chain-affiliated limited-service hotels.

The Property:    The hotel opened in 2000 and includes 318 guestrooms. We acquired a fee simple interest in the hotel.

Additional property highlights include:

Guestrooms:

•	318 guestrooms, including 2 suites.

Meeting Space:

•	Approximately 9,000 square feet of meeting space; and

•	7,680 square foot Magnolia Ballroom and 11 meeting rooms.

Food and Beverage:

•	Vidalia’s Southern Steakhouse.

Other Amenities:

•	Indoor and Outdoor Pools;

•	Full-Service Business Center;

•	Fitness Center; and

•	Concierge Lounge.

Competition:    Competitor hotels include the Courtyard Atlanta Alpharetta, Residence Inn Atlanta Alpharetta Windward, Hilton Garden Inn Atlanta Windward, Amerisuites Atlanta Alpharetta Windward, Hampton Inn Suites Alpharetta Windward, and Doubletree Atlanta Roswell Alpharetta. We believe the Marriott Atlanta Alpharetta is one of the few full-service hotels in an Alpharetta lodging market that is predominantly comprised of chain-affiliated limited service properties.

Operating and Occupancy Information

	Fiscal Year					First Fiscal Half
	2000	2001	2002	2003	2004	2005
Room Revenue	$8,419,000	$7,859,000	$7,862,000	$7,852,000	$8,403,000	$4,390,461
ADR	$123.47	$129.99	$119.37	$113.87	$121.20	$133.25
Occupancy %	61.6%	52.2%	55.8%	59.6%	59.9%	61.7%
RevPAR	$76.06	$67.90	$66.64	$67.84	$72.59	$82.18

Frenchman’s Reef & Morning Star Marriott Beach Resort

Location and Demand Generators:    The Frenchman’s Reef & Morning Star Marriott Beach Resort is a 17-acre property, consisting of two complementary sections, located in St. Thomas, U.S. Virgin Islands. The hotel is located on a cliff overlooking Charlotte Amalie Bay and the Caribbean Sea. Nearby attractions include the shopping district of Charlotte Amalie, Magens Bay beach, the Coral World Underwater Observatory, the

Estate of St. Peter Great House & Botanical Gardens and Fort Christian. The hotel caters primarily to tourists, but also attracts group business travelers.

The Property:    An eight-story tower and several low-rise wings comprise the 408-guestroom Frenchman’s Reef, while the adjacent Morning Star Resort has 96 rooms along the beach. The Frenchman’s Reef section opened in 1973 and the Morning Star Resort section opened in 1984. We acquired a fee simple interest in the hotel through the purchase of all the outstanding shares of a Cayman Islands corporation that holds all of the outstanding shares of the owner, a Virgin Islands corporation, which we have elected to be treated as a TRS.

The hotel was substantially rebuilt in 1996 as part of a $60 million capital improvement.

Additional property highlights include:

Guestrooms:    504 guestrooms, including 27 suites.

Meeting Space:

•	Approximately 60,000 total square feet of meeting space; and

•	14,112 square foot Grand Harbour Ballroom and 14 meeting rooms.

Food and Beverage:

•	Captain’s Café;

•	Coco Joe’s Off da Beach Bar;

•	Sunset Grill & Bar;

•	Tavern on the Beach; and

•	Windows on the Harbour.

Other Amenities:

•	Two Outdoor Pools;

•	Tennis Courts;

•	Health Club;

•	Travel and Tour Desk; and

•	Several Retail Shops.

Competition:    Competitor hotels include the Wyndham Resorts Sugar Bay, Westin St. John Resort, and the Grand Beach Palace. In addition to these direct competitors, the Frenchman’s Reef & Morning Star Marriott Beach Resort competes with many other Caribbean resort properties.

Operating and Occupancy Information

	Fiscal Year					First Fiscal Half 2005
	2000	2001	2002	2003	2004
Room Revenue	$15,622,000	$20,901,000	$21,677,000	$23,522,000	$24,853,000	$16,545,334
ADR	$171.22	$188.28	$170.78	$171.49	$188.49	$221.74
Occupancy %	62.0%	60.3%	69.0%	74.6%	71.5%	85.9%
RevPAR	$106.15	$113.62	$117.83	$127.86	$134.73	$190.39

Marriott Los Angeles Airport

Location and Demand Generators:    The Marriott Los Angeles Airport attracts both business and leisure travelers due to its convenient location minutes from Los Angeles International Airport (LAX), the fourth busiest airport in the world. The property attracts large groups due to its significant amount of meeting space, guestrooms and parking spaces. Nearby attractions include the beaches of Santa Monica and Manhattan Beach and Disneyland, Universal Studios and the Getty Center.

The Property:    The hotel opened in 1973 and includes 1,004 guestrooms, including 19 suites. The property consists of the Tower Building (17 stories and 1 underground level), the Annex Building (5 stories), the Public Building (1 story and 2 underground subterranean levels) and one three-level underground parking structure. We acquired a fee simple interest in the hotel.

Additional property highlights include:

Guestrooms:

•	1,004 rooms, including 19 suites.

Meeting Space:

•	Approximately 50,000 total square feet of meeting space; and

•	12,474 square foot Marquis Ballroom, 10,692 square foot Imperial Ballroom and 37 meeting rooms. A recently converted lower pavilion space will add 4,248 square feet of outdoor function space.

Food and Beverage:

•	Latitudes 33;

•	Champions Sports Bar;

•	JW’s Steakhouse; and

•	Starbucks Coffee outlet.

Other Amenities:

•	1,300 Parking Spaces;

•	Kinko’s Business Center;

•	Hertz Car Rental Outlet; and

•	5,000 Square Foot Swimming Pool.

Competition:    Competitor hotels include the Radisson Hotel Los Angeles Airport, Sheraton Hotel Gateway Los Angeles International, Crowne Plaza Los Angeles International Airport, Hilton Los Angeles Airport & Towers, and the Westin Los Angeles Airport. We believe the Los Angeles airport sub-market is a highly competitive hotel market which fluctuates based on general economic trends and air traffic levels.

Operating and Occupancy Information

	Fiscal Year					First Fiscal Half 2005
	2000	2001	2002	2003	2004
Room Revenue	$30,514,000	$27,163,000	$23,332,000	$23,804,000	$27,883,000	$13,515,512
ADR	$115.77	$118.12	$108.53	$92.75	$96.50	$103.73
Occupancy %	71.7%	62.8%	57.7%	70.2%	79.1%	77.3%
RevPAR	$83.00	$74.20	$62.64	$65.14	$76.30	$80.13

Vail Marriott Mountain Resort & Spa

Location and Demand Generators:    The Vail Marriott Mountain Resort & Spa is situated at the base of Vail Mountain in Vail, Colorado, approximately 150 yards from the Eaglebahn ski gondola, which transports guests to the top of Vail Mountain. The area is known for its world-class ski slopes and golf courses. Nearby attractions include Vail Nature Center, Vail Mountain, Beaver Creek Ski Resort and Betty Ford Alpine Garden, Breckenridge Ski Resort and Colorado Ski & Snowboard Museum.

The Property:    The hotel opened in 1983 and includes seven floors with 346 guestrooms, including 61 suites. We acquired a fee simple interest in the hotel.

The hotel underwent significant renovations in 2002.

Additional property highlights include:

Guestrooms:

•	346 rooms, including 61 suites.

Meeting Space:

•	Approximately 16,496 total square feet of meeting space; and

•	Ballroom, including 15 meeting rooms.

Food and Beverage:

•	Avalanche Pub; and

•	Marriott’s Mountain Grille Restaurant.

Other Amenities:

•	Indoor Pool and Heated Outdoor Pool;

•	Jacuzzi; and

•	Golden Leaf Spa.

Competition:    Competitor hotels include the Hyatt Beaver Creek Resort & Spa, Vail Cascade Resort, The Lodge @ Vail, and the Ritz-Carlton Bachelor Gulch. The Vail market is highly seasonal and winter season demand is dependent, in part, on annual snowfall totals and the attractiveness of the Vail ski area compared to other alternative winter destination resorts.

Operating and Occupancy Information

	Fiscal Year					First Fiscal Half 2005
	2000	2001(1)	2002	2003	2004
Room Revenue	$12,387,000	$4,934,000	$9,846,000	$12,709,000	$14,418,000	$9,271,486
ADR	$168.16	$219.74	$166.46	$173.94	$188.81	$238.39
Occupancy %	60.2%	26.9%	63.1%	56.3%	60.0%	63.2%
RevPAR	$101.30	$59.03	$104.99	$97.88	$113.38	$150.63

(1)	The hotel was closed for the second half of 2001 due to a serious fire at the hotel.

Oak Brook Hills Marriott Resort

On July 29, 2005 we acquired the Oak Brook Hills Resort & Conference Center and on the same day we engaged an affiliate of Marriott International to manage the hotel. We renamed the hotel the Oak Brook Hills Marriott Resort.

Location and Demand Generators:    The Oak Brook Hills Marriott Resort is located in Oak Brook Illinois, which is 20 miles west of downtown Chicago. The hotel markets itself to national and regional conferences. The hotel provides meeting planners with over 40,000 square feet of meeting space at a hotel with a championship golf course that is convenient to both O’Hare and Chicago Midway airports and is near downtown Chicago.

The Property.    The hotel is located on approximately 18 acres that we owned in fee. The hotel has 384 rooms, a full-service spa and hair salon, and three food and beverage outlets. The hotel was opened in 1987. We plan to complete an extensive renovation plan over the next few years, with an additional investment of over $14 million. The renovation will include a renovation of the public space, meeting rooms, food and beverage outlets and guest rooms.

The hotel is adjacent to an 18 hole, approximately 110 acre, championship golf course that we lease pursuant to a ground lease which has approximately 40 years remaining, including renewal terms. Rent for the entire initial term of the ground lease has been paid in full.

Additional property highlights include:

Guestrooms:

•	384 guestrooms and 37 suites. All guestrooms provide modern, high-end services, including high speed internet.

Meeting Space:

•	More than 43,000 square-feet of meeting space spread across 37 meeting rooms, including a 13,000 square foot ballroom.

Food and Beverage:

•	Windows Restaurant, a first-class three meal a day restaurant;

•	The Grille, a pub serving light fare near the golf course;

•	The Lobby Bar, serving drinks and light fare; and

•	Halfway House, serving light snacks and drinks at the outdoor swimming pool.

Other Amenities

•	Fitness Center;

•	Spa;

•	Outdoor Pool;

•	Indoor Pool; and

•	Tennis Courts.

Competition:    The Chicago suburban market is highly competitive with a number of hotels competing for national and regional conferences. Major competitors include: Wyndham Northwest Chicago, Marriott Lincolnshire Resort, Indian Lakes Resorts, Doral Eaglewood Resort, Marriott Hickory Ridge Conference Center and the Pheasant Run Resort. The hotel distinguishes itself on the basis of its location and its golf course. In addition to the existing hotels, a 473 room Renaissance Schaumberg Hotel is scheduled to open in July 2006, 20 miles from the hotel and a Westin convention hotel is slated for Lombard, Illinois in 2007.

Operating and Occupancy Information:

						First Fiscal Half 2005
	2000	2001	2002	2003	2004
Rooms Revenues	$13,204,506	$11,596,076	$9,938,043	$9,099,433	$8,422,312	$4,106,299
ADR	$145.75	$140.30	$131.66	$128.43	$121.95	$117.61
Occupancy	64.6%	59.0%	53.9%	50.5%	49.1%	50.2%
RevPAR	$94.08	$82.73	$70.90	$64.83	$59.93	$59.08

SpringHill Suites Atlanta Buckhead

Location and Demand Generators:    The SpringHill Suites Atlanta Buckhead is located in the heart of the Buckhead submarket of Atlanta, Georgia. Buckhead is one of the country’s largest urban mixed-use development areas, combining major office, retail, hotel, restaurant/entertainment and high-rise residential development within its commercial core area.

The Property:    We own a fee simple interest in this newly built 12 story 220-room all-suite hotel which opened on July 1, 2005. We purchased the hotel from the developer of the hotel.

Additional property highlights include:

Guestrooms:

•	220 room, all-suite hotel.

Meeting Space:

•	Four meeting rooms with an aggregate of 2,000 square feet of meeting rooms.

Food and Beverage:

•	Breakfast buffet in the lobby.

Other Amenities:

•	Indoor Pool; and

•	Fitness Center.

Competition:    Competitor hotels include Embassy Suites Buckhead, Doubletree Buckhead, Crowne Plaza Buckhead, Courtyard Buckhead, Amerisuites Buckhead, Residence Inn Buckhead Lenox Park and Homewood Suites Buckhead. The Atlanta market is highly competitive. We intend for this hotel to compete with its competitors through its excellent location and the fact that it is a brand new construction of an attractive all-suite hotel.

Operating and Occupancy Information:

As the hotel first opened to guests on July 1, 2005, there is no historical operating and occupancy data for the hotel.

Mortgage Debt

As of the date of this prospectus, we have approximately $358.4 million of outstanding mortgage debt. The following table sets forth our debt obligations on our hotel properties.

Property	Principal Balance	Prepayment Penalties	Interest Rate	Maturity Date	Amortization Provisions
Courtyard Manhattan/Midtown East	$44,423,508	No(1)	5.195%	12/09	25 years
Salt Lake City Marriott Downtown	38,376,466	Yes(1)	5.50%	12/14	20 years(6)
Marriott Griffin Gate Resort	30,645,703	Yes(2)	5.11%	1/10	25 years
Bethesda Marriott Suites	19,483,924	Yes(3)	7.69%	2/23	25 years
Courtyard Manhattan/Fifth Avenue	23,000,000	No(4)	LIBOR + 2.70%(7)	1/07(5)	Interest Only
Marriott Los Angeles Airport	82,600,000	No(8)	5.30%	10 years	Interest Only
Renaissance Worthington	57,400,000	No(8)	5.40%	10 years	30 years(9)
Frenchman’s Reef & Morning Star Marriott Beach Resort	62,500,000	No(8)	5.44%	10 years	30 years(10)

Total:	$358,429,601

(1)	The debt may not be prepaid until three months prior to the maturity date of the mortgage loan (the “Prepayment Release Date”). For Salt Lake City Marriott Downtown, we may prepay the loan on or after the Prepayment Release Date without payment of fees. However, we must pay to the lender, simultaneously with such prepayment, the interest that would have accrued on the outstanding principal balance of the loan at the regular interest rate through the end of the interest period in which such prepayment occurs.
(2)	We may not prepay the loan without the express written consent of the lender, and we have no right to prepay the debt until October 2009. Notwithstanding the foregoing, if the lender accepts prepayment of the debt prior to October 2009, we must pay a penalty equal to the greater of (i) 1% of the outstanding principal and (ii) the present value, as of the prepayment calculation date, of a series of monthly payments over the remaining term of the loan, each equal to the amount of interest that would be due on the portion of the loan being prepaid, assuming an annual interest rate of 5.11% over the discounted reinvestment yield, as such term is defined in the agreement.
(3)	The debt may be prepaid. If it is prepaid prior to August 2012, it is subject to a prepayment fee equal to the greater of i) one percent of the outstanding principal amount or ii) a yield maintenance premium determined as set forth in the Deed of Trust.
(4)	The debt may be prepaid at par as of December 2005.
(5)	The debt allows for three one-year extensions provided that certain conditions are met.
(6)	There is an accelerated amortization provision based on a predetermined formula of available cash flow.
(7)	We have entered into an interest rate cap agreement on this debt. Breakage fees may be payable if the debt is repaid.
(8)	Prepayment of the debt on the Marriott Los Angeles Airport and Renaissance Worthington is not permitted until the earlier of (i) two years after securitization (the lender intends to sell all or a portion of the debt through one or more public offerings) or (ii) four years from the closing date. Thereafter, we may pay a defeasance deposit in lieu of a prepayment of the debt. Prepayment in full will be permitted at par on the last three payment dates before the maturity date. For the loan secured by the mortgage on Frenchman’s Reef & Morning Star Marriott Beach Resort, we may release the lien of mortgage through a defeasance deposit at any time after the earlier of (i) two years after securitization or (ii) thirty months after the closing date of the loan.
(9)	The debt has a four-year interest only period. After the expiration of that period, the debt will amortize based on a thirty-year schedule.
(10)	The debt has a three-year interest only period. After the expiration of that period, the debt will amortize based on a thirty-year schedule.

OUR PRINCIPAL AGREEMENTS

The following summary of the terms of our principal agreements does not purport to be complete and is subject to and qualified in its entirety by reference to the actual agreements, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

The Information Acquisition Agreement

The Information Acquisition Agreement, dated July 6, 2004, between Marriott and our company, provides for an investment sourcing relationship in which Marriott provides to our company certain information relating to opportunities to purchase full service, urban select service or urban extended stay hotels in the United States.

Term

The term of the Information Acquisition Agreement commenced on July 1, 2004 and continues through June 30, 2006.

Obligations

We and Marriott have agreed not to enter into certain strategic agreements with other third parties for a two-year period.

Default

If either party breaches the Information Acquisition Agreement, the non-breaching party’s sole remedies are to seek injunctive relief or specific performance or to terminate the Information Acquisition Agreement.

Our Hotel Management Agreements

Our TRS lessees, as lessees of the respective hotel properties, have entered into hotel management agreements with an affiliate of Marriott to manage the hotels as the property manager for each of our initial hotel properties. Furthermore, with respect to the hotel properties comprising the Capital Hotel Investment Portfolio, we assumed, unchanged, the hotel management agreements covering those properties between the respective lessee (or, in the case of Frenchman’s Reef & Morning Star Marriott Beach Resort, the hotel owner) and Marriott. With respect to the Vail Marriott Mountain Resort & Spa, we entered into a new management agreement with Vail Hotel Management Company, LLC, the current manager of the hotel.

Term

Our management agreements covering our initial hotels properties and the hotel properties comprising the Capital Hotel Investment Portfolio provide for an initial term that expires upon the end of the twentieth, thirtieth or fortieth full fiscal year after the effective date of the hotel management agreement. The term of the hotel management agreement is generally automatically renewed for a negotiated number of consecutive 10-year periods upon the expiration of the initial term unless the property manager gives notice to us of its election not to renew the hotel management agreement at least 300 days, in the case of our initial hotel properties, or 180 days, in the case of the Capital Hotel Investment Portfolio, prior to the expiration of the then-current term. The Vail management agreement does not provide for automatic renewal.

The following table sets forth the effective date, initial term and number of renewal terms under the respective hotel management agreements for each of our hotel properties:

	Date of Hotel Management Agreement	Initial Term	Number of Renewal Terms
Courtyard Manhattan/Midtown East	11/04	30 years	Two 10-year periods

Torrance Marriott	1/05	40 years	None

Salt Lake City Marriott Downtown	12/01	30 years	Three 15-year periods

Marriott Griffin Gate Resort	12/04	20 years	One 10-year period

Bethesda Marriott Suites	12/04	21 years	Two 10-year periods

Courtyard Manhattan/Fifth Avenue	1/05	30 years	None

The Lodge at Sonoma Renaissance Resort & Spa	10/04	20 years	One 10-year period

Renaissance Worthington	9/00	30 years	Two 10-year periods

Marriott Atlanta Alpharetta	9/00	30 years	Two 10-year periods

Frenchman’s Reef & Morningstar Marriott Beach Resort	9/00	30 years	Two 10-year periods

Marriott Los Angeles Airport	9/00	30 years	Two 10-year periods

Vail Marriott Mountain Resort & Spa	6/05	15½ years	None

Oak Brook Hills Marriott Resort	7/05	30 years	None

SpringHill Suites Atlanta Buckhead	7/05	30 years	Two 10-year periods (unless either side decides to terminate)

Amounts Payable under our Hotel Management Agreements

Under our current hotel management agreements, the property manager receives a base management fee and, if certain financial thresholds are met or exceeded, an incentive management fee. The base management fee is generally payable as a percentage of gross hotel revenues for each fiscal year. The incentive management fee is generally based on hotel operating profits and is typically equal to between 20% and 25% of hotel property operating profits but the fee only applies to that portion of hotel operating profits above a negotiated return on our invested capital. We refer to this excess of operating profits over a return on our invested capital as “available cash flow.”

The following table sets forth the base management fee and incentive management fee, generally due and payable each fiscal year, for each of our hotel properties.

	Base Management Fee(1)		Incentive Management Fee(2)
Courtyard Manhattan/Midtown East	5%		25%(3)
Torrance Marriott	3%		20%(4)
Salt Lake City Marriott Downtown	3%		Not more than 20%(5)
Marriott Griffin Gate Resort	3%		20%(6)
Bethesda Marriott Suites	3%		50%(7)
Courtyard Manhattan/Fifth Avenue	5	%(8)	25%(9)
The Lodge at Sonoma Renaissance Resort & Spa	3%		20%(10)
Renaissance Worthington	3%		25%(12)
Marriott Atlanta Alpharetta	3%		25%(13)
Frenchman’s Reef & Morningstar Marriott Beach Resort	3%		25%(14)
Marriott Los Angeles Airport	3%		25%(15)
Vail Marriott Mountain Resort & Spa	3%		20%(16)
Oak Brook Hills Marriott Resort	3%		20% or 30%(17)
SpringHill Suites Atlanta Buckhead	5%(11)		25%(18)

(1)	As a percentage of gross revenues.
(2)	Based on a percentage of hotel operating profits above a negotiated return on our invested capital, as more fully described in the following footnotes.
(3)	Calculated as a percentage of operating profits in excess of 10.75% of the sum of (i) $73.7 million and (ii) the amount of certain capital expenditures.
(4)	Calculated as a percentage of operating profits in excess of the sum of (i) $7.5 million and (ii) 10.75% of certain capital expenditures.
(5)	The incentive management fee is equal to the available cash flow for each fiscal year, subject to a cap of 20% of operating profit for such fiscal year. Commencing with the fiscal year 2002, the operating profit with respect to each fiscal year is reduced by an amount equal to 10.75% of all material capital expenditures funded by the TRS lessee; provided that the material capital expenditures are included in the calculation of the incentive management fee with respect to the fiscal year or fiscal years during which such expenditures occurred (on a pro rata basis).
(6)	Calculated as a percentage of operating profits in excess of the sum of (i) $5.5 million and (ii) 10.75% of certain capital expenditures.
(7)	Calculated as a percentage of operating profits in excess of the sum of (i) the payment of certain loan procurement costs, (ii) 10.75% of certain capital expenditures, (iii) an agreed-upon return on certain expenditures and (iv) the value of certain amounts paid into a reserve account established for the replacement, renewal and addition of certain hotel goods.
(8)	The base management fee will be equal to 5.5% of gross revenues for fiscal years 2010 through 2014 and 6% for fiscal year 2015 and thereafter until the expiration of the agreement. Also, beginning in 2007, the base management fee may increase to 5.5% at the beginning of the next fiscal year if operating profits equal or exceed $4.7 million, and beginning in 2011, the base management fee may increase to 6.0% at the beginning of the next fiscal year if operating profits equal or exceed $5.0 million.
(9)	Calculated as a percentage of operating profits in excess of 12% of the sum of (i) $38.8 million and (ii) the amount of certain capital expenditures, less 5% of the total real estate tax bill (for as long as the hotel is leased to a party other than the manager).
(10)	Calculated as a percentage of operating profits in excess of the sum of (i) $3.6 million and (ii) 10.75% of capital expenditures.
(11)	The base management fee will be equal to 6% of gross revenues for fiscal years 2008 through 2016 and 6.5% of gross revenues thereafter. In the event that the property’s operating profit is below certain thresholds in 2007 and 2008, the base management fee may be reduced by up to $100,000 per year. In addition, in the event that the hotel’s operating profit is above certain thresholds starting in 2008, the base management fee will be increased to 6.5% and if the operating profit is above an additional threshold starting in 2012, the base management fee will be increased to 7.0%.
(12)	Calculated as a percentage of operating profits in excess of the sum of (i) $7,616,698 and (ii) 10.75% of certain capital expenditures.
(13)	Calculated as a percentage of operating profits in excess of the sum of (i) $4,085,000 and (ii) 10.75% of certain capital expenditures.
(14)	Calculated as a percentage of operating profits in excess of the sum of (i) $8,403,813 and (ii) 10.75% of certain capital expenditures.
(15)	Calculated as a percentage of operating profits in excess of the sum of (i) $9,417,000 and (ii) 10.75% of certain capital expenditures.
(16)	Calculated as a percentage of operating profits in excess of the sum of 11% of our invested capital. The incentive management fee rises to 25% if the hotel achieves operating profits above 15% of our invested capital.
(17)	Calculated as a percentage of operating profits in excess of the sum of (i) $8,094,750 and (ii) 10.75% of certain capital expenditures; the percentage of operating profits is 20% except from 2011 through 2025 when it is 30%.
(18)	Calculated as a percentage of operating profits in excess of the sum of (i) $4,085,928 and (ii) 12% of certain capital expenditures and pre-conversion expenses.

Termination Events

Subject to the following exceptions, the hotel management agreements covering our hotel properties generally are non-terminable by us or the property manager.

Early Termination for Cause.    Subject to certain qualifications, including based on materiality, our hotel management agreements are generally terminable upon (i) casualty or condemnation of the hotel or (ii) the occurrence of certain events of default. Events of default under the hotel management agreements generally include:

•	the filing by either party of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law, or the admission by either party that it is unable to pay its debts as they become due;

•	the consent to an involuntary petition in bankruptcy or the failure to vacate, within a certain number of days, any order approving an involuntary petition by either party;

•

the entering of an order, judgment or decree by any court, upon the application of a creditor, adjudicating either party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of either party’s assets;

•	the failure of either party to make any payment required to be made under the hotel management agreement, as of the due date as specified in the agreement, and not cured within a specified number of days after receipt of notice from the non-defaulting party;

•	our TRS lessee or any of its affiliates being or becoming a specially designated national or blocked person; or

•	the failure of either party to perform, keep or fulfill any of its other covenants, undertakings, obligations or conditions set forth in the hotel management agreement, subject to a 30 day cure period.

In addition, the hotel management agreement for the Frenchman’s Reef & Morning Star Marriott Beach Resort is terminable by the non-defaulting party upon a default under an international services agreement, which we assumed unchanged, pursuant to which Marriott will provide us with certain services that are furnished generally by Marriott to other hotels within the chain of full-service hotels it manages outside the United States and in territories of the United States, including advertising, marketing, promotions, sales and computer support services.

If an event of default occurs and continues beyond the grace period set forth in the hotel management agreement, the non-defaulting party generally has, among other remedies, the option of terminating the applicable hotel management agreement, upon notice to the other party.

Performance Termination.    Except for the Marriott Salt Lake City Downtown, all of our hotel management agreements are generally terminable by us earlier than the stated term, subject to certain limitations, as a result of the failure of the hotel to meet certain market and financial performance thresholds over a period of two consecutive years. In the event a performance termination is issued, the property manager may avoid termination of the agreement by making a cure payment to us. Most of our agreements do not provide for a performance termination right during the first five to seven years. The hotel management agreement for Marriott Salt Lake City Downtown does not provide for performance-based termination by us.

Sale or Lease of a Hotel

The hotel management agreements with Marriott generally do not permit us to sell or lease the hotel to any person or entity that the property manager determines in its reasonable judgment:

•	does not meet certain financial and liquidity requirements;

•	is known in the community as being of bad moral character or has been convicted, or is under the control of a person or entity that has been convicted, of a felony;

•	is a competitor with Marriott or any Marriott affiliate; or

•	is a “specially designated national or blocked person,” as that term is defined by the U.S. Department of Treasury’s Office of Foreign Assets Control.

The hotel management agreement covering the Vail Marriott Mountain Resort & Spa provides that we generally may not sell the hotel to any person or entity that the property manager determines:

•	has been convicted of a felony in any state or federal court or any foreign jurisdiction;

•	does not have sufficient financial resources to perform its obligations under the hotel management agreement;

•	is a competitor of the property manager or any affiliate of the property manager in the operation (as distinct from mere ownership) of hotels and/or resorts;

•	does not enter into an assumption agreement reasonably satisfactory to the property manager, pursuant to which such person assumes all of our obligations under the hotel management agreement; or

•	is generally recognized in the community as being a person with whom a prudent businessperson would not wish to associate in a commercial venture.

In the case of our management agreements with Marriott, except for the Marriott Salt Lake City Downtown and the hotels comprising the Capital Hotel Investment Portfolio, prior to offering the hotel for sale or negotiating with any third party, we generally must give the property manager notice of a possible sale or lease of the hotel. Upon receipt of a notice of sale or lease, we have generally agreed, for a period of 20 days, to negotiate with the property manager to reach a mutually satisfactory agreement for the purchase of the hotel by the property manager. If such agreement is not reached within the 20-day negotiation period or if such sale would jeopardize our REIT status, we may offer the hotel for sale or lease to a third party. We generally then must provide the property manager with a notice of proposed sale stating the name of the proposed purchaser, price or rental terms and terms and conditions of such sale or lease. Within 20 days of receipt of such notice, the property manager may either (1) elect to consent to the sale or lease and the assignment to the purchaser or tenant of the applicable hotel management agreement or (2) not consent to such sale or lease based on the purchaser or tenant not meeting the requirements listed above. In the case of the Vail Marriott Mountain Resort & Spa, prior to entering into any agreement to sell the hotel, we generally must deliver a notice to the property manager setting forth all material terms and conditions on which we desire to sell the hotel. Within 30 days of the date of such notice, the property manager may notify us of its intention to purchase the hotel on the terms set forth in our original notice, in which case the property manager shall purchase the hotel on such terms. However, the property manager may not exercise this right of first refusal if doing so would jeopardize our REIT status.

Assuming we comply with all of the requirements to sell the hotel, including the above requirements regarding the identity of the buyer, the hotel management agreements for Marriott Salt Lake City Downtown and the hotel properties comprising the Capital Hotel Investment Portfolio do not require the property manager’s consent for the sale of the hotel.

TRS Lessee, or TRS, Obligations

The hotel management agreements covering our hotel properties generally require us to fund working capital needs, fixed asset supplies, capital expenditures and any operating losses. Furthermore, the financing of each hotel property cannot exceed certain debt service coverage ratios. The hotel management agreements generally also require that the hotel property meet the property manager’s system standards regarding physical, operational and technological components of the applicable hotel property.

Property Manager Obligations

The hotel management agreements covering our hotel properties generally provide that, subject to certain limited owner approval rights, the property manager has control of all operational aspects of the hotel property, including employee-related matters, and is reimbursed for all direct and indirect operating expenses. The property manager also generally provides, among other things, centralized reservation systems, national advertising, marketing and promotional services and receives a service fee in the form of a deduction from gross revenues in exchange for such services. Furthermore, the property manager must generally maintain each hotel in good repair and condition and make such routine maintenance, repairs and minor alterations as it deems reasonably necessary. We generally initiate a reserve account to cover the cost of such maintenance and repair. The property manager also is generally responsible for paying on our behalf real estate or property taxes, with such payment to come from our hotel’s cash flow. In addition, the property manager of the Vail Marriott Mountain Resort & Spa must use its commercially reasonable efforts to operate the hotel in accordance with our franchise agreement with Marriott.

Insurance

Most of our hotel management agreements generally provide that we are responsible for obtaining and maintaining property insurance, business interruption insurance, flood insurance, earthquake insurance (if the hotel property is located in an “earthquake prone zone” as determined by the U.S. Geological Survey) and other customary types of insurance related to hotel properties. The hotel management agreements covering the hotel properties comprising the Capital Hotel Investment Portfolio and Vail Marriott Mountain Resort & Spa generally provide that the property manager is responsible for obtaining and maintaining property insurance, boiler and machinery insurance, business interruption insurance, general liability insurance, workers’ compensation and employer’s liability insurance and other customary types of insurance related to hotel properties.

Assignment

The hotel management agreements covering our hotel properties generally provide that neither the property manager nor we may assign their interest in the agreement without the other party’s prior consent. However, the property managers may generally assign their interests in the agreement without our consent to an affiliate of the property manager or pursuant to a merger or sale of either the property manager or itself. We may generally assign our interests in the agreement as security for a mortgage encumbering the hotel in accordance with the agreement and in connection with a sale of a hotel complying with the provisions of the agreement. In general, no assignment will release us from any of our obligations under the hotel management agreement.

Damage to Hotels

The hotel management agreements generally provide that if the hotel property suffers a “minor casualty,” which is defined as repair or replacement cost that does not exceed a specified percentage of the then applicable replacement cost of the hotel property, the property manager is required to proceed with necessary insurance claims and repair any such minor damage. In the event of a “total casualty,” the agreement is generally terminable at the option of either party upon 90 days written notice to the other party. For any damage events that are more severe than minor but not a “total casualty,” we are generally required at our cost and expense, and with all reasonable diligence, to repair and/or replace the damaged portion of the property to the same condition as it had existed previously. A “total casualty” is generally defined as any fire or other casualty that results in damage to the hotel property and its contents to the extent that the total cost of repairing and/or replacing the damaged portion of the hotel property to the same condition as it had existed previously would be, depending on the agreement, more than 25%, 30% or 40% of the then-total replacement cost of the hotel property.

The hotel management agreement for Marriott Salt Lake City Downtown provides that we are required to repair or replace any damaged portion of the hotel. If damage or destruction of the Marriott Salt Lake City Downtown hotel adversely affects the operation of the hotel and our TRS lessee fails to timely commence and complete the repairing, rebuilding or replacement of the hotel so that it is in substantially the same condition as it was prior to such damage or destruction, the property manager may, at its option, elect to terminate the agreement upon 120 days prior written notice.

Condemnation of a Property

The hotel management agreements generally provide that if all or substantially all of the hotel property is taken (or a portion of the hotel property is taken, but the result is that it is unreasonable to continue to operate the hotel property) in any eminent domain, condemnation, compulsory acquisition, or similar proceeding, the agreement will terminate and each party will have the right to initiate proceedings to recover compensation for such taking.

Indemnity Provisions

The hotel management agreements generally provide that the property manager will indemnify us for any liabilities stemming from the general corporate matters of the property manager or its majority-owned affiliates, to the extent such matters are not directly and primarily related to the hotel property, and infringement and other claims relating to trademarks related to the property manager with respect to the applicable hotel property, among other things. In addition to the liabilities above, the hotel management agreement for Marriott Salt Lake City Downtown also provides that the property manager will indemnify us for any liabilities stemming from a failure to maintain adequate insurance coverage and the bad faith or willful misconduct of the property manager’s agents or employees, in both cases, to the extent such liability exceeds the insurance proceeds available to pay such claims.

We are generally responsible for indemnifying the property manager against liabilities arising from:

•	a failure to procure and maintain insurance that we are required to procure and maintain under the hotel management agreements;

•	a failure to make mortgage payments; and

•	the presence of hazardous materials on the site of the hotel property, except where such hazardous materials are the result of the gross negligence or willful misconduct of a member of the property manager’s executive team for that particular hotel property, in which case the property manager will indemnify us against any liabilities arising from the presence of hazardous materials on the site of the hotel property.

In the case of the hotel management agreement for Marriott Salt Lake City Downtown, (i) the property manager is responsible for indemnifying us against liabilities arising from the placing, discharge, leakage, use or storage of hazardous materials, in violation of applicable environmental laws, at the hotel property by the property manager’s employees, representatives or agents and (ii) to the extent hazardous material is not the responsibility of the property manager, we are responsible for removing such hazardous material from the hotel property and indemnifying the property manager against liabilities arising from the presence of such hazardous material at the hotel property.

The hotel management agreement covering the Vail Marriott Mountain Resort & Spa generally provides that the property manager will indemnify us against any liabilities:

•	arising from the management and operation of the hotel by the property manager, but only insofar as such liabilities are caused by the gross negligence, willful misconduct or fraud of the property manager’s corporate employees;

•	not covered by insurance (or subject to a deductible or self-insurance retention) related to the gross negligence, willful misconduct or fraud of the person employed as the general manager of the property; or

•	arising as a result of the presence on or under, or escape, seepage, leakage or spillage, discharge, emission or release from the hotel of any hazardous materials or contamination of elements of the hotel by hazardous materials, but only to the extent such liabilities are caused by the gross negligence, willful misconduct or fraud of the property manager’s corporate employees or the person employed as the general manager of the property.

The hotel management agreement covering the Vail Marriott Mountain Resort & Spa generally provides that we are generally responsible for indemnifying the property manager against liabilities arising from:

•	the ownership, construction, renovation, management or operation of the hotel;

•	the presence on or under, or escape, seepage, leakage or spillage, discharge, emission or release from the hotel of any hazardous materials or contamination of elements of the hotel by hazardous materials;

•	the holding of the liquor license for the hotel; or

•	the termination of any hotel employee in connection with the termination of the hotel management agreement.

Our Hotel Franchise Agreement

With respect to the Vail Marriott Mountain Resort & Spa, our TRS lessee entered into a franchise agreement with Marriott International, Inc. which expires on December 17, 2021. The franchise agreement is generally non-terminable by us or by Marriott except upon an event of default or in the case of certain events of casualty or condemnation.

In connection with the franchise agreement, our TRS lessee pays Marriott a franchise fee equal to 6% of gross room sales and 3% of gross food and beverage sales. In addition, our TRS lessee pays Marriott an amount equal to 1% of gross room and 1% of gross room sales for use in chain-wide advertising, promotions and sales.

The franchise agreement restricts our ability to directly or indirectly transfer the hotel. In the event of a direct transfer of the hotel to a competitor of Marriott, Marriott may exercise a right of first refusal to acquire the hotel. In the event of an indirect transfer of the hotel (including the acquisition of more than a 20% interest in DiamondRock Hospitality Company) to a competitor of Marriott, Marriott may acquire the hotel at a price determined pursuant to a formula. In the event of a direct transfer of the hotel to an entity that is not a competitor of Marriott, Marriott may either approve or disapprove of the transfer. If Marriott approves of the transfer the transferee shall enter into a new agreement with Marriott, pay Marriott an application fee and submit to a property improvement plan for the hotel. If Marriott does not approve of the transfer and the transfer is consummated, Marriott may seek various remedies including liquidated damages. In the event of an indirect transfer of the hotel (including the acquisition of more than a 20% interest in DiamondRock Hospitality Company) to a person not a competitor of Marriott, Marriott may either purchase the hotel at a price set by arbitration, terminate the franchise agreement and collect liquidated damages or consent to the transfer.

Our TRS Leases

In order for us to qualify as a REIT, neither our company, the operating partnership nor any subsidiary can operate our hotels. Our operating partnership, or subsidiaries of our operating partnership, as lessors, lease our hotels to our TRS lessee and our TRS lessee enters into hotel management agreements with a third-party manager to manage the hotels. One exception to this general rule is Frenchman’s Reef & Morning Star Marriott Beach Resort, which is owned directly by a TRS that entered into a hotel management agreement. We have engaged a Marriott affiliate as the property manager for each of our hotel properties except for the Vail Marriott Mountain Resort & Spa, which is subject to a franchise agreement with Marriott. The leases for our hotel properties contain the provisions described below.

Lease Terms

Each lease has an initial term of approximately five years, except for the lease relating to the Marriott Griffin Gate Resort, which has an initial term of approximately six years, and is subject to early termination upon the occurrence of certain events of default and/or other contingencies described in the lease (including the provisions described below under “—Damage to Hotels,” and “—Condemnation of Hotels”).

Amounts Payable Under the Leases

During the term of each lease, our TRS lessee will be obligated to pay a fixed annual base rent plus a percentage rent and certain other additional charges. Base rent is paid monthly. Percentage rent is calculated by multiplying fixed percentages by gross room revenues in excess of certain threshold amounts. Percentage rent is paid either monthly or annually.

Other than real estate taxes, property taxes, certain insurance obligations and capital improvements, which are obligations of the lessor, the leases require our TRS lessee to pay rent, all costs and expenses and all utility and other charges incurred in the operation of the hotels it leases. The leases also provide for rent reductions and abatements in the event of damage to, or destruction or a partial taking of, any hotel as described under “—Damage to Hotels” and “—Condemnation of Hotels.”

Maintenance and Modifications

Under each lease, the lessor is required to maintain the structural elements of the improvements and the roof of the property. Except for capital improvements and maintenance of structural elements, our TRS lessee is required, at its expense, to maintain the hotels in good order and repair, except for ordinary wear and tear, and to make non-structural repairs that may be necessary and appropriate to keep the property in good order and repair and that are least equivalent in quality to the original work. Our TRS lessee shall also maintain the property in the character as provided by lessor and as required by the lease, and, if applicable, in compliance with the standards of the applicable hotel management agreement.

Insurance and Property Taxes

Under each lease, the lessor is responsible for paying real estate and personal property taxes with respect to our hotel properties. Additionally, the lessor is obligated to maintain and cover the costs of (i) obtaining insurance covering the building of which the leased premises is a part, fixtures and certain personal property on an “all risk,” broad form basis, against such risks as are customarily covered by such insurance (including boiler and machinery insurance and damage resulting from flood) and (ii) business interruption insurance. The TRS lessee is required to pay for all liability insurance on the hotels, including commercial general liability, workers’ compensation, employment practices general liability, crime, auto, liquor liability, innkeepers legal liability, insurance covering such other hazards (such as plate glass or other common risks) and other insurance appropriate and customary for properties similar to their respective hotels and naming us, where applicable, as an additional named insured.

Assignment, Subleasing and Change of Control

Our TRS lessee is not permitted to sublet all or any part of a property or to assign its interest under the lease without our prior written consent. In case of either an assignment or subletting made during the term of the Lease, the TRS lessee shall remain primarily liable, as principal rather than as surety, for the prompt payment of rent and for the performance and observance of all of the covenants and conditions to be performed by it.

Damage to Hotels

In the event the hotel property is totally or partially damaged and rendered unsuitable or uneconomic for its primary use, the lease shall terminate and neither party shall have further liability, except for liabilities that arose prior to, or which survive, such termination. If the hotel property is partially destroyed by a risk covered by insurance and the property is not rendered unsuitable or uneconomic for its primary use, we, or, at our election the TRS lessee, shall restore the property to substantially the same condition as existed immediately prior to such damage or destruction and the lease shall not terminate. If any repair to the hotel exceeds the coverage of such insurance, we must contribute any excess amounts needed to restore the property prior to requiring the TRS lessee to commence any repairs.

Condemnation of Hotels

In the event of a total condemnation of a hotel property, the relevant lease will terminate with respect to such hotel as of the date of such condemnation. In the event of a partial taking that renders the property unsuitable or uneconomic for its primary intended use, then either party shall have the right to terminate the lease. In either of the above two situations, each party will be entitled to its share of any condemnation award in accordance with the provisions of the lease. In the event of a partial taking that does not render the property unsuitable for the lessee’s use, we, or at our election the TRS lessee, shall restore the untaken portion of the property to a complete architectural unit of the same general character and condition as existed immediately prior to the condemnation, subject to the receipt of sufficient condemnation awards.

Events of Default

Events of default under the leases include, among others, the following:

•	the failure by our TRS lessee to pay base rent, percentage rent or additional charges within 10 days after receipt by lessee of a notice of default;

•

the failure by our TRS lessee to observe or perform any other term, covenant or condition of a lease and the continuation of such failure for a period of 30 days after receipt by our TRS lessee of notice from us thereof, unless such failure cannot with due diligence be cured within such period and our TRS lessee commences appropriate action to cure such failure and diligently completes the curing thereof, but in no event shall the cure period extend beyond 120 days after notice;

•	if our TRS lessee files a petition in bankruptcy or reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law, or is adjudicated a bankrupt or makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due, or if a petition or answer proposing the adjudication of our TRS lessee as a bankrupt or its reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law is filed in any court and our TRS lessee is adjudicated a bankrupt and such adjudication is not vacated or set aside or stayed within 60 days after the entry of an order in respect thereof, or if a receiver of our TRS lessee or of all or substantially all of the assets of our TRS lessee is appointed in any proceeding brought by our TRS lessee or if any such receiver, trustee or liquidator is appointed in any proceeding brought against our TRS lessee and such appointment is not vacated or set aside or stayed within 60 days after such appointment; or

•	if our TRS lessee voluntarily discontinues operations on the leased property, except as a result of damage, destruction, unavoidable delay or a partial or complete condemnation.

If an event of default occurs and continues beyond any curative period, we will have the option of reclaiming the leased property. We intend that leases with respect to our hotels acquired in the future will contain substantially similar provisions, although we may, in our discretion, alter any of these provisions with respect to any particular lease.

Termination of Leases on Disposition of the Hotels

We have the right to terminate the lease by paying our TRS lessee a termination fee to be governed by the terms and conditions of the lease.

Our Ground Lease Agreements

Six of our hotels are subject to ground lease agreements that cover either all or portions of land underlying the respective hotel property:

•	The Salt Lake City Marriott Downtown is subject to two ground leases: one ground lease covers the land under the hotel and the other ground lease covers the portion of the hotel that extends into the Crossroads Plaza Mall. The term of the ground lease covering the land under the hotel runs through 2056, inclusive of our renewal options, and the term of the ground lease covering the extension runs through 2017, inclusive of the remaining ten-year renewal option.

•	The golf course which is part of the Marriott Griffin Gate Resort is subject to a ground lease covering approximately 54 acres. The ground lease runs through 2033, inclusive of our renewal options. We have the right, beginning in 2013 and upon the expiration of any 5-year renewal term, to purchase the property covered by such ground lease for an amount ranging from $27,500 to $37,500 per acre, depending on which renewal term has expired. The ground lease also grants us the right to purchase the leased property upon a third party offer to purchase such property on the same terms and conditions as the third party offer. We are also the sub-sublessee under another minor ground lease of land adjacent to the golf course, with a term expiring in 2020. Rent for the entire term was $1.00 and has been paid in full.

•	The golf course which is part of the Oak Brook Hills Marriott Resort is subject to a ground lease covering approximately 110 acres. The ground lease runs through 2045 including renewal options. Rent is $1.00 per year during the initial term of the ground lease.

•	The Bethesda Marriott Suites hotel is subject to a ground lease that runs until 2087. There are no renewal options.

•	The Courtyard Manhattan/Fifth Avenue is subject to a ground lease that runs until 2085, inclusive of one 49-year renewal option.

These ground leases generally require us to make rental payments (including a percentage of gross receipts as percentage rent with respect to the Courtyard Manhattan/Fifth Avenue ground lease) and payments for all, or in the case of the ground leases covering the Salt Lake City Marriott Downtown extension and a portion of the Griffin Marriott Griffin Gate Resort golf course, our tenant’s share of, charges, costs, expenses, assessments and liabilities, including real property taxes and utilities. Furthermore, these ground leases generally require us to obtain and maintain insurance covering the subject property.

The following table reflects the annual base rents of our ground leases:

Property	Term(1)	Annual Rent
Salt Lake City Marriott
(Ground Lease for Hotel)	Through 12/56	Greater of $132,000 or 2.6% of annual gross room sales

(Ground Lease for Extension)	Through 12/07	$9,343
	1/08-12/12	10,277
	1/13-12/17	11,305

Marriott Griffin Gate Resort	9/03-8/08	90,750
	9/08-8/13	99,825
	9/13-8/18	109,800
	9/18-8/23	120,750
	9/23-8/28	132,750
	9/28-8/33	147,000

Bethesda Marriott Suites	Through 10/87	374,125(2)

Courtyard Manhattan/Fifth Avenue(3)	10/97-9/07	800,000
	10/07-9/17	906,000
	10/17-9/27	1,132,812
	10/27-9/37	1,416,015
	10/37-9/47	1,770,019
	10/47-9/57	2,212,524
	10/57-9/67	2,765,655
	10/67-9/77	3,457,069
	10/77-9/85	4,321,336

Oak Brook Hills Marriott Resort	10/85-9/25	1(5)

(1)	These terms assume our exercise of all renewal options.
(2)	Represents rent for the year commencing on November 2004 and ending on October 2005. Rent will increase annually by 5.5%.
(3)	The ground lease term is 49 years. We have the right to renew the ground lease for an additional 49 year term on the same terms then applicable to the ground lease.
(4)	The total annual rent includes the fixed rent noted in the table plus a percentage rent equal to 5% of gross receipts for each lease year, but only to the extent that 5% of gross receipts exceeds the minimum fixed rent in such lease year.
(5)	We have the right to extend the term of this lease for two consecutive renewal terms of ten years each with rent at then market value.

Subject to certain limitations, an assignment of the ground leases covering the Courtyard Manhattan/Fifth Avenue and a portion of the Marriott Griffin Gate Resort golf course and the Oak Brook Hills Marriott Resort golf course do not require the consent of the ground lessor. With respect to the ground leases covering the Salt Lake City Marriott Downtown hotel and extension and Bethesda Marriott Suites, any proposed assignment of our leasehold interest as ground lessee under the ground lease requires the consent of the applicable ground lessor. As a result, we may not be able to sell, assign, transfer or convey our ground lessee’s interest in any such property in the future absent the consent of the ground lessor, even if such transaction may be in the best interests of our stockholders.

Renaissance Worthington

A portion of the parking garage relating to the Renaissance Worthington, one of the properties in the Capital Hotel Investment Portfolio, is subject to three ground leases that cover, contiguously with each other, approximately one-fourth of the land on which the parking garage is constructed. In connection with our purchase of the Renaissance Worthington property, we assumed unchanged, as lessee, each of the ground leases. Each of the ground leases has a term that runs through July 2067, inclusive of the three 15-year renewal options contained in each ground lease. Each of the ground leases generally requires the lessee to make rental payments and payments for charges, costs, expenses, assessments and liabilities arising from the property that is the subject of the respective ground lease, including real estate taxes and utilities. Furthermore, each of the ground leases generally requires the lessee to obtain and maintain insurance covering the property that is the subject of the respective ground lease.

The following table reflects the aggregate annual base rents of the ground leases which collectively cover a portion of the parking garage relating to the Renaissance Worthington:

Term(1)	Annual Rent
Through 7/12	$36,613
8/12-7/22	40,400
8/22-7/37	46,081
8/37-7/52	51,764
8/52-7/67	57,444

(1)	These terms assume the exercise of all renewal options.

Subject to the requirement that the lessee provide the lessor notice of assignment, none of the ground leases requires the consent of the lessor.

MANAGEMENT

Our Directors and Senior Executive Officers

Our board of directors consists of six directors, four of whom are independent directors in accordance with the listing standards established by the New York Stock Exchange. Our directors serve for one-year terms and until their successors are duly elected and qualified. There is no cumulative voting in the election of directors. Consequently, at each annual meeting the successors to each of our six directors will be elected by a plurality of the votes cast at that meeting. Each of our officers has served as such since our inception in May 2004, except for Sean M. Mahoney, who has served as an officer since August 2004. Each of our directors has served as such since completion of our July 2004 private placement, except for Messrs. McCarten and Williams, who have served as directors since May 2004 and June 2004, respectively. Certain information regarding our directors and senior executive officers is set forth below.

Name	Age	Position
William W. McCarten	56	Chairman of the Board, Chief Executive Officer and Director
John L. Williams	53	President, Chief Operating Officer and Director
Daniel J. Altobello*(1)(2)(3)	64	Director
W. Robert Grafton*(1)(2)(4)	64	Director
Gilbert T. Ray*(2)(3)	60	Director
Maureen L. McAvey*(1)(3)	59	Director
Mark W. Brugger	35	Executive Vice President, Chief Financial Officer and Treasurer
Michael D. Schecter	40	General Counsel and Secretary
Sean M. Mahoney	34	Chief Accounting Officer and Corporate Controller

*	Independent Director
(1)	Member of our Audit Committee.
(2)	Member of our Compensation Committee.
(3)	Member of our Nominating and Corporate Governance Committee.
(4)	Mr. Grafton serves as our Lead Director.

The following is a summary of certain biographical information concerning our directors and our senior executive officers.

William W. McCarten is our Chairman of the Board, Chief Executive Officer and a member of our board of directors. Mr. McCarten worked for the Marriott Corporation, or Marriott International, Inc., and its related entities for over twenty-five years and retired from Marriott in January 2004. From 2001 to 2003, Mr. McCarten served as President of the Marriott Services Group within Marriott International, Inc. From 1995 to 2000, Mr. McCarten served as the President and Chief Executive Officer of HMSHost Corporation, formerly Host Marriott Services Corporation, a publicly held developer and operator of restaurant and retail concessions in travel and entertainment venues listed on the New York Stock Exchange. In addition, Mr. McCarten served as non-executive Chairman of HMSHost Corporation from 2000 to 2001. As Chief Executive Officer of HMSHost Corporation, Mr. McCarten oversaw the spin-off of that company from Host Marriott Corporation through its merger with Autogrill, S.P.A. Several weeks before the announcement of the spin-off in 1995, the common stock of HMSHost Corporation traded at $6.25 per share and HMSHost Corporation was subsequently purchased by Autogrill, S.P.A. in 1999 for $15.75 per share (a 152% return). From 1993 to 1995, Mr. McCarten was Executive Vice President and Operating Group President of Host Marriott Corporation. Mr. McCarten was President—Host and Travel Plazas for the Marriott Corporation from 1992 to 1993 and served as Executive Vice President—Host and Travel Plazas from 1991 to 1992. From 1986 to 1991, Mr. McCarten was Senior Vice President, Finance and Corporate Controller of Marriott Corporation. From 1979 to 1986, Mr. McCarten served in various executive positions at Marriott. Prior to joining Marriott, Mr. McCarten was an accountant with Arthur Andersen & Co. from 1970 to 1979. Mr. McCarten received his B.S. in Accounting from the McIntire School of Commerce at the University of Virginia in 1970, and he served on the Advisory Board of the McIntire School from 1981 to 1996.

John L. Williams serves as our President and Chief Operating Officer and is a member of our board of directors. Mr. Williams worked for the Marriott Corporation, or Marriott International, Inc., and its related entities for over twenty-five years. Mr. Williams most recently served as Executive Vice President of North American Hotel Development for Marriott International. From 1993 to 2004, Mr. Williams served as Senior and Executive Vice President of Development. From 1991 to 1992, Mr. Williams, while on a leave of absence from Marriott, served as the Chief Acquisition Executive for Lodging Opportunities, the initial lodging fund sponsored by the Thayer organization. From 1982 to 1990, Mr. Williams was Vice President of Hotel Development, where he was responsible for the development of Marriott hotels in the western United States (1982-1985) and the northeastern United States (1984-1990). Mr. Williams was a Director of Feasibility from 1980 to 1982. Prior to joining the Marriott Corporation in 1980, Mr. Williams was a senior consultant with Laventhal and Horwath. Mr. Williams received a BS/BA from Denver University with a major in Hotel and Restaurant Management and B.A. in American Studies from Denver University in 1973. In addition, Mr. Williams performed graduate coursework at the University of Missouri at Kansas City with a concentration in finance.

Daniel J. Altobello is a member of our board of directors. Mr. Altobello has been Chairman of Altobello Family LP since 1991. Mr. Altobello also served as Chairman of the Board of Directors of Onex Food Services, Inc., the parent corporation of Caterair International, Inc. and LSG/SKY Chefs from 1995 to 2001. From 1989 to 1995, Mr. Altobello was the Chairman, Chief Executive Officer and President of Caterair International Corporation. He currently serves on the board of directors of JER Investors Trust, Inc., MESA Air Group, World Airways, Inc. and Friedman, Billings, Ramsey Group, Inc., the parent of Friedman, Billings, Ramsey & Co., Inc. (which is serving as a lead managing underwriter in our initial public offering). In addition, Mr. Altobello serves on the Advisory Board of Thayer Capital Partners and on the boards of two non-reporting companies, Associated Asphalt and Mercury Air Group.

W. Robert Grafton is a member of our board of directors and serves as our Lead Director. Mr. Grafton is a retired certified public accountant. He retired from Andersen Worldwide S.C. in 2000. Andersen Worldwide provided global professional auditing and consulting services through its two service entities, Arthur Andersen and Andersen Consulting. Mr. Grafton joined Arthur Andersen in 1963 and was elected a member of the Board of Partners of Andersen Worldwide in 1991. Mr. Grafton was elected Chairman of the Board of Partners in 1994 and served as Managing Partner—Chief Executive from 1997 through 2000. Mr. Grafton serves on the board of directors of Carmax Inc., a publicly traded company listed on the New York Stock Exchange, where he also serves as Chairman of the Audit Committee.

Maureen L. McAvey is a member of our board of directors. Ms. McAvey has been a Senior Resident Fellow and ULI/Klingbeil Family Chair for Urban Development at the Urban Land Institute (“ULI”) in Washington, DC since 2001. ULI is a premier research and education organization within the real estate and land use industry. Ms. McAvey was a member of the board of trustees of ULI from 1995 to 2001. Prior to joining ULI, from 1998 to 2001, Ms. McAvey was Director, Business Development, for Federal Realty Investment Trust, an owner and manager of retail developments and mixed-use developments and a publicly traded company listed on the New York Stock Exchange. Ms. McAvey also has served as the Director of Development for the City of St. Louis, a cabinet level position in the Mayor’s office and she was Executive Director of the St. Louis Development Corporation. Prior to working for the city of St. Louis, Ms. McAvey led the real estate consulting practices in Boston for Deloitte & Touche and Coopers & Lybrand. Ms. McAvey directed the west coast operations of Carley Capital Group, a national development firm and also has experience as a private developer. Ms. McAvey holds two master’s degrees, one from the University of Minnesota and one from the Kennedy School of Government, Harvard University.

Gilbert T. Ray is a member of our board of directors. Mr. Ray was a partner in the law firm of O’Melveny & Myers LLP until his retirement in 2000. He practiced corporate law for almost three decades, and has extensive experience with corporate and tax exempt transactions, as well as international finance. Mr. Ray is a member of the board of directors of Advance Auto Parts, Inc., Watson Wyatt & Company Holdings and IHOP Corp., each a publicly traded company listed on the New York Stock Exchange. In addition, Mr. Ray is a member of the board of directors of Automobile Club of Southern California and Sierra Monolithics, Inc. Mr. Ray is also a trustee of SunAmerica Series Trust, Seasons Series Fund, The John Randolph Haynes and Dora Haynes Foundation, and St. John’s Health Center Foundation.

Mark W. Brugger serves as our Executive Vice President and Chief Financial Officer. Previously, Mr. Brugger served as Vice President—Project Finance for Marriott International, Inc., from 2000 to 2004. From 2001 to 2004, Mr. Brugger also served as Chief Executive Officer of Synthetic Fuel Enterprises, a wholly-owned subsidiary of Marriott International, Inc. with annual revenues in excess of $300 million. From 1997 to 2000, Mr. Brugger served as Vice President—Investment Sales of Transwestern Commercial Services, formerly the Carey Winston Company. From 1995 to 1997, Mr. Brugger was the Land Development Director for Coscan Washington, Inc. Mr. Brugger received a Juris Doctorate from American University School of Law in 1995 and a B.A. from the University of Maryland at College Park in 1992.

Michael D. Schecter serves as our General Counsel. Previously, Mr. Schecter served as Senior Counsel of Marriott International, Inc., from 1998 to 2004. From 1991 to 1998, Mr. Schecter was an associate at Sullivan & Cromwell in their Washington, D.C. and Melbourne, Australia offices. From 1990 to 1991, Mr. Schecter served as a law clerk to the Honorable Frank M. Johnson, Jr. of the United States Court of Appeals for the Eleventh Circuit. Mr. Schecter received a Juris Doctorate from Cornell Law School in 1990 and a B.A. from Bates College in 1986.

Sean M. Mahoney serves as our Chief Accounting Officer and Corporate Controller. Previously, Mr. Mahoney served as a senior manager with Ernst & Young LLP in McLean Virginia. During 2002 and 2003 Mr. Mahoney served as a Director in the Dublin, Ireland audit practice of KPMG. From 1993 to 2001, Mr. Mahoney worked in the audit practice of Arthur Andersen LLP. Mr. Mahoney is a member of the American Institute of Certified Public Accountants and is a Virginia C.P.A. Mr. Mahoney received a B.S. from Syracuse University in 1993.

Corporate Governance Profile

We believe that we have organized our corporate structure and governance to align our interests with those of our stockholders. For example:

•	our board of directors consists of six directors, four of whom are “independent directors” with independence being determined in accordance with the listing standards established by the New York Stock Exchange, and our board of directors will make an affirmative determination of the independence of each of our directors on an annual basis;

•	a majority of our independent directors designate a Lead Director, whose responsibilities include:

•	assisting the board in complying with our corporate governance guidelines;

•	coordinating the agenda and moderating sessions of our board’s independent directors; and

•	acting as chief liaison between the independent directors and our president and chief operating officer;

•	our directors are re-elected annually by a plurality of our stockholders;

•	we have adopted a Code of Business Conduct and Ethics, which addresses, among other things, corporate opportunity and conflicts of interest issues relevant to our directors, officers and employees;

•	we do not have a stockholder rights plan;

•	we have opted out of the Maryland business combination and control share acquisition statutes; and

•	we have adopted corporate governance guidelines, which among other things, specify that our directors should develop a significant ownership stake in our company over time in order to align their interests with those of our stockholders.

Board of Directors and Committees

Our business and affairs are managed under the direction of our board of directors. Currently our board of directors consists of six directors, with two management directors and four “independent” directors with independence being determined in accordance with the listing standards established by the New York Stock Exchange.

Our board of directors has established an Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee and has adopted written charters for each committee.

Audit Committee

Our Audit Committee is comprised of three independent directors, Daniel J. Altobello, W. Robert Grafton and Maureen L. McAvey. Mr. Grafton serves as the chairperson and the audit committee financial expert, as that term is defined by the SEC, of the Audit Committee. Our Audit Committee, pursuant to its written charter, assists our board of directors in its oversight of (i) our accounting and financial reporting processes; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications, independence and performance of our independent auditors; and (v) the performance of our internal audit function. The Audit Committee, among other things, also:

•	is responsible for the appointment, retention and termination of our independent auditors and determines the compensation of our independent auditors;

•	annually evaluates the independent auditors’ qualifications, performance and independence;

•	has sole authority to approve in advance all audit, internal control-related and non-audit services by our independent auditors, the scope and terms thereof, and the fees therefor;

•	sets policies with respect to the potential hiring of current or former employees of the independent auditor;

•	meets at least quarterly with our senior executive officers, internal auditors and our independent auditors in separate executive sessions;

•	annually reviews and assesses the adequacy of the Audit Committee charter and recommends to our board of directors any amendments or modifications to the Audit Committee charter that the Audit Committee deems appropriate; and

•	annually evaluates the performance of the Audit Committee and reports the results of such an evaluation to our board of directors.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is comprised of three independent directors, Daniel J. Altobello, Maureen L. McAvey and Gilbert T. Ray. Mr. Ray serves as the chairperson of our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, pursuant to its written charter, is responsible for, among other things:

•	identifying and recommending qualified individuals to become members of our board of directors;

•	recommending to our board of directors criteria for membership on our board of directors and committee membership, including any specific minimum qualifications;

•	recommending to our board of directors the directors for appointment to committees of our board of directors;

•	developing and recommending to our board of directors a set of corporate governance guidelines and policies and a code of ethics, and periodically reviewing and recommending any changes to such guidelines and code;

•	overseeing the annual performance evaluation of our board of directors;

•	establishing policies for the identification and consideration of director candidates recommended by stockholders or securityholders;

•	reviewing and assessing the Nominating Committee Charter and submitting proposed changes to our board of directors; and

•	performing an annual performance evaluation of the Nominating Committee and reporting the results to our board of directors.

Compensation Committee

Our Compensation Committee is comprised of three independent directors, Daniel J. Altobello, W. Robert Grafton and Gilbert T. Ray. Mr. Altobello serves as the chairperson of our Compensation Committee. The Compensation Committee, pursuant to its written charter, among other things:

•	reviews and approves or makes recommendations to our board of directors with respect to the compensation for our executive officers and non-employee directors;

•	reviews and approves or makes recommendations to the board of directors with respect to our incentive-based and equity-based plans; and

•	reviews and assesses the adequacy of the Compensation Committee charter and submits proposed changes to our board of directors;

The Compensation Committee also reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer’s performance in light of those goals and objectives, and determines and approves the chief executive officer’s compensation levels based on its evaluation. Our Compensation Committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of chief executive officer or other executive officer compensation.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks and none of our employees participates on the Compensation Committee.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, or our Code of Ethics, relating to the conduct of our business by our employees, officers and directors. Day-to-day responsibility for administering and interpreting our Code of Ethics has been delegated by our board of directors to Mr. Schecter, the compliance officer and our general counsel. Our Code of Ethics generally provides, among other things, that our directors, officers and employees must:

•	not engage in any unlawful activity in conducting our business;

•	protect our assets that are entrusted to them and take steps to ensure that our assets are used only for legitimate business purposes;

•	not divert corporate opportunities that are discovered through the use of our property or information to himself or herself unless that opportunity has first been presented to, and rejected by, us;

•	not use our property or information for his or her improper personal gain;

•	not compete with us;

•	not disclose or distribute our confidential information, except when such disclosure is authorized by us or required by law; and

•	deal ethically and lawfully with our customers, suppliers, competitors and employees;

Our Code of Ethics also contains compliance procedures, allows for the anonymous reporting of a suspected violation of our Code of Ethics and specifically forbids retaliation against any officer or employee who reports suspected misconduct in good faith. The provisions of our Code of Ethics may only be waived or amended by our board of directors or, if permitted, a committee of our board of directors. Such waivers of amendments must be promptly disclosed to our stockholders.

Conflicts of Interest

Our Code of Ethics also contains a conflicts of interest policy to reduce potential conflicts of interest. Our conflicts of interest policy provides that any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the compliance officer, who must then notify our board of directors or a committee of the board of directors. Actual or potential conflicts of interest involving a director, officer or the compliance officer should be disclosed directly to our chairman of the board of directors and the chairperson of our Nominating and Corporate Governance Committee. A “conflict of interest” occurs when a director’s, officer’s or employee’s personal interest interferes with our interests. In general, this means that our directors, officers and employees must avoid situations that present a potential or actual conflict between their personal interests and our interests. However, we cannot assure you that this policy will be successful in eliminating the influence of these potential conflicts.

Maryland law provides that a contract or other transaction between a corporation and any of the corporation’s directors or any other entity in which that director is also a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the meeting at which the contract or transaction is approved or the fact that the director’s vote was counted in favor of the contract or transaction, if:

•	the fact of the common directorship or interest is disclosed to the board or a committee of the board, and the board or that committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed to stockholders entitled to vote on the contract or transaction, and the contract or transaction is approved by a majority of the votes cast by the stockholders entitled to vote on the matter, other than votes of stock owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to the corporation.

Vacancies on our Board of Directors

Our charter provides that, when we have three independent directors and our common stock is registered under the Exchange Act, we elect to be subject to certain provisions of the MGCL regarding the filling of vacancies on the board of directors. Accordingly, at such time, any and all vacancies on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualified. Any director may resign at any time and may be removed with or without cause by our stockholders upon the affirmative vote of at least two-thirds of all the votes entitled to be cast for the election of directors.

Compensation of Directors

As compensation for serving on our board of directors, each of our non-employee directors receives an annual fee of $20,000 and an additional fee of $1,500 for each board of directors meeting or committee meeting attended ($750 for telephonic meetings). Committee chairpersons receive an additional $5,000 with the Audit Committee chairperson receiving an additional $15,000 per year. Our Lead Director receives an additional $10,000 per year. In addition, we reimburse our directors for their reasonable out-of-pocket expenses incurred in attending board of directors and committee meetings. Directors who are also employees are not separately compensated for services as a director other than through our equity incentive plan. Each of our non-employee directors received a grant of 5,000 unrestricted shares of common stock in connection with the completion of our July 2004 private placement. In addition, each of our non-employee directors will receive 1,000 unrestricted shares of common stock on the date of the meeting of the board of directors immediately following each annual meeting of our stockholders.

Executive Compensation

The following table sets forth the compensation paid or earned by our chief executive officer and our other executive officers for 2004:

	Annual Compensation		Long-Term Compensation		All Other Compensation
Name and Position	Salary(1)	Bonus(1)	Restricted Stock Awards(2)	Securities Underlying Options
William W. McCarten, Chairman of the Board, Chief Executive Officer and Director	$250,000	$293,750	$2,250,000	—	—
John L. Williams, President, Chief Operating Officer and Director	$200,000	$188,000	$2,100,000	—	—
Mark W. Brugger, Executive Vice President, Chief Financial Officer and Treasurer	$117,500	$82,838	$1,650,000	—	—
Michael D. Schecter, General Counsel and Secretary	$107,500	$80,625	$750,000	—	—
Sean M. Mahoney, Chief Accounting Officer and Corporate Controller	$58,333	$19,602	$150,000	—	$30,000	(3)

(1)	The amounts for salary and bonus are for the partial year from our inception in May 2004 until December 31, 2004, except for the amounts for Mr. Mahoney, which are for the partial year from August 1, 2004 until December 31, 2004. The employment agreement for each of Messrs. McCarten, Williams, Brugger and Schecter, and the letter of employment for Mr. Mahoney, do not provide for a minimum or target bonus, and any bonus paid is at the sole discretion of our Compensation Committee. For a listing of the maximum amounts payable to each named executive officer pursuant to his employment agreement, or in the case of Mr. Mahoney, his letter of employment, with us, see “— Employment Agreements” below.
(2)	Restricted stock awards vest pursuant to the following schedule: two-thirds of the granted restricted stock vest on August 1, 2006 and the remaining one-third vest on July 7, 2007. Any dividends will be paid to the holders of restricted stock awards.
(3)	This amount represents a bonus paid to Mr. Mahoney in connection with the commencement of his employment.

Section 162(m) of the Code disallows a tax deduction to public companies for compensation paid in excess of $1,000,000 for any fiscal year to the company’s chief executive officer and the four other most highly compensated executive officers. To qualify for deductibility under Section 162(m), compensation in excess of the $1,000,000 annual maximum paid to these executive officers must be “performance-based” compensation, as determined under Section 162(m). For these purposes, compensation generally includes base salary, annual bonuses, stock option exercises, compensation attributable to restricted shares vesting and nonqualified benefits. While it is our intention to structure compensation so that it satisfies the “performance-based” compensation requirements under Section 162(m) to the fullest extent possible, if we become subject to the provisions of Section 162(m), our Compensation Committee will balance the costs and burdens involved in doing so against the value to us and our stockholders of the tax benefits to be obtained by us. Accordingly, we reserve the right, should Section 162(m) apply, to design compensation programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible as a result of the application of Section 162(m).

Employment Agreements

We have entered into employment agreements with Messrs. McCarten, Williams, Brugger and Schecter, and Mr. Mahoney has executed a letter of employment, that provide for an annual salary of $500,000, $400,000,

$235,000, $210,000 and $140,000, respectively, as well as customary incentive compensation and benefits. Upon the closing of our July 2004 private placement, each of Messrs. McCarten, Williams, Brugger and Schecter were granted a restricted stock award and, in connection with his acceptance of employment with us in July 2004, Mr. Mahoney was also granted a restricted stock award. Each of these restricted stock awards was subsequently amended to provide that two-thirds of the restricted stock awards will vest on August 1, 2006 and the remaining one-third will vest on July 7, 2007. In addition, the employment agreements and Mr. Mahoney’s letter of employment provide each executive officer with severance benefits if his employment ends under certain circumstances. We believe that the agreements and Mr. Mahoney’s letter of employment will benefit us by helping to retain the executives and by allowing them to focus on their duties without the distraction of the concern for their personal situations in the event of a possible change in control of our company.

The agreements with Messrs. McCarten, Williams, Brugger and Schecter have an initial term of three years, with respect to Mr. McCarten, and two years, with respect to Messrs. Williams, Brugger and Schecter. Thereafter, the term of the agreements with Messrs. McCarten, Williams, Brugger and Schecter will be extended for an additional 12 months on the anniversary of the effective date of each agreement, unless either party gives six months’ notice before such date that the term will not be extended. Mr. Mahoney is an at-will employee.

Each of Messrs. McCarten, Williams, Brugger and Schecter will be entitled to receive severance benefits under their agreements if we terminate such executive’s employment without cause or such executive resigns with good reason or if there is a change in control of our company during the term of their agreements and, within 12 months after the change in control, we terminate such executive’s employment without cause or such executive resigns with good reason, or if during the 90 day period commencing on the three-month anniversary of the date of the change in control, such executive resigns for any reason. Mr. Mahoney will be entitled to receive severance benefits under his letter of employment if there is a change in control of our company during his employment with us and, within 12 months after the change in control, we terminate Mr. Mahoney’s employment without cause, or if during the 90 day period commencing on the six-month anniversary of the date of the change in control, Mr. Mahoney resigns for any reason. Under each of these scenarios, each of the executives is entitled to receive a lump sum payment equal to two times, with respect to Mr. McCarten, 1.5 times, with respect to Mr. Williams, and one time, with respect to Messrs. Brugger, Schecter and Mahoney, the sum of (x) their respective then current base salary and (y) the greater of (A) the average of the executive’s bonuses with respect to the preceding three fiscal years (or the period of the executive’s employment if shorter), (B) the executive’s bonus with respect to the preceding fiscal year and (C) if termination of employment occurs during the first year of the executive’s employment, the executive’s annualized projected bonus for such year. In addition, each executive will be entitled to continued life, health and disability insurance coverage for himself, his spouse and dependents for two years, in the case of Mr. McCarten, eighteen months, in the case of Mr. Williams, and one year, in the case of Messrs. Brugger, Schecter and Mahoney. Any unvested portion of any stock option, restricted stock award and incentive award previously issued to the executive shall vest on the date of such termination. These severance benefits may not be deductible by us.

In the event that the severance benefits described above are paid in connection with a change in control of our company, each of Messrs. McCarten, Williams, Brugger and Schecter will be eligible to receive payments to compensate the executive for the additional taxes, if any, imposed on the executive under Section 4999 of the Code by reason of the receipt of excess parachute payments.

The employment agreements for each of Messrs. McCarten, Williams, Brugger and Schecter contain customary non-competition covenants that apply during the term and in most instances for 12 months, or six months in the event of a change in control of our company, after the expiration or termination of such executive’s employment with our company.

Annual Incentive Bonus Policy

Our senior executive officers who are entitled to receive cash bonuses under their employment agreements will receive no more than 125%, with respect to Mr. McCarten, 100%, with respect to Mr. Williams, 75%, with respect to Messrs. Brugger and Schecter, and 35%, with respect to Mr. Mahoney, of their base salaries under the policy. Our compensation committee will re-evaluate the annual incentive bonus policy for our executive officers on an annual basis, subject to the maximum limitations previously described. The employment agreements for each executive do not provide for a minimum or target bonus, and any bonus paid is at the sole discretion of the Compensation Committee. In addition, our Compensation Committee may approve any additional bonus awards to any executive officer.

401(k) Plan

We maintain a retirement savings plan under section 401(k) of the Code to cover our eligible employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan.

Equity Incentive Plan

Our 2004 Stock Option and Incentive Plan was adopted by our board of directors and approved by our then sole stockholder in June 2004. We have established this plan for the purpose of attracting and retaining directors, officers and other key employees of the company. This equity plan permits us to make grants of incentive stock options, non-qualified stock options, stock appreciation rights, deferred stock awards, restricted stock awards, unrestricted stock awards, dividend equivalent rights and other share-based awards. We have reserved 1,107,500 shares of our common stock for the issuance of awards under the equity plan. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. In addition, our equity plan provides that one year after the completion of our July 2004 private placement and without further action or approval of our stockholders, 5% of the total net increase in the number of outstanding shares of our common stock since the completion of our July 2004 private placement will be added to the number of shares reserved for issuance under the plan, up to a maximum limit of 2,000,000 shares of common stock that may be reserved for the issuance of awards under the plan. Generally, shares that are forfeited or canceled from awards under the equity plan also will be available for future awards. We issued 10,000 shares of restricted common stock to our independent directors and have issued 420,000 shares of deferred stock awards to our executive officers and certain of our employees following the closing of our initial public offering.

The equity plan is administered by either a committee of at least two non-employee directors appointed by the board of directors, or by our full board of directors. The administrator of the equity plan has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the equity plan. The administrator may generally delegate to our chief executive officer the authority to grant certain awards under the equity plan to our employees.

All full-time and part-time officers, employees, non-employee directors and other key persons are eligible to participate in the equity plan, subject to the discretion of the administrator. There are certain limits on the number of awards that may be granted under the equity plan. For example, no more than 500,000 shares of stock may be granted in the form of stock options or stock appreciation rights to any one individual during any one-calendar-year period.

The exercise price of stock options awarded under the equity plan may not be less than the fair market value of the common stock on the date of the option grant in most instances and the term of each option may not exceed fifteen years from the date of grant for non-qualified options and ten years from the date of grant for incentive options. The administrator will determine at what time or times each option may be exercised and, subject to the provisions of the equity plan, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised.

To qualify as incentive options, stock options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large shareholders.

Each non-employee director who is serving as a director of the company on the date of the meeting of the board of directors immediately following each annual meeting of stockholders will automatically be granted on such date 1,000 unrestricted shares of common stock. In addition, each of our non-employee directors received a grant of 5,000 unrestricted shares of common stock in connection with the completion of our July 2004 private placement. The administrator also may make discretionary grants of non-qualified options to non-employee directors.

In the event of a merger, sale or dissolution of the Company, or a similar “sale event,” all stock options and stock appreciation rights granted under the equity plan will automatically become fully exercisable and all other awards granted under the equity plan will become fully vested and non-forfeitable. In addition, upon the effective time of any such sale event, the equity plan and all awards will terminate unless the parties to the transaction, in their discretion, provide for appropriate substitutions or adjustments of outstanding awards.

No awards may be granted under the equity plan after June 4, 2014. In addition, our board of directors may amend or discontinue the equity plan at any time and the administrator may amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose. No such amendment may adversely affect the rights under any outstanding award without the holder’s consent. Other than in the event of a necessary adjustment in connection with a change in the company’s stock or a merger or similar transaction, the administrator may not “reprice” or otherwise reduce the exercise price of outstanding stock options. Further, amendments to the equity plan will be subject to approval by our stockholders if the amendment (i) increases the number of shares available for issuance under the equity plan; (ii) expands the types of awards available under, the eligibility to participate in, or the duration of, the plan; (iii) materially changes the method of determining fair market value for purposes of the equity plan; or (iv) requires stockholder approval under the applicable rules of the New York Stock Exchange or by the Code to ensure the tax qualification of incentive options.

Liability, Exculpation and Indemnification

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate our company to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her serving in any of the foregoing capacities. Our bylaws obligate our company, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made, or is threatened to be made, a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his service in that capacity. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to our employees or agents and any employee or agent of our predecessor.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made, or threatened to be made, a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Indemnification Agreements

We entered into indemnification agreements with each of our executive officers and directors that will obligate us to indemnify them to the maximum extent permitted by Maryland law. The form of indemnification agreement provides that:

•	If a director or executive officer is a party or is threatened to be made a party to any proceeding, other than a proceeding by or in the right of our company, by reason of such director or executive officer serving (i) as a director and/or officer of our company, (ii) in any capacity with respect to any employee benefit plan of our company, or (iii) as a director, partner, trustee, officer, employee, agent, member or manager of any other entity at the request of our company, we must indemnify such director or executive officer for all expenses and liabilities incurred by him or her, or on his or her behalf, unless it has been established by a court of competent jurisdiction that:

•	the director or executive officer failed to act in good faith;

•	the director or executive officer failed to act in a manner he or she reasonably believed to be in, or not opposed to, the best interests of our company; or

•	with respect to any criminal proceedings, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful.

•	If a director or executive officer is a party or is threatened to be made a party to any proceeding by or in the right of our company by reason of such director or executive officer serving (i) as a director and/or officer of our company, (ii) in any capacity with respect to any employee benefit plan of our company, or (iii) as a director, partner, trustee, officer, employee, agent, member or manager of any other entity at the request of our company, we must indemnify such director or executive officer for all expenses and liabilities, including amounts paid in settlement, incurred by him or her, or on his or her behalf, unless it has been established by a court of competent jurisdiction that:

•	the director or executive officer failed to act in good faith;

•	the director or executive officer failed to act in a manner he or she reasonably believed to be in, or not opposed to, the best interests of our company; or

•	the director or executive officer is liable to our company for an accounting of profits made from the purchase or sale of securities of our company pursuant to applicable provisions of the securities laws.

•	With respect to a proceeding by or in the right of our company, if a court of competent jurisdiction determines that a director or executive officer is liable to our company, such director or executive officer shall not be entitled to payment of indemnification unless the court in which such proceeding was brought determines, upon application, that such director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

•	If a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director or executive officer serving (i) as a director and/or officer of our company, (ii) in any capacity with respect to any employee benefit plan of our company, or (iii) as a director, partner, trustee, officer, employee, agent, member or manager of any other entity at the request of our company, and such director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify such director or executive officer for all expenses reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

•	We must pay all indemnifiable expenses in advance of the final disposition of any proceeding within 10 calendar days after receiving a request for such an advance. To the extent required by the MGCL, the director or executive officer must agree to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.

•	We must pay all indemnifiable expenses to the director or executive officer within 45 calendar days following our receipt of his or her request. At our request, the director or executive officer seeking indemnification must provide sufficient documentation to establish that he or she is entitled to such indemnification.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We maintain a director and officer insurance policy with a limit of $25.0 million per claim as well as in the aggregate.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Marriott

Investment Sourcing Relationship with Marriott.    Marriott and our company have an investment sourcing relationship pursuant to which Marriott has agreed to provide us, subject to certain limitations, with a “first look” at hotel property acquisition and investment opportunities known to it. For a description of our investment sourcing relationship with Marriott, see “Our Business—Our Competitive Strengths—Marriott Investment Sourcing Relationship.”

In connection with this investment sourcing relationship, Marriott assigned to us its interests as purchaser under the purchase and sale contract pursuant to which we acquired the Courtyard Manhattan/Midtown East hotel. The purchase price for the hotel was approximately $78.9 million. Marriott provided us $3.3 million in connection with the acquisition, including $2.5 million in key money and $800,000 as a contribution to the hotel’s furniture, fixtures and equipment account. We also acquired, directly from Marriott, the Marriott Griffin Gate Resort for approximately $49.8 million and the Lodge at Sonoma Renaissance Resort & Spa for approximately $32.3 million, which were purchased by Marriott within two years of our acquisition. Marriott’s purchase prices for the Marriott Griffin Gate Resort and the Lodge at Sonoma Renaissance Resort & Spa were approximately $47.5 million and approximately $32.5 million, respectively. In addition, Marriott had a 10% equity interest in an affiliate of Capital Hotel Investments, LLC, the prior owner of the hotels comprising the Capital Hotel Investment Portfolio, which hotels we acquired on June 23, 2005 using a portion of the proceeds of our initial public offering. Marriott had also provided mezzanine debt to Capital Hotel Investments, LLC, or affiliates thereof, totaling approximately $106 million, with $44.2 million of such debt allocated to the properties comprising the Capital Hotel Investment Portfolio. Such mezzanine debt was repaid by Capital Hotel Investments, LLC from the cash proceeds received by Capital Hotel Investments, LLC from our purchase of the Capital Hotel Investment Portfolio.

In determining the purchase prices that we paid for the hotel properties we acquired from Marriott, our senior management team collectively employed the same disciplined methodology that it generally uses to determine the purchase price of all the hotel properties that we acquire. Our senior management team initially creates a projection of future cash flows for each potential acquisition primarily based on:

•	historical cash flows provided to us by the seller and the hotel manager; and

•	our senior management team’s belief as to future rates of occupancy and growth in ADR, as well as our senior management team’s expectation of future increases in operating expenses, in a hotel properties’ given market.

Our senior management team’s belief as to future cash flows and expenses is based on their extensive experience in the hotel industry, which includes their ability to evaluate the reasonableness of the projections provided to us by the seller and the hotel manager. Our senior management team then applies a multiple to those projected cash flows. This multiple reflects our senior management team’s knowledge of recent sale prices for hotel properties in similar markets. Although our entire senior management team participates in the determination of a recommended purchase price, Mr. Williams, our President and Chief Operating Officer, is ultimately responsible for presenting our senior management team’s recommendation of the purchase price for a potential acquisition to our board of directors, which makes the final determination.

Marriott has provided us with key money of approximately $9.5 million in the aggregate in connection with our acquisitions of the Courtyard Manhattan/Midtown East ($2.5 million), the Courtyard Manhattan/Fifth Avenue ($1.0 million), the Torrance Marriott ($3.0 million), the Oak Brook Hills Marriott Resort ($2.5 million) and SpringHill Suites Atlanta Buckhead ($0.5 million). In connection with our acquisitions of the Courtyard Manhattan/Midtown East and The Lodge of Sonoma Renaissance Resort & Spa, Marriott also contributed $800,000 and $400,000, respectively, to the hotels’ furniture, fixtures and equipment reserves. The $1.0 million in key money payments received from Marriott in connection with our acquisition of the Courtyard Manhattan/Fifth Avenue is recoverable in the event that we have not completed certain renovations by January 22, 2006 and Marriott terminates the management agreement in accordance with certain provisions of the management agreement. The $6.0 million in key money contributed by Marriott in connection with our acquisition of the Torrance Marriott, Oak Brook Hills Marriott Resort and SpringHill Suites Atlanta Buckhead is recoverable subject to a 10% reduction per year in the event that the applicable management agreement with Marriott terminates within 10 years and such termination is not a result of a default by Marriott. In addition, Marriott provided us with a cash flow guarantee for the Oak Brook Hills Marriott Resort for the fiscal year 2006 and 2007 operating cash flow. The guarantee provides that Marriott will fund the deficit of actual hotel operating income during fiscal years 2006 and 2007. The total guarantee obligation of Marriott is capped at $2.5 million.

Marriott’s only binding commitment with regard to this investment sourcing relationship is that, for a two-year period ending July 1, 2006, it has agreed not to enter into any written agreement or series of written agreements granting any third party the right to receive information from Marriott concerning opportunities to purchase full-service, urban select-service or urban extended-stay hotels in the United States, or in any region thereof, prior to such opportunities being presented to us. Marriott has specifically retained the right to enter into written agreements affecting less than 10% of the United States by population and also any non-written agreements with other potential capital sources. Our only binding commitment with regard to this relationship is that we have agreed, for a two-year period ending July 1, 2006, not to enter into a written agreement or series of written agreements granting any third party the right to receive information from us concerning potential opportunities to provide hotel management services for full-service, urban select-service or urban extended-stay hotels throughout the United States, or in any region thereof prior to such opportunity being presented to Marriott. We have specifically retained the right to enter into agreements affecting less than 10% of the United States and also any non-written agreements with other brand or hotel management companies. However, for any given investment, we are under no obligation to use Marriott as the hotel management company and we may invest in hotel properties that do not operate under one of Marriott’s brands.

Management Agreements.    In order to qualify as a REIT, we cannot operate our hotel properties or participate in the decisions affecting the daily operations of our hotels. Thus far, although we are free to enter into hotel management agreements with any third party, with respect to all the properties that we currently own, we have entered into management agreements with Marriott (and with an affiliate of Vail Resorts under a franchise agreement with Marriott) and we intend that most management agreements that we enter into in the near future will be with Marriott, or one or more of its affiliates. Our management agreements with Marriott typically provide for an initial term that expires upon the end of the twentieth, thirtieth or fortieth full fiscal year after the effective date of the hotel management agreement. The term of the hotel management agreement is generally automatically renewed for a negotiated number of consecutive 10-year periods upon the expiration of the initial term unless the property manager gives notice to our TRS lessee of its election not to renew the hotel management agreement at least 300 days prior to the expiration of the then-current term.

Marriott purchased directly 3.0 million shares of our common stock in connection with our July 2004 private placement for an aggregate purchase price of $30.0 million. In addition, concurrently with the completion of our initial public offering, we sold directly to Marriott 1,428,571 shares of our common stock at the initial public offering price. The value of the shares owned by Marriott, based on the price of our common stock as of August 30, 2005 is approximately $52,832,852.

The following table sets forth the effective date, initial term and number of renewal terms under the respective hotel management agreements for each of our hotel properties:

	Date of Hotel Management Agreement	Initial Term	Number of Renewal Terms
Courtyard Manhattan/Midtown East	11/04	30 years	Two 10-year periods

Torrance Marriott	1/05	40 years	None

Salt Lake City Marriott Downtown	12/01	30 years	Three 15-year periods

Marriott Griffin Gate Resort	12/04	20 years	One 10-year period

Bethesda Marriott Suites	12/04	21 years	Two 10-year periods

Courtyard Manhattan/Fifth Avenue	1/05	30 years	None

The Lodge at Sonoma Renaissance Resort & Spa	10/04	20 years	One 10-year period

Renaissance Worthington	9/00	30 years	Two 10-year periods

Marriott Atlanta Alpharetta	9/00	30 years	Two 10-year periods

Frenchman’s Reef & Morningstar Marriott Beach Resort	9/00	30 years	Two 10-year periods

Marriott Los Angeles Airport	9/00	30 years	Two 10-year periods

Vail Marriott Mountain Resort & Spa	6/05	15½ years	None

Oak Brook Hills Marriott Resort	7/05	30 years	None

SpringHill Suites Atlanta Buckhead	7/05	30 years	Two 10-year periods (unless either side decides to terminate)

Amounts Payable under our Hotel Management Agreements

Under our hotel management agreements, Marriott receives a base management fee and, if certain financial thresholds are met or exceeded, an incentive management fee. The base management fee is generally payable as a percentage of gross hotel revenues for each fiscal year. The incentive management fee is generally based on hotel operating profits and is typically equal to between 20% and 25% of hotel property operating profits, but the fee only applies to that portion of hotel operating profits above a negotiated return on our invested capital. We refer to this excess of operating profits over a return on our invested capital as “available cash flow.”

The following table sets forth the base management fee and incentive management fee, generally due and payable each fiscal year, for each of our hotel properties.

	Base Management Fee(1)		Incentive Management Fee(2)
Courtyard Manhattan/Midtown East	5%		25%(3)
Torrance Marriott	3%		20%(4)
Salt Lake City Marriott Downtown	3%		Not more than 20%(5)
Marriott Griffin Gate Resort	3%		20%(6)
Bethesda Marriott Suites	3%		50%(7)
Courtyard Manhattan/Fifth Avenue	5	%(8)	25%(9)
The Lodge at Sonoma Renaissance Resort & Spa	3%		20%(10)
Renaissance Worthington	3%		25%(12)
Marriott Atlanta Alpharetta	3%		25%(13)
Frenchman’s Reef & Morningstar Marriott Beach Resort	3%		25%(14)
Marriott Los Angeles Airport	3%		25%(15)
Vail Marriott Mountain Resort & Spa	3%		20%(16)
Oak Brook Hills Marriott Resort	3%		20% or 30%(17)
SpringHill Suites Atlanta Buckhead	5%(11)		25%(18)

(1)	As a percentage of gross revenues.
(2)	Based on a percentage of hotel operating profits above a negotiated return on our invested capital, as more fully described in the following footnotes.
(3)	Calculated as a percentage of operating profits in excess of 10.75% of the sum of (i) $73.7 million and (ii) the amount of certain capital expenditures.
(4)	Calculated as a percentage of operating profits in excess of the sum of (i) $7.5 million and (ii) 10.75% of certain capital expenditures.
(5)	The incentive management fee is equal to the available cash flow for each fiscal year, subject to a cap of 20% of operating profit for such fiscal year. Commencing with the fiscal year 2002, the operating profit with respect to each fiscal year is reduced by an amount equal to 10.75% of all material capital expenditures funded by the TRS lessee; provided that the material capital expenditures are included in the calculation of the incentive management fee with respect to the fiscal year or fiscal years during which such expenditures occurred (on a pro rata basis).
(6)	Calculated as a percentage of operating profits in excess of the sum of (i) $5.5 million and (ii) 10.75% of certain capital expenditures.
(7)	Calculated as a percentage of operating profits in excess of the sum of (i) the payment of certain loan procurement costs, (ii) 10.75% of certain capital expenditures, (iii) an agreed-upon return on certain expenditures and (iv) the value of certain amounts paid into a reserve account established for the replacement, renewal and addition of certain hotel goods.
(8)	The base management fee will be equal to 5.5% of gross revenues for fiscal years 2010 through 2014 and 6% for fiscal year 2015 and thereafter until the expiration of the agreement. Also, beginning in 2007, the base management fee may increase to 5.5% at the beginning of the next fiscal year if operating profits equal or exceed $4.7 million, and beginning in 2011, the base management fee may increase to 6.0% at the beginning of the next fiscal year if operating profits equal or exceed $5.0 million.
(9)	Calculated as a percentage of operating profits in excess of 12% of the sum of (i) $38.8 million and (ii) the amount of certain capital expenditures, less 5% of the total real estate tax bill (for as long as the hotel is leased to a party other than the manager).
(10)	Calculated as a percentage of operating profits in excess of the sum of (i) $3.6 million and (ii) 10.75% of capital expenditures.
(11)	The base management fee will be equal to 6% of gross revenues for fiscal years 2008 through 2016 and 6.5% of gross revenues thereafter. In the event that the property’s operating profit is below certain thresholds in 2007 and 2008, the base management fee may be reduced by up to $100,000 per year. In addition, in the event that the hotel’s operating profit is above certain thresholds starting in 2008, the base management fee will be increased to 6.5% and if the operating profit is above an additional threshold starting in 2012, the base management fee will be increased to 7.0%.
(12)	Calculated as a percentage of operating profits in excess of the sum of (i) $7,616,698 and (ii) 10.75% of certain capital expenditures.
(13)	Calculated as a percentage of operating profits in excess of the sum of (i) $4,085,000 and (ii) 10.75% of certain capital expenditures.
(14)	Calculated as a percentage of operating profits in excess of the sum of (i) $8,403,813 and (ii) 10.75% of certain capital expenditures.
(15)	Calculated as a percentage of operating profits in excess of the sum of (i) $9,417,000 and (ii) 10.75% of certain capital expenditures.
(16)	Calculated as a percentage of operating profits in excess of the sum of 11% of our invested capital. The incentive management fee rises to 25% if the hotel achieves operating profits above 15% of our invested capital.
(17)	Calculated as a percentage of operating profits in excess of the sum of (i) $8,094,750 and (ii) 10.75% of certain capital expenditures; the percentage of operating profits is 20% except from 2011 through 2025 when it is 30%.
(18)	Calculated as a percentage of operating profits in excess of the sum of (i) $4,085,928 and (ii) 12% of certain capital expenditures and pre-conversion expenses.

Arrangements with our Senior Executive Officers and Certain Directors

Messrs. McCarten, Williams, Brugger and Schecter are all former officers and employees of Marriott and have many professional relationships with current senior executives at Marriott.

Messrs. McCarten and Williams may have ongoing conflicts between our interests and the interests of Marriott because each has a significant financial interest in Marriott as a percentage of his individual net worth. These interests include shares of Marriott’s common stock, options to acquire shares of Marriott’s common stock and an executive deferred compensation arrangement which is an unfunded obligation of Marriott. In the case of Mr. McCarten, his financial interest in Marriott represents a material percentage (but not a majority) of his individual net worth and, in the case of Mr. Williams, his financial interest in Marriott represents a majority of his individual net worth. In each case, these interests represent several millions of dollars and, depending upon the performance of Marriott relative to our performance and the amount of equity incentive compensation paid by us to Messrs. McCarten and Williams, their financial interest in Marriott may continue to be greater than their financial interest in us. Accordingly, Messrs. McCarten and Williams may have a conflict of interest when evaluating hotel property investment opportunities sourced to us by Marriott or when negotiating the terms of hotel management agreements with Marriott because of their financial interest in Marriott.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of directors, without a vote of our stockholders. Any change to any of these policies by our board, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our board of directors believes that a change is in our and our stockholders’ best interests. We cannot assure you that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

We intend to conduct our investment activities through our operating partnership and its subsidiaries. We seek to invest in assets primarily for current income generation. In general, our primary investment objectives are to:

•	enhance stockholder value over time by generating strong risk-adjusted returns on invested capital;

•	consistently pay attractive distributions to our stockholders; and

•	achieve long-term appreciation in the value of our hotel property investments.

There are no limitations on the amount or percentage of our total assets that may be invested in any one hotel property. Additionally, no limits have been set on the concentration of investments in any one location or by brand, type of market or other limits.

Additional criteria with respect to our hotel property investments is described in “Our Business.”

Investments in Mortgages, Structured Financings and Other Lending Policies

We have no current intention of investing in loans secured by properties or making loans to persons. However, we do not have a policy limiting our ability to invest in loans secured by properties or to make loans to other persons. In the future, we may acquire first mortgages on hotel properties and invest in other mortgage-related instruments such as subordinated or mezzanine loans to hotel owners and operators. In addition, we may invest in hotel properties and lease them back to their existing owners. We may also consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We may make loans to joint ventures in which we may participate in the future. However, we do not intend to engage in significant lending activities. Any such lending or financing activities would be subject to restrictions applicable to REITs.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Generally, we do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in hotel properties (normally general or limited partnership units in special purpose partnerships owning properties). We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act, and we intend to divest securities before any registration would be required.

We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Dispositions

Generally, our board of directors will consider dispositions of properties, subject to REIT qualification rules and limitations set forth in our hotel management agreements, if our management determines that a sale of a property would be in our best interests based on the price being offered for the property, the operating performance of the property, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale.

Financing Policies

We will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of indebtedness, including the purchase price of hotel properties to be acquired with debt financing, the estimated market value of our hotel properties upon refinancing and the ability of particular hotel properties, and our company as a whole, to generate cash flow to cover expected debt service. We currently maintain a policy that limits our total debt level to no more than 60% of our aggregate property investment and repositioning costs. Our board of directors, however, may change or eliminate this debt limit, and/or the policy itself, at any time without the approval of our stockholders. Notwithstanding this debt limit, we maintain a target leverage ratio of 45% to 55% of our aggregate property investment and repositioning costs.

We currently are negotiating with a number of financial institutions to obtain a secured revolving line of credit. For a description of the anticipated secured revolving credit facility and its applicable terms, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

We may incur debt in the form of purchase money obligations to the sellers of properties, or in the form of publicly or privately placed debt instruments, financing from banks, institutional investors, or other lenders, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in our properties. This indebtedness may be recourse, non-recourse or cross-collateralized and, if recourse, that recourse may include our general assets and, if non-recourse, may be limited to the particular property to which the indebtedness relates. In addition, we may invest in hotel properties subject to existing loans secured by mortgages or similar liens on the properties, or may refinance properties acquired on a leveraged basis. We may use the proceeds from any borrowings for working capital, to purchase additional interests in partnerships or joint ventures in which we participate, to refinance existing indebtedness or to finance investments. We may also incur indebtedness for other purposes when, in the opinion of our board of directors, it is advisable to do so. In addition, we may need to borrow funds to meet the taxable income distribution requirements under the Code if we do not have sufficient cash available to meet those distribution requirements.

Equity Capital Policies

Subject to applicable law, our board of directors has the authority, without further stockholder approval, to issue additional shares of authorized common stock and preferred stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing stockholders will have no preemptive right to additional shares issued in any offering, and any offering might cause a dilution of investment. We may in the future issue common stock in connection with acquisitions. We also may issue limited partnership units in our operating partnership or equity interests in other subsidiaries in connection with acquisitions of hotel properties.

Our board of directors may authorize the issuance of preferred stock with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control in us that might involve a premium price for holders of our common stock or otherwise might be in their best interests. Additionally, any shares of preferred stock could have dividend, voting, liquidation and other rights and preferences that are senior to those of our common stock.

We may, under certain circumstances, purchase common stock in the open market or in private transactions with our stockholders, if those purchases are approved by our board of directors. Our board of directors has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

In the future, we may institute a dividend reinvestment plan, which would allow our stockholders to acquire additional shares of our common stock by automatically reinvesting their cash dividends. Shares would be acquired pursuant to the plan at a price equal to the then prevailing market price, without payment of brokerage commissions or service charges. Stockholders who do not participate in the plan will continue to receive cash dividends as declared and paid.

FORMATION OF OUR COMPANY

We commenced operations in July 2004 and thus have a limited operating history. We conduct our business through a traditional UPREIT structure. An UPREIT is typically a REIT whose real properties are held by, and whose operations are conducted through, a subsidiary partnership, which in our case is DiamondRock Hospitality Limited Partnership. The following is a summary of our formation transactions:

•	We were formed as a Maryland corporation in May 2004 and our operating partnership, DiamondRock Hospitality Limited Partnership, was formed in May 2004. We are the sole general partner and our wholly-owned subsidiary, DiamondRock Hospitality, LLC, is the sole initial limited partner of our operating partnership. We currently own all of the limited partnership interests in our operating partnership either directly or through DiamondRock Hospitality, LLC.

•	Bloodstone TRS, Inc., a Delaware corporation which we formed in September 2004, operates as our taxable REIT subsidiary, or TRS. A taxable REIT subsidiary is a corporate subsidiary of a REIT that elects with the REIT to be treated as a taxable REIT subsidiary of the REIT and pays that federal income tax at regular corporate rates on its earnings and the earnings of our TRS lessees. DiamondRock Frenchman’s Owner, Inc., our other TRS, is the direct owner of Frenchman’s Reef & Morning Star Marriott Beach Resort. We may form additional taxable REIT subsidiaries in the future.

•	In July 2004, we completed a private placement of 21,000,000 shares of our common stock at an offering price of $10.00 per share, including 150,000 shares purchased by our senior executive officers and directors and 3,000,000 shares purchased by Marriott Hotel Services, Inc., a wholly-owned subsidiary of Marriott. Friedman, Billings, Ramsey & Co., Inc., served as the lead managing underwriter in our initial public offering, acted as the initial purchaser and sole placement agent. The total net proceeds to us from our July 2004 private placement, after deducting fees and expenses, were approximately $196.3 million.

•	In June 2005, we completed our initial public offering of 29,785,764 shares of our common stock at an offering price of $10.50 per share, including 1,428,571 shares purchased by Marriott Hotel Services, Inc., a wholly-owned subsidiary of Marriott and 3,698,764 shares issued in connection with the exercise of the underwriters’ over-allotment option. The total net proceeds to us from our initial public offering, after deducting fees and expenses, were approximately $289.4 million.

In order to qualify as a REIT, our income must come primarily from “rents from real property,” mortgage interest and real estate gains. Qualifying “rents from real property” include rents from interests in real property, certain charges for services customarily rendered in connection with the rental of real property, and a limited amount of rent attributable to personal property which is leased under, or in connection with, a lease of real property. However, operating revenues from a hotel property are not qualifying “rents from real property.” Therefore, we generally must lease our hotel properties to another party from whom we will derive rent income that will qualify as “rents from real property” under the REIT rules. Accordingly, except with respect to the Frenchman’s Reef & Morning Star Marriott Beach Resort, which is owned by a Virgin Islands corporation, which we have elected to be treated as a TRS, we generally will lease our hotels to wholly-owned subsidiaries of Bloodstone TRS, Inc., our other taxable REIT subsidiary. We refer to these subsidiaries as TRS lessees. Each TRS lessee will pay rent to us that generally should qualify as “rents from real property,” provided that an “eligible independent contractor” operates and manages each hotel property on behalf of the TRS lessee. We expect that each of our hotel properties will be managed by an “eligible independent contractor.”

TRADING OF OUR COMMON STOCK

Our common stock is listed on the New York Stock Exchange under the symbol “DRH.” The high and low sales prices for the period June 1, 2005 to July 31, 2005 were $12.15 and $11.00, respectively.

At June 1, 2005, we had approximately 16 stockholders of record. This does not include beneficial owners for whom Cede & Co. or others act as nominee.

Prior to our initial public offering, there had been no public trading market for our common stock. Prior to our initial public offering, shares of common stock issued to qualified institutional buyers in connection with our July 2004 private placement were eligible for trading in the Portal (SM) Market, a subsidiary of the NASDAQ Stock Market, Inc., which permits secondary sales of eligible unregistered securities to qualified institutional buyers in accordance with Rule 144A under the Securities Act. As of May 12, 2005, the last sale of our common stock on the Portal (SM) Market was made at a price of $10.60 per share. The following table shows the high and low sales prices for our common stock for each quarterly period since our common stock became eligible for trading in the Portal (SM) Market:

	High Sales Price	Low Sales Price
July 7, 2004 to September 30, 2004	$10.00	$10.00
October 1, 2004 to December 31, 2004	$10.20	$10.00
January 1, 2005 to March 31, 2005	$10.85	$10.20
April 1, 2005 to May 31, 2005	$10.65	$10.35

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of shares of our common stock as of August 15, 2005 for (i) each person who, to our knowledge, is the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. To our knowledge, each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The number of shares shown represents the number of shares of common stock the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. The address of each named person is 10400 Fernwood Road, Bethesda, MD 20817.

	Beneficial Ownership
Name of Beneficial Owner	Number		Percent(1)
William W. McCarten	437,600	(2)	*
Daniel J. Altobello	12,500		*
W. Robert Grafton	10,500		*
Maureen L. McAvey	7,500		*
Gilbert T. Ray	7,500		*
John L. Williams	345,000	(3)	*
Mark W. Brugger	257,500	(4)	*
Michael D. Schecter	142,500	(5)	*
Sean M. Mahoney	40,000	(6)	*
All directors and executive officers as a group (9 persons)	915,600		1.8%
Marriott Hotel Services, Inc.	4,428,571	(7)	8.7%
Lord Abbett Research Fund, Inc. Small Cap Value Series	3,594,814		6.9%

*	Represents less than 1% of the number of shares of common stock outstanding.
(1)	Calculated using 50,815,634 shares of common stock outstanding as of August 15, 2005. Additionally, in accordance with Rule 13d-3(d)(i) of the Exchange Act, in calculating the percentage of each holder, we treated as outstanding the number of shares of common stock issuable upon the exercise of the holder’s options to purchase common stock, if any, that are exercisable within 60 days of July 1, 2005; however, we did not assume the exercise of any other holders’ option.
(2)	Includes 225,000 shares of restricted stock granted to Mr. McCarten under our equity incentive plan. Subject to continued service with us, the restrictions on the restricted stock will lapse pursuant to the following schedule: two-thirds of the restricted shares shall vest on August 1, 2006 and the remaining one-third shall vest on July 7, 2007. Includes 100,000 shares of our common stock that Mr. McCarten purchased from us directly in a private placement on July 7, 2004. Includes 100 shares of our common stock that Mr. McCarten purchased from us directly in connection with out formation in May 2004. Includes 112,500 shares of deferred stock awarded in connection with our initial public offering.
(3)	Includes 210,000 shares of restricted stock granted to Mr. Williams under our equity incentive plan. Subject to continued service with us, the restrictions on the restricted stock will lapse pursuant to the following schedule: two-thirds of the restricted shares shall vest on August 1, 2006 and the remaining one-third shall vest on July 7, 2007. Includes 30,000 shares of our common stock that Mr. Williams purchased from us directly in a private placement on July 7, 2004. Includes 105,000 shares of deferred stock awarded in connection with our initial public offering.
(4)	Includes 165,000 shares of restricted stock granted to Mr. Brugger under our equity incentive plan. Subject to continued service with us, the restrictions on the restricted stock will lapse pursuant to the following schedule: two-thirds of the restricted shares shall vest on August 1, 2006 and the remaining one-third shall vest on July 7, 2007. Includes 10,000 shares of our common stock that Mr. Brugger purchased from us directly in a private placement on July 7, 2004. Includes 82,500 shares of deferred stock awarded in connection with our initial public offering.
(5)	Includes 75,000 shares of restricted stock granted to Mr. Schecter under our equity incentive plan. Subject to continued service with us, the restrictions on the restricted stock will lapse pursuant to the following schedule: two-thirds of the restricted shares shall vest on August 1, 2006 and the remaining one-third shall vest on July 7, 2007. Includes 10,000 shares of our common stock that Mr. Schecter purchased from us directly in a private placement on July 7, 2004. Includes 57,500 shares of deferred stock awarded in connection with our initial public offering.
(6)	Includes 15,000 shares of restricted stock granted to Mr. Mahoney under our equity incentive plan. Subject to continued service with us, the restrictions on the restricted stock will lapse pursuant to the following schedule: two-thirds of the restricted shares shall vest on August 1, 2006 and the remaining one-third shall vest on July 7, 2007. Includes 25,000 shares of deferred stock awarded in connection with our initial public offering.
(7)	Represents 3,000,000 shares of our common stock that Marriott purchased from us directly in a private placement on July 7, 2004 and 1,428,571 shares of our common stock that we sold directly to Marriott concurrently with the completion of our initial public offering.

SELLING STOCKHOLDERS

The following table sets forth the beneficial ownership of our common stock by the selling stockholders as of August 15, 2005 and the number of shares that may be offered for resale by this prospectus. The table was prepared based on information supplied to us by or on behalf of the selling stockholders. We believe the shares of common stock offered by the selling stockholders were acquired either in our July 2004 private placement or through purchases executed on the Portal (SM) Market. The percentages of all shares of common stock beneficially owned before and after resale of the shares of common stock by the selling stockholders is based on 50,815,634 shares of common stock outstanding as of August 15, 2005. Because the selling stockholders may offer all, a portion or none of the shares owned by them and covered by this prospectus, and because we are not currently aware of any agreements, arrangements or understandings with respect to the sale of these securities, we cannot predict the number of shares that will be held by the selling stockholders upon termination of this offering. In addition, some of the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they provided the information about themselves and the securities in transactions exempt from the registration requirements of the Securities Act. In preparing the table below, we have assumed that the selling stockholders will sell all of the common stock covered by this prospectus. Shares of common stock may also be sold by donees, pledgees or other transferees or successors in interest of the selling stockholders.

Except with respect to Marriott, and as otherwise disclosed in the footnotes to the table below, to our knowledge, none of the selling stockholders has had a material relationship with us or any of our affiliates within the past three years.

	Beneficial Ownership Before Resale of Shares		Maximum Number of Shares Being Offered by this Prospectus for Resale	Beneficial Ownership After Resale of Shares[1]
Selling Stockholders	Number	Percentage[2]		Number	Percentage[2]
Marriott Hotel Services, Inc.[3]	4,428,571	8.7%	3,000,000	1,428,571	2.8%
Lord Abbett Research Fund, Inc. Small Cap Value Series[4]	3,594,814	7.1	600,000	2,994,814	6.0
U.S. Trust Company, N.A.[5]	2,370,000	4.7	1,920,000	450,000	*
Alpine Management & Research, LLC[6]	1,316,500	2.2	1,316,500	0	0
Investors of America[7]	1,000,000	2.0	1,000,000	0	0
Amici Fund Intl. Ltd.[8]	606,500	1.2	606,500	0	0
Mercury Real Estate Advisors, LLC[9]	582,500	1.1	582,500	0	0
FBR Special Situations Fund, L.P.[10]	500,000	*	500,000	0	0
Quince Associates[11]	500,000	*	500,000	0	0
South Ferry #2 LP12	500,000	*	500,000	0	0
Kensington Strategic Realty Fund[13]	465,000	*	465,000	0	0
Texas County and District Retirement System - REIT***	329,800	*	329,800	0	0
First Financial Fund, Inc.***	329,600	*	329,600	0	0
Bay Pond Partners, L.P.***	318,600	*	318,600	0	0
Raytheon Master-Pension Trust**	290,050	*	290,050	0	0
Amici Qualified Associates, LP14	282,000	*	282,000	0	0
WTC-CTF Real Estate Securities Portfolio***	262,700	*	262,700	0	0
George Weiss Associates, Inc. Profit Sharing Plan[15]	200,000	*	200,000	0	0
J.S.Emerson (PA); Emerson Partners; J.S. Emerson Roth IRA; and J.S. Emerson IRA[16]	200,000	*	200,000	0	0

	Beneficial Ownership Before Resale of Shares		Maximum Number of Shares Being Offered by this Prospectus for Resale	Beneficial Ownership After Resale of Shares[1]
Selling Stockholders	Number	Percentage[2]		Number	Percentage[2]
Massachusetts Pension Reserves Investment Management Board REIT Portfolio***	188,800	*	188,800	0	0
The Cleveland Clinic Foundation**	182,100	*	182,100	0	0
CCHS Retirement Plan**	170,040	*	170,040	0	0
SEI Institutional Managed Trust Small Cap Growth Fund***	167,600	*	167,700	0	0
Energizer Holdings, Inc.-Retirement Plan Trust**	158,800	*	158,800	0	0
The Collector’s Fund[17]	143,500	*	143,500	0	0
JB Were Global Small Companies Fund***	142,600	*	142,600	0	0
Pacific Century Trust #2****	142,400	*	142,400	0	0
SEI Institutional Investments Trust Small Cap Fund***	122,500	*	122,500	0	0
Flagg Street Offshore, LP18	119,910	*	119,910	0	0
William & Flora Hewlette Foundation - Real Estate Securities Portfolio***	118,300	*	118,300	0	0
ANIMA S.G.R.p.A.[19]	110,000	*	110,000	0	0
Nicholas Applegate Capital Management U.S. Small Cap Value****	101,300	*	101,300	0	0
Geoffrey P. Pohanka	100,000	*	100,000	0	0
J. Rock Tonkel, Jr.[20]	100,000	*	100,000	0	0
Bay Pond Investors (Bermuda) L.P.***	98,700	*	98,700	0	0
WTC-CIF Real Estate Securities Portfolio***	90,600	*	90,600	0	0
Public Employees’ Retirement System of Mississippi - REIT Portfolio***	85,800	*	85,800	0	0
Terrebonne Investors (Bermuda) L.P.***	84,800	*	84,800	0	0
NCR Pension Trust - REIT Concentrated Sector Portfolio***	81,200	*	81,200	0	0
Seligman Global Fund Series, Inc. - Global Smaller Companies Fund***	78,000	*	78,000	0	0
Realty Enterprise Fund LLC[21]	75,000	*	75,000	0	0
Vestal Venture Capital[22]	72,000	*	72,000	0	0
John E. Meyer-Combined Portfolio**	70,200	*	70,200	0	0
Prudential Real Estate Securities Fund***	59,400	*	59,400	0	0
SEI Institutional Managed Trust Small Cap Value Fund***	57,100	*	57,100	0	0
The Church Pension Fund - Real Estate Securities Portfolio***	56,100	*	56,100	0	0
Lions Gate Capital Management, LLC[23]	55,000	*	55,000	0	0
James C. Neuhauser	50,000	*	50,000	0	0
Stratford Partners, L.P.[24]	50,000	*	50,000	0	0
EBS Partners-Combined Portfolio**	49,570	*	49,570	0	0
Flagg Street Partners Qualified LP25	48,231	*	48,231	0	0
Raytheon Master Pension Trust - Real Estate Hedged Portfolio***	46,100	*	46,100	0	0
Maritime Life Discovery Fund***	46,000	*	46,000	0	0
Retail Employees Superannuation Trust***	45,700	*	45,700	0	0
Realty Enterprise Fund II, LLC[26]	45,000	*	45,000	0	0
Flagg Street Partners LP27	44,759	*	44,759	0	0
SEI Institutional Investments Trust Small/Mid Cap Fund***	38,700	*	38,700	0	0

	Beneficial Ownership Before Resale of Shares		Maximum Number of Shares Being Offered by this Prospectus for Resale	Beneficial Ownership After Resale of Shares[1]
Selling Stockholders	Number	Percentage[2]		Number	Percentage[2]
Australian Retirement Fund - Global Small Companies Portfolio***	38,600	*	38,600	0	0
Frank Russell Investment****	34,600	*	34,600	0	0
Pennsylvania Treasury Department-Tuition Account Program**	33,890	*	33,890	0	0
University of Delaware***	33,600	*	33,600	0	0
The Duke Endowment****	32,800	*	32,800	0	0
Telstra Super Pty LTD - Super Global Smaller Companies***	32,700	*	32,700	0	0
Terrabonne Partners, L.P. ***	32,200	*	32,200	0	0
Wisconsin Alumni Research Foundation****	32,200	*	32,200	0	0
R&D Investment Partnership-Combined Portfolio**	31,270	*	31,270	0	0
TALVEST Global Small Cap Fund***	30,800	*	30,800	0	0
Blueprint Partners LP28	30,000	*	30,000	0	0
Brian L. Regan	30,000	*	30,000	0	0
Goldman Sachs Asset Management, L.P. ***	28,200	*	28,200	0	0
Emergency Services Superannuation Board - Global Smaller Companies portfolio***	26,700	*	26,700	0	0
Washington State Plumbing****	25,800	*	25,800	0	0
Timothy M. and Jayne N. Donahue	25,000	*	25,000	0	0
Edward A. Fox	25,000	*	25,000	0	0
LH Rich Companies[29]	25,000	*	25,000	0	0
Locust Wood Capital, LP30	25,000	*	25,000	0	0
James R. Meadows, Jr.	25,000	*	25,000	0	0
United Capital Management[31]	25,000	*	25,000	0	0
Case Western Reserve University***	24,700	*	24,700	0	0
Children’s Healthcare of Atlanta****	23,800	*	23,800	0	0
Wellington Management Portfolios (Dublin) - Global Smaller Companies Equity***	23,400	*	23,400	0	0
Philip H. Wagner-Combined Portfolio**	21,590	*	21,590	0	0
EBS Microcap Partners-Combined Portfolio**	20,870	*	20,870	0	0
Frank Russell Investment Aggressive Equity Fund****	20,800	*	20,800	0	0
Upnorth Investments, Ltd.-Trust**	20,790	*	20,790	0	0
Cindy Ernst-Personal Portfolio**	20,040	*	20,040	0	0
John F. Boc	20,000	*	20,000	0	0
Condor Partners LP32	20,000	*	20,000	0	0
First Bank Trust & Financial[33]	20,000	*	20,000	0	0
Steven E. & Mary J. Ross-Joint Personal Portfolio**	18,240	*	18,240	0	0
EBS Asset Management-Profit Sharing Plan**	16,880	*	16,880	0	0
Frank Russell Company Limited Multi-Style****	16,700	*	16,700	0	0
John B. Maynard-Personal Portfolio**	16,130	*	16,130	0	0
John P. Casey	15,000	*	15,000	0	0
David E. Eidelman	15,000	*	15,000	0	0
Donald Harrison	15,000	*	15,000	0	0
John P. Hill	15,000	*	15,000	0	0
John P. Hill, Jr.	15,000	*	15,000	0	0

	Beneficial Ownership Before Resale of Shares		Maximum Number of Shares Being Offered by this Prospectus for Resale	Beneficial Ownership After Resale of Shares[1]
Selling Stockholders	Number	Percentage[2]		Number	Percentage[2]
Andrew Jose[34]	15,000	*	15,000	0	0
Douglas E. Miller Trust U/D/O 5/16/05[35]	15,000	*	15,000	0	0
Margaret M. Thrower	15,000	*	15,000	0	0
John C. Ernst, Jr.-Revocable Trust-John C. Ernst, Jr. TTEE**	14,820	*	14,820	0	0
Pacific Gas & Electric Bargained Veba****	12,600	*	12,600	0	0
SEI Global Master Fund PLC—SEI U.S. Small Companies Fund***	12,200	*	12,200	0	0
Peter & Noreen McInnes-Combined Portfolio**	11,520	*	11,520	0	0
Elias M. & Ann C. Karter-Combined Portfolio**	11,130	*	11,130	0	0
Optimix Investment Management Limited***	11,000	*	11,000	0	0
Felice M. Kantor-Combined Portfolio**	10,470	*	10,470	0	0
Milo Noble-Personal Portfolio**	10,170	*	10,170	0	0
Neelam Idnani Julian	10,000	*	10,000	0	0
Rajesh Idnani	10,000	*	10,000	0	0
Solomon Kaspi	10,000	*	10,000	0	0
Gilbert G. Menna and Janet Remien	10,000	*	10,000	0	0
Matthew B. Schecter and Jill S. Schecter[36]	10,000	*	10,000	0	0
Ann K. Miller-Personal Portfolio**	9,990	*	9,900	0	0
SEI Institutional Managed Trust Real Estate Fund***	9,800	*	9,800	0	0
Pimco Flex Cap Value****	9,600	*	9,600	0	0
Pacific Gas & Electric Retirement Plan Master Trust****	8,700	*	8,700	0	0
Neil Hazel-IRA Rollover**	8,660	*	8,660	0	0
Craig & Mary Jo Sanford-Joint Personal Portfolio**	8,660	*	8,660	0	0
Monte R. Black-Personal Portfolio**	8,380	*	8,380	0	0
Richard E. Holmes-Revocable Living Trust DTD 08/25/94-Richard E. Holmes, TTEE - Sharon A. Longo & Marianne P. Nestor, POA’s**	7,870	*	7,870	0	0
Miami Valley Cardiologists, Inc.-Profit Sharing Plan Trust-EBS Equity 100**	7,650	*	7,650	0	0
Billy A. West-Combined Portfolio**	7,390	*	7,390	0	0
Giacomo Trusts-Combined Portfolio**	7,270	*	7,270	0	0
George H. Welsh-Revocable Living Trust DTD 8/1/90 - Trust B-Joan M. Welsh, Co-TTEE**	6,970	*	6,970	0	0
John & Betty Eubel-Combined Portfolio**	6,820	*	6,820	0	0
Chris H. & Linda M. Kapolas-Joint Personal Portfolio**	6,670	*	6,670	0	0
JB Were Global Small Companies Fund – CFS***	6,300	*	6,300	0	0
David R. & Renee M. Ernst-Joint Personal Portfolio**	6,210	*	6,210	0	0
David M. Morad Jr.-Combined Portfolio**	5,960	*	5,960	0	0

	Beneficial Ownership Before Resale of Shares		Maximum Number of Shares Being Offered by this Prospectus for Resale	Beneficial Ownership After Resale of Shares[1]
Selling Stockholders	Number	Percentage[2]		Number	Percentage[2]
Toby G. Weber-Combined Portfolio**	5,720	*	5,720	0	0
George W. Ledford-IRA Rollover**	5,670	*	5,670	0	0
Joseph D. & Suzanne F. Mackil-Combined Portfolio**	5,530	*	5,530	0	0
John T. Dahm-IRA**	5,200	*	5,200	0	0
Richard E. Holmes-Revocable Living Trust DTD 08/25/94-Richard E. Holmes, TTEE - Sharon A. Longo & Marianne P. Nestor, POA’s**	5,190	*	5,190	0	0
Gerald J. Allen-Personal Portfolio**	5,180	*	5,180	0	0
Lawrence K. & Eileen M. Jackson-Combined Portfolio**	5,160	*	5,160	0	0
Francis J. Fabrizio, III	5,000	*	5,000	0	0
Timothy A. Pazyniak-IRA Rollover**	4,880	*	4,880	0	0
Patricia Meyer Dorn-Combined Portfolio**	4,790	*	4,790	0	0
Robert Colaizzi-IRA**	4,760	*	4,760	0	0
Aubrey L. Roberts-IRA**	4,620	*	4,620	0	0
Invest Plus Inc. +	4,600	*	4,600	0	0
Dr. Neil Kantor-Combined Portfolio**	4,590	*	4,590	0	0
Jerome E. Muth-IRA – Roth**	4,570	*	4,570	0	0
Marcia M. O’Rourke-Combined Portfolio**	4,520	*	4,520	0	0
Forney M. Hoke III-Personal Portfolio**	4,400	*	4,400	0	0
The Charles T. Walsh Trust-DTD 12/6/2000-Charles T. Walsh TTEE **	4,170	*	4,170	0	0
Howard W. Smith & Margaret W. Aldridge-Combined Portfolio**	4,140	*	4,140	0	0
William and Jonell Gharst-Combined Portfolio**	4,070	*	4,070	0	0
Ruth N. Buethe Living Trust+	4,000	*	4,000	0	0
Industrial Grinding-Profit Sharing Plan U/A 10/1/84**	3,940	*	3,940	0	0
Ronald E. & Sharon S. Yoakum-Joint Personal Portfolio**	3,930	*	3,930	0	0
Diana M. Best-IRA Rollover**	3,920	*	3,920	0	0
Semele Foundas-Revocable Living Trust U/A DTD 9/15/97-Semele Foundas & David M. Morad Jr. TTEE**	3,870	*	3,870	0	0
Stanley & Cynthia Rainey-Combined Portfolio**	3,870	*	3,870	0	0
Robert & Noriko Reed+	3,800	*	3,800	0	0
Michael J. Mathile-Revocable Living Trust DTD 10/03/96**	3,690	*	3,690	0	0
Steven A. Miller-Revocable Living Trust U/A June 5, 1998-Steven A. Miller, C.E. Liesner TTEES**	3,680	*	3,680	0	0
Carl W. Goeckel-Combined Portfolio**	3,680	*	3,680	0	0
James C. Gitzinger-IRA Rollover**	3,590	*	3,590	0	0
The Christine F. Lindeman-Thomas-Revocable Living Trust DTD 08/22/91-Christine F. Lindeman-Thomas, TTEE Gregory J. Thomas, POA**	3,580	*	3,580	0	0
Susan J. Gagnon-Revocable Living Trust UA 8/30/95-Susan J. Gagnon TTEE**	3,570	*	3,570	0	0

	Beneficial Ownership Before Resale of Shares		Maximum Number of Shares Being Offered by this Prospectus for Resale	Beneficial Ownership After Resale of Shares[1]
Selling Stockholders	Number	Percentage[2]		Number	Percentage[2]
Tim & Yumiko Reed+	3,500	*	3,500	0	0
Mary Jean Sohl IRA+	3,500	*	3,500	0	0
Gary M. Youra, M.D.-IRA Rollover**	3,490	*	3,490	0	0
Miami Valley Cardiologists, Inc.-Profit Sharing Plan Trust-EBS Small Cap**	3,460	*	3,460	0	0
Ernst Enterprises-Deferred Compensation Plan DTD 05/20/90-fbo Terry Killen**	3,280	*	3,280	0	0
Don A. & Linda B. Maccubbin-Revocable Trust DTD 05/04/93-Don A. & Linda B. Maccubbin, TTEES**	3,250	*	3,250	0	0
John A. Barron-IRA Rollover**	3,220	*	3,220	0	0
Brett Casini SEP/IRA+	3,200	*	3,200	0	0
Joseph D. & Julia A. DiCicco-Combined Portfolio**	3,200	*	3,200	0	0
Peter R. Newman-IRA Rollover**	3,170	*	3,170	0	0
Janis Brown Henderson+	3,100	*	3,100	0	0
Barbara E. Bitticker-Inherited IRA**	3,010	*	3,010	0	0
Ettore Santucci and Margaret O’Connor	3,000	*	3,000	0	0
Seligman Portfolios, Inc. - Global Smaller Companies Portfolio***	3,000	*	3,000	0	0
Donald E. Buethe IRA+	3,000	*	3,000	0	0
Dickey & Burham, Inc. PSP & Trust+	3,000	*	3,000	0	0
Virginia & Edward O’Neil JTWROS**	2,950	*	2,950	0	0
The Anderson Family-Revocable Trust, DTD 09/23/02-J. Kendall & Tamera L. Anderson, TTEES**	2,950	*	2,950	0	0
Richard D. Smith MD-Combined Portfolio**	2,940	*	2,940	0	0
John & Lisa O’Neil-Joint Personal Portfolio**	2,910	*	2,910	0	0
Lester J. & Suzan A. Charnock -JTWROS**	2,850	*	2,850	0	0
Joan M. O’Neil-Combined Portfolio**	2,850	*	2,850	0	0
Michael Lipson Profit Sharing Plan-DTD 1/1/03-Michael Lipson, TTEE **	2,830	*	2,830	0	0
Raymond W. Lane-Personal Portfolio**	2,830	*	2,830	0	0
John H. Lienesch-IRA**	2,780	*	2,780	0	0
Gwendolyn D. Harmon-Personal Portfolio**	2,720	*	2,270	0	0
Gerald E. & Deanne W. Joseph-Combined Portfolio**	2,710	*	2,710	0	0
Michael G. & Dara L. Bradshaw-Combined Portfolio**	2,700	*	2,700	0	0
Harley G. Shoemaker Revoc. Trust+	2,700	*	2,700	0	0
Neil W. & Jeanne K. Hazel-Joint Personal Portfolio**	2,680	*	2,680	0	0
Barbara A. Muth-Revocable Living Trust U/A DTD 10/31/96-Barbara A. Muth, TTEE**	2,650	*	2,650	0	0
Jack R. Scherer Liv Trust-DTD 4/3/97-Jack R. & Lana B. Scherer TTEES**	2,630	*	2,630	0	0
Dr. Michael T. Kunesh-Revocable Trust**	2,620	*	2,620	0	0
James T. Lehner, M.D.-IRA**	2,610	*	2,610	0	0

	Beneficial Ownership Before Resale of Shares		Maximum Number of Shares Being Offered by this Prospectus for Resale	Beneficial Ownership After Resale of Shares[1]
Selling Stockholders	Number	Percentage[2]		Number	Percentage[2]
Mary Lou R. Baggott-Personal Portfolio**	2,590	*	2,590	0	0
David R. Kremer Revocable Living Trust-DTD 5/7/1996-David R. Kremer & Ruth E. Kremer, TTEES**	2,590	*	2,590	0	0
Sharon A. Lowry-IRA-Robert W. Lowry, POA**	2,580	*	2,580	0	0
Fritz J. Russ Trust-DTD 4/18/2000-Dolores H. Russ, TTEE**	2,550	*	2,550	0	0
Tanya P. Hrinyo Pavlina-Revocable Trust DTD 11/21/95-Tanya P. Hrinyo Pavlina TTEE**	2,550	*	2,550	0	0
Alexis A. Shehata-Personal Portfolio**	2,550	*	2,550	0	0
Steven M. & Rebecca A. Nelson-Combined Portfolio**	2,540	*	2,540	0	0
Richard H. LeSourd, Jr.-IRA – SEP**	2,530	*	2,530	0	0
Linda M. Meister MD-Combined Portfolio**	2,520	*	2,520	0	0
Kettering Anesthesia Associates-Profit Sharing Plan-FBO David J. Pappenfus**	2,520	*	2,520	0	0
Paul S. & Cynthia J. Guthrie-Joint Personal Portfolio**	2,410	*	2,410	0	0
Jacqueline Slyman-Personal Portfolio**	2,410	*	2,410	0	0
Paul R. & Dina E. Crnkovich-Joint Personal Portfolio**	2,410	*	2,410	0	0
William M. & Carla D. Thornton-Combined Portfolio**	2,400	*	2,400	0	0
Paul & Joan Strausbaugh-Personal Portfolio**	2,380	*	2,380	0	0
David M. Morad Jr.-Revocable Living Trust U/A DTD 9/15/97-David M. Morad Jr. & Semele Foundas TTEE**	2,350	*	2,350	0	0
The Killen Family Revocable Living Trust-DTD 4/27/2004-Terry L. Killen and/or Esther H. Killen Grantors and/or Trustees**	2,330	*	2,330	0	0
Ernst Enterprises-Deferred Compensation DTD 05/20/90-fbo Mark Van de Grift**	2,310	*	2,310	0	0
Walter A. Mauck-IRA Rollover**	2,300	*	2,300	0	0
Larry & Marilyn Lehman-Combined Portfolio**	2,270	*	2,270	0	0
Patrick J. Coleman-IRA Rollover**	2,240	*	2,240	0	0
Keith L. Aukerman-IRA Rollover**	2,180	*	2,180	0	0
Neil W. Hazel-Personal Trust**	2,170	*	2,170	0	0
Kathleen J. Lienesch-Combined Portfolio**	2,170	*	2,170	0	0
Gwendolyn D. Harmon-Revocable Living Trust**	2,150	*	2,150	0	0
Michael & Andrea Dakin-Combined Portfolio**	2,120	*	2,120	0	0
William R. McCarty-IRA Rollover**	2,120	*	2,120	0	0
Sandra E. Nischwitz-Personal Portfolio**	2,110	*	2,110	0	0
Allan and Terry Peck-Combined Portfolio**	2,110	*	2,110	0	0
Joyce Ann Porter-Revocable Living Trust dtd 12/1/00-Joyce Ann Porter, TTEE**	2,100	*	2,100	0	0

	Beneficial Ownership Before Resale of Shares		Maximum Number of Shares Being Offered by this Prospectus for Resale	Beneficial Ownership After Resale of Shares[1]
Selling Stockholders	Number	Percentage[2]		Number	Percentage[2]
Thomas A. & Nancy A. Miller-Joint Personal Portfolio**	2,100	*	2,100	0	0
Tonya S. Harmon-Revocable Living Trust**	2,090	*	2,090	0	0
Benny L. & Alexandra P. Tumbleston- JTWROS**	2,070	*	2,070	0	0
Joseph F. & Mary K. Scullion-Combined Portfolio**	2,070	*	2,070	0	0
Michael J. McQuiston-IRA Rollover**	2,060	*	2,060	0	0
Richard E. Holmes-IRA Rollover-Sharon A. Longo & Marianne P. Nestor, POA’s**	2,050	*	2,050	0	0
BLT Enterprises, LLLP-Partnership**	2,020	*	2,020	0	0
Hamilton Duke Fox	2,000	*	2,000	0	0
Brett & Mary Casini+	2,000	*	2,000	0	0
Janet Katherine Delehant Rollover IRA+	2,000	*	2,000	0	0
Gordon L Enewold IRA+	2,000	*	2,000	0	0
Samuel W. Lumby-Personal Portfolio**	1,970	*	1,970	0	0
Vivian D. Bichsel Revocable Living Trust-DTD 11/18/93-Vivian D. Bichsel, TTEE **	1,950	*	1,950	0	0
Robert F. Mays Trust-DTD 12/7/95-Robert F. Mays TTEE**	1,950	*	1,950	0	0
Kevin E. Slattery-Trust B DTD 5/17/99-De Ette Rae Hart TTEE**	1,940	*	1,940	0	0
Robert A. Riley Beneficiary-Inherited IRA**	1,940	*	1,940	0	0
Donald G. Tekamp Revocable Trust -DTD 8/16/2000-Donald G. Tekamp TTEE **	1,920	*	1,920	0	0
Donald A. Porter-IRA-Small Cap**	1,870	*	1,870	0	0
Robert W. Lowry -Personal Portfolio**	1,860	*	1,860	0	0
Aurelia Palcher-Combined Portfolio**	1,850	*	1,850	0	0
Robert L. Kilian-Trust U/A DTD 9/25/97-Robert L. Kilian TTEE**	1,830	*	1,830	0	0
Mary Ellen Kremer Living Trust-U/A DTD 01/27/1998-Mary Ellen Kremer TTEE**	1,830	*	1,830	0	0
Paul W. Nordt III-IRA Rollover - 401(k)**	1,830	*	1,830	0	0
Joan Welsh-Personal Portfolio**	1,790	*	1,790	0	0
Harold A. & Lois M. Ferguson-Joint Personal Portfolio**	1,770	*	1,770	0	0
Kandythe J. Miller-Combined Portfolio**	1,770	*	1,770	0	0
Ruth E. Kremer Revocable Living Trust-DTD 5/7/96-David R. Kremer & Ruth E. Kremer, TTEES **	1,760	*	1,760	0	0
Kenneth E. Shelton-IRA Rollover**	1,750	*	1,750	0	0
Jeffrey M. Grieco-Revocable Living Trust DTD 7/19/2001-Jeffrey M. Grieco, TTEE**	1,730	*	1,730	0	0
Don Keasel-IRA Rollover**	1,720	*	1,720	0	0
Joseph D. Maloney-Personal Portfolio**	1,720	*	1,720	0	0
Lucy M Keady IRA+	1,700	*	1,700	0	0
Perrino Fernandez-Combined Portfolio**	1,700	*	1,700	0	0
Aviation Sales Inc.-401 (k) Profit Sharing Plan-Rick J. Penwell TTEE**	1,690	*	1,690	0	0

	Beneficial Ownership Before Resale of Shares		Maximum Number of Shares Being Offered by this Prospectus for Resale	Beneficial Ownership After Resale of Shares[1]
Selling Stockholders	Number	Percentage[2]		Number	Percentage[2]
Anthony L. Kremer-IRA**	1,680	*	1,680	0	0
Anthony L. Kremer Revocable Living Trust - U/A DTD 1/27/1998-Anthony L. Kremer TTEE**	1,670	*	1,670	0	0
David Ross-Revocable Living Trust U/A DTD 11/04/00-David Ross TTEE**	1,670	*	1,670	0	0
Thomas J. & Susan J. Maio-Joint Personal Portfolio**	1,650	*	1,650	0	0
Hazel B. Kidd-Personal Portfolio**	1,650	*	1,650	0	0
John M. Walsh, Jr.-IRA Rollover**	1,640	*	1,640	0	0
Jon R. Yenor & Caroline L. Brecker-Joint Tenants **	1,640	*	1,640	0	0
Thomas V. & Charlotte E. Moon Family Trust-Joint Personal Trust**	1,630	*	1,630	0	0
Patrick L. & Jackie L. McGohan-Joint Personal Portfolio**	1,620	*	1,620	0	0
Lauren Peck-Combined Portfolio**	1,610	*	1,610	0	0
David & Karen Shoemaker+	1,600	*	1,600	0	0
Jeannine E. Phlipot-IRA**	1,600	*	1,600	0	0
H. Joseph & Rosemary Wood-Joint Personal Portfolio**	1,560	*	1,560	0	0
Yvonne A. Grieco-Revocable Living Trust DTD 7/19/01-Yvonne A. Grieco, TTEE**	1,550	*	1,550	0	0
John T. Dahm-IRA Rollover**	1,550	*	1,550	0	0
The Thomas & Carolyn Mlinac-Combined Portfolio**	1,510	*	1,510	0	0
Randy H. & Pamela F. Yoakum-Joint Personal Portfolio**	1,480	*	1,480	0	0
David Keith Ray-IRA**	1,470	*	1,470	0	0
George Hicks-Personal Portfolio**	1,450	*	1,450	0	0
Neal L. & Kandythe J. Miller-Joint Personal Portfolio**	1,430	*	1,430	0	0
John T. & Julia M. Paas-JTWROS**	1,420	*	1,420	0	0
Maureen K. Aukerman-IRA Rollover**	1,380	*	1,380	0	0
Melinda L. Eubel-IRA**	1,380	*	1,380	0	0
Hsien-Ming Meng-IRA Rollover**	1,370	*	1,370	0	0
Jeannine E. Phlipot-Personal Portfolio**	1,370	*	1,370	0	0
Dorothy W. Savage-Kemp-TOD**	1,360	*	1,360	0	0
Rosemary Winner Wood-IRA**	1,360	*	1,360	0	0
Patrick A. Mickley & Amy Jo Mickley-Joint Personal Portfolio**	1,310	*	1,310	0	0
Jeffrey J Mackie R/O IRA+	1,300	*	1,300	0	0
Christine Lindeman-Thomas-IRA Rollover-Gregory J. Thomas, POA**	1,250	*	1,250	0	0
Thomas A. Miller-IRA Rollover**	1,240	*	1,240	0	0
Melodee Ruffo-Combined Portfolio**	1,230	*	1,230	0	0
Gregory A. & Bibi A. Reber-Joint Personal Portfolio**	1,220	*	1,220	0	0

	Beneficial Ownership Before Resale of Shares		Maximum Number of Shares Being Offered by this Prospectus for Resale	Beneficial Ownership After Resale of Shares[1]
Selling Stockholders	Number	Percentage[2]		Number	Percentage[2]
Peck Family Investments, Ltd.**	1,220	*	1,220	0	0
Jon R. Yenor-IRA Rollover**	1,210	*	1,210	0	0
Carol D. Shellabarger Green-Revocable Trust DTD 4/21/00-Carol Downing Green TTEE**	1,210	*	1,210	0	0
William J. Turner Revocable Living Trust-DTD 05/20/98 Schwab Account-William J. Turner, TTEE **	1,200	*	1,200	0	0
Ronald L Schindler IRA+	1,200	*	1,200	0	0
A-Able Transmission-Corporate Investment Account**	1,160	*	1,160	0	0
FBO Marjorie G. Kasch-U/A/D 3/21/80-Thomas A. Holton TTEE**	1,160	*	1,160	0	0
Paul R. Crnkovich-IRA Rollover**	1,160	*	1,160	0	0
Grace G. Miller-Personal Portfolio**	1,150	*	1,150	0	0
John J. Miller-Personal Portfolio**	1,130	*	1,130	0	0
Michelle Tagliamonte-IRA Rollover**	1,120	*	1,120	0	0
Kirby C. Leeper-IRA Rollover**	1,100	*	1,100	0	0
James & Margie Hesson+	1,100	*	1,100	0	0
Shelby Lumber+	1,100	*	1,100	0	0
Michael G. Lunsford-IRA**	1,080	*	1,080	0	0
Harold & Congress Hazel Trust-U/A DTD 04/21/1991-Congress Ann Hazel, TTEE**	1,080	*	1,080	0	0
Stephen & Cynthia Hopf-Joint Personal Portfolio**	1,070	*	1,070	0	0
Maureen D. Weaver-Combined Portfolio**	1,070	*	1,070	0	0
Anne Marie Romer-Personal Portfolio**	1,050	*	1,050	0	0
Michael J. Suttman-Personal Portfolio**	1,030	*	1,030	0	0
Bradley J. Hausfeld-IRA**	1,020	*	1,020	0	0
Auto Disposal Systems-401(k)-All Cap Value Account**	1,020	*	1,020	0	0
Wilbur L. & Evilina A. Brown-JTWROS - All Cap Value**	1,010	*	1,010	0	0
The Edward W. & Frances L. Eppley-Combined Portfolio**	1,010	*	1,010	0	0
Jennifer Roach-IRA**	1,000	*	1,000	0	0
William & Sonja Kasch-Combined Portfolio**	1,000	*	1,000	0	0
William & Sonja Kasch-Combined Portfolio**	1,000	*	1,000	0	0
Cynthia A. Hackett-Personal Portfolio**	1,000	*	1,000	0	0
Central Nebraska Orthopedics & Sports Medicine PC 401k P/S Plan+	1,000	*	1,000	0	0
Gordon & Lynette Enewold+	1,000	*	1,000	0	0
Lynette Kay Enewold IRA+	1,000	*	1,000	0	0
Jon W. Martin IRA+	1,000	*	1,000	0	0
Carrye S Walla+	1,000	*	1,000	0	0
Jurene Rae Wegner+	1,000	*	1,000	0	0
David M. Gray-Revocable Trust DTD 07-19-96-David M. Gray, TTEE**	990	*	990	0	0

	Beneficial Ownership Before Resale of Shares		Maximum Number of Shares Being Offered by this Prospectus for Resale	Beneficial Ownership After Resale of Shares[1]
Selling Stockholders	Number	Percentage[2]		Number	Percentage[2]
Steven & Victoria Conover-Joint Personal Portfolio**	990	*	990	0	0
Kathryn A. Leeper-Combined Portfolio**	980	*	980	0	0
Don A. Maccubbin-IRA**	970	*	970	0	0
Robert L. Kilian-IRA Rollover**	960	*	960	0	0
Leo K. & Katherine H. Wingate-Joint Personal Portfolio**	950	*	950	0	0
Jerome E. Muth-Revocable Living Trust U/A DTD 10/31/96-Jerome E. Muth, TTEE**	940	*	940	0	0
James R. Goldstein-Personal Portfolio**	940	*	940	0	0
Auto Disposal Systems-401(k)-Small Cap Value Account**	940	*	940	0	0
Helen G. Moody-Revocable Living Trust DTD 01/17/02-Helen G. Moody TTEE**	930	*	930	0	0
John E. Palcher-IRA Rollover**	920	*	920	0	0
Elaine S. Berman -SEP-IRA**	910	*	910	0	0
Verle McGillivray-IRA Rollover**	900	*	900	0	0
Lawrence J. Harmon Trust A-DTD 1/29/2001-G Harmon & T Harmon & H Wall TTEES**	900	*	900	0	0
Donna G. Dahm-Combined Portfolio**	890	*	890	0	0
Patricia A. Kremer Revocable Trust-DTD 04/29/04-Donald G. Kremer, TTEE **	880	*	880	0	0
Robert N. Sturwold-Personal Portfolio**	880	*	880	0	0
Steven K. Suttman-IRA Rollover**	850	*	850	0	0
Donald L. Aukerman-IRA**	830	*	830	0	0
Congress Ann Hazel-IRA**	810	*	810	0	0
Steven & Barbara Burham+	800	*	800	0	0
Mark & Susan Delong+	800	*	800	0	0
Deanne W. Joseph-IRA Rollover**	780	*	780	0	0
LJB Inc. Savings Plan & Trust-U/A DTD 1/1/1985 FBO T. Beach-Stephen D. Williams TTEE**	780	*	780	0	0
Elaine S. Berman-Inherited IRA-Beneficiary of Freda Levine**	770	*	770	0	0
Margaret S. Adam Revocable TRUST-DTD 4/10/02-Margaret S. Adam, TTEE**	760	*	760	0	0
Barbara McCarty-Personal Portfolio**	750	*	750	0	0
Jack E. & Sandra McMaken-Joint Personal Portfolio**	750	*	750	0	0
Paul J. Routh-IRA**	740	*	740	0	0
Martin J. & Lisa L. Grunder-Combined Portfolio**	740	*	740	0	0
Donald Gorman-Personal Portfolio**	740	*	740	0	0
Dorothy W. Savage-Kemp-IRA**	740	*	740	0	0
Gerald Allen-IRA**	720	*	720	0	0
Judith Keasel-IRA Rollover**	710	*	710	0	0
Baker Hazel Funeral Home, Inc.- 401(k) Plan**	710	*	710	0	0

	Beneficial Ownership Before Resale of Shares		Maximum Number of Shares Being Offered by this Prospectus for Resale	Beneficial Ownership After Resale of Shares[1]
Selling Stockholders	Number	Percentage[2]		Number	Percentage[2]
Charles L. & Miriam L. Bechtel-Joint Personal Portfolio**	700	*	700	0	0
Jennifer L. Cook+	700	*	700	0	0
Annetta M. Grefe, IRA+	700	*	700	0	0
Lucy M Keady+	700	*	700	0	0
Joseph & Emily Smith JTWROS+	700	*	700	0	0
Mary Jean Sohl Trust+	700	*	700	0	0
Dana F. Troske, SEP IRA+	700	*	700	0	0
Philip M. Haisley-IRA Rollover**	690	*	690	0	0
Dr. Donald H. Nguyen & Lynn A. Buffington-JTWROS**	680	*	680	0	0
John Barron, Jr.-Personal Portfolio**	670	*	670	0	0
Timothy J. and Karen A. Beach-JTWROS**	670	*	670	0	0
Sean R. Convery-Personal Portfolio**	660	*	660	0	0
John A. Barron-Personal Portfolio**	660	*	660	0	0
Jennifer A. Roer-IRA**	640	*	640	0	0
Thomas L. Hausfeld-IRA**	640	*	640	0	0
Anita L. Rankin Revocable Trust-U/A DTD 4/28/1995-Anita L. Rankin, TTEE**	640	*	640	0	0
Michael G. Lunsford-Personal Portfolio**	640	*	640	0	0
Auto Disposal Systems-401(k)-Balanced 60 Account**	630	*	630	0	0
Gregory J. Thomas-IRA – SEP**	630	*	630	0	0
Martha S. Senkiw-Revocable Living Trust DTD 11/02/98-Martha S. Senkiw, TTEE**	610	*	610	0	0
Wilbur L. & Evilina A. Brown-JTWROS - Small Cap Value**	610	*	610	0	0
Douglas & Melissa Marchal-Joint Personal Portfolio**	610	*	610	0	0
Carol Downing Green-IRA**	600	*	600	0	0
Robert A. Riley -Revocable Family Trust DTD 5/8/97-Robert A. Riley TTEE**	600	*	600	0	0
Jean R Edwards SEP/IRA+	600	*	600	0	0
Langdon Barber Groves, Inc+	600	*	600	0	0
Jack A & Gladys G Hesson+	600	*	600	0	0
James Hesson SEP/IRA+	600	*	600	0	0
Ed Kosark IRA+	600	*	600	0	0
Kenneth Michael Labas IRA+	600	*	600	0	0
Janet K Schindler IRA+	600	*	600	0	0
Jeffrey M. Stutzman SEP/IRA+	600	*	600	0	0
Pam Graeser-Personal Portfolio**	590	*	590	0	0
Stanley J. Katz-IRA**	570	*	570	0	0
Elaine S. Berman-Combined Portfolio**	570	*	570	0	0
Donald L. and Edythe Aukerman-Joint Personal Portfolio**	550	*	550	0	0
Barbara A. Muth-IRA**	550	*	550	0	0
Janice S. Harmon-Personal Portfolio**	540	*	540	0	0
Nayann B. Pazyniak-IRA Rollover**	540	*	540	0	0
John B. Maynard Jr.-Irrevocable Trust U/A DTD 12/12/93-John B. Maynard Sr., TTEE**	530	*	530	0	0

	Beneficial Ownership Before Resale of Shares		Maximum Number of Shares Being Offered by this Prospectus for Resale	Beneficial Ownership After Resale of Shares[1]
Selling Stockholders	Number	Percentage[2]		Number	Percentage[2]
John O’Meara-IRA Rollover**	530	*	530	0	0
Ronald L. Hughes-IRA Rollover**	530	*	530	0	0
Robert Lowry-IRA**	520	*	520	0	0
TNM Investments LTD-Partnership**	520	*	520	0	0
Angler Construction Company-401(k) Profit Sharing Plan-Equity**	510	*	510	0	0
David L. Roer-Personal Portfolio**	510	*	510	0	0
Kenneth E. & Doreen G. Klaus-Joint Personal Portfolio**	500	*	500	0	0
Edward & Ann Almsteier+	500	*	500	0	0
Charles J Bogus IRA+	500	*	500	0	0
Vance L Coatman IRA+	500	*	500	0	0
Jeffrey A. Cook SEP/IRA+	500	*	500	0	0
Todd & Amy Foje+	500	*	500	0	0
Todd Alan Foje, IRA+	500	*	500	0	0
Michael and Laurie Fowler+	500	*	500	0	0
Cynthia Yvonne Gaylor IRA+	500	*	500	0	0
Paul Dean Haddock Rollover IRA+	500	*	500	0	0
Michael P. Hershberger SEP/IRA+	500	*	500	0	0
Martha B. Kingsbury+	500	*	500	0	0
Daniel T. Lococo IRA+	500	*	500	0	0
Lula Bell Shanks Irrevocable Trust+	500	*	500	0	0
Clark Manufacturing Co.-PSP DTD 5/16/98-John A. Barron TTEE**	490	*	490	0	0
John C. & Sarah L. Kunesh-JTWROS**	480	*	480	0	0
Pamela S. Carroll-Combined Portfolio**	480	*	480	0	0
Michael & Marilyn E. Lipson-JTWROS**	480	*	480	0	0
The Louis J. Thomas-Irrevocable Trust DTD 08/22/91-Gregory J. Thomas, TTEE**	470	*	470	0	0
Cheryl L. Coleman-IRA Rollover**	470	*	470	0	0
Michael A. Houser & H. Stephen Wargo-JTWROS**	460	*	460	0	0
Nosrat M. Hillman-Personal Portfolio**	460	*	460	0	0
Ronald Lee Devore MD & Duneen Lynn Devore-JTWROS**	450	*	450	0	0
Lorraine L. Earman-IRA Rollover**	410	*	410	0	0
Robert J. Dailey IRA+	400	*	400	0	0
Nobuya & Fukimi Fujie JTWROS+	400	*	400	0	0
Rick Panas SEP/IRA+	400	*	400	0	0
Susan L. Lococo-Lempka IRA+	400	*	400	0	0
James W Meyer IRA+	400	*	400	0	0
Louis S Quattrocchi IRA+	400	*	400	0	0
James A Rose Jr SEP IRA+	400	*	400	0	0
Maureen K. Aukerman-Personal Portfolio**	390	*	390	0	0
Forney M. Hoke III-IRA Rollover**	370	*	370	0	0
Yvette Van de Grift-Personal Portfolio**	360	*	360	0	0
Diane W. Colaizzi-IRA Rollover**	360	*	360	0	0
Neal L. Miller-IRA Rollover**	350	*	350	0	0

	Beneficial Ownership Before Resale of Shares		Maximum Number of Shares Being Offered by this Prospectus for Resale	Beneficial Ownership After Resale of Shares[1]
Selling Stockholders	Number	Percentage[2]		Number	Percentage[2]
Donald H. Nguyen M.D.-IRA Rollover**	350	*	350	0	0
Baker-Hazel Funeral Home-Corporate Investment Fund**	350	*	350	0	0
Dottie L. Brown-Personal Portfolio**	340	*	340	0	0
Semele Foundas-IRA**	330	*	330	0	0
Kathleen J. Lienesch-IRA**	320	*	320	0	0
Michael Lipson-IRA**	320	*	320	0	0
Christopher M. Ruff-IRA Rollover**	320	*	320	0	0
Lori A. Hausfeld-IRA**	300	*	300	0	0
James Bauer IRA+	300	*	300	0	0
Glenn & Lynn Baumert JTWROS+	300	*	300	0	0
Ruth N. Buethe IRA+	300	*	300	0	0
Leo Joseph Hain Trust+	300	*	300	0	0
Linda K Meyer IRA+	300	*	300	0	0
Ann B C Rose IRA+	300	*	300	0	0
Joseph & Julie Skradski JTTEN+	300	*	300	0	0
Juan M. Palomar Trust-Juan M. Palomar TTEE-DTD 2/21/03**	280	*	280	0	0
Christine Hausfeld-IRA**	270	*	270	0	0
Paul S. Guthrie-IRA**	270	*	270	0	0
Harlene Brady-IRA**	260	*	260	0	0
Cynthia Mollica Barron-Personal Portfolio**	260	*	260	0	0
Don A. Keasel and Judith Keasel-JTWROS**	260	*	260	0	0
Clark Manufacturing Co.-Pension Plan DTD 5/16/1998-John A. Barron TTEE**	250	*	250	0	0
Karen Adams IRA+	250	*	250	0	0
John A. Barron-Personal Portfolio**	230	*	230	0	0
Marilyn E. Lipson-IRA**	230	*	230	0	0
Donna M. Ruff-IRA Rollover**	200	*	200	0	0
Jennifer Lynn Reed Cook Std IRA+	200	*	200	0	0
Jennifer Reed Cook Bene IRA+	200	*	200	0	0
Jerry L. Easterday IRA+	200	*	200	0	0
Lynne R. Easterday IRA+	200	*	200	0	0
Laurie Fowler IRA+	200	*	200	0	0
Michael Fowler IRA+	200	*	200	0	0
Barbara Jo Hershberger IRA+	200	*	200	0	0
Connie Jensen Simple IRA+	200	*	200	0	0
Stanley L Jensen Simple IRA+	200	*	200	0	0
Steven & Linda Lewis+	200	*	200	0	0
Lococo Enterprises Inc+	200	*	200	0	0
Lawrence & Dorothy Lococo+	200	*	200	0	0
Lawrence A. Lococo IRA+	200	*	200	0	0
Mary L. Reisdorff R/O IRA+	200	*	200	0	0
SCAN, Inc. - Marilyn Eberspacher+	200	*	200	0	0
Brian Schmidt+	200	*	200	0	0
David G. Shoemaker IRA+	200	*	200	0	0
Karen S. Shoemaker IRA+	200	*	200	0	0
Laurel Shoemaker+	200	*	200	0	0

	Beneficial Ownership Before Resale of Shares		Maximum Number of Shares Being Offered by this Prospectus for Resale	Beneficial Ownership After Resale of Shares[1]
Selling Stockholders	Number	Percentage[2]		Number	Percentage[2]
John Van Gundy+	200	*	200	0	0
Janet S. Zillig IRA+	200	*	190	0	0
Benny L. Tumbleston-IRA Rollover**	170	*	170	0	0
Mary L Casini SEP/IRA+	150	*	150	0	0
Paul W. Nordt III-IRA Rollover**	100	*	100	0	0
Carol V. Hicks-Personal Portfolio**	40	*	40	0	0

Subtotal	23,450,315	46.1%	18,576,480	4,873,385	9.6%

Other Selling Stockholders❖	2,273,520	4.5%	2,273,520	0	0

Total	25,723,835	50.4%	20,850,000	4,873,385	9.6%

*	Holdings represent less than 1% of all shares outstanding.
**	This selling stockholder has indicated that Eubel Brady & Suttman Asset Management, Inc. (“EBS”) has voting and investment power over these shares that this selling stockholder beneficially owns. EBS’ Investment Policy Committee (“IPC”) sets investment policy and guidelines. The Research Group (“RG”) acts as the portfolio manager, determining individual security selections for client accounts. The individuals on these committees are: Mark E. Brady (IPC, RG), Ronald L. Eubel (IPC, RG), Robert J, Suttman II (IPC), Bernard J. Holtgreive (IPC, RG), William E. Hazel (IPC), Paul D. Crichton (IPC, RG), Kenneth E. Leist (IPC, RG) and Aaron Hillman, Research Analyst (RG).
***	Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, is deemed to share beneficial ownership over the shares held by this Selling Stockholder.
****	This selling stockholder has delegated full authority to Nicholas-Applegate Capital Management as investment advisor over these securities, including full voting and dispositive power. The chief investment officer of Nicholas-Applegate is Horacio Valeiras who, in such capacity, has oversight authority over all portfolio managers at Nicholas-Applegate.
+	This selling stockholder indicated that Stephen J. Lococo, Portfolio Manager of Footprints Assest Management & Research, Inc., exercises voting and dispositive power with respect to these shares.
❖	We have not identified the selling stockholders of these shares at this time. All of the shares held by these selling shareholders were issued in our 2004 private placement. We intend to file an amendment to this prospectus to identify these selling stockholders prior to the sale of their shares.

1Assumes that each named selling stockholder sells all of the shares of our common stock it holds that are covered by this prospectus and neither acquires nor disposes of any other shares, or right to purchase other shares, of our common stock subsequent to the date as of which it provided information to us regarding its holdings. Because the selling stockholders are not obligated to sell all or any portion of the shares of our common stock shown as offered by them, we cannot estimate the actual number of shares of our common stock that will be held by any selling stockholder upon completion of this offering.

2Calculated using 50,815,634 shares of common stock outstanding as of August 15, 2005.

3Marriott Hotel Services, Inc. is a subsidiary of Marriott International, Inc., which is a publicly-owned company listed on the New York Stock Exchange.

4This selling stockholder indicated that Robert Fetch exercises voting and dispositive power with respect to these shares.

5This selling stockholder indicated that David Williams, Managing Director, exercises voting and dispositive power with respect to these shares.

6This selling stockholder indicated that Samuel A. Lieber exercises voting and dispositive power with respect to these shares.

7This selling stockholder indicated that James Dierberg, President, exercises voting and dispositive power with respect to these shares.

8This selling stockholder indicated that Paul Orlin, A. Alex Porter, Geoff Hulme, Jon Friedland and William C. Verdi exercise voting and dispositive power with respect to these shares.

9This selling stockholder indicated that Malcolm F. McLean IV exercises voting and dispositive power with respect to these shares.

10This selling stockholder is an affiliate of a broker-dealer. The selling stockholder represented that it purchased the shares in the ordinary course of business and, at the time of the purchase of the shares to be resold, the selling stockholder did not have any agreement or understandings, directly or indirectly, with any person to distribute the shares. FBR Investment Management, Inc. is the general partner of FBR Special Situations Fund, L.P. and is an affiliate of Friedman, Billings, Ramsey & Co., Inc. Friedman, Billings, Ramsey & Co., Inc. served as the initial purchaser and placement agent for our July 2004 private placement. In addition, Friedman, Billings, Ramsey & Co., Inc. served as a co-managing underwriter of our initial public offering. This selling stockholder indicated that Eric F. Billings, Chairman and CEO of FBR Investment Management, Inc., exercises voting and dispositive power with respect to these shares.

11This selling stockholder indicated that John P. Hill, Jr., Manager of General Partner, exercises voting and dispositive power with respect to these shares.

12This selling stockholder indicated that Darren Ross exercises voting and dispositive power with respect to these shares.

13This selling stockholder indicated that Joel Beam and Paul Gray exercise voting and dispositive power with respect to these shares.

14This selling stockholder indicated that Paul Orlin, A. Alex Porter, Geoff Hulme, Jon Friedland and William C. Verdi exercise voting and dispositive power with respect to these shares.

15This selling stockholder indicated that Steven C. Kleinman, Senior Vice President and Attorney in Fact, exercises voting and dispositive power with respect to these shares. The selling stockholder is an affiliate of a broker-dealer. The selling stockholder represented that it purchased the shares in the ordinary course of business and, at the time of the purchase of the shares to be resold, the selling stockholder did not have any agreement or understandings, directly or indirectly, with any person to distribute the shares.

16This selling stockholder indicated that J. S. Emerson exercises voting and dispositive power with respect to these shares.

17This selling stockholder indicated that Paul Orlin, A. Alex Porter, Geoff Hulme, Jon Friedland and William C. Verdi exercise voting and dispositive power with respect to these shares.

18This selling stockholder indicated that Jonathan Starr, Portfolio Manager, exercises voting and dispositive power with respect to these shares.

19This selling stockholder indicated the it is a majority-owned subsidiary of a publicly-traded company.

20The selling stockholder is an affiliate of a broker-dealer. The selling stockholder represented that it purchased the shares in the ordinary course of business and, at the time of the purchase of the shares to be resold, the selling stockholder did not have any agreement or understandings, directly or indirectly, with any person to distribute the shares.

21This selling stockholder indicated that John Wells and Chris Weil exercise voting and dispositive power with respect to these shares. The selling stockholder is an affiliate of a broker-dealer. The selling stockholder represented that it purchased the shares in the ordinary course of business and, at the time of the purchase of the shares to be resold, the selling stockholder did not have any agreement or understandings, directly or indirectly, with any person to distribute the shares.

22This selling stockholder indicated that Allan R. Lyons, Managing Partner of the General Partner of Vestal Venture Capital, exercises voting and dispositive power with respect to these shares.

23This selling stockholder indicated that W. Olin Nisbet and Terry Corcoran exercise voting and dispositive power with respect to these shares.

24This selling stockholder indicated that Chad Comiteau and Mark Fain, General Partners of Stratford Partners, L.P., exercise voting and dispositive power with respect to these shares.

25This selling stockholder indicated that Jonathan Starr, Portfolio Manager, exercises voting and dispositive power with respect to these shares.

26This selling stockholder indicated that John Wells and Chris Weil exercise voting and dispositive power with respect to these shares. The selling stockholder is an affiliate of a broker-dealer. The selling stockholder represented that it purchased the shares in the ordinary course of business and, at the time of the purchase of the shares to be resold, the selling stockholder did not have any agreement or understandings, directly or indirectly, with any person to distribute the shares.

27This selling stockholder indicated that Jonathan Starr, Portfolio Manager, exercises voting and dispositive power with respect to these shares.

28This selling stockholder has indicated that Rajesh Idnani, Manager, exercises voting and dispositive control with respect to these shares.

29This selling stockholder indicated that Stephen Spector exercises voting and dispositive power with respect to these shares.

30This selling stockholder indicated that Stephen Errico, Managing Member, exercises voting and dispositive power with respect to these shares.

31This selling stockholder indicated that James A. Lustig exercises voting and dispositive power with respect to these shares.

32This selling stockholder indicated that Joel Beam and Paul Gray exercise voting and dispositive power with respect to these shares.

33This selling stockholder has indicated that Patricia A. Turner, Director of Trust Services, exercises voting and dispositive control with respect to these shares.

34The selling stockholder is an affiliate of a broker-dealer. The selling stockholder represented that it purchased the shares in the ordinary course of business and, at the time of the purchase of the shares to be resold, the selling stockholder did not have any agreement or understandings, directly or indirectly, with any person to distribute the shares.

35This selling stockholder indicated that Douglas E. Miller exercises voting and dispositive power with respect to these shares.

36Matthew B. Schecter is the brother of Michael D. Schecter, General Counsel and Secretary of the Company.

REGISTRATION RIGHTS AGREEMENT

At the time of our July 2004 private placement, we entered into a registration rights agreement among us, our operating partnership, Friedman, Billings, Ramsey & Co., Inc. and certain holders of our common stock. The summary of the registration rights agreement is subject to and qualified in its entirety by reference to the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

IPO Registration.    Under the terms of the registration rights agreement, if we propose to file a registration statement providing for the initial public offering of shares of our common stock, the holders of our common stock purchased in our July 2004 private placement have a right to include their shares in that registration statement and participate in the public offering, subject to:

•	compliance with the registration rights agreement;

•	cutback rights on the part of the underwriters and the company; and

•	other conditions and limitations that may be imposed by the underwriters.

We filed a registration statement relating to our initial public offering and completed our initial public offering on June 1, 2005. None of our stockholders elected to include their shares in our initial public offering.

Mandatory Shelf Registration.    Pursuant to the registration rights agreement, we also agreed for the benefit of the holders of shares of common stock sold in our July 2004 private placement to file with the SEC by April 7, 2005 a resale shelf registration statement registering all of the shares of common stock purchased or placed by Friedman, Billings, Ramsey & Co., Inc. in our July 2004 private placement, and all of the 3.0 million shares of common stock purchased by Marriott in our July 2004 private placement. The resale shelf registration statement was initially filed on April 4, 2004. Pursuant to the registration rights agreement, we are required to pay most expenses in connection with the registration of the shares of common stock purchased in our July 2004 private placement.

In addition, we agreed to use our commercially reasonable efforts to cause the registration statement of which this prospectus is a part to become effective under the Securities Act as promptly as practicable, but not later than six months after the filing (subject to certain extensions), and to maintain this registration statement continuously effective under the Securities Act until the first to occur of:

•	such time as all of the shares of common stock covered by this registration statement have been sold pursuant to the registration statement or pursuant to Rule 144 (or any successor or analogous rule) under the Securities Act;

•	such time as, in the opinion of counsel, all of the common stock not held by our affiliates, and covered by this registration statement, are eligible for sale pursuant to Rule 144(k) (or any successor or analogous rule) under the Securities Act; or

•	the second anniversary of the initial effective date of this registration statement.

Notwithstanding the foregoing, we will be permitted, under limited circumstances, to suspend the use, from time to time, of this prospectus, and therefore suspend sales under the registration statement of which this prospectus is a part, for certain periods, referred to as “blackout periods,” if a majority of the independent directors of our board, in good faith, determines that we are in compliance with the terms of the registration rights agreement, that it is in our best interest to suspend the use of the registration statement of which this prospectus is a part, and:

•	that the offer or sale of any registrable shares would materially impede, delay or interfere with any material proposed acquisition, merger, tender offer, business combination, corporate reorganization, consolidation, debt or equity financing or similar material transaction;

•	after the advice of counsel, sale of the registrable shares would require disclosure of non-public material information not otherwise required to be disclosed under applicable law; and

•	such disclosure would have a material adverse effect on us or on our ability to consummate the applicable transaction.

In addition, we may effect a blackout if a majority of independent directors of our board, in good faith, determines that we are in compliance with the terms of the registration rights agreement of which this prospectus is a part, that it is in our best interest to suspend the use of this registration statement, and, after advice of counsel, that it is required by law, rule or regulation to supplement this registration statement or file a post-effective amendment for the purposes of:

•	including in this registration statement any prospectus required under Section 10(a)(3) of the Securities Act;

•	reflecting any facts or events arising after the effective date of this registration statement that represents a fundamental change in information set forth therein; or

•	including any material information with respect to the plan of distribution or change to the plan of distribution not set forth therein.

The cumulative blackout periods in any 12-month period commencing on the closing of the offering may not exceed an aggregate of 90 days and furthermore may not exceed 30 days in any 90-day period. We may not institute a blackout period more than six times in any 24-month period. Upon the occurrence of any blackout period, we are to use our commercially reasonable efforts to take all action necessary to promptly permit resumed use of the registration statement of which this prospectus is a part.

If we default on either our obligation to file or maintain the effectiveness of the registration statement of which this prospectus is a part within the time periods described above or certain other obligations, each of our executive officers will forfeit a pro rata portion of the bonuses payable to him based on the period of time that we have not complied with those obligations and each of our executive officers will forfeit 2% of his shares of restricted stock granted under our equity incentive plan for each day we are not in compliance with our obligations.

Each holder of common stock sold in our July 2004 private placement has agreed that, upon receipt of notice of the occurrence of any event which makes a statement in this prospectus untrue in any material respect or which required the making of any changes in this prospectus in order to make the statements therein not misleading, or of certain other events specified in the registration rights agreement, such holder will suspend the sale of our common stock pursuant to this prospectus until we have amended or supplemented this prospectus to correct such misstatement or omission and have furnished copies of such amended or supplemented prospectus to such holder or we have given notice that the sale of the common stock may be resumed.

In connection with the registration of the shares sold in our July 2004 private placement, we agreed to use our commercially reasonable efforts to list our common stock on the NYSE or the NASDAQ National Market and to maintain the listing thereafter. Our common stock is listed on the NYSE under the symbol “DRH.”

LOCK-UP AGREEMENTS

Each of our executive officers and directors and Marriott has entered into a lock-up agreement in which each has agreed, subject to specified exceptions, not to: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of common stock or any securities convertible into or exchangeable or exercisable for common stock or make any demand for or exercise any right with respect to the registration of the foregoing under the Securities Act, or (ii) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” or otherwise enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock, whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise for a period of 180 days after the date of the prospectus relating to our initial public offering without the prior written consent of Citigroup Global Markets Inc. and Friedman, Billings, Ramsey & Co., Inc. In the event that Citigroup Global Markets Inc. and Friedman, Billings, Ramsey & Co., Inc. consent to the request for release from this lock-up agreement by any director or executive officer of our company for a transfer of shares of common stock with a value in excess of $100,000 for any reason other than to enable an executive officer to pay his income tax liabilities arising from the vesting of such executive officer’s restricted shares of common stock, Marriott shall be released from the provisions of its lock-up agreement with respect to an equal pro rata portion of its shares of common stock. This restriction terminates after the close of trading of the common stock on and including the 180th day after the date of the prospectus relating to our initial public offering. The specified exceptions to this restriction include (i) a transfer to a family member or trust, (ii) a transfer as a bona fide gift or gifts, or (iii) a distribution to partners or shareholders of the restricted party; provided, however, that the transferee or distributee agrees in writing to be bound by the terms of this restriction.

In addition, subject to certain exceptions, we have agreed that, for 180 days after the date of the prospectus relating to our initial public offering, we will not, without the prior written consent of Citigroup Global Markets Inc. and Friedman, Billings, Ramsey & Co., Inc., offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option for the sale of, establish or increase any open “put equivalent option” or liquidate or decrease any “call equivalent option” or otherwise dispose of or transfer any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock or file any registration statement under the Securities Act relating to any such shares or enter into any swap or any other agreement or any transaction that transfers the economic consequence of ownership of common stock, other than our sale of shares in our initial public offering, the issuance of stock awards under our 2004 Stock Option and Equity Incentive Plan as described in this prospectus or the issuance of our common stock or securities convertible into or exchangeable for shares of our common stock in connection with acquisitions of real property or other real property investments. The lock-up provisions did not prohibit us from filing a resale registration statement to register the shares issued in our July 2004 private placement and, accordingly, we initially filed such a resale registration statement, of which this prospectus is a part, on April 4, 2005.

Subject to specified exceptions, certain of our directors and senior executive officers and Marriott also have entered into lock-up agreements in connection with our July 2004 private placement that prohibit them from selling, pledging, transferring or otherwise disposing of our common stock or securities convertible into our common stock for 180 days after the effective date of the registration statement of which this prospectus is a part without the consent of Friedman, Billings, Ramsey & Co., Inc. Citigroup Global Markets Inc. also will have the right to consent to any release of securities subject to the lock-up agreements described in the preceding sentence.

Citigroup Global Markets, Inc. and Friedman, Billings, Ramsey & Co., Inc., on behalf of the underwriters in our initial public offering, may, in their discretion, release all or any portion of the common stock subject to the lock-up agreements with our directors and officers at any time without notice or stockholder approval, in which case, our other stockholders would also be released from the restrictions pursuant to the registration rights agreement. Citigroup Global Markets, Inc. and Friedman, Billings, Ramsey & Co., Inc. have no specific criteria with respect to the conditions under which they may release securities subject to lock-up agreements, which releases are subject to their sole discretion.

DESCRIPTION OF CAPITAL STOCK AND

CERTAIN MATERIAL PROVISIONS OF MARYLAND LAW,

OUR CHARTER AND BYLAWS

The following is a summary of certain provisions of our charter and bylaws and Maryland law, does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws. See “Where You Can Find More Information” for information on how to obtain copies of our charter and bylaws.

General

Our charter provides that we may issue up to 100,000,000 shares of common stock, $.01 par value per share, and 10,000,000 shares of preferred stock, $.01 par value per share. A majority of our board of directors may, without any action by the stockholders, amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. 50,815,864 shares of common stock are issued and outstanding and no shares of preferred stock will be issued and outstanding. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.

Common Stock

We have received an opinion of counsel that all shares of common stock offered by this prospectus have been duly authorized and are fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, as and when authorized by our board of directors and declared by us out of assets legally available therefor and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

Subject to the provisions of our charter regarding the restrictions on transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights. Holders of shares of our common stock listed on a national securities exchange or the NASDAQ National Market will not have appraisal rights.

Our charter authorizes our board of directors to reclassify any unissued shares of common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series, as authorized by our board of directors. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set, subject to the provisions of the charter regarding the restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Power to Issue Additional Shares of Common Stock and Preferred Stock

We believe that the power of our board of directors to issue additional authorized but unissued shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs of our company that might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order for us to qualify for and maintain our status as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

In order for us to qualify as a REIT under the Code, our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may beneficially own. Our charter provides that, subject to some exceptions, no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of our common stock or of the value of the aggregate outstanding shares of our capital stock (the “Ownership Limit”), except that certain “look through entities,” such as mutual funds, may beneficially own up to 15% of our common stock or of the value of the aggregate outstanding shares of our capital stock (the “Look-Through Ownership Limit”). Our board of directors has waived this ownership limitation for Marriott Hotel Services, Inc. and certain institutional investors in the past. Our bylaws provide that, notwithstanding any other provision of our charter or the bylaws, our board of directors will exempt any person from the Ownership Limit and the Look-Through Ownership Limit, provided that:

•	such person shall not beneficially own shares of capital stock that would cause an “individual” (within the meaning of Section 542(a)(2) of the Internal Revenue Code, but not including a “qualified trust” (as defined in Code Section 856(h)(3)(E)) subject to the look-through rule of Code Section 856(h)(3)(A)(i)) to beneficially own (i) shares of capital stock in excess of 9.8% in value of the aggregate of the outstanding shares of our capital stock or (ii) in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of our common stock;

•	the board of directors obtains such representations and undertakings from such person as are reasonably necessary to ascertain that such person’s ownership of such shares of capital stock will not now or in the future jeopardize our ability to qualify as a REIT under the Code; and

•	such person agrees that any violation or attempted violation of any of the foregoing restrictions or any such other restrictions that may be imposed by our board of directors will result in the automatic transfer of the shares of stock causing such violation to the Trust (as defined below).

Any amendment, alteration or repeal of this provision of our bylaws shall be valid only if approved by the affirmative vote of a majority of votes cast by stockholders entitled to vote generally in the election of directors.

Our charter also prohibits any person from (a) owning shares of our capital stock if such ownership would result in our being “closely held” within the meaning of Section 856(h) of the Code, (b) transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons, (c) owning shares of our capital stock if such ownership would cause any of our income that would otherwise qualify as rents from real property to fail to qualify as such, including as a result of any of our hotel management companies failing to qualify as “eligible independent contractors” under the REIT rules and (d) owning shares of our capital stock if such ownership would result in our failing to qualify as a REIT for federal income tax purposes. Any person who acquires or attempts or intends to acquire beneficial ownership of shares of our capital stock that will or may violate any of these restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

The board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the board of directors in its sole discretion, in order to determine or ensure our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in the best interests of the company to attempt to qualify, or continue to qualify, as a REIT.

If any transfer of shares of our capital stock or other event occurs which, if effective, would result in any person beneficially or constructively owning shares of our capital stock in excess or in violation of the above transfer or ownership limitations (a “Prohibited Owner”), then that number of shares of our capital stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust (the “Trust”) for the exclusive benefit of one or more charitable beneficiaries (the “Charitable Beneficiary”), and the Prohibited Owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in our charter) prior to the date of such violative transfer. Shares of stock held in the Trust shall be issued and outstanding shares of our capital stock. The Prohibited Owner shall not benefit economically from ownership of any shares of stock held in the Trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of stock held in the Trust. The trustee of the Trust (the “Trustee”) shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by us that shares of stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of stock held in the Trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by us that such shares have been transferred to the Trust and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares of our capital stock have been transferred to the Trust, the Trustee shall sell the shares of stock held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in our charter. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as follows. The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in the charter) of such shares on the day of the event causing the shares to be held in the Trust and (ii) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid immediately to the Charitable Beneficiary. If, prior to the discovery by us that shares of stock have been transferred to the Trust, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the Trustee upon demand.

In addition, shares of our capital stock held in the Trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date we, or our designee, accept such offer. We shall have the right to accept such offer until the Trustee has sold the shares of stock held in the Trust. Upon such a sale to us, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

In addition, until the completion of our initial public offering, at which time our common stock became “publicly-offered securities” for purposes of certain regulations promulgated under ERISA by the U.S. Department of Labor, or the Plan Assets Regulation, our charter limited equity participation by “benefit plan investors” to less than 25% in the aggregate so that such participation in any class of our equity securities by such “benefit plan investors” would not be deemed “significant.” For such purposes, the terms “benefit plan investors” and “significant” are determined by reference to the Plan Assets Regulation. We believe that, under the Plan Assets Regulation, our common stock should be considered “publicly-offered securities” after our initial public offering and therefore this 25% limitation is no longer applicable to our common stock. However, “benefit plan investors” are prohibited from owning any class of our capital stock that does not qualify as “publicly-offered securities.” See “ERISA Considerations.”

All certificates representing shares of common stock and preferred stock, if any, will bear a legend referring to the restrictions described above.

Each stockholder shall provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limits could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for the common stock or otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is American Stock Transfer & Trust Company.

Certain Provisions of Maryland Law and of Our Charter and Bylaws

Number, Election and Removal of Directors

Our charter and bylaws provide that the number of directors may be set only by our board of directors, but may never be less than the minimum number required by the MGCL nor more than 15. Our bylaws provide that a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director.

The charter provides that, at such time as the company has three independent directors and our common stock is registered under the Exchange Act, the company elects to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the board of directors. Accordingly, at such time, except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualified.

The charter provides that a director may be removed with or without cause by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Charter Amendments and Extraordinary Corporate Actions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter generally provides that, if such amendment or action is declared advisable by the board of directors and approved by at least 75% of the continuing directors (as defined in the charter), such amendment or action may be approved by stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. If such amendment or action is declared advisable by the board of directors, but does not receive the continuing director approval referred to above, such amendment or action must be approved by stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter.

Amendment of Bylaws

The charter and bylaws provide that, with the exception of provisions in our bylaws relating to the business combination and control share provisions of the MGCL and the waiver of the ownership limitations set forth in our charter, which provisions may not be amended without shareholder approval, our board of directors has the exclusive power to adopt, alter or repeal any provision of the bylaws and to make new bylaws.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation’s shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting stock of the corporation (an “Interested Stockholder”) or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. A person is not an Interested Stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an Interested Stockholder. The board of directors may provide that its approval is subject to compliance with any terms and conditions determined by the board. Our board of directors has adopted a resolution opting out of the business combination provisions of the MGCL. This resolution provides that any alteration or repeal of the resolution by the board of directors shall be valid only if approved, at a meeting duly called, by the affirmative vote of a majority of votes cast by stockholders entitled to vote generally for directors and the affirmative vote of a majority of continuing directors. Our board of directors amended our bylaws to provide that any such alteration or repeal of the resolution, other than pursuant to such resolution, will be valid only if approved, at a meeting duly called, by the affirmative vote of a majority of votes cast by stockholders entitled to vote generally for directors and the affirmative vote of a majority of continuing directors. If this resolution is repealed, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. “Control Shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our capital stock. Any amendment, alteration or repeal of this provision of our bylaws shall be valid only if approved, at a meeting duly called, by the affirmative vote of a majority of votes cast by stockholders entitled to vote generally for directors and the affirmative vote of a majority of continuing directors. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Unsolicited Takeovers

The “unsolicited takeover” provisions of the MGCL permit the board of directors, without stockholder approval and regardless of what is currently provided in the charter or bylaws, to implement takeover defenses, some of which we do not yet have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of the company under the circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then current market price.

Advance Notice of Director Nominations and New Business

Our bylaws provide that (a) with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the bylaws and (b) with respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the board of directors may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii) provided that the board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the bylaws.

Anti-takeover Effect of Certain Provisions of Maryland Law and of the Charter and Bylaws

If the applicable board resolution is repealed, the business combination provisions and, if the applicable provision in the bylaws is rescinded, the control share acquisition provisions of the MGCL, the provisions of the charter relating to removal of directors and the advance notice provisions of the bylaws, among others, could delay, defer or prevent a transaction or a change in control of the company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF

DIAMONDROCK HOSPITALITY LIMITED PARTNERSHIP

The following is a summary of the material terms of the agreement of limited partnership of our operating partnership, which we refer to as the Partnership Agreement. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Partnership Agreement, a copy of which is an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” Because, and so long as, we own all of the partnership interests in our operating partnership, we will be able to amend the Partnership Agreement of our operating partnership and we may, from time to time, modify the agreement so that it varies from the description set forth herein.

Management of the Operating Partnership

DiamondRock Hospitality Limited Partnership is a Delaware limited partnership that was formed on May 26, 2004. As sole general partner of the operating partnership, we exercise exclusive and complete responsibility and discretion in our operating partnership’s day-to-day management and control. We can cause our operating partnership to enter into certain major transactions including acquisitions, developments and dispositions of properties and refinancings of existing indebtedness. Currently, our wholly-owned subsidiary, DiamondRock Hospitality, LLC is the only limited partner of our operating partnership. Generally, limited partners may not transact business for, or participate in the management activities or decisions of, our operating partnership, except as provided in the Partnership Agreement and as required by applicable law. Certain restrictions under the Partnership Agreement restrict our ability to engage in a business combination as more fully described in “—Extraordinary Transactions” below.

In the event of any conflict in the fiduciary duties owed by us to our stockholders and by us, as general partner of our operating partnership, to the limited partners, we may act in the best interests of our stockholders without violating our fiduciary duties to the limited partners or being liable for any resulting breach of our duties to the limited partners.

The Partnership Agreement provides that our operating partnership is empowered to do any and all acts and things for the furtherance and accomplishment of our business, including all activities pertaining to the acquisition and operation of our properties, provided that our operating partnership shall not take, and will refrain from taking, any action which, in our judgment could adversely affect our ability to qualify as a REIT.

Removal of the General Partners; Transfer of the General Partner’s Interest

The Partnership Agreement provides that the limited partners may not remove us as general partner of the operating partnership. We may not transfer any of our interests as a general or limited partner in the operating partnership except (i) in connection with certain extraordinary transactions as described below; (ii) if the limited partners holding more than 50% of the units held by limited partners (other than limited partnership units held by us) consent to such transfer; or (iii) to certain of our affiliates.

Amendments of the Partnership Agreement

Amendments to the Partnership Agreement may only be proposed by us as general partner. Generally, the Partnership Agreement may be amended with our approval and the approval of the limited partners holding a majority of all outstanding limited partner units (including limited partner units held by us). Certain amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner in a manner adverse to such limited partner, alter the rights of a partner to receive distributions or allocations, alter or modify the redemption right of a partner in a manner adverse to such partner, or cause the termination of the partnership prior to the time set forth in the Partnership Agreement must be approved by each partner that would be adversely affected by such amendment.

Notwithstanding the foregoing, we will have the power, without the consent of the limited partners, to amend the Partnership Agreement as may be required to:

•	add to our obligations or surrender any right or power granted to us or any of our affiliates for the benefit of the limited partners;

•	reflect the admission, substitution, termination or withdrawal of partners in accordance with the Partnership Agreement;

•	set forth and reflect in the Partnership Agreement the designations, rights, powers, duties and preferences of the holders of any additional partnership units issued pursuant to the Partnership Agreement;

•	reflect a change that is of an inconsequential nature and does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the Partnership Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under the Partnership Agreement that will not be inconsistent with law or with the provisions of the Partnership Agreement; or

•	satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law.

Certain provisions affecting our rights and duties as general partner (e.g., restrictions relating to certain extraordinary transactions involving us or the operating partnership) may not be amended without the approval of a majority of the limited partnership units (excluding limited partnership units held by us).

Redemption Rights

Under the current partnership agreement, limited partners have the right, commencing on or after the first anniversary of the issuance of the units to the limited partners, to require our operating partnership to redeem all or a portion of their units for cash or, at our option, shares of common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. The cash redemption amount per unit is based on the market price of our common stock at the time of redemption. We presently anticipate that we would elect to issue shares of our common stock in exchange for units in connection with each redemption request, rather than having our operating partnership redeem the units for cash. With each redemption or exchange, we would increase our percentage ownership interest in our operating partnership. Limited partners who hold units may exercise this redemption right from time to time, in whole or in part, subject to certain limitations, unless delivery of shares of common stock to a limited partner pursuant to the redemption right would be prohibited by our charter or prohibited by federal or state securities laws or regulations. At this time, no limited partnership units have been issued (other than to us), and that we may issue limited partnership units with rights, preferences and privileges different from those described in this paragraph or in this registration statement of which this prospectus is a part.

Issuance of Additional Units, Common Stock or Convertible Securities

As sole general partner, we have the ability to cause our operating partnership to issue additional partnership units to the partners (including to us). These additional units may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences, rights, powers and duties as we may determine in our sole and absolute discretion. In addition, we may issue additional shares of our common stock or rights, options, warrants or convertible or exchangeable securities, but only if it causes our operating partnership to issue, to us, partnership units or rights, options, warrants or convertible or exchangeable securities of the operating partnership having designations, preferences and other rights, so that the economic interests of the operating partnership’s units issued are substantially similar to the securities that we have issued. Unless expressly granted by the operating partnership, no limited partner will have preemptive, preferential or similar rights with respect to additional capital contributions to the operating partnership or the issuance or sale of any partnership units.

Tax Matters

As the general partner, we are the tax matters partner of our operating partnership and, as such, have authority to make tax elections under the Code on behalf of our operating partnership.

Extraordinary Transactions

The Partnership Agreement provides that we may not generally engage in any merger, consolidation, or other combination with any other person or sale of all or substantially all of our assets, or any reclassification, recapitalization or change of outstanding shares of our common stock or adopt a plan of liquidation and dissolution (an “extraordinary transaction”) unless the holders of units will receive, or have the opportunity to receive, at least the same consideration per unit as holders of our common stock receive per share of common stock in the transaction. If holders of units will not be treated in this manner in connection with a proposed extraordinary transaction, we cannot engage in such a transaction unless limited partners (other than us) holding more than 50% of the units held by limited partners vote to approve the extraordinary transaction.

We may also engage in an extraordinary transaction without the consent or approval of the limited partners if we engage in a merger, or other combination of assets with another entity and:

•	substantially all of the assets of the surviving entity are held directly or indirectly by the operating partnership or another limited partnership or limited liability company which is the surviving partnership of a merger, consolidation or combination of assets with the operating partnership;

•	the rights, preferences and privileges of such unit holders in the surviving partnership are at least as favorable as those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership; and

•	the limited partners may exchange their units in the surviving partnership for either the same consideration per unit as holders of our common stock receive per share of common stock in the transaction, or if the ultimate controlling person of the surviving partnership has common equity securities, at an exchange ratio based on the relative fair market value of those securities and our common stock.

Term

The operating partnership will continue in full force and effect until 2104, or until sooner dissolved in accordance with the terms of the Partnership Agreement or as otherwise provided by law.

Exculpation and Indemnification of the General Partner

The Partnership Agreement generally provides that we will incur no liability to the operating partnership or any limited partner for losses sustained or liabilities incurred as a result of errors in judgment or mistakes of fact or law or of any act or omission unless we acted in bad faith and the act or omission was material to the matter giving rise to the loss or liability. In addition, we are not responsible for any misconduct or negligence on the part of our agents, provided we appointed our agents in good faith. We may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action we may take or omit to take in reliance upon the opinion of such persons, as to matters that we reasonably believe to be within such persons’ professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion. The Partnership Agreement also provides for indemnification of us, our directors and officers, limited partners and such other persons as we may from time to time designate against any losses, claims, damages, judgments, penalties, fines, settlements and reasonable expenses actually incurred by such person in connection with the preceding unless it is established that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

SHARES ELIGIBLE FOR FUTURE SALE

General

Future sales of substantial amounts of our common stock in the public market, or the possibility of such sales occurring, could adversely affect prevailing market prices for our common stock or could impair our ability to raise capital through further offerings of equity securities.

As of the date of this prospectus, we had 50,815,864 shares of common stock outstanding (which amount outstanding excludes 738,000 shares of unvested restricted stock and 382,500 shares of deferred stock issued to our executive officers in conjunction with our initial public offering), with an additional 1,151,609 shares of our common stock reserved for issuance under our 2004 Stock Option and Incentive Plan. Our common stock issued in our initial public offering is freely tradable by persons other than our affiliates, subject to certain limitations on ownership set forth in our governing documents. See “Description of Capital Stock and Certain Material Provisions of Maryland Law, Our Charter and Bylaws—Restrictions on Ownership and Transfer.”

The number of shares of common stock that may be issued pursuant to awards granted under our 2004 Stock Option and Incentive Plan is limited to 2,000,000 shares of common stock. See “Management—Equity Incentive Plan.”

As of the date of this prospectus, up to 848,391 of our outstanding shares are “restricted” shares, as that term is defined in Rule 144 under the Securities Act. Until we file a registration statement on Form S-8 to register our issuance of common shares under our 2004 Stock Option and Incentive Plan, any restricted shares of common stock that we may issue under the 2004 Stock Option and Incentive Plan will also be “restricted” shares. The resale restrictions applicable to “restricted” shares are described below. We intend to file a registration statement on Form S-8 to register our issuance of common shares under our 2004 Stock Option and Incentive Plan.

We cannot assure you of:

•	the likelihood that an active market for the shares will develop;

•	the liquidity of any such market;

•	the ability of stockholders to sell their common stock; or

•	the prices that stockholders may be able to obtain for their common stock.

In connection with our July 2004 private placement, we entered into a registration rights agreement with Friedman, Billings, Ramsey & Co. on behalf of the holders of common stock issued in the private placement. We also agreed to file the registration statement of which this prospectus is a part for the benefit of the holders of 20,850,000 shares of our common stock issued in the private placement and to use our commercially reasonable efforts to have this registration statement declared effective as promptly as practicable, but not later than six months after the filing (subject to certain extensions). We agreed to cause this registration statement to remain effective until the first to occur of (1) the disposition of all shares of common stock sold in the private placement under a registration statement or pursuant to Rule 144, (2) the date on which the shares of common stock sold in the private placement are saleable under Rule 144 (k) under the Securities Act or (3) the date that is two years after the effective date of this registration statement. Following effectiveness of this registration statement, 20,850,000 shares sold in our July 2004 private placement will be freely tradeable.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of the prospectus relating to our initial public offering, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of:

•	1% of the shares of our common stock then outstanding, which equals approximately 508,156 shares as of the date of this prospectus; or

•	the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

Rule 701 under the Securities Act may be relied upon with respect to the resale of securities originally purchased from us by our employees, trustees or officers prior to our initial public offering. In addition, the SEC has indicated that Rule 701 will apply to the typical stock options granted by an issuer before it becomes a public company, along with the shares acquired upon exercise of those options, including exercises after the date of our initial public offering. Securities issued in reliance on Rule 701 are “restricted” securities and, subject to the “lock-up” agreements described above, beginning 90 days after the date of the prospectus relating to our initial public offering, may be sold by:

•	persons other than affiliates, in ordinary brokerage transactions; and

•	by affiliates under Rule 144 without compliance with the one-year holding requirement.

Redemption Rights

Under our Partnership Agreement, limited partners have the right, commencing on or after the first anniversary of the issuance of the units to the limited partners, to require our operating partnership to redeem all or a portion of their units for cash or, at our option, shares of common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. The cash redemption amount per unit is based on the market price of our common stock at the time of redemption. We presently anticipate that we would elect to issue shares of our common stock in exchange for units in connection with each redemption request, rather than having our operating partnership redeem the units for cash. With each redemption or exchange, we would increase our percentage ownership interest in our operating partnership. Limited partners who hold units may exercise this redemption right from time to time, in whole or in part, subject to certain limitations, unless delivery of shares of common stock to a limited partner pursuant to the redemption right would be prohibited by our charter or prohibited by federal or state securities laws or regulations. It should be noted that no limited partnership units have been issued (other than to us), and that we may issue limited partnership units with rights, preferences and privileges different from those described in this paragraph or in this registration statement of which this prospectus is a part.

FEDERAL INCOME TAX CONSIDERATIONS

The following summary outlines certain U.S. federal income tax considerations relating to an investment in our common stock, including the federal income tax consequences under current law that are likely to be material to a purchaser of our common stock in this offering who is a “U.S. stockholder” (as hereinafter defined) and who will hold its shares as a capital asset. This summary does not contain a complete discussion of the federal tax aspects of the investment that may be important to you. Moreover, it does not address any foreign, state, or local tax consequences of an investment in our common stock. The provisions of the Code concerning the federal income tax treatment of a REIT and its stockholders are highly technical and complex; the following discussion sets forth only certain aspects of those provisions. This summary is intended to provide you with general information only and is not intended as a substitute for careful tax planning. The discussion below assumes that you will hold our common stock as a capital asset. We do not address the federal income tax consequences that may be relevant to stockholders subject to special treatment under the Code, including, without limitation, insurance companies, regulated investment companies, financial institutions, broker-dealers, tax-exempt or non-U.S. investors (except as specifically discussed below), foreign governments, stockholders that hold our stock as a hedge, part of a straddle, conversion transaction, or other arrangement involving more than one position, or through a partnership or other entity, or U.S. expatriates.

This summary is based on provisions of the Code, applicable final and temporary Treasury Regulations, judicial decisions, and administrative rulings and practice, all in effect as of the date of this prospectus, and should not be construed as legal advice. No assurance can be given that future legislative or administrative changes or judicial decisions will not affect the accuracy of the descriptions or conclusions contained in this summary. In addition, any such changes may be retroactive and apply to transactions entered into prior to the date of their enactment, promulgation or release. We do not expect to seek a ruling from the Internal Revenue Service, or IRS, regarding any of the federal income tax issues discussed in this prospectus, and no assurance can be given that the IRS will not challenge any of the positions we take and that such a challenge will not succeed. Prospective purchasers of our common stock are urged to consult their own tax advisors prior to any investment in our common stock concerning the potential federal, state, local, and foreign tax consequences of the investment with specific reference to their own tax situations.

Except as otherwise noted, references in this discussion of Federal Income Tax Considerations to “we,” “our,” “us” and “our company” refer to DiamondRock Hospitality Company and not our taxable REIT subsidiaries.

Taxation of the Company

During 2004, we received a $2.5 million non-recoverable key money payment from Marriott in connection with our acquisition of the Courtyard Midtown East that, if recognized as income to DiamondRock Hospitality Company for tax purposes, would have prevented us from qualifying as a REIT for 2004. Based on the unique circumstances of that transaction with Marriott, it is not entirely clear whether the receipt of the key money should have been recognized as income to DiamondRock Hospitality Company for tax purposes. For the above reasons, we decided to defer the REIT election until 2005 and be taxed as a C corporation for 2004. We will pay approximately $900,000 of taxes as a C corporation in 2004. Assuming that we could have qualified as a REIT for 2004 and that the key money was received by our TRS, and not DiamondRock Hospitality Company, we estimate that our tax liability for 2004 would have been approximately $1 million as a REIT. In 2005, we began structuring our key money transactions to clarify that our TRS, and not DiamondRock Hospitality Company, will receive all future key money payments. Beginning January 1, 2005, we believe we have qualified as a REIT, and we will elect to be taxed as a REIT for the calendar year ended December 31, 2005 and for subsequent taxable years. Except as otherwise noted, the following discussion assumes that we qualify as a REIT effective January 1, 2005.

In connection with this offering, we have received an opinion of Goodwin Procter LLP that our form of organization and prior, current and proposed ownership and method of operations will permit us to qualify as a

REIT under Sections 856 through 860 of the Code for our taxable year ending December 31, 2005 and for subsequent taxable years. The opinion of Goodwin Procter LLP will be based on various assumptions and on our representations to them concerning our current and continuing organization, our prior, current and proposed ownership and operations, and our shareholders’ current and future relationships with our hotel management companies, and other matters relating to our ability to qualify as a REIT. The opinion will be expressly conditioned upon the accuracy of such assumptions and representations, which Goodwin Procter LLP will not verify. Moreover, qualification and taxation as a REIT will depend upon our ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership and the absence of prohibited relationships with our hotel management companies, the various and complex REIT qualification tests imposed under the Code, the results of which will not be reviewed or verified by Goodwin Procter LLP. See “—Qualification as a REIT” below. Accordingly, no assurance can be given that we will in fact satisfy such requirements. The opinion of Goodwin Procter LLP will be based upon current law, which is subject to change either prospectively or retroactively. Changes in applicable law could modify the conclusions expressed in the opinion. Moreover, unlike a ruling from the IRS, an opinion of Goodwin Procter LLP is not binding on the IRS, and no assurance can be given that the IRS could not successfully challenge our status as a REIT.

If we qualify as a REIT, we generally will be allowed to deduct dividends paid to our stockholders, and, as a result, we generally will not be subject to federal income tax on that portion of our ordinary income or net capital gain that we currently distribute to our stockholders. We expect to make distributions to our stockholders on a regular basis as necessary to avoid material federal income tax and to comply with the REIT requirements. See “—Qualification as a REIT—Annual Distribution Requirements” below.

Notwithstanding the foregoing, even if we qualify for taxation as a REIT, we nonetheless may be subject to federal income tax in certain circumstances, including the following:

•	We will be required to pay federal income tax on our undistributed taxable income, including net capital gain;

•	We may be subject to the “alternative minimum tax;”

•	We may be subject to tax at the highest corporate rate on certain income from “foreclosure property” (generally, property acquired by reason of default on a lease or indebtedness held by us);

•	We will be subject to a 100% federal income tax on net income from “prohibited transactions” (generally, certain sales or other dispositions of property, sometimes referred to as “dealer property,” held primarily for sale to customers in the ordinary course of business);

•	If we fail to satisfy the 75% gross income test or the 95% gross income test (discussed below), but nonetheless maintain our qualification as a REIT pursuant to certain relief provisions, we will be subject to a 100% federal income tax on the greater of (i) the amount by which we fail the 75% gross income test or (ii) the amount by which 95% of our gross income exceeds the amount of our income qualifying under the 95% gross income test, multiplied by a fraction intended to reflect our profitability;

•	If we fail to satisfy the 5% or the 10% asset tests, and the failure qualifies under the Non-De Minimis Exception, as described below under “—Asset Tests,” then we will have to pay an excise tax equal to the greater of (i) $50,000; and (ii) an amount determined by multiplying the net income generated during a specified period by the assets that caused the failure by the highest federal income tax applicable to corporations.

•	If we fail to satisfy any REIT requirements other than the income test or asset test requirements, described below under “—Income Tests” and “—Asset Tests,” respectively, and we qualify for a reasonable cause exception, then we will have to pay a penalty equal to $50,000 for each such failure.

•	We will be subject to a 4% excise tax if certain distribution requirements are not satisfied;

•

Because we were a C corporation for our taxable year ending December 31, 2004, we generally will be subject to a corporate-level tax on a taxable disposition of any appreciated asset we hold as of the effective date of our REIT election, which is expected to be January 1, 2005. Specifically, if we dispose of a built-in-gain asset in a taxable transaction prior to tenth anniversary of the effective date of our REIT election, we would be subject to tax at the highest regular corporate rate (currently 35%) on the lesser of the gain recognized and the asset’s built-in-gain.

•	If we dispose of an asset acquired by us from a C corporation in a transaction in which we took the C corporation’s tax basis in the asset, we may be subject to tax at the highest regular corporate rate on the appreciation inherent in such asset as of the date of acquisition by us;

•	We will be required to pay a 100% tax on any redetermined rents, redetermined deductions, and excess interest. In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our non-TRS tenants by one of our TRSs. Redetermined deductions and excess interest generally represent amounts that are deducted by a TRS lessee or other TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations; and

•	Income earned by our TRS lessees, Bloodstone TRS, Inc. and other TRSs will be subject to tax at regular corporate rates.

No assurance can be given that the amount of any such federal income taxes will not be substantial. We note that the assets we acquired during 2004 were acquired on or after October 27, 2004, and we do not believe the built-in gain in such assets as of January 1, 2005 was material. Accordingly, we do not expect to be subject to significant corporate tax liabilities if we decide to sell an asset we acquired in 2004 within the 10-year period following our REIT election. In addition, because we were a C corporation in 2004, we (including our consolidated subsidiaries) are subject to tax on our 2004 taxable income at regular corporate rates.

Qualification as a REIT

In General

The REIT provisions of the Code apply to a domestic corporation, trust, or association (i) that is managed by one or more trustees or directors, (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (iii) that properly elects to be taxed as a REIT, (iv) that is neither a financial institution nor an insurance company, (v) that uses a calendar year for federal income tax purposes and complies with applicable recordkeeping requirements, and (vi) that meets the additional requirements discussed below.

Ownership Tests

Commencing with our second REIT taxable year, (i) the beneficial ownership of our common stock must be held by 100 or more persons during at least 335 days of a 12-month taxable year (or during a proportionate part of the taxable year of less than 12 months) for each of our taxable years and (ii) during the last half of each taxable year, no more than 50% in value of our stock may be owned, directly or indirectly, by or for five or fewer individuals (the “5/50 Test”). The term “individual” for purposes of the 5/50 Test includes a private foundation, a trust providing for the payment of supplemental unemployment compensation benefits, and a portion of a trust permanently set aside or to be used exclusively for charitable purposes. A qualified trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code generally is not treated as an individual; rather, shares held by it are treated as owned proportionately by its beneficiaries. However, if treating qualified trusts as individuals would cause us to fail the 5/50 Test, we may be treated as a “pension-held REIT.” See “—Unrelated Business Taxable Income—In General.” Stock ownership is determined by applying the constructive ownership provisions of Section 544(a) of the Code, subject to certain modifications.

We believe we have issued sufficient common stock to satisfy the above ownership requirements. In addition, our charter restricts ownership and transfers of our stock that would violate these requirements, although these restrictions may not be effective in all circumstances to prevent a violation. We will be deemed to have satisfied the 5/50 Test for a particular taxable year if we have complied with all the requirements for ascertaining the ownership of our outstanding stock in that taxable year and have no reason to know that we have violated the 5/50 Test.

Income Tests

In order to maintain qualification as a REIT, we must annually satisfy two gross income requirements:

1)	First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived, directly or indirectly, from investments relating to real property or mortgages on real property or from certain types of temporary investments (or any combination thereof). Qualifying income for the purposes of this 75% gross income test generally includes: (a) rents from real property, (b) interest on debt secured by mortgages on real property or on interests in real property, (c) dividends or other distributions on, and gain from the sale of, shares in other REITs, (d) gain from the sale of real estate assets (other than gain from prohibited transactions), (e) income and gain derived from foreclosure property, and (f) income from certain types of temporary investments; and

2)	Second, in general, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the real property investments described above and from other types of dividends and interest, gain from the sale or disposition of stock or securities that are not dealer property, or any combination of the above. Gross income from certain transactions entered into by us to hedge indebtedness we incur to acquire or carry real estate assets is not included in gross income for purposes of the 95% income test.

For purposes of the 75% and the 95% gross income tests, we are treated as receiving our proportionate share of our operating partnership’s gross income.

If we fail to satisfy one or both of the 75% or the 95% gross income tests, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if our failure to meet such tests is due to reasonable cause and not due to willful neglect and we file a schedule describing each item of the Company’s gross income for such year(s) in accordance with regulations to be prescribed by the Secretary of the Treasury. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in “—Taxation of the Company,” even if these relief provisions were to apply, we would be subject to federal income tax with respect to our excess net income.

Hotel properties

Operating revenues from our hotel properties are not qualifying income for purposes of either the 75% or the 95% gross income test. Accordingly, in order for us to generate qualifying income with respect to our hotel property investments under the REIT rules, we must master-lease our hotels. Specifically, our operating partnership has formed a subsidiary, Bloodstone TRS, Inc., that has elected to be treated as our TRS and may, in the future, form other subsidiaries that elect to be treated as our TRSs. Bloodstone TRS, Inc. has formed subsidiaries (each a “TRS lessee”) that master-lease hotel properties from the operating partnership (or subsidiaries of the operating partnership). We expect to form additional TRS lessees (under Bloodstone TRS, Inc. or other of our TRSs) as we acquire additional properties. In certain instances (such as our acquisition of the Frenchman’s Reef & Morning Star Marriott Beach Resort that is owned by DiamondRock Frenchman’s Owner, Inc., which we have elected to be treated as a TRS, and other non-U.S. investments), we may own a hotel property through a TRS. One or more hotel management company will manage the hotel properties leased to each TRS lessee or owned by a TRS. We also may lease a hotel property to an unrelated lessee.

In general, rent paid by a related party tenant, such as a TRS lessee, is not qualifying “rents from real property” for purposes of the REIT gross income tests, but rent paid by a TRS lessee to our operating partnership with respect to a lease of a “qualified lodging facility” from the operating partnership can be qualifying rents from real property under the REIT rules as long as such TRS lessee does not directly or indirectly operate or manage any hotel property or provide rights to any brand name under which any hotel property is operated. Instead, the hotel property must be operated on behalf of the TRS lessee by a person who qualifies as an “eligible independent contractor,” defined as an “independent contractor” who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS lessee. See “—Investments in Taxable REIT Subsidiaries” below for a further discussion of the issue and a discussion of the definition of an “independent contractor” and the qualification of Marriott (or another hotel management company) as an “eligible independent contractor.” A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, provided that wagering activities are not conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners. We believe that our hotel properties are qualified lodging facilities. Rent paid by a TRS lessee that failed to qualify as rents from real property under the REIT rules would be non-qualifying income for purposes of the REIT gross income tests.

Two other limitations may affect our ability to treat rent paid by a TRS lessee or other lessee as qualifying rents from real property under the REIT rules. If the rent attributable to personal property leased by the TRS lessee (or other lessee) in connection with a lease of real property is greater than 15% of the total rent under the lease, then the portion of the rent attributable to such personal property will not qualify as rents from real property. Also, an amount received or accrued will not qualify as rents from real property for purposes of either the 75% or the 95% gross income test if it is based in whole or in part on the income or profits derived by any person from such property. However, an amount received or accrued will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. To comply with the limitation on rents attributable to personal property, a TRS lessee may acquire furnishings, equipment, and/or personal property used in hotel property, at least to the extent that they exceed this 15% limit. To comply with the prohibition on rent based on net income, the leases will provide that each TRS lessee is obligated to pay our operating partnership a minimum base rent together with a gross percentage rent, at rates intended to equal market rental rates.

In addition, rent paid by a TRS lessee or other lessee that leases a hotel property from our operating partnership will constitute rents from real property for purposes of the REIT gross income tests only if the lease is respected as a true lease for federal income tax purposes and is not treated as a service contract, joint venture, or some other type of arrangement. The determination of whether a lease is a true lease depends upon an analysis of all the surrounding facts and circumstances. Potential investors in shares of our common stock should be aware, however, that there are no controlling regulations, published administrative rulings, or judicial decisions involving leases with terms substantially similar to the contemplated leases between our operating partnership and the TRS lessees that discuss whether the leases constitute true leases for federal income tax purposes. We believe that the leases with our TRS lessees should be treated as true leases; however, there can be no assurance that the IRS or a court will not assert a contrary position. If any leases between our operating partnership and a TRS lessee are re-characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payment that we receive from such TRS lessee would not be considered rent or would otherwise fail the various requirements for qualification as rents from real property.

Finally, for rents received by or attributed to us to qualify as rents from real property, we generally must not furnish or render any services to tenants, other than through a TRS or an independent contractor from whom we derive no income, except that we and our operating partnership may directly provide services that are “usually or customarily rendered” in connection with the rental of properties for occupancy only, or are not otherwise considered rendered to the occupant “for his convenience.” We believe that neither we nor our operating partnership will provide any services to our TRS lessee or any other tenants.

We believe that, for purposes of both the 75% and the 95% gross income tests, our operating partnership’s investments in hotel properties generally give rise to qualifying income in the form of rents from real property, and that gains on the sales of the hotel properties will also constitute qualifying income. However, no assurance can be given that either the rents or the gains will constitute qualifying income. In that case, we may not be able to satisfy either the 75% or the 95% gross income test and, as a result, could lose our REIT status. In the case of hotel properties owned, rather than leased, by a TRS, dividends from such TRS of its earnings and gains from such hotel properties would not be qualifying income for purposes of the 75% gross income test.

We hold the Frenchman’s Reef & Morning Star Marriott Beach Resort through a Cayman Islands corporation that holds a U.S. Virgin Islands corporation that we have elected to be treated as a TRS. In the case of hotel properties owned, rather than leased, by a TRS, dividends paid by such TRS of its earnings and gains from the sale of stock of such a TRS would not be qualifying income for purposes of the 75% gross income test, although such dividends and gains would be qualifying income for purposes of the 95% gross income test.

Asset Tests

At the close of each quarter of our taxable year, we must also satisfy three tests relating to the nature of our assets. First, real estate assets, cash and cash items, and government securities must represent at least 75% of the value of our total assets. Second, of the investments that are not included in the 75% asset class and that are not securities of our TRS lessees or other TRSs, (i) the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets and (ii) we may not own more than 10% by vote or by value of any one issuer’s outstanding securities. For purposes of the 10% value test, debt instruments issued by a partnership are not classified as “securities” to the extent of our interest as a partner in such partnership (based on our proportionate share of the partnership’s equity interests and certain debt securities) or if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test. For purposes of the 10% value test, the term “securities” also does not include debt securities issued by another REIT, certain “straight debt” securities (for example, qualifying debt securities of a corporation of which we own no equity interest), loans to individuals or estates, and accrued obligations to pay rent. Third, securities of our TRS lessees or other TRSs cannot represent more than 20% of our total assets. Although we intend to meet these asset tests, no assurance can be given that we will be able to do so. For purposes of these asset tests, we are treated as holding our proportionate share of our operating partnership’s assets.

We will monitor the status of our assets for purposes of the various asset tests and will endeavor to manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if one of the following exceptions applies:

•	We satisfied the asset tests at the end of the preceding calendar quarter, and the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets; or

•	We eliminate any discrepancy within 30 days after the close of the calendar quarter in which it arose.

Moreover, if we fail to satisfy the asset tests at the end of a calendar quarter during a taxable year, we will not lose our REIT status if one of the following additional exceptions applies:

•	De Minimis Exception: The failure is due to a violation of the 5% or 10% asset tests referenced above and is “de minimis” (for this purpose, a “de minimis” failure is one that arises from our ownership of assets the total value of which does not exceed the lesser of 1% of the total value of our assets at the end of the quarter in which the failure occurred and $10 million), and we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within 6 months after our identification of the failure; or

•	Non-De Minimis Exception: All of the following requirements are satisfied: (i) the failure is not “de minimis” as defined above, (ii) the failure is due to reasonable cause and not willful neglect, (iii) we file a schedule in accordance with Treasury Regulations providing a description of each asset that caused the failure, (iv) we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within 6 months after our identification of the failure, and (v) we pay an excise tax as described above in “—Taxation of Our Company.”

Annual Distribution Requirements

In order to qualify as a REIT, we must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (A) the sum of (i) 90% of our “REIT taxable income” (determined without regard to the dividends paid deduction and by excluding any net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. We generally must pay such distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration.

To the extent that we do not distribute all of our net capital gain and REIT taxable income, we will be subject to tax on the undistributed amount at corporate capital gains and ordinary tax rates, respectively. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year, and (iii) any undistributed ordinary income and capital gain net income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

In addition, dividends we pay must not be preferential. If a dividend is preferential, it will not qualify for the dividends paid deduction. To avoid paying preferential dividends, we must treat every stockholder of the class of stock with respect to which we make a distribution the same as every other stockholder of that class, and we must not treat any class of stock other than according to its dividend rights as a class.

We may retain and pay income tax on net long-term capital gains we received during the tax year. To the extent we so elect, (i) each stockholder must include in its income (as long-term capital gains) its proportionate share of our undistributed long-term capital gains, (ii) each stockholder’s basis in its shares of our stock is increased by the included amount of the undistributed long-term capital gains, and (iii) each stockholder is deemed to have paid, and receives a credit for, its proportionate share of the tax paid by us on the undistributed long-term capital gains.

To qualify as a REIT, we may not have, at the end of any taxable year, any undistributed earnings and profits accumulated in any non-REIT taxable year. Our non-REIT earnings and profits will include any earnings and profits we accumulated before the effective date of our REIT election. We expect to distribute sufficient earnings and profits before December 31, 2005 to eliminate any non-REIT earnings and profits, which distributions would be in addition to distributions we are required to make to satisfy the 90% distribution test (as discussed above) and avoid incurring tax on our undistributed income.

Failure to Qualify

If we fail to qualify as a REIT and such failure is not an asset test or income test failure, we generally will be eligible for a relief provision if the failure is due to reasonable cause and not willful neglect and we pay a penalty of $50,000 with respect to such failure.

If we fail to qualify for taxation as a REIT in any taxable year and no relief provisions apply, we generally will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we fail to qualify as a REIT will not be deductible by us. In such event, to the extent of current or accumulated earnings and profits, all distributions to our stockholders will be taxable as dividend income. Subject to certain limitations in the Code, corporate stockholders may be eligible for the dividends received deduction, and individual, trust and estate stockholders may be eligible to treat the dividends received from us as qualified dividend income taxable as net capital gains, under the provisions of Section 1(h)(11) of the Code, through the end of 2008. Unless entitled to relief under specific statutory provisions, we also will be ineligible to elect REIT status again prior to the fifth taxable year following the first year in which we failed to qualify as a REIT under the Code.

Our qualification as a REIT for federal income tax purposes will depend on our continuing to meet the various requirements summarized above governing the ownership of our outstanding shares, the nature of our assets, the sources of our income, and the amount of our distributions to our stockholders. Although we intend to operate in a manner that will enable us to comply with such requirements, there can be no certainty that such intention will be realized. In addition, because the relevant laws may change, compliance with one or more of the REIT requirements may become impossible or impracticable for us.

Qualified REIT Subsidiaries and Disregarded Entities

If we own a corporate subsidiary that is a “qualified REIT subsidiary” (“QRS”), or if we or our operating partnership own 100% of the membership interests in a limited liability company or other unincorporated entity that does not elect to be treated as a corporation for federal income tax purposes, the separate existence of the QRS, limited liability company or other unincorporated entity generally will be disregarded for federal income tax purposes. Generally, a QRS is a corporation, other than a TRS, all of the stock of which is owned by a REIT. A limited liability company or other unincorporated entity 100% owned by a single member that does not elect to be treated as a corporation for federal income tax purposes generally is disregarded as an entity separate from its owner for federal income tax purposes. All assets, liabilities, and items of income, deduction, and credit of the QRS or disregarded entity will be treated as assets, liabilities, and items of income, deduction, and credit of its owner. If we own a QRS or a disregarded entity, neither will be subject to federal corporate income taxation, although such entities may be subject to state and local taxation in some states.

Taxation of the Operating Partnership

Our operating partnership currently is a disregarded entity because we own 100% of the interests in it, directly or through other disregarded entities. If we admit other limited partners, our operating partnership will be treated as a partnership for tax purposes, as described below.

Under the Code, a partnership is not subject to federal income tax, but is required to file a partnership tax information return each year. In general, the character of each partner’s share of each item of income, gain, loss, deduction, credit, and tax preference is determined at the partnership level. Each partner is then allocated a distributive share of such items in accordance with the partnership agreement and is required to take such items into account in determining the partner’s income. Each partner includes such amount in income for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any cash distributions from the partnership. Cash distributions, if any, from a partnership to a partner generally are not taxable unless and to the extent they exceed the partner’s basis in its partnership interest immediately before the distribution. Any amounts in excess of such tax basis will generally be treated as a sale of such partner’s interest in the partnership.

If and when our operating partnership becomes taxable as a partnership, rather than a disregarded entity, we generally will be treated for federal income tax purposes as contributing our properties to the operating partnership at such time. If our properties are appreciated at such time, we could recognize a smaller share of tax depreciation, and a larger share of tax gain on sale, from such properties subsequent to that deemed contribution, as compared to our percentage interest in the operating partnership. This deemed contribution also could trigger tax gain in some circumstances, but we expect to structure the admission of outside partners in a manner that should avoid any such gain.

As noted above, for purposes of the REIT income and asset tests, we are treated as holding or receiving our proportionate share of our operating partnership’s assets and income respectively. We will control our operating partnership and intend to operate it consistently with the requirements for our qualification as a REIT.

We may use our operating partnership to acquire hotel properties in exchange for operating partnership units, in order to permit the sellers of such properties to defer recognition of their tax gain. In such a transaction, our initial tax basis in the hotel properties acquired generally will be less than the purchase price of the hotel properties. Consequently, our depreciation deductions for such properties may be less, and our tax gain on a sale of such properties may be more, than the deductions or gain, respectively, that we would have if we acquired these properties in taxable transactions. In addition, we may issue equity compensation to employees in the form of interests in our operating partnership that provides for capital gain treatment to the employees but does not generate a corresponding deduction for our operating partnership.

The discussion above assumes our operating partnership will be treated as a “partnership” for federal income tax purposes once it is no longer treated as a disregarded entity. Generally, a domestic unincorporated entity such as our operating partnership with two or more partners is treated as a partnership for federal income tax purposes unless it affirmatively elects to be treated as a corporation. However, certain “publicly traded partnerships” are treated as corporations for federal income tax purposes. Once our operating partnership is no longer a disregarded entity for federal income tax purposes, we intend to comply with one or more exceptions from treatment as a corporation under the publicly traded partnership rules. Failure to qualify for such an exception would prevent us from qualifying as a REIT.

Investments in Taxable REIT Subsidiaries

We and each subsidiary intended to qualify as a TRS has made (or will make, as applicable) a joint election for such subsidiary to be treated as a taxable REIT subsidiary of our REIT. A domestic TRS (or a foreign TRS with income from a U.S. business) pays federal, state, and local income taxes at the full applicable corporate rates on its taxable income prior to payment of any dividends. Thus, Bloodstone TRS, Inc. will pay U.S. corporate tax on key money when it is paid, notwithstanding the treatment of key money payments for accounting purposes. A TRS owning or leasing a hotel property outside of the U.S., such as DiamondRock Frenchman’s Owner, Inc., may pay foreign taxes. The taxes owed by our TRSs could be substantial. To the extent that our TRSs are required to pay federal, state, local, or foreign taxes, the cash available for distribution by us will be reduced accordingly.

A TRS is permitted to engage in certain kinds of activities that cannot be performed directly by us without jeopardizing our REIT status. A TRS is subject to limitations on the deductibility of payments made to us which could materially increase its taxable income and also is subject to prohibited transaction taxes on certain other payments made, directly or indirectly, to us. We will be subject to a 100% tax on the amounts of any rents from real property, deductions, or excess interest received from a TRS that would be reduced through reapportionment under Section 482 of the Code in order to more clearly reflect the income of the TRS. In particular, this 100% tax would apply to our share of any rent paid by a TRS lessee that was determined to be in excess of a market rate rent.

As discussed above in “—Qualification as a REIT—Income Tests,” Bloodstone TRS, Inc., through our TRS lessees, leases qualified lodging facilities from our operating partnership (or its affiliates) and a TRS may own hotel properties (such as DiamondRock Frenchman’s Owner, Inc. that owns Frenchman’s Reef & Morning Star Marriott Beach Resort). However, a TRS may not directly or indirectly operate or manage any hotel property or provide rights to any brand name under which any hotel property is operated. Specifically, rents paid by a TRS lessee can qualify as rents from real property only so long as the property is operated and managed on behalf of the TRS lessee by an “eligible independent contractor,” which is a person (or entity) that satisfies the following requirements: (i) such person is, or is related to a person who is, actively engaged in the trade or business of operating qualified lodging facilities for any person unrelated to us or the TRS lessee; (ii) such person does not own, directly or indirectly, more than 35% of our stock; and (iii) not more than 35% of such person is owned, directly or indirectly, by one or more persons owning 35% or more of our stock. For purposes of determining whether these ownership limits are satisfied, actual ownership as well as constructive ownership under the rules of Section 318 of the Code (with certain modifications) is taken into account. For example, (a) interests owned by a partnership are also treated as owned proportionately by its partners, (b) interests held by a partner with a 25% or greater share of partnership capital interests or profits interests are also treated as owned by the partnership, (c) interests held by a 10% or greater stockholder are also treated as held by the corporation, and (d) interests held by a corporation are also treated as held by a 10% or greater stockholder (in the proportion that such stockholder’s stock bears to all the stock of the corporation). However, if any class of our stock or the stock of a person attempting to qualify as an eligible independent contractor is regularly traded on an established securities market, only persons who own, directly or indirectly, more than 5% of such class of stock shall be taken into account as owning any of the stock of such class for purposes of applying the 35% limitation described in clause (iii) above. In addition, the IRS has ruled to the effect that an advisor or similar fiduciary to a REIT cannot also qualify as an eligible independent contractor with respect to the REIT.

Each TRS lessee (and any other of our TRSs that owns an interest in our hotel properties) has hired (or will hire) a hotel management company that we believe qualifies as an eligible independent contractor to manage and operate the hotels leased by (or owned through) the TRS. Marriott intends to qualify as an eligible independent contractor. In that regard, constructive ownership under Section 318 of the Code resulting, for example, from relationships between Marriott and our other shareholders could impact Marriott’s ability to satisfy the applicable ownership limit. Because of the broad scope of the attribution rules of Section 318 of the Code, it is possible that not all prohibited relationships will be identified and avoided. The existence of such a relationship would disqualify Marriott (or another hotel management company) as an eligible independent contractor, which would in turn disqualify us as a REIT. Our charter restricts ownership and transfer of our shares in a manner intended to facilitate continuous qualification of Marriott (or another hotel management company) as an eligible independent contractor, but no assurances can be given that such transfer and ownership restrictions will ensure that Marriott (or another hotel management company) will, in fact, be an eligible independent contractor. As noted above, Goodwin Procter LLP’s opinion as to REIT qualification will be based upon our representations and covenants as to the absence of such relationships. Marriott’s failure to qualify as an eligible independent contractor will not give us the right to terminate the management agreement.

Taxation of U.S. Stockholders Holding Common Stock

The term “U.S. stockholder” means an investor that, for U. S. federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. In addition, as used herein, the term U.S. stockholder does not include any entity that is subject to special treatment under the Code.

Distributions by us, other than capital gain dividends, will constitute ordinary dividends to the extent of our current or accumulated earnings and profits as determined for federal income tax purposes. In general, these dividends will be taxable as ordinary income and will not be eligible for the dividends-received deduction for corporate stockholders. Our ordinary dividends generally will not qualify as “qualified dividend income” treated as net capital gain for U.S. stockholders that are individuals, trusts, or estates. However, distributions to U.S. stockholders that are individuals, trusts, or estates generally will constitute qualified dividend income taxed as net capital gains to the extent they are attributable to (i) qualified dividend income we receive from other corporations, such as our TRS lessees and other TRSs, and (ii) dividends paid from our undistributed earnings or from built-in gains taxed at the corporate level and provided we properly designate the distributions as such. We do not anticipate distributing a significant amount of qualified dividend income.

To the extent that we make a distribution in excess of our current and accumulated earnings and profits (a “return of capital distribution”), the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a U.S. stockholder’s shares. To the extent a return of capital distribution exceeds a U.S. stockholder’s tax basis in its shares, the distribution will be taxable as capital gain realized from the sale of such shares.

Dividends declared by us in October, November, or December and payable to a stockholder of record on a specified date in any such month shall be treated both as paid by us and as received by the stockholder on December 31 of the year, provided that the dividend is actually paid by us during January of the following calendar year.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in “—Taxation of the Company” above. Moreover, any deficiency dividend will be treated as an ordinary or a capital gain dividend, as the case may be, regardless of our earnings and profits. As a result, stockholders may be required to treat certain distributions as taxable dividends that would otherwise result in a tax-free return of capital.

Capital Gain Dividends

Distributions that are properly designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its shares. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition, U.S. stockholders may be required to treat a portion of any capital gain dividend as “unrecaptured Section 1250 gain,” taxable at a maximum rate of 25%, if we incur such gain. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

As noted above, the REIT provisions do not require us to distribute our long-term capital gain, and we may elect to retain and pay income tax on our net long-term capital gains received during the taxable year. If we so elect for a taxable year, our stockholders would include in income as long-term capital gains their proportionate share of such portion of our undistributed long-term capital gains for the taxable year as we may designate. A stockholder would be deemed to have paid its share of the tax paid by us on such undistributed capital gains, which would be credited or refunded to the stockholder. The stockholder’s basis in its shares would be increased by the amount of undistributed long-term capital gains (less the capital gains tax paid by us) included in the stockholder’s long-term capital gains.

Passive Activity Loss and Investment Interest Limitations

Our distributions and gain from the disposition of shares will not be treated as passive activity income and, therefore, U.S. stockholders will not be able to apply any “passive losses” against such income. With respect to non-corporate U. S. stockholders, our dividends (to the extent they do not constitute a return of capital) that are taxed at ordinary income rates will generally be treated as investment income for purposes of the investment interest limitation; however, net capital gain from the disposition of shares (or distributions treated as such), capital gain dividends, and dividends taxed at net capital gains rates generally will be excluded from investment income except to the extent the U.S. stockholder elects to treat such amounts as ordinary income for federal income tax purposes. U.S. stockholders may not include on their own federal income tax returns any of our tax losses.

Sale or Disposition of Shares

In general, any gain or loss realized upon a taxable disposition of shares of our common stock by a stockholder that is not a dealer in securities will be a long-term capital gain or loss if the shares have been held for more than one year and otherwise as a short-term capital gain or loss. However, any loss upon a sale or exchange of the shares by a stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of our distributions or undistributed capital gains required to be treated by such stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of shares may be disallowed if other shares are purchased within 30 days before or after the disposition.

Unrelated Business Taxable Income

In General

In general, a tax-exempt organization is exempt from federal income tax on its income, except to the extent of its “unrelated business taxable income” (“UBTI”), which is defined by the Code as the gross income derived from any trade or business which is regularly carried on by a tax-exempt entity and unrelated to its exempt purposes, less any directly connected deductions and subject to certain modifications. For this purpose, the Code generally excludes from UBTI any gain or loss from the sale or other disposition of property (other than stock in trade or property held primarily for sale in the ordinary course of a trade or business), dividends, interest, rents from real property, and certain other items. However, a portion of any such gains, dividends, interest, rents, and other items generally are UBTI if derived from debt-financed property, based on the amount of “acquisition indebtedness” with respect to such debt-financed property. Before making an investment in shares of our common stock, a tax-exempt stockholder should consult its own tax advisors with regard to UBTI and the suitability of the investment in our stock.

Distributions we make to a tax-exempt employee pension trust or other domestic tax-exempt stockholder or gains from our shares held as capital assets generally will not constitute UBTI unless the exempt organization’s shares are debt-financed property (e.g., the stockholder has borrowed to acquire or carry its shares). This general rule does not apply, however, to distributions to certain pension trusts that are qualified trusts (as defined below) and that hold more than 10% (by value) of our stock. For these purposes, a qualified trust is defined as any trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code. If we are treated as a “pension-held REIT,” such qualified trusts will be required to treat a percentage of their dividends received from us as UBTI if we incur UBTI. We will be treated as a pension-held REIT if (i) we would fail the 5/50 Test if qualified trusts were treated as “individuals” for purposes of the 5/50 Test and (ii) we are “predominantly held” by qualified trusts. See “—Qualification as a REIT—Ownership Tests.” We will be “predominantly held” by qualified trusts if either (i) a single qualified trust holds more than 25% by value of our stock or (ii) one or more qualified trusts, each owning more than 10% by value of our stock, hold in the aggregate more than 50% by value of our stock. The percentage of any dividend received from us treated as UBTI would be equal to the ratio of (a) the gross UBTI (less certain associated expenses) earned by us (treating us as if we were a qualified trust and, therefore, subject to tax on UBTI) to (b) our total gross income (less certain associated expenses). A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year; in that case, no dividends are treated as UBTI.

In the event we are a pension held REIT, a qualified trust owning 10% or more of our shares should expect to recognize UBTI as a result of its investment, and we cannot assure you that we will never be treated as a pension held REIT.

Special Issues

Social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

Information Reporting Requirements and Backup Withholding Tax

We will report to our U.S. stockholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding at the rate of 28% with respect to distributions paid, unless such stockholder (i) is a corporation or other exempt entity and, when required, proves its status or (ii) certifies under penalties of perjury that the taxpayer identification number the stockholder has furnished to us is correct and the stockholder is not subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability.

Taxation of Non-U.S. Stockholders Holding Common Stock

The rules governing U.S. federal income taxation of our stockholders who are beneficial owners of our common stock and who are not U.S. stockholders, such as nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders (“non-U.S. stockholders”), are complex. This section is only a summary of such rules. We urge prospective non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, local, and foreign income tax laws on ownership of the common stock, including any reporting requirements.

Distributions

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of “United States real property interests” (as defined below) and that we do not designate as a capital gain dividend or retained capital gain generally will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. Under some treaties, lower withholding rates do not apply to dividends from REITs. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates (in the same manner as U.S. stockholders are taxed on distributions) and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder that is not a capital gain dividend or distribution that is not attributable to gain from the sale or exchange of “United States real property interests” unless either (i) a lower treaty rate applies and the non-U.S. stockholder files with us any required IRS Form W-8 (for example, an IRS Form W-8BEN) evidencing eligibility for that reduced rate or (ii) the non-U.S. stockholder files with us an IRS Form W-8ECI claiming that the distribution is effectively connected income.

A non-U.S. stockholder generally will not incur tax on a return of capital distribution in excess of our current and accumulated earnings and profits that is not attributable to the gain from our disposition of a “United States real property” interest if the excess portion of the distribution does not exceed the adjusted basis of the non-U.S. stockholder’s common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that common stock. However, a non-U.S. stockholder will be subject to tax on such a distribution that exceeds both our current and accumulated earnings and profits and the non-U.S. stockholder’s adjusted basis in the common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution that is neither attributable to the gain from our disposition of a “United States real property interest” nor designated by us as a capital gain dividend, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

Subject to the exception discussed below for 5% or smaller holders of regularly traded classes of stock, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of “United States real property interests” under special provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. The term “United States real property interests” includes interests in U.S. real property and shares in U.S. corporations at least 50% of whose assets consist of interests in U.S. real property. Under those rules, a non-

U.S. stockholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A corporate non-U.S. stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We generally must withhold 35% of any distribution subject to these rules that we could designate as a capital gain distribution (“35% FIRPTA Withholding”). A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold.

A non-U.S. stockholder that owns no more than 5% of our common stock at all times during a taxable year will not be subject to 35% FIRPTA Withholding with respect to distributions that are attributable to gain from our sale or exchange of U.S. real property interests, provided that our common stock is regularly traded on an established securities market. Instead, any distributions made to such non-U.S. stockholder will be subject to the general withholding rules discussed above in “—Taxation of Non-U.S. Stockholders Holding Common Stock,” which generally impose a withholding tax equal to 30% of the gross amount of each distribution (unless reduced by treaty).

Dispositions

If the gain on the sale of the common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders with respect to that gain, subject to applicable alternative minimum tax, and a special alternative minimum tax in the case of nonresident alien individuals. A non-U.S. stockholder generally will not incur tax under FIRPTA on a sale or other disposition of our stock if we are a “domestically-controlled qualified investment entity,” which means that, during the shorter of the period since our formation and the five-year period ending on the date of the distribution or dispositions, non-U.S. stockholders hold, directly or indirectly, less than 50% in value of our stock. We cannot assure you that we will be a domestically-controlled qualified investment entity. However, the gain from a sale of our common stock by a non-U.S. stockholder will not be subject to tax under FIRPTA if (i) our common stock is considered regularly traded under applicable Treasury Regulations on an established securities market, such as the New York Stock Exchange, and (ii) the non-U.S. stockholder owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period. After our initial public offering, we expect that our common stock will be considered regularly traded on an established securities market. Accordingly, a non-U.S. stockholder should not incur tax under FIRPTA with respect to gain on a sale of our common stock unless it owns, actually or constructively, more than 5% of our common stock provided that our common stock continues to be regularly traded on an established securities market. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if (i) the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (ii) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Purchasers of our stock from a non-U.S. stockholder generally will be required to withhold and remit to the IRS 10% of the purchase price unless at the time of purchase (i) any class of our stock is regularly traded on an established securities market (subject to certain limits if the shares sold are not themselves part of such a regularly traded class) or (ii) we are a domestically controlled qualified investment entity. The non-U.S. stockholder may receive a credit against its tax liability for the amount withheld.

State, Local, and Foreign Tax

We may be subject to state, local and foreign tax in states, localities and foreign countries in which we do business or own property. The tax treatment applicable to us and our stockholders in such jurisdictions may differ from the federal income tax treatment described above.

Prospective stockholders should consult their own tax advisers for further information about federal, state, local, and other tax consequences of investing in our common stock.

ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with an investment in us by a pension, profit sharing or other employee benefit plan, subject to Title I of ERISA or Section 4975 of the Code, that we refer to as “ERISA Plans.” A fiduciary considering investing assets of an ERISA Plan in shares of our common stock should take into account the factors described in this prospectus, including those that are described below, and also should consult its legal advisor about ERISA, fiduciary and other considerations before making such an investment.

A regulation promulgated under ERISA by the United States Department of Labor, or the “Plan Assets Regulation,” generally provides that when an ERISA Plan makes an equity investment in another entity, the underlying assets of the entity will not be considered “plan assets” of the ERISA Plan if, among other provisions not summarized here, the equity interest is a “publicly-offered security” or if it is established that equity participation in the entity by “benefit plan investors,” as described in the Plan Assets Regulation, is not “significant.” For this purpose, equity participation by benefit plan investors is not significant if their aggregate interest is less than 25% of the value of each class of equity securities in the entity, disregarding, for purposes of such determination, certain interests enumerated in the Plan Assets Regulation.

Historically, we had not treated the requirements of Subtitle A and Parts 1 and 4 of Subtitle B of Title I of ERISA and Section 4975 of the Code as applying to investments in us because our charter provides that until such time as any class of our equity securities became “publicly offered” for purposes of the Plan Assets Regulation, equity participation in any class of equity securities by benefit plan investors was limited to less than 25% of the value of such class, disregarding for such purposes certain interests enumerated in the Plan Assets Regulation.

Further, subject to the following, we believe that as a result of our initial public offering, our common stock should now qualify as a “publicly-offered security” under the Plan Assets Regulation. Under the Plan Assets Regulation, a security is a “publicly-offered security” if it is freely transferable, part of a class of securities that is widely held, and either (i) part of a class of securities registered under section 12(b) or 12(g) of the Securities Exchange Act of 1934 or (ii) sold to an ERISA Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and the class of securities of which that security is a part is registered under the Securities Exchange Act of 1934 within 120 days (or such later time as may be allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which this offering of those securities to the public occurred. “Widely-held” for this purpose means the security is of a class owned by 100 or more investors independent of the issuer and of one another. “Freely transferable,” again for purposes of the Plan Assets Regulation, is a question to be determined on the basis of all relevant facts and circumstances but, where the minimum investment is $10,000 or less, is ordinarily not adversely affected by some enumerated restrictions including restrictions against any transfer that would result in a termination or reclassification of the issuer for Federal tax purposes.

While there are restrictions imposed on the transfer of shares of our common stock, we believe they are the type of restrictions on transfer generally permitted under the Plan Assets Regulation or are not otherwise material and should not result in the failure of our stock to be “freely transferable” within the meaning of the Plan Assets Regulation. We also believe that certain restrictions on transfer that derive from the securities laws and from contractual arrangements with the underwriters in connection with our initial public offering should not result in the failure of our common stock to be “freely transferable.”

Assuming that our stock is “widely held” within the meaning of the Plan Assets Regulation and that no facts and circumstances other than those referred to in the preceding paragraph exist that restrict transferability of our common stock, we believe that, under the Plan Assets Regulation, our common stock should be considered “publicly-offered securities” and, therefore, that our underlying assets should not be deemed to be plan assets of any ERISA Plan investors that choose to invest in us.

If our assets were deemed to be plan assets of ERISA Plans that were invested in us, this would result, among other things, in (i) the application of the prudence and other fiduciary standards of ERISA, (ii) potential liability of persons having investment discretion over the assets of the ERISA Plans investing in us, and (iii) the possibility that certain transactions that we might enter into in the ordinary course of our business and operation might constitute “prohibited transactions” under ERISA and the Code. A prohibited transaction, in addition to imposing potential personal liability upon fiduciaries of the ERISA Plans, may also result in the imposition of an excise tax under the Code and correction or unwinding of the transaction.

PLAN OF DISTRIBUTION

We are registering the resale from time to time of the shares of common stock offered by this prospectus in accordance with the terms of a registration rights agreement that we entered into with the selling stockholders in connection with our July 2004 private placement. The registration of these shares, however, does not necessarily mean that any of the shares will be offered or sold by the selling stockholders or their respective donees, pledgees or other transferees or successors in interest. We will not receive any proceeds from the sale of the common stock offered by this prospectus.

The sale of the shares of common stock by any selling stockholder, including any donee, pledgee or other transferee who receives shares from a selling stockholder, may be effected from time to time by selling them directly to purchasers or to or through broker-dealers. In connection with any sale, a broker-dealer may act as agent for the selling stockholder or may purchase from the selling stockholder all or a portion of the shares as principal. These sales may be made on the New York Stock Exchange or other exchanges on which our common stock is then traded, in the over-the-counter market or in private transactions.

The shares may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices; or

•	otherwise negotiated prices.

The shares of common stock may be sold in one or more of the following transactions:

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	block trades (which may involve crosses or transactions in which the same broker acts as an agent on both sides of the trade) in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

•	a special offering, an exchange distribution or a secondary distribution in accordance with applicable rules promulgated by the National Association of Securities Dealers, Inc. or stock exchange rules;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for the shares;

•	sales in other ways not involving market makers or established trading markets, including privately-negotiated direct sales to purchasers;

•	any other legal method; and

•	any combination of these methods.

In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling stockholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the shares for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions and will be in amounts to be negotiated.

The distribution of the shares of common stock also may be effected from time to time in one or more underwritten transactions. Any underwritten offering may be on a “best efforts” or a “firm commitment” basis. In connection with any underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the shares. Underwriters may sell the shares to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The maximum underwriting compensation in connection with any offering shall not exceed 10% of the gross offering proceeds with respect to underwriting commissions and 0.5% of the gross offering proceeds with respect to due diligence conducted by underwriters.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker-dealer acting in connection with any proposed sale of shares by the selling stockholders. We will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. This supplement will disclose:

•	the name of the selling stockholders and of participating brokers and dealers;

•	the number of shares involved;

•	the price at which the shares are to be sold;

•	the commissions paid or the discounts or concessions allowed to the broker-dealers, where applicable;

•	that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

The selling stockholders and any underwriters, or brokers-dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by them and any discounts, commissions or concessions received by any underwriters, dealers, or agents may be deemed to be underwriting compensation under the Securities Act. Because the selling stockholders may be deemed to be “underwriters” under the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and its rules and regulations. For example, the anti-manipulative provisions of Regulation M may limit the ability of the selling stockholders or others to engage in stabilizing and other market making activities.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon default by a selling stockholder, the broker may offer and sell such pledged shares from time to time. Upon a sale of the shares, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required in the event the selling stockholders default under any customer agreement with brokers.

In order to comply with the securities laws of certain states, if applicable, the shares of common stock may be sold only through registered or licensed broker-dealers. We have agreed to pay all expenses incident to the offering and sale of the shares, other than commissions, discounts and fees of underwriters, broker-dealers or agents. We have agreed to indemnify the selling stockholders against certain losses, claims, damages, actions, liabilities, costs and expenses, including liabilities under the Securities Act.

The selling stockholders have agreed to indemnify us, our officers and directors and each person who controls (within the meaning of the Securities Act) or is controlled by us, against any losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering with respect to written information furnished to us by the selling stockholders.

LEGAL MATTERS

The validity of the shares of common stock offered hereby and certain other legal matters will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. Certain partners of Goodwin Procter LLP together own approximately 13,000 shares of DiamondRock Hospitality Company’s common stock purchased in our July 2004 private placement.

EXPERTS

The consolidated financial statements and schedule of DiamondRock Hospitality Company and subsidiaries as of December 31, 2004 and for the period from May 6, 2004 to December 31, 2004, the financial statements of Sonoma LLC as of October 8, 2004 and January 2, 2004, and for the period from April 24, 2004 to October 8, 2004 and the period from January 3, 2004 to April 23, 2004, and each of the fiscal years ended January 2, 2004 and January 3, 2003, the financial statements of the Courtyard by Marriott Midtown East as of October 8, 2004 and January 2, 2004, for the period from January 3, 2004 to October 8, 2004 and for the fiscal years ended January 2, 2004 and January 3, 2003, the financial statements of the Rock Spring Park Hotel Limited Partnership as of October 8, 2004 and January 2, 2004, for the period from January 3, 2004 to October 8, 2004 and for the fiscal years ended January 2, 2004 and January 3, 2003, the financial statements of the Salt Lake City Marriott Downtown as of October 8, 2004 and January 2, 2004, for the period from January 3, 2004 to October 8, 2004 and for the fiscal years ended January 2, 2004 and January 3, 2003, the financial statements of the Torrance Marriott as of October 8, 2004 and January 2, 2004, for the period from January 3, 2004 to October 8, 2004 and for the fiscal years ended January 2, 2004 and January 3, 2003, the financial statements of Fifth Avenue Hospitality Associates, LLC for the nine-month period ended September 30, 2004 and for each of the two years ended December 31, 2003 and 2002, the financial statements of the Griffin Gate Marriott Resort for the period from January 4, 2003 to June 25, 2003 and the fiscal year ended January 3, 2003, the financial statements of MI Griffin Gate Hotel, LLC for the periods from January 3, 2004 to October 8, 2004 and June 26, 2003 to January 2, 2004 and the financial statements of Capital Hotel Investments, LLC Four Pack as of December 31, 2004 and 2003, for each of the years in the three-year period ended December 31, 2004, and the combined financial statements of the Oak Brook Hills Hotel and Resort as of June 30, 2005 and 2004 and for the years then ended, have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of VAMHC, Inc. as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the potential sale of VAMHC, Inc.’s assets as described in Note 9 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock to be sold in this offering, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you on the Securities and Exchange Commission’s website, www.sec.gov.

REPORTS TO STOCKHOLDERS

We file periodic and annual reports with the Securities and Exchange Commission as required by the Securities and Exchange Commission’s rules and regulations. In addition, our annual proxy statement will be mailed to our stockholders accompanied or preceded by an annual report which meets the requirements of the Securities and Exchange Commission’s rules and regulations no later than 120 days following the end of our fiscal year. Our periodic quarterly reports will be filed with the Securities and Exchange Commission within 45 days following the end of the quarter, unless a shorter period is required by the rules and regulations of the Securities and Exchange Commission. Our annual reports will contain consolidated financial statements audited by our independent certified public accountants.

D IAMONDROCK HOSPITALITY COMPANY

INDEX TO FINANCIAL STATEMENTS

Page
DiamondRock Hospitality Company and Subsidiaries:

Unaudited Pro Forma Information:

Unaudited Pro Forma Financial Information	F-5

Unaudited Pro Forma Consolidated Balance Sheet as of June 17, 2005	F-6

Notes to Unaudited Pro Forma Consolidated Balance Sheet as of June 17, 2005	F-7

Unaudited Pro Forma Consolidated Statement of Operations for the two fiscal quarters ended June 17, 2005	F-9

Notes to Unaudited Pro Forma Consolidated Statement of Operations for the two fiscal quarters ended June 17, 2005	F-10

Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2004	F-12

Notes to Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2004	F-13

Historical Financial Statements:

Report of Independent Registered Public Accounting Firm	F-16

Consolidated Balance Sheets as of June 17, 2005 (Unaudited) and December 31, 2004	F-17

Consolidated Statements of Operations for the fiscal quarter ended June 17, 2005, the period from January 1, 2005 to June 17, 2005 (Unaudited) and the period from May 6, 2004 (Inception) to December 31, 2004

F-18

Consolidated Statements of Shareholders’ Equity for the period from January 1, 2005 to June 17, 2005 (Unaudited) and the period from May 6, 2004 (Inception) to December 31, 2004	F-19

Consolidated Statements of Cash Flows for the period from January 1, 2005 to June 17, 2005 (Unaudited) and the period from May 6, 2004 (Inception) to December 31, 2004	F-20

Notes to Consolidated Financial Statements	F-21

Supplemental Schedule — Schedule III — Real Estate and Accumulated Depreciation as of December 31, 2004	F-38

Courtyard Manhattan/Midtown East:

Independent Auditors’ Report	F-39

Statements of Assets and Liabilities—Accounts Maintained by Marriott International, Inc. as of October 8, 2004 and January 2, 2004	F-40

Statements of Operating Revenues, Direct Costs and Certain Operating Expenses — Accounts Maintained by Marriott International, Inc. for the period from January 3, 2004 to October 8, 2004 and years ended January 2, 2004 and January 3, 2003

F-41

Statements of Cash Flows — Accounts Maintained by Marriott International, Inc. for the period from January 3, 2004 to October 8, 2004 and years ended January 2, 2004 and January 3, 2003	F-42

Page

Statements of Net Assets — Accounts maintained by Marriott International, Inc. for the period from January 3, 2004 to October 8, 2004 and years ended January 2, 2004 and January 3, 2003	F-43

Notes to Financial Statements — Accounts Maintained by Marriott International, Inc.	F-44

Torrance Marriott:

Independent Auditors’ Report	F-46

Balance Sheets as of October 8, 2004 and January 2, 2004	F-47

Statements of Operations for the period from January 3, 2004 to October 8, 2004 and years ended January 2, 2004 and January 3, 2003	F-48

Statements of Net Assets for the period from January 3, 2004 to October 8, 2004 and years ended January 2, 2004 and January 3, 2003	F-49
Statements of Cash Flows for the period from January 3, 2004 to October 8, 2004 and years ended January 2, 2004 and January 3, 2003	F-50

Notes to Financial Statements	F-51

Salt Lake City Marriott Downtown:

Independent Auditors’ Report	F-54

Balance Sheets as of October 8, 2004 and January 2, 2004	F-55

Statements of Operations for the period from January 3, 2004 to October 8, 2004 and years ended January 2, 2004 and January 3, 2003	F-56

Statements of Net Assets for the period from January 3, 2004 to October 8, 2004 and years ended January 2, 2004 and January 3, 2003	F-57

Statements of Cash Flows for the period from January 3, 2004 to October 8, 2004 and years ended January 2, 2004 and January 3, 2003	F-58

Notes to Financial Statements	F-59

MI Griffin Gate Hotel, LLC:

Independent Auditors’ Report	F-62

Statements of Operations for the periods from January 3, 2004 to October 8, 2004 and June 26, 2003 to January 2, 2004	F-63

Statements of Cash Flows for the periods from January 3, 2004 to October 8, 2004 and June 26, 2003 to January 2, 2004	F-64

Notes to Financial Statements	F-65

Marriott Griffin Gate Resort:

Independent Auditors’ Report	F-68

Statements of Operating Revenues, Direct Costs and Certain Operating Expenses — Accounts Maintained by Marriott International, Inc. for the period from January 4, 2003 to June 25, 2003 and fiscal year ended January 3, 2003

F-69

Statements of Cash Flows — Accounts Maintained by Marriott International, Inc. for the period from January 4, 2003 to June 25, 2003 and fiscal year ended January 3, 2003	F-70

Notes to Financial Statements	F-71

Page

Rock Spring Park Hotel Limited Partnership:

Independent Auditors’ Report	F-73

Balance Sheets as of October 8, 2004 and January 2, 2004	F-74

Statements of Operations for the period from January 3, 2004 to October 8, 2004 and fiscal years ended January 2, 2004 and January 3, 2003	F-75

Statements of Partners’ Deficit for the period from January 3, 2004 to October 8, 2004 and fiscal years ended January 2, 2004 and January 3, 2003	F-76

Statements of Cash Flows for the period from January 3, 2004 to October 8, 2004 and fiscal years ended January 2, 2004 and January 3, 2003	F-77

Notes to Financial Statements	F-78

Courtyard Manhattan/Fifth Avenue:

Independent Auditors’ Report	F-84

Statements of Operations for the nine months ended September 30, 2004 and years ended December 31, 2003 and December 31, 2002	F-85

Statements of Cash Flows for the nine months ended September 30, 2004 and years ended December 31, 2003 and December 31, 2002	F-86

Notes to Financial Statements	F-87

The Lodge at Sonoma Renaissance Resort & Spa:

Independent Auditors’ Report	F-90

Balance Sheets as of October 8, 2004 and January 2, 2004	F-91

Statements of Operations for the periods from April 24, 2004 to October 8, 2004 and January 3, 2004 to April 23, 2004 and fiscal years ended January 2, 2004 and January 3, 2003	F-92

Statements of Members’ Deficit for the periods from April 24, 2004 to October 8, 2004 and January 3, 2004 to April 23, 2004 and fiscal years ended January 2, 2004 and January 3, 2003	F-93

Statements of Cash Flows for the periods from April 24, 2004 to October 8, 2004 and January 3, 2004 to April 23, 2004 and fiscal years ended January 2, 2004 and January 3, 2003	F-94

Notes to Financial Statements	F-95

VAMHC, Inc.

Independent Auditors’ Report	F-99

Balance Sheets as of March 31, 2005 (Unaudited), December 31, 2004 and December 31, 2003	F-100

Statements of Operations for the three months ended March 31, 2005 (Unaudited) and March 31, 2004 (Unaudited) and for the years ended December 31, 2004, December 31, 2003 and December 31, 2002	F-101

Statements of Stockholder’s Equity for the three months ended March 31, 2005 (Unaudited) and for the years ended December 31, 2004 (Unaudited), December 31, 2003 and December 31, 2002	F-102

Statements of Cash Flows for the three months ended March 31, 2005 (Unaudited) and March 31, 2004 (Unaudited) and for the years ended December 31, 2004, December 31, 2003 and December 31, 2002	F-103

Notes to Financial Statements	F-104

Page

Capital Hotel Investments, LLC Four Pack:

Independent Auditors’ Report	F-115

Combined Balance Sheets as of March 25, 2005 (Unaudited), December 31, 2004 and December 31, 2003	F-116

Combined Statements of Operations for the fiscal quarters ended March 25, 2005 (Unaudited) and March 26, 2004 (Unaudited) and for the years ended December 31, 2004, December 31, 2003 and December 31, 2002

F-117

Combined Statements of Net Assets (Deficit) for the fiscal quarter ended March 25, 2005 (Unaudited) and for the years ended December 31, 2004, December 31, 2003 and December 31, 2002	F-118

Combined Statements of Cash Flows for the fiscal quarters ended March 25, 2005 (Unaudited) and March 26, 2004 (Unaudited) and for the years ended December 31, 2004, December 31, 2003 and December 31, 2002

F-119

Notes to Combined Financial Statements	F-120

Oak Brook Hills Hotel and Resort:

Independent Auditors’ Report	F-130

Combined Balance Sheets as of June 30, 2005 and 2004	F-131

Combined Statements of Operations for the years ended June 30, 2005 and 2004	F-132

Combined Statements of Net Assets for the years ended June 30, 2005 and 2004	F-133

Combined Statements of Cash Flows for the years ended June 30, 2005 and 2004	F-134

Notes to Combined Financial Statements	F-135

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The Company’s historical financial information for the period from May 6, 2004 (inception) to December 31, 2004 has been derived from our historical financial statements audited by KPMG LLP, independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The Company’s historical financial information as of and for the period ended June 17, 2005 has been derived from our unaudited historical financial statements contained elsewhere in this prospectus. The following unaudited pro forma financial data gives effect to the following:

•	The acquisitions of our initial seven hotels;

•	Our acquisitions of the Vail Marriott Mountain Resort & Spa, a portfolio of hotels consisting of the Marriott Los Angeles Airport, Marriott’s Frenchman’s Reef and Morning Star Beach Resort, Renaissance Worthington Hotel and Marriott Atlanta Alpharetta (the “Capital Hotel Investment Portfolio”), the SpringHill Suites Atlanta Buckhead and the Oak Brook Hills Marriott Resort;

•	Our borrowings under (i) the $62.5 million mortgage debt on the Frenchman’s Reef & Morning Star Marriott Beach Resort (ii) the $82.6 million mortgage debt on the Marriott Los Angeles Airport, and (iii) the $57.4 million mortgage debt on the Renaissance Worthington Hotel; and

•	Our $6.0 million draw under our $75 million senior secured credit facility.

The pro forma statements of operations for the period from January 1, 2005 to June 17, 2005 and the year ended December 31, 2004 exclude the SpringHill Suites Atlanta Buckhead since it was opened on July 1, 2005 and has no historical operating results. The accompanying pro forma financial information reflects the preliminary application of purchase accounting to the acquisitions of the Vail Marriott, the Capital Hotel Investment Portfolio, the SpringHill Suites Atlanta Buckhead and the Oak Brook Hills Marriott Resort. The preliminary purchase accounting may be adjusted if any of the assumptions underlying the purchase accounting change. The unaudited pro forma consolidated balance sheet data is presented as if these transactions had occurred on June 17, 2005 and the unaudited pro forma consolidated statement of operations and other data for the period from January 1, 2005 to June 17, 2005 and the year ended December 31, 2004 are presented as if these transactions had occurred on the first day of the periods presented.

The unaudited pro forma financial information and related notes are presented for informational purposes only and do not purport to represent what our financial position or results of operations would actually have been if the transactions had in fact occurred on the dates discussed above. They also do not project or forecast our combined financial position or results of operations for any future date or period.

The unaudited pro forma financial information should be read together with our historical financial statements and related notes included elsewhere in this prospectus and with the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The pro forma adjustments are based on available information and upon assumptions that we believe are reasonable. However, we cannot assure you that actual results will not differ from the pro forma information and perhaps in material and adverse ways.

DIAMONDROCK HOSPITALITY COMPANY

Pro Forma Consolidated Balance Sheet

June 17, 2005

		A	B	C	D	E	F
	Historical	Vail Marriott	Capitol Hotel Investment Portfolio	Buckhead SpringHill Suites	Oak Brook	Frenchman’s Reef Mortgage Debt	Draw on Senior Secured Credit Facility	Pro Forma
ASSETS
Property and equipment, net	$345,765,289	$63,262,902	$305,742,627	$34,388,702	$64,258,769	$—	$—	$813,418,289
Deferred financing costs, net	2,512,687	—	734,368	—	—	290,580	—	3,537,635
Restricted cash	19,551,276	—	11,456,044	—	—	3,058,721	—	34,066,041
Due from hotel managers	3,190,795	1,092,852	1,149,679	193,400	2,489,054	—	—	8,115,780
Purchase deposits and pre-acquisition costs	11,295,442	—	(6,415,275)	—	—	—	—	4,880,167
Prepaids and other assets	2,350,923	—	—	—	—	—	—	2,350,923
Cash and cash equivalents	273,125,031	(64,355,754)	(172,173,641)	(34,582,102)	(66,747,823)	59,150,699	6,000,000	416,410

Total assets	$657,791,443	$—	$140,493,802	$—	$—	$62,500,000	$6,000,000	$866,785,245

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Mortgage debt, at face amount	$156,439,719	$—	$140,000,000	$—	$—	$62,500,000	$—	$358,939,719
Senior secured credit facility	—	—	—	—	—	—	6,000,000	6,000,000
Debt premium	2,869,507	—	—	—	—	—	—	2,869,507

Total debt	159,309,226	—	140,000,000	—	—	62,500,000	6,000,000	367,809,226

Deferred income related to key money	6,425,826	—	—	—	—	—	—	6,425,826
Unfavorable lease liability	5,458,848	—	—	—	—	—	—	5,458,848
Due to hotel managers	680,226	—	—	—	—	—	—	680,226
Dividends declared and unpaid	1,693,125	—	—	—	—	—	—	1,693,125
Accounts payable and accrued liabilities	7,668,851	—	493,802	—	—	—	—	8,162,653

Total other liabilities	21,926,876	—	493,802	—	—	—	—	22,420,678
Shareholders’ Equity:
Common stock	508,159	—	—	—	—	—	—	508,159
Additional paid-in capital	489,250,873	—	—	—	—	—	—	489,250,873
Accumulated deficit	(13,203,691)	—	—	—	—	—	—	(13,203,691)

Total shareholders’ equity	476,555,341	—	—	—	—	—	—	476,555,341

Total liabilities and shareholders’ equity	$657,791,443	$—	$140,493,802	$—	$—	$62,500,000	$6,000,000	$866,785,245

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As of June 17, 2005

The accompanying unaudited Pro Forma Consolidated Balance Sheet as of June 17, 2005 is based on the Historical Consolidated Balance Sheet as of June 17, 2005, as adjusted to assume that the following occurred on June 17, 2005:

•	The acquisition of the Vail Marriott.

•	The acquisition of the Capital Hotel Investment Portfolio.

•	The acquisition of the SpringHill Suites Atlanta Buckhead.

•	The acquisition of the Oak Brook Hills Marriott Resort.

•	Proceeds from $62.5 million mortgage debt related to the Frenchman’s Reef & Morning Star Marriott Beach Resort.

•	A $6 million draw on the Company’s $75 million senior secured credit facility.

In the opinion of the Company’s management, all material adjustments to reflect the effects of the preceding transactions have been made. The accompanying unaudited Pro Forma Consolidated Balance Sheet as of June 17, 2005 is presented for illustrative purposes only and is not necessarily indicative of what the actual financial position would have been had the transactions described above occurred as of June 17, 2005 nor does it purport to represent the future financial position of the Company.

Notes and Management Assumptions:

A	Represents the adjustment to record the acquisition accounting for the acquisition of the Vail Marriott as follows:

•	Record property and equipment at fair value of $63,262,902

•	Record due from hotel managers of $1,092,852

•	Reduce cash paid for the acquisition of $64,355,754

B	Represents the adjustment to record the acquisition accounting and mortgage financing obtained by the Company in conjunction with the acquisition of the Capital Hotel Investment Portfolio as follows:

•	Record property and equipment at fair value of $305,742,627

•	Record use of deposit and pre-acquisition costs of $6,415,275

•	Record due from hotel managers of $1,149,679

•	Record deferred financing costs incurred of $734,368

•	Record assumption of various escrow accounts of $11,456,044

•	Record accrued liabilities of $493,802

•	Reduce cash paid for the acquisition of $172,173,641

•	Record mortgage debt on the Marriott Los Angeles Airport of $82,600,000 and Renaissance Worthington Hotel of $57,400,000

C	Represents the adjustment to record the acquisition accounting for the acquisition of the Spring Hill Suites Atlanta Buckhead as follows:

•	Record property and equipment at fair value of $34,388,702

•	Record due from hotel managers of $193,400

•	Record cash paid for the acquisition of $34,582,102

D	Represents the adjustment to record the acquisition accounting for the acquisition of the Oak Brook Hills Marriott Resort as follows:

•	Record property and equipment and intangible lease asset at fair value of $64,258,769

•	Record due from hotel managers of $2,489,054

•	Record cash paid for the acquisition of $66,747,823

E	Represents the adjustment to record the proceeds from the $62.5 million of mortgage debt and related deferred financing costs related to the Frenchman’s Reef & Morning Star Marriott Beach Resort.

F	Represents the adjustments to record a $6 million draw on the Company’s $75 million senior secured credit facility.

DIAMONDROCK HOSPITALITY COMPANY

Pro Forma Consolidated Statement of Operations

For the Two Fiscal Quarters Ended June 17, 2005

		G	G	G	G	H	I	J	K
	Historical	Torrance	Vail Marriott	Capitol Hotel Investment Portfolio	Oak Brook	Depreciation Adjustment	TRS Income Taxes	Mortgage Debt Interest Expense	Repaid Mortgage Debt Interest Expense	Pro Forma
REVENUES
Rooms	$42,501,868	$164,260	$8,598,220	$44,823,569	$4,106,298	$—	$—	$—	$—	$100,194,215
Food and beverage	14,205,252	79,212	2,826,256	24,823,211	5,706,760	—	—	—	—	47,640,691
Other	3,157,377	6,092	1,314,107	4,510,830	1,289,965	—	—	—	—	10,278,371

Total revenues	59,864,497	249,564	12,738,583	74,157,610	11,103,023	—	—	—	—	158,113,277

OPERATING EXPENSES
Rooms.	10,586,057	41,899	1,688,374	9,999,151	1,171,160	—	—	—	—	23,486,641
Food and beverage	10,762,154	54,368	2,260,744	17,345,328	2,887,544	—	—	—	—	33,310,138
Management fees and other hotel expenses	26,469,724	90,156	4,252,765	25,458,440	4,929,841	—	—	—	—	61,200,926
Depreciation and amortization.	8,703,130	—	—	—	—	7,218,642	—	—	—	15,921,772
Corporate expenses	7,946,739	—	—	—	—	—	—	—	—	7,946,739

Total operating expenses	64,467,804	186,423	8,201,883	52,802,919	8,988,545	7,218,642	—	—	—	141,866,216

OPERATING PROFIT	(4,603,307)	63,141	4,536,700	21,354,691	2,114,478	(7,218,642)	—	—	—	16,247,061

OTHER EXPENSES (INCOME)
Interest income.	(560,827)	—	—	—	—	—	—	—	—	(560,827)
Interest expense	6,484,739	—	—	—	—	—	—	5,314,359	(2,286,027)	9,513,071

Total other expenses (income).	5,923,912	—	—	—	—	—	—	5,314,359	(2,286,027)	8,952,244
INCOME (LOSS) BEFORE INCOME TAX	(10,527,219)	63,141	4,536,700	21,354,691	2,114,478	(7,218,642)	—	(5,314,359)	2,286,027	7,294,817
Income tax provision	558,847	—	—	—	—	—	92,153	—	—	651,000

NET INCOME (LOSS)	$(11,086,066)	$63,141	$4,536,700	$21,354,691	$2,114,478	$(7,218,642)	$(92,153)	$(5,314,359)	$2,286,027	$6,643,817

								Calculation of Basic and Diluted EPS (L)
								Net Income		$6,643,817
								Weighted Average Number of Shares		51,245,864

								Basic and Diluted Earnings per Share		$0.13

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Two Fiscal Quarters Ended June 17, 2005

The accompanying unaudited Pro Forma Consolidated Statement of Operations for the two fiscal quarters ended June 17, 2005 is based on our Historical Consolidated Statement of Operations for the two fiscal quarters ended June 17, 2005, adjusted to assume that the following occurred on January 1, 2005:

•	Initial public offering of 29,785,764 shares of common stock of the Company at the initial public offering price of $10.50 per share including the exercise of the underwriters’ over-allotment of 3,698,764 shares with approximately $288.7 million of net proceeds to the Company.

•	The acquisition of the following hotels for total consideration of:

Hotel
Torrance Marriott	$72,002,000
Vail Marriott	64,356,000
Capital Hotel Investment Portfolio	318,589,000
Oak Brook Hills Marriott Resort	65,748,000

Total	$520,695,000

•	Repayment of approximately $44 million of mortgage debt related to the Torrance Marriott and $20 million of mortgage debt relating to the Lodge at Sonoma, a Rennaissance Resort & Spa.

•	Proceeds from the $62.5 million mortgage debt related to the Frenchman’s Reef & Morning Star Marriott Beach Resort.

•	A $6 million draw on the Company’s $75 million senior secured credit facility.

•	The Company elected REIT status.

In the opinion of the Company’s management, all material adjustments to reflect the effects of the preceding transactions have been made. The accompanying unaudited Pro Forma Consolidated Statement of Operations for the two fiscal quarters ended June 17, 2005 is presented for illustrative purposes only and is not necessarily indicative of what the actual results of operations would have been had the transactions described above occurred on January 1, 2005, nor does it purport to represent the future results of operations of the Company. The accompanying pro forma statement of operations for the period from January 1, 2005 to June 17, 2005 excludes the acquisition of the SpringHill Suites Atlanta Buckhead since it was opened on July 1, 2005 and has no historical operating results.

Notes and Management Assumptions:

G	Represents the adjustment to record historical revenues and operating expenses associated with the 2005 acquisitions of the following hotels:

•	Torrance Marriott

•	Vail Marriott

•	Capital Hotel Investment Portfolio

•	Oak Brook Hills Marriott Resort

H	Reflects the adjustment to include the depreciation and amortization resulting from the 2005 hotel acquisitions as follows:

Hotel
Torrance Marriott	$51,663
Vail Marriott	1,155,786
Capital Hotel Investment Portfolio	4,260,275
Oak Brook Hills Marriott Resort	1,750,918

Total	$7,218,642

I	Reflects the adjustment to the Company’s historical income tax provision to reflect the pro forma tax provision of the Company’s Taxable REIT Subsidiary assuming the Company had elected REIT status and the TRS leases were in place as of January 1, 2005. The Company’s Taxable REIT Subsidiary’s pro forma pre-tax loss was $2.4 million for the two fiscal quarters ended June 17, 2005. The pro forma income tax provision was calculated using the Company’s Taxable REIT Subsidiary’s historical effective income tax rate of 43.4%. The pro forma income tax provision includes the $1.4 million income tax charge as a result of the Company’s REIT election in 2005 that is reflected in the historical financial statements for the fiscal quarter ended March 25, 2005. In addition, the pro forma income tax provision includes the impact of a $287,086 pro forma income tax provision related to USVI income taxes relating to the income of the Frenchman’s Reef & Morning Star Marriott Beach Resort.

J	Reflects the adjustment to include interest expense incurred for mortgage debt relating to the Capital Hotel Investment Portfolio and the Frenchman’s Reef & Morning Star Marriott Beach Resort and a $6 million draw under the $75 million senior secured credit facility.

K	Reflects the adjustment to reduce interest expense by $1,594,190 for interest and deferred financing cost amortization of the mortgage debt related to the Torrance Marriott and by $691,837 for interest and deferred financing cost amortization of the mortgage debt related to the Lodge at Sonoma, a Renaissance Resort & Spa, all of which were repaid with the proceeds of the offering.

L	The shares used in the basic and diluted earning per share calculation include the following:

The offering	26,087,000
Shares issued in underwriters’ over-allotment	3,698,764
Shares acquired by the CEO in a private transaction	100
Shares issued in 2004 Private Placement Offering	21,000,000
Shares issued to directors	30,000
IPO share grants	430,000

Total basic and diluted	51,245,864

The shares above exclude the 700,500 restricted shares of the Company’s common stock issued to the Company’s employees in connection with the July 2004 private placement.

DIAMONDROCK HOSPITALITY COMPANY

Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2004

		M	M	M	M	M	M	M	M	M	M	N	O	P	Q	R
	Historical	Sonoma	Griffin Gate	Courtyard Midtown East	Bethesda Suites	Torrance	Salt Lake City	Courtyard Fifth Avenue	Vail Marriott	Capitol Hotel Investment Portfolio	Oak Brook	Depreciation Adjustment	Corporate Expenses	TRS Income Taxes	Mortgage Debt Interest Expense	Repaid Mortgage Debt Interest Expense	Pro Forma
REVENUES

Rooms	$5,137,370	$7,002,446	$10,995,570	$17,051,490	$11,055,446	$13,678,423	$14,151,990	$8,412,355	$14,417,906	$79,884,085	$8,422,313	$—	$—	$—	$—	$—	$190,209,394
Food and beverage	1,507,960	3,921,515	9,264,203	669,226	3,576,812	6,142,449	5,650,249	—	5,236,147	46,645,976	8,842,548	—	—	—	—	—	91,457,085
Other	428,534	1,473,537	2,027,388	242,799	318,588	743,153	1,559,659	340,167	1,701,595	8,608,180	6,128,322	—	—	—	—	—	23,571,922

Total revenues	7,073,864	12,397,498	22,287,161	17,963,515	14,950,846	20,564,025	21,361,898	8,752,522	21,355,648	135,138,241	23,393,183	—	—	—	—	—	305,238,401

OPERATING EXPENSES

Rooms.	1,455,380	1,764,656	2,519,911	4,419,874	2,634,710	3,410,247	3,503,969	2,968,908	3,646,912	19,213,727	2,304,240	—	—	—	—	—	47,842,534
Food and beverage	1,266,827	3,005,615	6,279,240	632,860	3,015,225	4,611,542	3,953,922	—	4,345,144	34,560,051	6,316,540	—	—	—	—	—	67,986,966
Management fees and other hotel expenses.	3,444,683	5,410,693	8,001,819	6,749,526	11,007,168	7,998,376	9,136,926	4,537,577	8,142,622	51,601,134	10,655,251	—	—	—	—	—	126,685,775
Depreciation and amortization.	1,053,283	—	—	—	—	—	—	—	—	—	—	31,997,085	—	—	—	—	33,050,368
Corporate expenses	4,114,165	—	—	—	—	—	—	—	—	—	—	—	4,270,292	—	—	—	8,384,457

Total operating expenses	11,334,338	10,180,964	16,800,970	11,802,260	16,657,103	16,020,165	16,594,817	7,506,485	16,134,678	105,374,912	19,276,031	31,997,085	4,270,292	—	—	—	283,950,100

OPERATING PROFIT	(4,260,474)	2,216,534	5,486,191	6,161,255	(1,706,257)	4,543,860	4,767,081	1,246,037	5,220,970	29,763,329	4,117,152	(31,997,085)	(4,270,292)	—	—	—	21,288,301

OTHER EXPENSES (INCOME)

Interest income.	(1,333,837)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,333,837)
Interest expense	773,101	—	—	—	—	—	—	—	—	—	—	—	—	—	23,669,968	(3,772,887)	20,670,182

Total other expenses (income)	(560,736)	—	—	—	—	—	—	—	—	—	—	—	—	—	23,669,968	(3,772,887)	19,336,345

INCOME (LOSS) BEFORE INCOME TAXES	(3,699,738)	2,216,534	5,486,191	6,161,255	(1,706,257)	4,543,860	4,767,081	1,246,037	5,220,970	29,763,329	4,117,152	(31,997,085)	(4,270,292)	—	(23,669,968)	3,772,887	1,951,956
Income tax benefit	(1,582,113)	—	—	—	—	—	—	—	—	—	—	—	—	(6,408,887)	—	—	(7,991,000)

NET INCOME (LOSS)	$(2,117,625)	$2,216,534	$5,486,191	$6,161,255	$(1,706,257)	$4,543,860	$4,767,081	$1,246,037	$5,220,970	$29,763,329	$4,117,152	$(31,997,085)	$(4,270,292)	$6,408,887	$(23,669,968)	$3,772,887	$9,942,956

															Calculation of Basic and Diluted EPS (S)

															Net Income		$9,942,956
															Weighted Average Number of Shares		51,245,864

															Basic and Diluted Earnings per Share		$0.19

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2004

The accompanying unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2004 is based on our Historical Consolidated Statement of Operations for the period from May 6, 2004 (inception) to December 31, 2004, adjusted to assume that the following occurred on January 1, 2004:

•	The July 2004 private placement of 21,000,000 shares of common stock with approximately $196.3 million of net proceeds to the Company.

•	Initial public offering of 29,785,764 shares of common stock of the Company at the initial public offering price of $10.50 per share including the exercise of the underwriters’ over-allotment of 3,698,764 shares with approximately $288.7 million of net proceeds to the Company.

•	The acquisition of the following hotels for total consideration of:

Hotel
The Lodge at Sonoma, a Renaissance Resort & Spa	$32,345,000
Courtyard Midtown Manhattan East	78,857,000
Marriott Bethesda Suites	41,892,000
Salt Lake City Marriott Downtown	53,345,000
Courtyard Manhattan Fifth Avenue	39,740,000
Marriott Griffin Gate Resort	49,842,000
Torrance Marriott	72,002,000
Vail Marriott	64,356,000
Capital Hotel Investment Portfolio	318,589,000
Oak Brook Hills Marriott Resort	65,748,000

Total	$816,716,000

•	Repayment of approximately $44 million of mortgage debt related to the Torrance Marriott and $20 million of mortgage debt related to the Lodge at Sonoma, a Renaissance Resort & Spa.

•	Proceeds from the $62.5 million mortgage debt related to the Frenchman’s Reef & Morning Star Marriott Beach Resort

•	A $6 million draw on the Company’s $75 million senior secured credit facility.

•	The Company elected REIT status.

•	The accompanying unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2004 includes our budgeted corporate expenses of $13.1 million with the exception of the $3.7 million income statement charge related to the deferred share grants that were awarded to the executive officers at the completion of the initial public offering due to the one time impact of these awards and $0.3 million of other budgeted corporate expenses that do not meet the pro forma criteria under Article 11 of Regulation S-X.

In the opinion of the Company’s management, all material adjustments to reflect the effects of the preceding transactions have been made. The accompanying unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2004 is presented for illustrative purposes only and is not necessarily indicative of what the actual results of operations would have been had the transactions described above occurred on January 1, 2004, nor does it purport to represent the future results of operations of the Company. The accompanying pro forma statement of operations for the year ended December 31, 2004 excludes the Spring Hill Atlanta Buckhead because it was opened on July 1, 2005 and had no historical operating results.

Notes and Management Assumptions:

M	Represents the adjustment to record historical revenues and operating expenses associated with the 2004 and 2005 acquisitions of the following hotels:

•	The Lodge at Sonoma, a Renaissance Resort and Spa

•	Marriott Griffin Gate Resort

•	Courtyard Midtown / Manhattan East

•	Bethesda Marriott Suites

•	Torrance Marriott

•	Marriott Salt Lake City Downtown

•	Courtyard Manhattan / Fifth Avenue

•	Vail Marriott

•	Capital Hotel Investment Portfolio

•	Oak Brook Hills Marriott Resort

N	Reflects the adjustment to include the depreciation and amortization resulting from the 2004 and 2005 acquisitions as follows:

Hotel
The Lodge at Sonoma, a Renaissance Resort & Spa	$1,454,218
Courtyard Midtown / Manhattan East	2,478,511
Bethesda Marriott Suites	2,198,006
Salt Lake City Marriott Downtown	2,302,107
Courtyard Manhattan / Fifth Avenue	1,790,038
Marriott Griffin Gate Resort	1,740,698
Torrance Marriott	4,696,600
Vail Marriott	2,311,573
Capital Hotel Investment Portfolio	9,231,365
Oak Brook Hills Marriott Resort	3,793,969

Total	$31,997,085

O	Reflects the adjustment to include the budgeted corporate expenses with the exception of the impact of share grants that were awarded to the executive officers at the completion of the initial public offering due to the one time impact of these awards and certain budgeted corporate expenses that do not meet the pro forma criteria under Article 11 of Regulation S-X. The pro forma corporate expenses consist of $3,693,000 of employee payroll, bonus and other compensation, $2,440,000 of restricted stock expense, $753,000 of professional fees, $378,000 of directors’ fees, $367,000 of office and equipment rent, $313,000 of insurance costs, $251,000 of shareholder fees and $190,000 of other corporate expenses.

P	Reflects the adjustment to the Company’s historical income tax benefit to reflect the pro forma tax benefit of the Company’s Taxable REIT Subsidiary assuming the Company had elected REIT status and the TRS leases were in place as of January 1, 2004. The pro forma income tax benefit consists of the pro forma income tax benefit of Bloodstone TRS, Inc. for the fiscal year ended December 31, 2004 calculated based on the actual 2004 operating results of following:

•	The initial hotel portfolio

•	The acquisition of the Capital Hotel Investment Portfolio

•	The acquisition of the Vail Marriott Mountain Resort & Spa

•	The acquisition of the Oak Brook Hills Marriott Resort

The income tax benefit resulted from the application of the Company’s TRS historical effective income tax rate of 43.4% to Bloodstone TRS, Inc.’s $18.8 million pro forma pre-tax loss for the fiscal year ended December 31, 2004. The pro forma pre-tax loss of Bloodstone TRS, Inc. was calculated by applying the actual individual hotel TRS lease terms to actual fiscal year 2004 operating results of the initial seven hotels, the Capital Hotel Investment Portfolio, the Vail Marriott Mountain Resort & Spa and the Oak Brook Hills Marriott Resort. This application resulted in a Bloodstone TRS, Inc. 2004 pre-tax loss of $18.8 million. The Company’s TRS leases are required to be “market” leases as if entered between unrelated third parties. The TRS lease rental terms are established based on anticipated, rather than historical, future operating performance of the hotels. We believe that the TRS leases will provide the TRS adequate cash flow to sustain future operations.

In addition, the pro forma income tax benefit includes the impact of a $178,799 pro forma income tax provision related to USVI income taxes relating to the income of the Frenchman’s Reef & Morning Star Marriott Beach Resort.

The Company concluded that it is more likely than not that the pro forma deferred tax asset will be realizable based on Bloodstone TRS, Inc. projected future earnings. Accordingly, no valuation allowance has been applied in determining the pro forma income tax benefit for 2004.

Q	Reflects the adjustment to reflect interest expense incurred for mortgage debt related to the initial seven hotels, the Capital Hotel Investment Portfolio and the Frenchman’s Reef & Morning Star Marriott Beach Resort and a $6 million draw under the $75 million senior secured credit facility. The debt relating to the acquisition of the Bethesda Marriott Suites was assumed at above market terms. The Company recorded a debt premium to adjust this debt to market terms at the acquisition date. The amortization of the debt premium reduces interest expense.

R	Reflects the adjustment to reduce interest expense for $2,659,336 of interest and deferred financing cost amortization of the mortgage debt related to the Torrance Marriott and $1,113,551 of interest and deferred financing costs amortization of the mortgage debt related to the Lodge at Sonoma, a Renaissance Resort & Spa, all of which was repaid with the proceeds of the offering.

S	The shares used in the basic and diluted earning per share calculation include the following:

The offering	26,087,000
Shares issued in underwriters’ over-allotment	3,698,764
Shares acquired by the CEO in a private transaction	100
Shares issued in 2004 Private Placement Offering	21,000,000
Shares issued to directors	30,000
IPO share grants	430,000

Total basic and diluted	51,245,864

The shares above exclude the 700,500 restricted shares of the Company’s common stock issued to the Company’s employees in connection with the July 2004 private placement.

Report of Independent Registered Public Accounting Firm

The Board of Directors

DiamondRock Hospitality Company:

We have audited the accompanying consolidated financial statements of DiamondRock Hospitality Company and subsidiaries (the “Company”) as listed in the accompanying index. In connection with our audit of the consolidated financial statements, we also have audited the financial statement schedule listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DiamondRock Hospitality Company and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the period from May 6, 2004 (inception) to December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

McLean, Virginia

February 21, 2005

DIAMONDROCK HOSPITALITY COMPANY

CONSOLIDATED BALANCE SHEET

June 17, 2005 (Unaudited) and December 31, 2004

	June 17, 2005	December 31, 2004
	(Unaudited)
ASSETS
Property and equipment, at cost	$355,586,800	$286,727,306
Less: accumulated depreciation	(9,821,511)	(1,084,867)

	345,765,289	285,642,439

Deferred financing costs, net	2,512,687	1,344,378
Restricted cash	19,551,276	17,482,515
Due from hotel managers	3,190,795	2,626,262
Purchase deposits and pre-acquisition costs	11,295,442	3,272,219
Prepaid and other assets	2,350,923	4,340,259
Cash and cash equivalents	273,125,031	76,983,107

Total assets	$657,791,443	$391,691,179

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:

Mortgage debt, at face amount	$156,439,719	$177,827,573
Debt premium	2,869,507	2,944,237

Total debt	159,309,226	180,771,810

Deferred income related to key money	6,425,826	2,490,385
Unfavorable lease liability	5,458,848	5,776,946
Due to hotel managers	680,226	3,985,795
Dividends declared and unpaid	1,693,125	—
Accounts payable and accrued expenses	7,668,851	3,078,825

Total other liabilities	21,926,876	15,331,951

Shareholders’ Equity:

Preferred stock, $.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—

Common stock, $.01 par value; 100,000,000 shares authorized; 50,815,864 and 21,020,100 shares issued and outstanding as of June 17, 2005 and December 31, 2004, respectively	508,159	210,201

Additional paid-in capital	489,250,873	197,494,842
Accumulated deficit	(13,203,691)	(2,117,625)

Total shareholders’ equity	476,555,341	195,587,418

Total liabilities and shareholders’ equity	$657,791,443	$391,691,179

The accompanying notes are an integral part of these consolidated financial statements.

DIAMONDROCK HOSPITALITY COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Period from January 1, 2005 to June 17, 2005 (Unaudited) and the Period from May 6, 2004

(Inception) to December 31, 2004

	Period from January 1, 2005 to June 17, 2005	Period from May 6, 2004 (Inception) to December 31, 2004
	(Unaudited)
Revenues:

Rooms	$42,501,868	$5,137,370
Food and beverage	14,205,252	1,507,960
Other	3,157,377	428,534

Total revenues	59,864,497	7,073,864

Operating Expenses:

Rooms	10,586,057	1,455,380
Food and beverage	10,762,154	1,266,827
Management fees	2,109,011	260,724
Other hotel expenses	24,360,713	3,183,959
Depreciation and amortization	8,703,130	1,053,283
Corporate expenses	7,946,739	4,114,165

Total operating expenses	64,467,804	11,334,338

Operating loss	(4,603,307)	(4,260,474)

Other Expenses (Income):

Interest income	(560,827)	(1,333,837)
Interest expense	6,484,739	773,101

Total other expenses/(income)	5,923,912	(560,736)

Loss before income taxes	(10,527,219)	(3,699,738)

Income tax (provision)/benefit	(558,847)	1,582,113

Net loss	$(11,086,066)	$(2,117,625)

Loss per share:

Basic and diluted	$(0.44)	$(0.12)

Weighted average number of common shares outstanding:

Basic and diluted	25,005,531	18,162,916

The accompanying notes are an integral part of these consolidated financial statements.

DIAMONDROCK HOSPITALITY COMPANY

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

For the Period from January 1, 2005 to June 17, 2005 (Unaudited) and the Period from May 6, 2004 (Inception) to December 31, 2004

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Par Value
Formation transactions on May 6, 2004	100	$1	$999	$—	$1,000
Sale of common shares in private placement offering, less placement fees and expenses of $12,624,452	21,000,000	210,000	197,165,548	—	197,375,548
Issuance costs incurred related to private placement	—	—	(1,028,588)	—	(1,028,588)
Issuance and amortization of stock grants	20,000	200	1,356,883	—	1,357,083
Net loss	—	—	—	(2,117,625)	(2,117,625)

Balance at December 31, 2004	21,020,100	210,201	197,494,842	(2,117,625)	195,587,418

Amortization and issuance of stock grants (Unaudited)	10,000	100	4,969,510	—	4,969,610
Sale of common shares in initial public offering, less placement fees, expenses and issue costs of $25,666,143 (Unaudited)	29,785,764	297,858	286,786,521	—	287,084,379
Net loss (Unaudited)	—	—	—	(11,086,066)	(11,086,066)

Balance at June 17, 2005 (Unaudited)	50,815,864	$508,159	$489,250,873	$(13,203,691)	$476,555,341

The accompanying notes are an integral part of these consolidated financial statements.

DIAMONDROCK HOSPITALITY COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Period from January 1, 2005 to June 17, 2005 (Unaudited) and the Period from

May 6, 2004 (Inception) to December 31, 2004

	Period from January 1, 2005 to June 17, 2005	Period from May 6, 2004 (Inception) to December 31, 2004
	(Unaudited)
Cash flows from operating activities:
Net loss	$(11,086,066)	$(2,117,625)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:

Depreciation and amortization	8,703,130	1,053,283
Non-cash straight-line general rent	3,180,110	—
Non-cash financing costs as interest	960,062	28,615
Market value adjustment to interest rate caps	(8,445)	25,655
Amortization of debt premium and unfavorable lease liability	(140,577)	(10,814)
Amortization of deferred income and corporate depreciation	(64,559)	21,969
Stock-based compensation	4,969,510	1,357,083
Income tax (benefit)/provision	558,847	(1,521,213)
Changes in assets and liabilities:

Prepaid expenses and other assets	1,438,934	(581,477)
Due to/from hotel managers	(3,870,102)	(2,626,262)
Accounts payable and accrued expenses	(371,406)	3,545,232

Net cash provided by (used in) operating activities	4,269,438	(825,554)

Cash flows from investing activities:
Hotel acquisitions	(65,806,012)	(259,628,972)
Receipt of deferred key money	4,000,000	2,500,000
Cash paid for restricted cash at acquisition	(10,000,000)	(14,199,000)
Change in restricted cash	879,924	(480,515)
Purchase deposits and pre-acquisition costs	(10,927,784)	(3,272,219)

Net cash used in investing activities	(81,853,872)	(275,080,706)

Cash flows from financing activities:
Proceeds from mortgage debt	44,000,000	158,000,000
Repayments of mortgage debt	(56,948,685)	—
Scheduled mortgage debt principal payments	(1,387,854)	—
Payment of financing costs	(2,128,371)	(1,372,993)
Cash paid for interest rate caps	—	(85,600)
Proceeds from sale of common stock	291,799,785	197,376,548
Payment of costs related to sale of common stock	(1,608,517)	(1,028,588)

Net cash provided by financing activities	273,726,358	352,889,367

Net increase in cash and cash equivalents	196,141,924	76,983,107
Cash and cash equivalents, beginning of period	76,983,107	—

Cash and cash equivalents, end of period	$273,125,031	$76,983,107

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$5,962,359	$350,979

Cash paid for income taxes	$1,114,363	$—

The accompanying notes are an integral part of these consolidated financial statements.

DIAMONDROCK HOSPITALITY COMPANY

Notes to the Consolidated Financial Statements

December 31, 2004 and June 17, 2005 (unaudited)

1.    Organization

DiamondRock Hospitality Company (the “Company”) is a self-advised real estate company that owns, acquires and invests in upper upscale and upscale hotel properties located primarily in North America. To a lesser extent, the Company invests, on a selective basis, in premium limited-service and extended-stay hotel properties in urban locations. We began operations in July 2004 when we completed a private placement of our common stock. Accordingly, we do not present comparable or year to date statements of operations or cash flows for the comparable period in 2004.

As of June 17, 2005, we owned seven hotels, comprising 2,357 rooms, located in the following markets: New York City (2 hotels), Washington D.C., Los Angeles, Salt Lake City, Northern California and Lexington, Kentucky for purchase prices aggregating approximately $368.0 million (including pre-funded capital improvements). Subsequent to the end of the fiscal quarter, we acquired seven hotels, comprising an additional 3,280 rooms, located in Los Angeles, Forth Worth, Texas, St. Thomas, U.S. Virgin Islands, Atlanta, Georgia, Vail, Colorado, Buckhead, Georgia and Oak Brook, Illinois for contractual purchase prices aggregating $475.1 million (including pre-funded capital improvements).

(Unaudited) The Company completed its initial public offering on June 1, 2005, issuing an additional 29,785,764 shares of common stock (including the underwriters’ purchase of the over-allotment option for 3,698,764 shares) at a price of $10.50 per share, resulting in net proceeds, before deducting offering expenses, of approximately $291.8 million.

We conduct our business through a traditional umbrella partnership REIT, or UPREIT, in which our hotel properties are owned by our operating partnership, DiamondRock Hospitality Limited Partnership, limited partnerships, limited liability companies or other subsidiaries of our operating partnership. We are sole general partner of our operating partnership and currently own, either directly or indirectly, all of the limited partnership units of our operating partnership. In order for the income from our hotel property investments to constitute “rents from real properties” for purposes of the gross income test required for REIT qualification, the income we earn cannot be derived from the operation of any of our hotels. Therefore, we lease each of our hotel properties to a wholly-owned subsidiary of Bloodstone TRS, Inc., our existing taxable REIT subsidiary, or TRS, except with respect to the Frenchman’s Reef & Morning Star Marriott Beach Resort, which is owned by a Virgin Islands corporation, which we will elect to be treated as a TRS.

2.    Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements include all of the accounts of the Company and its subsidiaries beginning with its incorporation on May 6, 2004 in accordance with accounting principles generally accepted in the United States of America. All intercompany accounts and transactions have been eliminated in consolidation.

The Company’s unaudited consolidated financial statements as of and for the two fiscal quarters ended June 17, 2005 presented herein include all of the accounts of DiamondRock Hospitality Company. The information in these consolidated financial statements is unaudited but, in the opinion of management, reflects all adjustments necessary for a fair presentation of the results for the period covered. All such adjustments are of a normal, recurring nature unless disclosed otherwise. These financial statements, including notes, have been prepared in accordance with the applicable rules of the Securities and Exchange Commission and do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America for complete financial statements.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments

The Company’s financial instruments include cash and cash equivalents and accounts payable and accrued expenses. Due to their short maturities, the carrying amounts of cash and cash equivalents and accounts payable and accrued expenses reasonably approximate fair value. See Note 11 for disclosures on fair values of debt and interest rate caps.

Property and Equipment

Investments in hotel properties are recorded at acquisition costs, which are allocated to land, land improvements, building and furniture, fixtures and equipment and identifiable intangible assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. Property and equipment purchased after the hotel acquisition date is recorded at cost. Replacements and improvements are capitalized, while repairs and maintenance are expensed as incurred. Upon the sale or retirement of a fixed asset, the cost and related accumulated depreciation will be removed from the Company’s accounts and any resulting gain or loss will be included in the statements of operations.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 15 to 40 years for buildings, land improvements, and building improvements and one to ten years for furniture, fixtures and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related assets.

The Company reviews its investments in hotel properties for impairment whenever events or changes in circumstances indicate that the carrying value of the hotel properties may not be recoverable. Events or circumstances that may cause a review include, but are not limited to, adverse changes in the demand for lodging at the properties due to declining national or local economic conditions and/or new hotel construction in markets where the hotels are located. When such conditions exist, management performs an analysis to determine if the estimated undiscounted future cash flows from operations and the proceeds from the ultimate disposition of a hotel property exceed its carrying value. If the estimated undiscounted future cash flows are less than the carrying amount of the asset, an adjustment to reduce the carrying amount to the related hotel property’s estimated fair market value is recorded and an impairment loss recognized.

The Company will classify a hotel as held for sale in the period that the Company has made the decision to dispose of the hotel, a binding agreement to purchase the property has been signed under which the buyer has committed a significant amount of nonrefundable cash and no significant financing contingencies exist which could cause the transaction to not be completed in a timely manner. If these criteria are met, the Company will record an impairment loss if the fair value less costs to sell is lower than the carrying amount of the hotel and will cease recording depreciation expense. The Company will classify the loss, together with the related operating results, as discontinued operations on the statement of operations and classify the assets and related liabilities as held for sale on the balance sheet.

Revenue Recognition

Revenues from operations of the hotels are recognized when the services are provided. Revenues consist of room sales, golf sales, food and beverage sales, and other hotel department revenues, such as telephone and gift shop sales.

Income Taxes

The Company accounts for income taxes using the asset and liability method prescribed in SFAS 109, Accounting for Income Taxes. The deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in earnings in the period when the new rate is enacted.

The Company will elect, effective January 1, 2005, to be treated as a REIT under the provisions of the Internal Revenue Code and, as such, expects not to be subject to federal income tax after December 31, 2004, provided that the Company distributes all taxable income annually to the Company’s shareholders and complies with certain other requirements. In addition to paying federal and state taxes on any retained income, the Company will be subject to taxes on “built in gains” on sales of certain assets. The Company’s taxable REIT subsidiary will generally be subject to federal and state income taxes.

Earnings (Loss) Per Share

Basic earnings (loss) per share is calculated by dividing net loss by the weighted average common shares outstanding during the period. Diluted earnings per share is calculated by dividing net loss by the weighted-average common shares outstanding during the period plus other potentially dilutive securities such as restricted stock awards or shares issuable in the event of conversion of operating partnership units. No adjustment is shown for the potentially dilutive effect of 700,500 shares of restricted stock, as the impact is anti-dilutive during periods when the Company incurs a net loss and, accordingly, diluted loss per share is equal to basic loss per share.

Stock-based Compensation

The Company accounts for stock-based employee compensation using the fair value based method of accounting described in Statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation. For restricted stock awards, the total compensation expense is equal to the number of shares awarded multiplied by the average price of the Company’s common stock on the date of the award, less the purchase price for the stock, if any. The compensation expense is recorded over the period in which the restrictions lapse (i.e., vesting period).

Comprehensive Income (Loss)

Comprehensive income includes net income (loss) as currently reported by the Company on the consolidated statement of operations adjusted for other comprehensive income items. The Company does not have any items of comprehensive income (loss) other than the net loss.

Segment Information

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS 131”), requires public entities to report certain information about operating segments. Based on the guidance provided in SFAS 131, the Company has determined that its business is conducted in one reportable segment, hotel ownership.

Restricted Cash

Restricted cash primarily consists of reserves for replacement of furniture and fixtures.

Deferred Financing Costs

Financing costs are recorded at cost and consist of loan fees and other costs incurred in connection with the issuance of debt. Amortization of deferred financing costs is computed using a method, which approximates the effective interest method over the remaining life of the debt and is included in interest expense in the accompanying statement of operations.

Hotel Working Capital

The due from hotel managers consists of hotel level accounts receivable, periodic hotel operating distributions due to owner and prepaid assets held by the hotel managers on the Company’s behalf. The liabilities incurred by the hotel managers are comprised of liabilities incurred on behalf of the Company in conjunction with the operation of the hotels which are legal obligations of the Company. See Note 9.

Key Money

Key money received in conjunction with entering into hotel management agreements is deferred and amortized over the term of the hotel management agreement. Deferred Key Money is classified as deferred income in the accompanying consolidated balance sheet and amortized against management fees on the accompanying consolidated statement of operations.

Debt Premiums

Debt premiums are recorded to adjust the stated value of assumed debt to fair value at the acquisition date of a hotel. Debt premiums are amortized over the remaining life of the debt to interest expense on the accompanying consolidated statement of operations.

Derivative Instruments

The Company may be party to interest rate swaps in the future and is currently party to interest rate caps, which are considered derivative instruments. The fair value of the interest rate swaps and interest rate caps are recorded on the Company’s balance sheet and gains or losses from the changes in the market value of the contracts are recorded in other income or expense. See Note 11 for disclosures on fair values of the interest rate caps.

Straight-Line Rent

The Company records rent expense on leases that provide for minimum rental payments that increase in pre-established amounts over the remaining term of the lease on a straight-line basis as required by accounting principles generally accepted in the United States.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents. We maintain cash and cash equivalents with various high credit-quality financial institutions. We perform periodic evaluations of the relative credit standing of these financial institutions and limit the amount of credit exposure with any one institution.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), Share-Based Payment. SFAS No. 123(R) establishes standards for companies in the recognition of compensation cost relating to share based payment transactions in the financial statements. The Company currently utilizes the fair value approach of accounting for stock compensation, and therefore, the impact of adopting this statement is expected to be minimal.

Pension Obligations

The Company records contributions to multi-employer pension funds as incurred. Unpaid employer contributions related to multi-employer pension funds are accrued.

Reporting Periods

The results we report in our condensed consolidated statements of operations are based on results reported to us by our hotel manager. Marriott International, Inc., the manager of all of our properties, as of June 17, 2005, uses a fiscal year ending on the Friday closest to December 31 and reports twelve weeks of operations for the first three quarters and sixteen or seventeen weeks for the fourth quarter of the year for its Marriott-managed hotels. In addition, the Company, as a REIT, is required by tax laws to report results on the calendar year. As a result, we elected to adopt the reporting period used by Marriott International, modified so that our fiscal year always ends on December 31 to comply with REIT rules. Our first three quarters of operations end on the same day as Marriott International but our fourth quarter ends on December 31.

Two consequences of the reporting cycle we have adopted are: (1) quarterly start dates will usually differ between years, except for the first quarter which always commences on January 1, and (2) our first and fourth quarters of operations and year-to-date operations may not include the same number of days as reflected in prior years.

The Company’s financial statements include all of the accounts of the Company and its subsidiaries in accordance with accounting principles generally accepted in the United States of America. All intercompany accounts and transactions have been eliminated in consolidation.

3.    Property and Equipment

Property and equipment as of June 17, 2005 (unaudited) and December 31, 2004 consists of the following:

	As of June 17, 2005	As of December 31, 2004
Land	$35,561,000	$28,320,000
Land improvements	5,593,922	5,593,922
Buildings	283,892,635	231,300,990
Furniture, fixtures and equipment	27,724,154	21,287,175
Corporate office equipment	312,723	225,219
CIP	2,502,366	—

	355,586,800	286,727,306
Less: accumulated depreciation	(9,821,511)	(1,084,867)

	$345,765,289	$285,642,439

4.    Capital Stock

Common Shares

The Company is authorized to issue up to 100,000,000 shares of common stock, $.01 par value per share. Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Holders of the Company’s common stock are entitled to receive dividends when authorized by the Company’s board of directors out of assets legally available for the payment of dividends.

On July 7, 2004, the Company closed on the sale of 21,000,000 shares of common stock, including 150,000 shares acquired by certain senior executives of the Company, at a price of $10 per share, in a private placement (the “Offering”). The Offering resulted in gross proceeds of $210 million and net proceeds (after deducting placement fees and offering expenses) of approximately $196.3 million. As of December 31, 2004, the Company had 21,020,100 shares of common stock outstanding.

(Unaudited) On June 1, 2005, the Company consummated its initial public offering of common stock, selling 29,785,764 shares (including the underwriters’ purchase of the over-allotment option of 3,698,764 shares) at a price of $10.50 per share. We received net proceeds (after deducting offering expenses) of approximately $288.7 million.

Preferred Shares

The Company is authorized to issue up to 10,000,000 shares of preferred stock, $.01 par value per share. The Company’s board of directors is required to set for each class or series of preferred stock the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms or conditions of redemption. As of December 31, 2004, there were no shares of preferred stock outstanding.

Operating Partnership Units

Holders of Operating Partnership units have certain redemption rights, which enable them to cause the Operating Partnership to redeem their units in exchange for cash per unit equal to the market price of the Company’s common stock, at the time of redemption, or, at the option of the Company for shares of the Company’s common stock on a one-for-one basis. The number of shares issuable upon exercise of the redemption rights will be adjusted upon the occurrence of stock splits, mergers, consolidations or similar pro-rata share transactions, which otherwise would have the effect of diluting the ownership interests of the limited partners or the stockholders of the Company. As of December 31, 2004, there were no Operating Partnership units held by outsiders.

5.    Stock Incentive Plan

The Company’s 2004 Stock Option and Incentive Plan (the “Plan”) was adopted and approved by the Board of Directors in June 2004. The Plan permits the Company to make grants of incentive stock options, non-qualified stock options, stock appreciation rights, deferred stock awards, restricted stock awards, unrestricted stock awards, dividend equivalent rights and other share based awards. The Plan provides 1,107,500 shares of our common stock to be reserved for the issuance of such awards. This amount is subject to future adjustment up to a maximum of 2,000,000 shares of common stock. A compensation committee of the Board of Directors administers the Plan. This committee has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the conditions of the Plan.

As of December 31, 2004, the Company’s employees have been awarded 700,500 shares of restricted common stock, which do not require payments by the executives. Subject to continued employment with the Company, the executives’ shares vest at the rate of one-third of the number of restricted shares per year commencing on the first anniversary of their issuance. Compensation relating to the executive restricted stock of approximately $7,000,000 is amortized over the 36-month period commencing on the date of the issuance. For the period from May 6, 2004 through December 31, 2004 and the fiscal quarter ended March 25, 2005, the Company recorded $1,157,083 and $548,845, respectively, of stock-based compensation expense related to these awards which is included in corporate expenses in the accompanying statement of operations.

Concurrent with the Offering, the Company’s independent directors were awarded 20,000 shares of unrestricted common stock, which did not require payments by the directors and vested immediately. At the time of the Offering, the Company recorded $200,000 of stock-based compensation expense related to these awards which is included in corporate expenses in the accompanying statement of operations.

(Unaudited) As of June 17, 2005, the Company has issued or committed to issue 1,120,500 shares of our common stock under our 2004 Stock Option and Incentive Plan, including 738,000 shares of restricted common stock and a commitment to issue 382,500 shares of deferred common stock. The commitment represents the promise of the Company to issue a number of shares of the Company’s common stock upon the earlier of (i) a sale event or (ii) five years after the date of grant.

(Unaudited) As of June 17, 2005, the Company’s directors, officers and employees have been awarded 738,000 shares of restricted common stock. None of the recipients was required to pay for such shares of common stock. Shares issued to our directors were fully vested upon issuance and compensation expense of $105,000 during the fiscal quarter ended June 17, 2005 was recognized upon grant. Shares issued to our officers’ and employees vest over a three year period from the date of the grant. We recorded compensation expense over the three year vesting period related to the restricted common stock of officers’ and employees’ equal to approximately $1.1 million during the period from January 1, 2005 to June 17, 2005.

(Unaudited) In addition, at the time of the initial public offering, the Company committed to issue 382,500 shares of deferred common stock to the Company’s senior executive officers. These deferred stock awards are fully vested and represent the promise of the Company to issue a number of shares of the Company’s common stock to each senior executive officer upon the earlier of (i) a sale event or (ii) five years after the date of grant, which was the initial public offering completion date (the “Deferral Period”). However, if an executive’s service with the Company is terminated for “cause” prior to the expiration of the Deferral Period, all deferred stock unit awards will be forfeited. The executive officers are restricted from transferring the shares until the fifth anniversary of the initial public offering completion date. For the fiscal quarter ended June 17, 2005, the Company recorded $3,736,250, of stock-based compensation expense related to this deferred common stock award, which is included in corporate expenses in the accompanying statements of operations.

(Unaudited) In total, for the period from January 1, 2005 to June 17, 2005 and the fiscal period ended June 17, 2005, the Company recorded $4,969,510 of stock-based compensation expense related to these awards which is included in corporate expenses in the accompanying statements of operations.

6.    Income Taxes

Deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards based on enacted tax rates expected to be in effect when such amounts are paid. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realizable based on consideration of available evidence, including future reversals of existing taxable temporary differences, projected future taxable income and tax planning strategies.

The deferred tax assets as of December 31, 2004 are as follows:

Deferred tax asset, net	$2,461,830
Less: Valuation allowance	—

Deferred tax asset, net	$2,461,830

The tax effect of each type of temporary difference and carrryforward that gives rise to the net deferred tax asset as of December 31, 2004 is as follows:

Property and equipment	$(40,831)
Ground leases	128,205
Restricted stock	179,795
Pre-opening costs	1,118,529
Debt premium	(4,695)
Deferred income related to Key Money	1,080,827

Deferred tax asset, net	$2,461,830

A reconciliation of the statutory Federal tax benefit to our income tax benefit for the period is as follows:

Statutory Federal tax benefit (@35%)	$1,294,908
Permanent tax differences	(19,010)
State income tax benefit, net of Federal tax benefit	306,215

Income tax benefit	$1,582,113

The (provision) / benefit for income taxes for the period consists of the following:

Current—Federal	$(616,942)
State	(262,775)

(879,717)
Deferred—Federal	1,728,840
State	732,990

2,461,830

Income tax benefit	$1,582,113

(Unaudited) The Company intends to elect to be a REIT effective January 1, 2005. As a REIT, the Company generally will not be subject to federal income tax on that portion of its ordinary income or net capital gain that it currently distributes to its stockholders. Bloodstone TRS, Inc., the Company’s taxable REIT subsidiary, will continue to be subject to federal and state income taxes. The Company recorded a charge of $1,407,337 to reverse the deferred tax assets that are not realizable by the Company in the first quarter of 2005 as a result of its REIT election. The deferred tax assets related to Bloodstone TRS, Inc. were not reversed. For the two fiscal quarters ended June 17, 2005, the Company recorded a benefit for the tax net operating losses of Bloodstone TRS, Inc. in the amount of $0.8 million. These loss carryforwards, and the loss carryforwards of Bloodstone TRS, Inc., will begin to expire in 2024, if not utilized by then. The Company believes it is more likely than not that Bloodstone TRS, Inc. will generate sufficient taxable income to realize in full the deferred tax assets of Bloodstone TRS, Inc. and, accordingly, no valuation allowance has been recorded. In addition, the Company intends to distribute at least $2,300,000 before December 31, 2005 to eliminate any 2004 non-REIT earnings and profits, regardless of the Company’s 2005 REIT taxable income.

7.    Debt

The Company has incurred property specific mortgage debt in conjunction with the acquisition of each of the Company’s hotels. The mortgage debt is recourse solely to specific assets, except for fraud, misapplication of funds and other customary recourse provisions. As of December 31, 2004, all six of our hotel properties are secured by mortgage debt. In addition, the Torrance Marriott, which was acquired on January 5, 2005, is secured by mortgage debt. The Company’s mortgage debt contains certain property specific covenants and restrictions, including minimum debt service coverage ratios as well as restrictions to incur additional debt without lender consent. As of December 31, 2004, the Company was in compliance with all debt covenants.

The following table sets forth information regarding the Company’s mortgage debt as of December 31, 2004:

Property	Principal Balance	Interest Rate	Maturity Date	Amortization Provisions
The Lodge at Sonoma, a Renaissance Resort and Spa	$20,000,000	LIBOR + 2.40 (4.74% as of December 31, 2004)	11/06	Interest Only
Courtyard Manhattan / Midtown East	45,000,000	5.195	12/09	25 years
Marriott Salt Lake City Downtown	39,000,000	5.50	12/14	20 years
Courtyard Manhattan / Fifth Avenue	23,000,000	LIBOR + 2.70 (5.04% as of December 31, 2004)	1/07	Interest Only
Marriott Griffin Gate Resort	31,000,000	5.11	1/10	25 years
Bethesda Marriott Suites(1)	19,827,573	7.69	2/23	25 years

Total	$177,827,573

(1)	The Company assumed the Bethesda Marriott Suites mortgage debt in conjunction with the Company’s acquisition of the hotel. The Company recorded a debt premium in purchase accounting to adjust the mortgage debt to a market interest rate. See Note 8.

The following table sets forth information regarding the Company’s mortgage debt as of June 17, 2005 (unaudited):

Property	Principal Balance	Interest Rate
Courtyard Manhattan/Midtown East	$44,567,936	5.195%
Marriott Salt Lake City Downtown	38,554,149	5.50%
Courtyard Manhattan/Fifth Avenue	23,000,000	LIBOR + 2.70 (5.95% as of June 17, 2005)
Marriott Griffin Gate Resort	30,746,145	5.11%
Bethesda Marriott Suites	19,571,489	7.69%

Total	$156,439,719

Cash paid for interest during the period from May 6, 2004 through December 31, 2004 and the two fiscal quarters ended June 17, 2005 was $350,979 and $5,962,359 (unaudited), respectively. Deferred financing costs amounted to $1,372,993 and $3,505,989 (unaudited) as of December 31, 2004 and June 17, 2005, respectively. Amortization of deferred financing costs totaled $28,615 and $960,062 (unaudited) during the period from May 6, 2004 through December 31, 2004 and the period from January 1, 2005 to June 17, 2005, respectively, and is recorded in interest expense.

As of December 31, 2004, the Company had two interest rate caps outstanding for the Sonoma and Courtyard Manhattan / Fifth Avenue debt, respectively. As of December 31, 2004 the fair market values of the Sonoma and Courtyard Manhattan / Fifth Avenue interest rate caps were $36,037 and $23,907, respectively.

(Unaudited) The Company repaid the mortgage debt on The Lodge at Sonoma, a Renaissance Resort and Spa on June 16, 2005. The Company recorded a loss of approximately $179,000 related to the repayment. The loss consisted of the write off of the unamortized deferred financing costs and the early termination penalty and is classified within interest expense on the accompanying statements of operations.

(Unaudited) The Company repaid the $44 million mortgage debt on the Torrance Marriott on June 2, 2005 with approximately $37 million of cash and the application of $7 million restricted cash held in escrow. The Company recorded a loss of approximately $526,000 related to the repayment which consisted of the write off of the unamortized deferred financing costs. The loss is classified within interest expense on the accompanying statements of operations.

(Unaudited) On July 8, 2005 the Company entered into a three-year, $75.0 million senior secured revolving credit facility from Wachovia Bank, National Association, as administrative agent under the credit facility, and

Citicorp North America, Inc. and Bank of America, N.A., as co-syndication agents under the credit facility. On July 29, 2005, the Company made a $5 million draw under this credit facility.

(Unaudited) On June 23, 2005 connection with our acquisition of the Marriott Los Angeles Airport and the Renaissance Worthington (Forth Worth), we entered into mortgages that aggregate $140.0 million. These borrowings consist of a $82.6 million mortgage on the Marriott Los Angeles Airport and a $57.4 million mortgage on the Renaissance Worthington. Each loan is secured by a first mortgage lien on the applicable hotel. Interest on each of the mortgages is fixed at a rate equal to 5.30%, in the case of the Marriott Los Angeles Airport mortgage debt, and at 5.40%, in the case of the Renaissance Worthington mortgage debt. Until August 11, 2009 with respect to the Renaissance Worthington loan, the Company will only pay interest. From and after August 11, 2009 with respect to the Renaissance Worthington loan, the Company will pay interest and principal, with the amount of principal being determined based upon a 30-year amortization schedule. The Marriott Los Angeles Airport loan is interest only for the full term. For each loan, the Company will be obligated to repay all unpaid principal on July 11, 2015.

(Unaudited) On July 29, 2005, the Company closed on mortgage debt on the Marriott Frenchman’s Reef and Morning Star Resort. The mortgage debt has a principal balance of $62.5 million, a term of 10 years, bears interest at 5.44 percent, and is interest only for the first three years and then amortizes on a 30-year schedule.

The aggregate debt maturities as of December 31, 2004 are as follows:

2005	$3,113,034
2006	23,253,042
2007	26,446,169
2008	3,634,734
2009	43,945,165
Thereafter	77,435,429

$177,827,573

8.    Acquisitions

2004 Acquisitions

On October 27, 2004 the Company acquired the Lodge at Sonoma, a Renaissance Resort and Spa, a 182-room hotel located in Sonoma, California from Marriott for approximately $32.3 million, (including working capital). The acquisition’s effective date was September 11, 2004. Hotel earnings for the period from September 11, 2004 to October 26, 2004 are accounted for as a reduction of the purchase price for accounting purposes. Transaction costs of $238,000 were incurred and capitalized in conjunction with the acquisition. The hotel will continue to be managed by a subsidiary of Marriott under a new management agreement.

On November 19, 2004, the Company acquired the Courtyard by Marriott Midtown East, a 307-room hotel located in Midtown Manhattan, New York for approximately $78.9 million (including working capital). Transaction costs of $717,000 were incurred and capitalized in conjunction with the acquisition. Marriott entered into an Assignment and Assumption of Purchase and Sale Agreement with the Company whereby the Company assumed Marriott’s rights, title and interest in Marriott’s Purchase and Sale Agreement with a third party for the acquisition of the hotel. The hotel will continue to be managed by a subsidiary of Marriott under a new management agreement. Marriott provided the Company with $2.5 million (“Key Money”) as enticement to enter into the management agreement. The Key Money has been deferred and will be recognized over the term of the management agreement.

On December 15, 2004, the Company acquired the Salt Lake City Marriott, a 510-room hotel located in Salt Lake City, Utah for total consideration of approximately $53.3 million (including working capital). Transaction costs of $277,000 were incurred and capitalized in conjunction with the acquisition. The Company leases the land underlying the Salt Lake City Marriott pursuant to a ground lease that provides for ground lease payments that are calculated based on a percentage of gross revenues. The Company reviewed the terms of the ground lease in conjunction with the hotel purchase accounting and concluded that the ground lease terms are consistent with current market terms. The hotel will continue to be managed by a subsidiary of Marriott under the existing management agreement. The terms of the assumed management agreement are consistent with current market terms. Accordingly, no intangible asset or liability was recorded in purchase accounting for this agreement.

On December 15, 2004, the Company acquired the Marriott Bethesda Suites, a 274-suite hotel located in Bethesda, Maryland for total consideration of approximately $41.9 million (including working capital). Transaction costs of $248,000 were incurred and capitalized in conjunction with the acquisition. The Company leases the land underlying the Marriott Bethesda Suites pursuant to a ground lease that provides for ground lease rental payments that are stipulated in the ground lease and increase 5.5 percent per annum over the remaining eighty-three year term of the lease. The Company concluded that the ground lease terms are above current market and recorded a $5.8 million unfavorable lease provision at the acquisition date. The hotel will continue to be managed by a subsidiary of Marriott under a new management agreement. The Company reviewed the terms of the hotel’s mortgage debt in conjunction with the purchase accounting. The Company concluded that the current mortgage terms are above current market and, accordingly, the Company recorded a $3.0 million debt premium to record the debt at fair value as of the acquisition date. The Company is planning to complete a $4.8 million renovation of the hotel.

On December 20, 2004, the Company acquired the Hotel 5A, formerly the Clarion Fifth Avenue, a 189-room hotel located in Midtown Manhattan, New York for total consideration of approximately $39.7 million (including working capital). The hotel was converted to a Courtyard by Marriott in early 2005 and will be operated under a new management agreement with a subsidiary of Marriott and is currently known as the Courtyard Manhattan / Fifth Avenue. Transaction costs of $425,000 were incurred and capitalized in conjunction with the acquisition. The Company leases the land underlying the Courtyard New York / Fifth Avenue pursuant to a ground lease that provides for ground lease rental payments that are stipulated in the ground lease and increase in pre-established amounts over the remaining eighty year term of the lease. The Company reviewed the terms of the ground lease in conjunction with the hotel purchase accounting and concluded that the ground lease terms are consistent with current market terms. The Company is planning to invest approximately $6.1 million during the hotel conversion. In March 2005, Marriott will pay the TRS of the Company $1.0 million, which was an incentive to enter into the management agreement. The Key Money will be deferred and recognized over the term of the management agreement.

On December 22, 2004, the Company acquired the Marriott Griffin Gate Resort, a 408-room hotel located in Lexington, Kentucky for total consideration of approximately $49.8 million (including working capital). The acquisition’s effective date was September 11, 2004. Hotel earnings for the period from September 11, 2004 to December 22, 2004 are accounted for as a reduction of the purchase price for accounting purposes. Transaction costs of $496,000 were incurred and capitalized in conjunction with the acquisition. The hotel will continue to be managed by a subsidiary of Marriott under a new management agreement. The Company is planning to invest $3.0 million in the hotel during 2005.

2005 Acquisitions

On January 5, 2005, the Company acquired the Torrance Marriott, a 487-room hotel located in Torrance, California for total consideration of approximately $72 million (including working capital). Transaction costs of $353,000 were incurred and capitalized in conjunction with the acquisition. The hotel will continue to be managed by a subsidiary of Marriott under a new management agreement. In early 2005, Marriott paid the Company’s taxable REIT subsidiary $3.0 million of key money in exchange for the right to manage the hotel pursuant to the management agreement. The key money is being deferred and recognized over the term of the management agreement. The Company entered into $44 million of mortgage debt on the Torrance Marriott. This interest only mortgage debt bore interest at LIBOR plus 2.50% and was paid off on June 2, 2005. The Company is planning to complete a $10 million renovation of the hotel during 2005 and 2006.

(Unaudited) On June 23, 2005, the Company acquired a portfolio of four hotels (Renaissance Worthington Hotel, Marriott Atlanta Alpharetta, Frenchman’s Reef & Morning Star Marriott Beach Resort and Marriott Los Angeles Airport) from affiliates of Capital Hotel Investments, LLC (“CHI”) for approximately $317.9 million (including working capital). In connection with the purchase, the Company assumed the existing Marriott management agreements, which all expire in 2031 and provide for two 10-year extensions at Marriott’s option. These agreements provide for a base management fee of 3% of the applicable hotel’s gross revenues, and an incentive management fee of 25% of available cash flow (after payment of a 10.75% priority return on owner’s investment), which is not subordinated to debt service. In conjunction with this acquisition, the Company entered into an $82.6 million mortgage loan on the Marriott Los Angeles Airport and a $57.4 million mortgage loan on the Renaissance Worthington Hotel. These ten year mortgages bear annual fixed interest rates of 5.30% and 5.40% on the Marriott Los Angeles Airport and the Renaissance Worthington Hotel, respectively.

(Unaudited) On June 24, 2005, the Company acquired the Vail Marriott Mountain Resort & Spa from Vail Resorts, Inc. for approximately $64.4 million. A subsidiary of Vail Resorts, Inc. will continue to manage the hotel. The management agreement expires in 2020. The agreement provides for a base management fee of 3% of the hotel’s gross revenues, and an incentive management fee of (i) 20%, if the hotel achieves operating profits above an 11% return on our invested capital or (ii) 25%, if the hotel achieves operating profits above a 15% return of invested capital, as defined.

(Unaudited) On July 22, 2005 the Company acquired the SpringHill Suites Atlanta Buckhead for a contractual purchase price of $34.1 million. A subsidiary of Marriott International, Inc. will manage the hotel. Marriott will pay the Company’s taxable REIT subsidiary $0.5 million of key money as an incentive to enter into the management agreement. The key money will be deferred and recognized over the term of the management agreement. The management agreement expires in 2035 and has two 10 year renewal options. The agreement provides for a base management fee that will range between 5% - 6.5% of the hotel’s gross revenues, and an incentive management fee of 25% of hotel operating profits above a 12% return on our invested capital.

(Unaudited) On July 29, 2005 the Company acquired the Oak Brook Hills Resort for a contractual purchase price of $64 million. The hotel will be converted to a full service Marriott. A subsidiary of Marriott International, Inc. will manage the hotel. Marriott will pay the Company’s taxable REIT subsidiary $2.5 million of key money in exchange for the right to manage the hotel pursuant to the management agreement. The key money will be deferred and recognized over the term of the management agreement. The management agreement expires in 2035. The agreement provides for a base management fee of 3% of the hotel’s gross revenues, and an incentive management fee of 20% of hotel operating profits above a 10.75% return on our invested capital.

The allocations, which may be adjusted if any of the assumptions underlying the purchase accounting change, of the purchase prices of the hotels to the acquired assets and liabilities are as follows (in thousands):

	Sonoma	Courtyard Midtown East	Salt Lake	Courtyard Fifth Avenue
Land	$3,951	$16,500	$—	$—
Land improvements	5,594	—	—	—
Building	17,865	54,664	45,292	33,779
Furniture, fixtures and equipment	4,846	1,500	3,825	1,000

Total fixed assets	32,256	72,664	49,117	34,779
Due from manager	780	—	—	—
Restricted cash	—	—	—	214
Cash	—	4,000	—	—
FF&E escrow	800	4,539	3,761	4,117
Hotel working capital and other assets, net	(1,491)	154	467	630
Deferred key money	—	(2,500)	—	—

Purchase price	$32,345	$78,857	$53,345	$39,740

	Griffin Gate	Bethesda
Land	$7,869	$—
Building	33,428	46,271
Furniture, fixtures and equipment	6,650	3,425

Total fixed assets	47,947	49,696
FF&E Escrow	2,955	830
Unfavorable lease provision	—	(5,780)
Debt premium		(2,952)
Hotel working capital and other assets, net	(1,060)	98

Purchase Price	$49,842	$41,892

(Unaudited)	CHI Portfolio	Vail	Torrance	Buckhead	Oak Brook
Land	$51,169	$5,800	$7,241	$3,900	$3,700
Building	238,191	52,463	51,504	28,179	55,759
Furniture, fixtures and equipment	16,383	5,000	3,409	2,310	4,800

Total fixed assets	305,743	63,263	62,154	34,389	64,259
FF&E escrow and restricted cash	11,456	—	10,000	—	—
Hotel working capital accrued liabilities and other assets, net	656	1,093	(152)	(306)	1,489

Purchase Price	$317,855	$64,356	$72,002	$34,083	$65,748

The acquired properties will be included in our results of operations from the respective dates of acquisition. The following unaudited pro forma results of operations reflect the 2004 and 2005 acquisitions and the 2004 acquisitions, respectively as if each had occurred on the first day of the periods presented. The pro forma financial information for the period from January 1, 2005 to June 17, 2005 and the year ended December 31, 2005 exclude the SpringHill Suites Atlanta Buckhead since it was opened on July 1, 2005 and had no historical operations. These pro forma results do not purport to be indicative of the results of operations, which would have actually occurred had the transactions taken place on the first day of the periods presented, or of future results of operations.

	2004 and 2005 Acquisitions	2004 Acquisitions
	Year Ended December 31, 2004	Year Ended December 31, 2004	Period from January 1, 2005 to June 17, 2005
	(Unaudited)		(Unaudited)
Revenues	$305,238,401	$104,787,304	$158,113,277
Total expenses	(295,295,445)	(120,191,171)	(151,469,460)

Net income/(loss)	$9,942,956	$(15,403,867)	$6,643,817

Loss per share—Basic	$0.55	$(0.85)	$0.27

Loss per share—Diluted	$0.55	$(0.85)	$0.27

9.    Related Party Transactions

Marriott Investment Sourcing Relationship

As of December 31, 2004, Marriott International Inc. (“Marriott”) owns approximately 14.3% of our common stock. While there is no contractual relationship binding upon the Company and Marriott, the Company considers Marriott to be the Company’s preferred hotel management company.

Marriott Management Agreements

The Company was party to hotel management agreements with Marriott for five of the six properties owned as of December 31, 2004. The sixth hotel converted to a Courtyard by Marriott in early 2005. The Torrance Marriott, acquired on January 5, 2005, is subject to a new management agreement with Marriott. Marriott is responsible for hiring, with the Company retaining veto rights on certain executive level employees, training and supervising the managers and employees required to operate the properties and for purchasing supplies, for which generally Marriott will be reimbursed by the Company. Marriott will provide centralized reservation systems, national advertising, marketing and promotional services, as well as various accounting and data processing services. Marriott will also prepare and implement annual operations budgets that will be subject to certain limited review and approval rights by the Company.

The following table sets forth the effective date, initial term and the number of renewal terms at the option of the manager under the respective management agreements for each of the Company’s acquired hotel properties as of December 31, 2004:

	Date of Agreement	Initial Term	Number of Renewal Terms

The Lodge at Sonoma, a Renaissance Resort and Spa	10/25/2004	20 years	One ten year period

Courtyard Midtown Manhattan East	11/19/2004	30 years	Two ten year periods

Marriott Salt Lake City Downtown	12/29/2001	30 years	Three fifteen year periods

Courtyard Manhattan / Fifth Avenue	01/22/2005	30 years	None

Marriott Griffin Gate Resort	12/22/2004	20 years	One ten year period

Marriott Bethesda Suites	12/15/2004	21 years	Two ten year periods

Torrance Marriott	01/31/2005	40 years	None

The following table sets forth the base management fee and incentive management fee, generally due and payable each fiscal year, for each of our seven properties as of December 31, 2004:

	Base Management Fee(1)		Incentive Management Fee(2)
Courtyard Manhattan/Midtown East	5%		25%(3)
Torrance Marriott	3%		20%(4)
Salt Lake City Marriott Downtown	3%		Not more than 20%(5)
Marriott Griffin Gate Resort	3%		20%(6)
Bethesda Marriott Suites	3%		50%(7)
Courtyard Manhattan/Fifth Avenue	5	%(8)	25%(9)
The Lodge at Sonoma Renaissance Resort & Spa	3%		20%(10)

(1)	As a percentage of gross revenues.
(2)	Based on a percentage of hotel operating profits above a negotiated return on our investment capital as more fully described in the following footnotes.
(3)	Calculated as a percentage of operating profits in excess of 10.75% of the sum of (i) $73.7 million and (ii) the amount of certain capital expenditures.
(4)	Calculated as a percentage of operating profits in excess of the sum of (i) $7.5 million and (ii) 10.75% of certain capital expenditures.
(5)	The incentive management fee is equal to the available cash flow for each fiscal year, subject to a cap of 20% of operating profit for such fiscal year. Commencing with the fiscal year 2002, the operating profit with respect to each fiscal year is reduced by an amount equal to 10.75% of all material capital expenditures funded by the TRS lessee; provided that the material capital expenditures are included in the calculation of the incentive management fee with respect to the fiscal year or fiscal years during which such expenditures occurred (on a pro rata basis).
(6)	Calculated as a percentage of operating profits in excess of the sum of (i) $5.5 million and (ii) 10.75% of certain capital expenditures.

(7)	Calculated as a percentage of operating profits in excess of the sum of (i) the payment of certain loan procurement costs, (ii) 10.75% of certain capital expenditures, (iii) an agreed-upon return on certain expenditures and (iv) the value of certain amounts paid into a reserve account established for the replacement, renewal and addition of certain hotel goods.
(8)	The base management fee will be equal to 5.5% of gross revenues for fiscal years 2010 through 2014 and 6% for fiscal year 2015 and thereafter until the expiration of the agreement. Also, beginning in 2007, the base management fee may increase to 5.5% at the beginning of the next fiscal year if operating profits equal or exceed $4.7 million, and beginning in 2011, the base management fee may increase to 6.0% at the beginning of the next fiscal year if operating profits equal or exceed $5.0 million.
(9)	Calculated as a percentage of operating profits in excess of 12% of the sum of (i) $38.8 million and (ii) the amount of certain capital expenditures, less 5% of the total real estate tax bill (for as long as the hotel is leased to a party other than the manager).
(10)	Calculated as a percentage of operating profits in excess of the sum of (i) $3.6 million and (ii) 10.75% of capital expenditures.

As of December 31, 2004, the liabilities incurred by the hotel managers are comprised of liabilities incurred by the Company’s hotel managers in conjunction with the operation of the hotels which are legal obligations of the Company. As of December 31, 2004, the due from manager is primarily comprised of hotel level accounts receivable, periodic hotel operating distributions due to owner and prepaid assets held by the hotel managers on the Company’s behalf.

Other Business Relationships with Marriott

The Company is party to the following arrangements with Marriott:

•	The Company is party to a one-year lease agreement for approximately 4,000 square feet of office space at Marriott’s headquarters for the Company’s corporate offices for approximately $190,000 per year. In addition, the Company reimbursed Marriott for approximately $45,000 of leasehold improvement costs for the leased space.

•	The Company has entered into a shared services agreement with Marriott. The shared services agreement provides the Company with access to certain information technology and telephone and Internet systems as long as the Company continues to lease its corporate offices from Marriott. The cost of these services was approximately $73,000 for the period from May 6, 2004 to December 31, 2004.

TRS Leases

In order to qualify as a REIT, the Company must lease our hotel properties to another party from whom the Company will derive rent income that will qualify as “rents from real property” under the REIT rules. Accordingly, the Company will lease each of our hotels to a wholly owned TRS lessee subsidiary. Each TRS lessee subsidiary pays rent that generally should qualify as “rents from real property,” provided that an “eligible independent contractor” operates and manages each hotel property on behalf of the TRS lessee. We expect that an “eligible independent contractor” will manage each of our hotel properties. All rents under the TRS leases are eliminated in consolidation.

10.    Commitments and Contingencies

Litigation

The Company is not involved in any material litigation nor, to its knowledge, is any material litigation threatened against the Company.

Pension Fund Withdrawal Liability (Unaudited)

On March 31, 2005, the New York Hotel Trades Council and Hotel Association of New York City, Inc. Pension Fund (the “Fund”) sent the Company a Notice of Demand for Payment of Withdrawal Liability under

Section 4202 of ERISA, with regard to the Company’s acquisition of the Courtyard Manhattan/Fifth Avenue and the related transfer of management of the hotel to Marriott. The Fund assessed a withdrawal liability of $484,242 under Section 4201 of ERISA. The Company believes that the acquisition of the Courtyard Manhattan/Fifth Avenue did not constitute or give rise to a partial or complete withdrawal from the Fund and has requested that the Fund rescind the a Notice of Demand for Payment of Withdrawal Liability. On June 2, 2005, the Fund rescinded the Notice of Demand for Payment of Withdrawal Liability.

Ground Leases

The Company leases the land underlying the Bethesda Marriott Suites, the Marriott Griffin Gate Resort golf course and the Courtyard Manhattan / Fifth Avenue pursuant to ground leases that provide for ground lease rental payments that are stipulated in the ground lease and increase in pre-established amounts over the remaining term of the lease. The Company leases the land underlying the Salt Lake City Marriott Downtown pursuant to a ground lease that provides for ground lease payments that are calculated based on a percentage of gross revenues. The Company records minimum ground rent expense on the Bethesda Marriott Suites, the Marriott Griffin Gate Resort golf course and the Courtyard Manhattan / Fifth Avenue on a straight-line basis as required by accounting principles generally accepted in the United States.

In addition to the main Salt Lake City ground lease, the Company leases the ground under a portion of the Salt Lake City Marriott Downtown ballroom under a separate lease agreement.

Ground rent expense was $353,410 for the period from May 6, 2004 to December 31, 2004. Cash paid for ground rent was $53,215 for the period from May 6, 2004 to December 31, 2004.

Future minimum annual rental commitments under non-cancelable operating leases as of December 31, 2004 are as follows:

2005	$1,612,563
2006	1,448,925
2007	1,370,603
2008	1,477,804
2009	1,501,024
Thereafter	601,230,549

$608,641,468

The following table reflects the annual base rents of the Company’s ground leases as of December 31, 2004:

Property	Term(1)	Annual Rent
Salt Lake City Marriott
(Ground Lease for Hotel)	Through 12/56	Greater of $132,000 or 2.6% of annual gross room sales

(Ground Lease for Extension)	Through 12/07	$9,343
	1/08-12/12	10,277
	1/13-12/17	11,305

Marriott Griffin Gate Resort	9/03-8/08	90,750
	9/08-8/13	99,825
	9/13-8/18	109,800
	9/18-8/23	120,750
	9/23-8/28	132,750
	9/28-8/33	147,000

Bethesda Marriott Suites	Through 10/87	374,125(2)

Courtyard Manhattan/Fifth Avenue (3)	10/97-9/07	800,000
	10/07-9/17	906,000
	10/17-9/27	1,132,812
	10/27-9/37	1,416,015
	10/37-9/47	1,770,019
	10/47-9/57	2,212,524
	10/57-9/67	2,765,655
	10/67-9/77	3,457,069
	10/77-9/85	4,321,336

(1)	These terms assume our exercise of all renewal options.
(2)	Represents rent for the year commencing on November 2004 and ending on October 2005. Rent will increase annually by 5.5%
(3)	The ground lease term is 49 years. The Company has the right to renew the ground lease for an additional 49 year term on the same terms then applicable to the ground lease.
(4)	The total annual rent includes the fixed rent noted in the table plus a percentage rent equal to 5% of gross receipts for each lease year, but only to the extent that 5% of gross receipts exceeds the minimum fixed rent in such lease year.

11.    Fair Value of Financial Instruments

The fair value of certain financial assets and liabilities and other financial instruments as of December 31, 2004 are as follows:

	Carrying Amount	Fair Value
Mortgage debt	$177,827,573	$180,771,810
Interest rate cap agreements	59,944	59,944

The fair value of all other financial assets and liabilities are equal to their carrying amount.

DiamondRock Hospitality Company

Schedule III—Real Estate and Accumulated Depreciation

As of December 31, 2004

		Initial Cost		Costs Capitalized Subsequent to Acquisition	Gross Amount at End of Year
Description	Encumbrances	Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation	Net Book Value	Year of Acquisition	Depreciation Life
The Lodge at Sonoma, a Renaissance Resort and Spa	$(20,000,000)	$3,951,000	$23,459,459	$—	$3,951,000	$23,459,459	$27,410,459	$(148,123)	$27,262,336	2004	40 Years
Courtyard Manhattan / Midtown East	(45,000,000)	16,500,000	54,664,374	—	16,500,000	54,664,374	71,164,374	(160,628)	71,003,746	2004	40 Years
Salt Lake City Marriott Downtown	(39,000,000)	—	45,292,260	—	—	45,292,260	45,292,260	(53,651)	45,238,609	2004	40 Years
Courtyard Manhattan / Fifth Avenue	(23,000,000)	—	33,779,307	—	—	33,779,307	33,779,307	(27,855)	33,751,452	2004	40 Years
Marriott Griffin Gate Resort	(31,000,000)	7,869,000	33,428,263	—	7,869,000	33,428,263	41,297,263	(23,237)	41,274,026	2004	40 Years
Bethesda Marriott Suites	(19,827,573)	—	46,271,249	—	—	46,271,249	46,271,249	(54,083)	46,217,166	2004	40 Years

Total	$(177,827,573)	$28,320,000	$236,894,912	$—	$28,320,000	$236,894,912	$265,214,912	$(467,577)	$264,747,335

Independent Auditors’ Report

Marriott International, Inc.:

We have audited the accompanying statements of assets and liabilities—accounts maintained by Marriott International, Inc. for the Courtyard by Marriott Midtown East (the Hotel) as of October 8, 2004 and January 2, 2004 and the related statements of operating revenues, direct costs and certain operating expenses—accounts maintained by Marriott International, Inc., net assets—accounts maintained by Marriott International, Inc., and cash flows—accounts maintained by Marriott International, Inc. for the Hotel for the period from January 3, 2004 to October 8, 2004 and for the years ended January 2, 2004 and January 3, 2003. These financial statements are the responsibility of Marriott International, Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

As described in note 2, the accompanying financial statements exclude certain assets, liabilities and expenses and therefore, are not a complete presentation of the Hotel’s assets, liabilities and related revenues and expenses.

In our opinion, the financial statements referred to above present fairly, in all material respects, the assets and liabilities of the Hotel maintained by Marriott International, Inc. (described in note 2) as of October 8, 2004 and January 2, 2004 and the related operating revenues, direct costs and certain operating expenses and cash flows of the Hotel maintained by Marriott International, Inc. in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

McLean, Virginia

November 19, 2004

COURTYARD BY MARRIOTT MIDTOWN EAST

STATEMENTS OF ASSETS AND LIABILITIES— ACCOUNTS MAINTAINED BY MARRIOTT INTERNATIONAL, INC.

October 8, 2004 and January 2, 2004

	October 8, 2004	January 2, 2004
ASSETS
Cash and cash equivalents	$93,347	$35,798
Accounts receivable	730,720	353,078
Due from Marriott International, Inc.	780,238	833,981
Other assets	50,981	85,010

Total assets	$1,655,286	$1,307,867

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable and accrued expenses	$245,568	$233,724
Sales and use tax payable	256,069	209,641
Due to fund for replacement of and
additions to furnishings and equipment	129,157	113,368
Advance deposits	30,665	46,959

Total liabilities	661,459	603,692
Net assets	993,827	704,175

Total liabilities and net assets	$1,655,286	$1,307,867

See accompanying notes to financial statements.

COURTYARD BY MARRIOTT MIDTOWN EAST

STATEMENTS OF OPERATING REVENUES, DIRECT COSTS AND CERTAIN OPERATING EXPENSES— ACCOUNTS MAINTAINED BY MARRIOTT INTERNATIONAL, INC.

Period from January 3, 2004 to October 8, 2004 and Years Ended

January 2, 2004 and January 3, 2003

	January 3, 2004 to October 8, 2004	Year ended January 2, 2004	Year ended January 3, 2003
Operating Revenues:
Rooms	$14,222,711	$14,898,355	$16,098,776
Food and beverage	566,422	711,239	782,513
Telephone and other	214,987	351,238	406,927

Total operating revenues	15,004,120	15,960,832	17,288,216

Direct Costs:
Rooms	3,795,646	3,690,098	3,818,414
Food and beverage	547,601	695,381	847,560
Telephone and Other	281,271	341,057	404,074

Total direct costs	4,624,518	4,726,536	5,070,048

Total operating revenues less direct costs	10,379,602	11,234,296	12,218,168

Certain Operating Expenses:
General and administrative	1,593,420	1,977,756	2,600,900
Utilities	503,593	660,493	545,270
Real estate taxes and other taxes	790,593	1,063,074	860,999
Repairs and maintenance	660,189	826,627	366,573
Management fees	750,206	798,042	864,411
Marketing	596,844	646,159	746,744
Insurance	157,359	252,348	340,340
Leases	31,884	58,329	67,830
Other expenses	417,670	472,336	27,799

Total operating expenses	5,501,758	6,755,164	6,420,866

Excess of operating revenues over direct costs and certain operating expenses	$4,877,844	$4,479,132$	$5,797,302

See accompanying notes to financial statements.

COURTYARD BY MARRIOTT MIDTOWN EAST

STATEMENTS OF CASH FLOWS— ACCOUNTS MAINTAINED BY MARRIOTT INTERNATIONAL, INC.

Period from January 3, 2004 to October 8, 2004 and Years Ended

January 2, 2004 and January 3, 2003

	January 3, 2004 to October 8, 2004	Year ended January 2, 2004	Year ended January 3, 2003
Cash flows from operating activities:
Excess of operating revenues over direct costs and certain operating expenses	$4,877,844	$4,479,132	$5,797,302
Adjustments to reconcile net loss to net cash provided by operating activities:
Changes in operating accounts:
Accounts receivable, net	(377,642)	(104,748)	(33,206)
Due from Marriott International, Inc.	53,743	(355,488)	(335,074)
Other assets	34,029	386,936	81,805
Accounts payable and accrued expenses	58,272	23,754	125,096
Due to fund for replacement of and additions to furnishings and equipment	15,789	78,648	(13,699)
Advance deposits	(16,294)	13,876	10,202

Net cash provided by operating activities	4,645,741	4,522,110	5,632,426

Net cash used in financing activities—cash distributions to owner	(4,588,192)	(4,529,826)	(5,623,366)

Net increase (decrease) in cash and cash equivalents	57,549	(7,716)	9,060
Cash and cash equivalents at beginning of period	35,798	43,514	34,454

Cash and cash equivalents at end of period	$93,347	$35,798	$43,514

See accompanying notes to financial statements.

COURTYARD BY MARRIOTT MIDTOWN EAST

STATEMENTS OF NET ASSETS— ACCOUNTS MAINTAINED BY MARRIOTT INTERNATIONAL, INC.

Period from January 3, 2004 to October 8, 2004 and Years Ended

January 2, 2004 and January 3, 2003

Balance at December 28, 2001	$580,933
Distributions to owner	(5,623,366)
Excess of operating revenues over direct costs and certain operating expenses	5,797,302

Balance at January 3, 2003	754,869
Distributions to owner	(4,529,826)
Excess of operating revenues over direct costs and certain operating expenses	4,479,132

Balance at January 2, 2004	704,175
Distributions to owner	(4,588,192)
Excess of operating revenues over direct costs and certain operating expenses	4,877,844

Balance at October 8, 2004	$993,827

See accompanying notes to financial statements.

COURTYARD BY MARRIOTT MIDTOWN EAST

NOTES TO FINANCIAL STATEMENTS— ACCOUNTS MAINTAINED BY MARRIOTT INTERNATIONAL, INC.

October 8, 2004 and January 2, 2004

1.    Organization

866 3rd Generation Hotel L.L.C. (the “866 3rd”) owns the 307 room Courtyard by Marriott Midtown East Hotel (the “Hotel”) located at 866 Third Avenue, New York, New York. The Hotel is operated under a long-term management agreement with Courtyard Management Corporation (the “Manager”), a wholly owned subsidiary of Marriott International, Inc (“MII”). The Manager has managed the Hotel since its original conversion to a hotel in 1998. 866 3rd is currently a debtor in possession pursuant to a filing under Chapter 11 of the Federal bankruptcy code. MII entered into a Purchase and Sale Agreement with 866 3rd in October 2004 to acquire the Hotel. MII has assigned their right, title and interest under the Purchase and Sale Agreement to an affiliate of DiamondRock Hospitality Company (“DiamondRock”) (see Note 6).

There are 53 weeks included in the period ended January 2, 2003 and there are 52 weeks included in the period ended January 3, 2004. October 8, 2004 is the end of the Manager’s tenth accounting period in 2004. The Manager’s accounting periods are four weeks in duration and there are 13 periods in a year.

2.    Summary of Significant Accounting Policies

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. Actual results could differ from those estimates.

The accompanying statements of assets and liabilities include only the accounts maintained by the Manager and, accordingly, do not include buildings, furniture and equipment, mortgage payable and the fund for replacement of additions to furnishings and equipment. In addition, the statements of operating revenues, direct costs and certain operating expenses include only the accounts maintained by the Manager and, accordingly, do not include charges for depreciation and amortization and interest expense, any expenses paid directly by 866 3rd or any income tax accounts, which are the liabilities of the members of 866 3rd. As a result, the accompanying financial statements are not intended to be a complete presentation of the Hotel’s assets and liabilities and the related revenue and expenses, cash flows and net assets. Accordingly, the assets, liabilities and expenses may not be comparable to the assets, liabilities and expenses expected to be recorded by DiamondRock in the future.

Basis of Accounting

The accompanying statements are prepared using the accrual basis of accounting.

Cash and Cash Equivalents

All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Revenue Recognition

Room revenue is recognized on a day-to-day basis when the services have been rendered. Food and beverage and all other revenue are recognized when the services have been rendered.

3.    Management Agreement

The Hotel is operated under a long-term management agreement, which expires in November 2023, before considering any renewal periods, as defined. Pursuant to the terms of the management agreement, the Manager earns a base management fee, which is calculated as 5% of Hotel sales. In addition, the Manager earns an incentive management fee, which is calculated as 20% of available cash flow, as defined, in excess of an owner’s priority, as defined. No incentive fees were earned in any of the periods presented.

The management agreement provides for the establishment of a fund for replacement of and additions to furnishings and equipment (the Fund) to cover the cost of replacements and renewals of furniture and fixtures at the Hotel. Contributions to the Fund are restricted and are calculated as 4% of Hotel sales. Contributions to the Fund, for the period from January 3, 2004 to October 8, 2004 and each of the fiscal years ended January 2, 2004 and January 3, 2003 were $600,165, $638,433 and $691,529, respectively. The Fund is held and owned by 866 3rd. The balance held by 866 3rd at October 8, 2004 was $2,971,026.

Pursuant to the terms of the management agreement, 866 3rd is required to provide the Manager with working capital and supplies to meet the operating needs of the Hotel. 866 3rd contributed $154,000 to the Manager to meet operating needs when the hotel opened in November 1998.

4.    Commitments and Contingencies

The Hotel is involved from time to time in litigation arising in the normal course of business, none of which is expected to have a material adverse effect on the Hotel’s financial statements.

5.    Leases

The Manager is currently obligated under several non-cancelable operating lease agreements for computers and office equipment that expire between 2004 and 2007. Future minimum lease payments required under these non-cancelable operating leases as of October 8, 2004 are as follows:

October 8, 2004 to December 31, 2004	$4,925
2005	29,552
2006	3,955
2007	1,970

$40,402

6.    Subsequent Events

In November 2004, MII entered into an Assignment and Assumption of Purchase and Sale Agreement with DiamondRock whereby DiamondRock assumed MII’s rights, title and interest in MII’s Purchase and Sale Agreement with 866 3rd for the acquisition of the Hotel for cash consideration of approximately $75,000,000. DiamondRock is 14.3% owned by MII. The Hotel will continue to be managed by a subsidiary of MII under a new management agreement. The significant terms of the new management agreement are as follows:

Description	Term
Term	30 years with two 10-year extensions at Manager option
Base Management Fee	5% of gross revenues
Incentive Management Fee	25% above owner priority of 10.75% of total investment
FF&E Escrow Contribution Percentage	5%

Independent Auditors’ Report

The Partners

Host Marriott, L.P.:

We have audited the accompanying balance sheets of the Torrance Marriott (the Hotel), as of October 8, 2004 and January 2, 2004 and the related statements of operations, net assets and cash flows for the period from January 3, 2004 to October 8, 2004 and the fiscal years ended January 2, 2004 and January 3, 2003. These financial statements are the responsibility of the management of Host Marriott, L.P. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Hotel’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Hotel as of October 8, 2004 and January 2, 2004, and the results of its operations and its cash flows for the period from January 3, 2004 to October 8, 2004 and the fiscal years ended January 2, 2004 and January 3, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

McLean, Virginia

January 5, 2005

TORRANCE MARRIOTT

BALANCE SHEETS

(in thousands)

	October 8, 2004	January 2, 2004
ASSETS
Property and equipment, net	$46,957	$48,214
Accounts receivable	921	1,015
Inventory	58	67
Prepaid expenses and other assets	19	15
Property improvement fund	2,863	2,161
Cash and cash equivalents	321	405

Total assets	$51,139	$51,877

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable	$474	$730
Deferred incentive management fees	5,706	5,164
Due to Marriott International, Inc.	97	226
Accrued expenses and other liabilities	480	459

Total liabilities	6,757	6,579
Net assets	44,382	45,298

Total liabilities and net assets	$51,139	$51,877

See accompanying notes to financial statements.

TORRANCE MARRIOTT

STATEMENTS OF OPERATIONS

(in thousands)

	Period from January 3, 2004 to October 8, 2004	Fiscal years ended
		January 2, 2004	January 3, 2003
Revenues:
Rooms	$10,609	$13,171	$13,580
Food and beverage	4,510	5,217	5,031
Other	633	806	1,029

Total revenues	15,752	19,194	19,640

Operating costs and expenses:
Rooms	2,615	3,264	3,277
Food and beverage	3,459	4,202	4,362
Hotel departmental expenses	4,701	5,468	5,210
Real estate taxes and other taxes	536	688	640
Other expenses	301	614	198
Management fees	1,010	1,199	1,415
Depreciation and amortization	1,721	2,267	2,186

Total operating costs and expenses	14,343	17,702	17,288

Operating profit	1,409	1,492	2,352
Income tax benefit	117	7	60

Net income	$1,526	$1,499	$2,412

See accompanying notes to financial statements.

TORRANCE MARRIOTT

STATEMENTS OF NET ASSETS

(in thousands)

Balance at December 28, 2001	$49,796
Net income	2,412
Capital distributions, net	(4,851)

Balance at January 3, 2003	47,357
Net income	1,499
Capital distributions, net	(3,558)

Balance at January 2, 2004	45,298
Net income	1,526
Capital distributions, net	(2,442)

Balance at October 8, 2004	$44,382

See accompanying notes to financial statements.

TORRANCE MARRIOTT

STATEMENTS OF CASH FLOWS

(in thousands)

	Period from January 3, 2004 to October 8, 2004	Fiscal years ended
		January 2, 2004	January 3, 2003
Operating Activities:
Net income	$1,526	$1,499	$2,412
Depreciation and amortization	1,721	2,267	2,186
Changes in operating accounts:
Accounts receivable	94	650	159
Deferred incentive management fees	542	623	823
Inventory, Prepaid expenses and other assets	5	1	(12)
Due to Marriott International, Inc.	(129)	(359)	(1,003)
Accounts Payable, Advanced Deposits, Accrued expenses and other liabilities	(235)	(375)	(502)

Cash provided by operating activities	3,524	4,306	4,063

Investing Activities:
Additions to property and equipment, net	(464)	(480)	(628)
Change in property improvement fund	(702)	(562)	(355)

Cash used in investing activities	(1,166)	(1,042)	(983)

Financing Activities:
Capital distributions to owners, net	(2,442)	(3,558)	(4,851)

Decrease in cash and cash equivalents	(84)	(294)	(1,771)
Cash and cash equivalents at:
Beginning of period	405	699	2,470

End of period	$321	$405	$699

See accompanying notes to financial statements.

TORRANCE MARRIOTT

NOTES TO FINANCIAL STATEMENTS

October 8, 2004 and January 2, 2004

1.    Business and Basis of Presentation

The balance sheet and operating accounts of the Torrance Marriott (the Hotel, as defined below), have been prepared pursuant to the requirements of a purchase and sale agreement between the owner, Host Marriott, L.P. (Host LP) and DiamondRock Hospitality Company (DiamondRock). All of the interests in the Hotel are either directly or indirectly owned by Host LP.

These financial statements present the financial position, results of operations, and the cash flows of the hotel by combining the accounts of Host LP, pertaining to the Hotel, the accounts of the taxable Real Estate Investment Trust subsidiary (TRS) of Host LP, which leases the Hotel and the working capital and operating accounts of the Hotel as of October 8, 2004 and January 2, 2004 and for the period from January 3, 2004 to October 8, 2004 and the fiscal years ended January 2, 2004 and January 3, 2003 and, the rental income received by the owner is eliminated against the lease expense of the TRS as well as other inter-entity transactions and balances. Accordingly, these financial statements reflect the financial position, results of operations and cash flows for the Hotel. October 8, 2004 is the end of the tenth accounting period in 2004. The accounting periods are four weeks in duration, and there are 13 periods in a year. All excess cash generated by the Hotel is distributed to the owner of the Hotel.

The Torrance Marriott (the Hotel), has 487 rooms and is operated under long-term management agreement with Marriott International, Inc. (MII).

2.    Summary of Significant Accounting Policies

Basis of Accounting

The assets and liabilities in these financial statements are recorded at their historical costs.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenues

Revenues from operations of the hotel are recognized when the services are provided. Revenues consist of room sales, food and beverage sales, and other department revenues such as telephone and gift shop.

Property and Equipment

Property and equipment is recorded at cost. Replacements and improvements are capitalized, while repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for building and improvements and three to ten years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease terms or the estimated useful lives of the assets.

Host LP assesses impairment of real estate properties based on whether it is probable that estimated undiscounted future cash flows from the Hotel property are less than its net book value. If the Hotel property is impaired, a loss is recorded for the difference between the fair value and net book value of the property.

Income Taxes

Provisions for Federal and state income taxes in the accompanying financial statements are based on the pre-tax loss of the TRS. The effective tax rate applied to the pre-tax loss of the taxable REIT subsidiary was 38.5% for the period from January 3, 2004 to October 8, 2004 and the fiscal years ended January 2, 2004 and January 3, 2003. The deferred tax asset related to the pre-tax loss is transferred to Host LP and treated as an adjustment to capital distributions in the accompanying financial statements.

Cash and Cash Equivalents

All highly liquid investments with a maturity of three months or less at date of purchase are considered cash equivalents.

Property Improvement Fund

The property improvement fund was established pursuant to the management agreement with MII to fund capital expenditures at the Hotel (see note 4).

3.    Property and Equipment

Property and equipment consists of the following (in thousands):

	October 8, 2004	January 2, 2004
Land	$9,215	$9,215
Building and improvements	43,538	43,222
Furniture and equipment	6,733	6,585

	59,486	59,022
Less accumulated depreciation	(12,529)	(10,808)

	$46,957	$48,214

4.    Management Agreement

The Hotel is managed by MII pursuant to a long-term management agreement, which expires on December 31, 2060, including all renewal periods. Pursuant to the terms of the management agreement, the manager earns a base management fee of 3% of hotel sales and an incentive management fee, which is 20% of Gross Operating Profit (as defined in the management agreement).

Incentive management fees for the Hotel for the period from January 3, 2004 to October 8, 2004 and the fiscal years ended January 2, 2004 and January 3, 2003 were approximately $.5 million, $.6 million and $.8 million, respectively. Incentive management fees must be deferred if the owner’s distribution is less than 70% of Gross Operating Profit. To date, all incentive management fees have been deferred.

The management agreement provides for the establishment of a property improvement fund to cover the cost of replacements and renewals of furniture and fixtures at the Hotel. Contributions to the property improvement fund are based on 5% of Hotel sales. Contributions to the property improvement fund for the period from January 3, 2004 to October 8, 2004 and the fiscal years ended January 2, 2004 and January 3, 2003 were approximately $.8 million, $1.0 million and $1.0 million, respectively.

5.    TRS Lease

The TRS, as the lessee of the Hotel (Lessee), is responsible for paying all of the expenses of operating the Hotel, including all personnel costs, utility costs and general repair and maintenance of the Hotel. The Lessee is also responsible for all fees payable to MII, including base and incentive management fees and chain service payments, with respect to periods covered by the term of the lease. The Lessee is not obligated to bear the cost of any capital improvements or capital repairs to the Hotel or the other expenses borne by Host LP such as real estate taxes, personal property taxes, casualty insurance on the Hotel, required expenditures for replacement of furniture and fixtures (including maintaining the property improvement fund) and capital expenditures.

6.    Subsequent Events

On January 5, 2005, DiamondRock acquired Host LP’s rights, title and interest in the Hotel for total consideration of approximately $65 million (including working capital). The Hotel will continue to be managed by a subsidiary of MII under a new management agreement. The significant terms of the new management agreement are as follows:

Term	20 years with two 10-year extensions at MII option
Base Management Fee	3% of gross revenues
Incentive Management Fee	20% above owner priority calculated at 10.75% of total investment
FF&E Escrow Contribution Percentage	5% of gross revenues

Independent Auditors’ Report

The Partners

Host Marriott, L.P.:

We have audited the accompanying balance sheets of the Salt Lake City Marriott Downtown (the Hotel), as of October 8, 2004 and January 2, 2004, and the related statements of operations, net assets and cash flows for the period from January 3, 2004 to October 8, 2004 and the fiscal years ended January 2, 2004 and January 3, 2003. These financial statements are the responsibility of the management of Host Marriott, L.P. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Hotel’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Hotel as of October 8, 2004 and January 2, 2004, and the results of its operations and its cash flows for the period from January 3, 2004 to October 8, 2004 and the fiscal years ended January 2, 2004 and January 3, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

McLean, Virginia

January 5, 2005

SALT LAKE CITY MARRIOTT DOWNTOWN

BALANCE SHEETS

(in thousands)

	October 8, 2004	January 2, 2004
ASSETS
Property and equipment, net	$47,863	$49,439
Accounts receivable	1,252	735
Inventory	128	125
Prepaid expenses and other assets	7	20
Property improvement fund	3,562	2,898
Cash and cash equivalents	642	156

Total assets	$53,454	$53,373

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable	$804	$521
Due to Marriott International, Inc.	177	97
Accrued expenses and other liabilities	184	233

Total liabilities	1,165	851
Net assets	52,289	52,522

Total liabilities and net assets	$53,454	$53,373

See accompanying notes to financial statements.

SALT LAKE CITY MARRIOTT DOWNTOWN

STATEMENTS OF OPERATIONS

(in thousands)

	Period from January 3, 2004 to October 8, 2004	Fiscal years ended
		January 2, 2004	January 3, 2003
Revenues:
Rooms	$11,656	$14,504	$18,019
Food and beverage	4,618	5,761	7,384
Other	1,286	1,337	1,805

Total revenues	17,560	21,602	27,208

Operating costs and expenses:
Rooms	2,850	3,479	4,138
Food and beverage	3,283	4,356	5,131
Hotel departmental expenses	5,310	6,427	7,473
Real estate taxes and other taxes	481	614	589
Ground rent	356	408	445
Other expenses	70	113	88
Management fees	527	628	2,092
Depreciation and amortization	1,826	3,222	3,295

Total operating costs and expenses	14,703	19,247	23,251

Operating profit	2,857	2,355	3,957
Income taxes	(325)	(239)	(55)

Net income	$2,532	$2,116	$3,902

See accompanying notes to financial statements.

SALT LAKE CITY MARRIOTT DOWNTOWN

STATEMENTS OF NET ASSETS

(in thousands)

Balance at December 28, 2001	$56,894
Net income	3,902
Capital distributions, net	(6,052)

Balance at January 3, 2003	54,744
Net income	2,116
Capital distributions, net	(4,338)

Balance at January 2, 2004	52,522
Net income	2,532
Capital distributions, net	(2,765)

Balance at October 8, 2004	$52,289

See accompanying notes to financial statements.

SALT LAKE CITY MARRIOTT DOWNTOWN

STATEMENTS OF CASH FLOWS

(in thousands)

	Period from January 3, 2004 to October 8, 2004	Fiscal years ended
		January 2, 2004	January 3, 2003
Operating Activities:
Net income	$2,532	$2,116	$3,902
Depreciation and amortization	1,826	3,222	3,295
Changes in operating accounts:
Accounts receivable	(517)	255	(103)
Due to/from Marriott International, Inc.	80	165	613
Inventory and prepaid expenses	10	53	319
Accounts payable, advanced deposits, accrued expenses and other liabilities	234	(386)	(2,576)

Cash provided by operating activities	4,165	5,425	5,450

Investing Activities:
Additions to property and equipment, net	(250)	(289)	(384)
Change in property improvement fund	(664)	(937)	(1,015)

Cash used in investing activities	(914)	(1,226)	(1,399)

Financing Activities:
Capital distributions to owners, net	(2,765)	(4,338)	(6,052)

Increase (decrease) in cash and cash equivalents	486	(139)	(2,001)
Cash and cash equivalents at:
Beginning of period	156	295	2,296

End of period	$642	$156	$295

See accompanying notes to financial statements.

SALT LAKE CITY MARRIOTT DOWNTOWN

NOTES TO FINANCIAL STATEMENTS

October 8, 2004 and January 2, 2004

1.    Business and Basis of Presentation

The balance sheet and operating accounts of the Salt Lake City Marriott Downtown (the Hotel, as defined below), have been prepared pursuant to the requirements of a purchase and sale agreement between the owner, Host Marriott, L.P. (Host LP) and DiamondRock Hospitality Company (DiamondRock). All of the interests in the Hotel are either directly or indirectly owned by Host LP.

These financial statements present the financial position, results of operations, and the cash flows of the hotel by combining the accounts of Host LP, pertaining to the Hotel, the accounts of the taxable Real Estate Investment Trust subsidiary (TRS) of Host LP, which leases the Hotel and the working capital and operating accounts of the Hotel as of October 8, 2004 and January 2, 2004 and for the period from January 3, 2004 to October 8, 2004 and the fiscal years ended January 2, 2004 and January 3, 2003 and, the rental income received by the owner is eliminated against the lease expense of the TRS as well as other inter-entity transactions and balances. Accordingly, these financial statements reflect the financial position, results of operations and cash flows for the Hotel. October 8, 2004 is the end of the tenth accounting period in 2004. The accounting periods are four weeks in duration, and there are 13 periods in a year. All excess cash generated by the Hotel is distributed to the owner of the Hotel.

The Salt Lake City Marriott Downtown (the Hotel), has 510 rooms and is operated under long-term management agreements with Marriott International, Inc. (MII).

2.    Summary of Significant Accounting Policies

Basis of Accounting

The assets and liabilities in these financial statements are recorded at their historical costs.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenues

Revenues from operations of the hotel are recognized when the services are provided. Revenues consist of room sales, food and beverage sales, and other department revenues such as telephone and gift shop.

Property and Equipment

Property and equipment is recorded at cost. Replacements and improvements are capitalized, while repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for building and improvements and three to ten years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease terms or the estimated useful lives of the assets.

Host LP assesses impairment of real estate properties based on whether it is probable that estimated undiscounted future cash flows from the Hotel property are less than its net book value. If the Hotel property is impaired, a loss is recorded for the difference between the fair value and net book value of the property.

Income Taxes

Provisions for Federal and state income taxes in the accompanying financial statements are based on the pre-tax income of the TRS. The effective tax rate applied to the pre-tax income of the taxable REIT subsidiaries was 38.5% for the period from January 3, 2004 to October 8, 2004 and the fiscal years ended January 2, 2004 and January 3, 2003. The full liability related to the pre-tax income is transferred to Host LP and treated as an adjustment to capital distributions in the accompanying financial statements.

Cash and Cash Equivalents

All highly liquid investments with a maturity of three months or less at date of purchase are considered cash equivalents.

Property Improvement Fund

The property improvement fund was established pursuant to the management agreement with MII to fund capital expenditures at the Hotel (see note 4).

3.    Property and Equipment

Property and equipment consists of the following (in thousands):

	October 8, 2004	January 2, 2004
Building and leasehold improvements	$56,880	$56,725
Furniture and equipment	13,811	13,725

	70,691	70,450
Less accumulated depreciation	(22,828)	(21,011)

	$47,863	$49,439

4.    Management Agreement

The Hotel is managed by MII pursuant to a long-term management agreement, which expires August 2057, including all renewal periods. Pursuant to the terms of the management agreement, the manager earns a base management fee of 3% of hotel sales and an incentive management fee, which is calculated as available cash flow up to 20% of net house profit, as defined in the management agreement. No incentive management fees were earned in 2003 or 2004. In 2002, the Hotel paid approximately $1.3 million of incentive management fees.

The management agreement provides for the establishment of a property improvement fund to cover the cost of replacements and renewals of furniture and fixtures at the Hotel. Contributions to the property improvement fund are based on 5% of Hotel sales. Contributions to the property improvement fund for the period from January 3, 2004 to October 8, 2004, and the two years ended January 2, 2004 and January 3, 2003 were $.9 million, $1.1 million and $1.4 million, respectively.

5.    TRS Lease

The TRS, as the lessee of the Hotel (Lessee), is responsible for paying all of the expenses of operating the Hotel, including all personnel costs, utility costs and general repair and maintenance of the Hotel. The Lessee is also responsible for all fees payable to MII, including base and incentive management fees and chain service payments, with respect to periods covered by the term of the lease. The Lessee is not obligated to bear the cost of any capital improvements or capital repairs to the Hotel or the other expenses borne by Host LP such as real estate taxes, personal property taxes, casualty insurance on the Hotel, required expenditures for replacement of furniture and fixtures (including maintaining the property improvement fund) and capital expenditures.

6.    Lease Obligations

The Salt Lake City Marriott is located on a site that is leased from a third party for an initial term that expired on January 30, 2004, and was extended through January 30, 2014. The Hotel currently has options to extend the term for up to four successive terms for ten years each. The lease requires minimum annual rent payments of the greater of $132,000 or percentage rent based on 2.6% of room revenues.

Additionally, the hotel leases a common space which includes an entrance to an adjoining mall. The total minimum rents to be paid from the hotel under a noncancelable operating lease in effect at October 8, 2004, are as follows:

Period from October 9, 2004 to December 31, 2004	$2,336
2005	9,343
2006	9,343
2007	9,343
2008	10,277
2009	10,277
Thereafter	87,356

Total	$138,275

7.    Subsequent Event

On December 15, 2004, DiamondRock acquired Host LP’s rights, title and interest in the Hotel for total consideration of approximately $53.7 million (including working capital). The Hotel will continue to be managed by a subsidiary of MII under the existing management agreement. The significant terms of the management agreement are as follows:

Term	Expires on December 31, 2056
Base Management Fee	3% of gross revenues
Incentive Management Fee	100% above owner priority (sum of ground lease rent, annual debt service and 10% of original owner investment) and is capped at 20% of operating profit.
FF&E Escrow Contribution Percentage	5% of gross revenues

Independent Auditors’ Report

The Member

MI Griffin Gate Hotel, LLC:

We have audited the accompanying statements of operations and cash flows of MI Griffin Gate Hotel, LLC (the Company) for the periods from January 3, 2004 to October 8, 2004 and June 26, 2003 (acquisition date) to January 2, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of MI Griffin Gate Hotel, LLC for the periods from January 3, 2004 to October 8, 2004 and June 26, 2003 to January 2, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/    KPMG LLP

McLean, Virginia

January 31, 2005

MI GRIFFIN GATE HOTEL, LLC

STATEMENTS OF OPERATIONS

Periods from January 3, 2004 to October 8, 2004 and June 26, 2003 to January 2, 2004

	January 3, 2004 to October 8, 2004	June 26, 2003 to January 2, 2004
Operating Revenues:
Rooms	$8,850,488	$5,508,396
Food and beverage	6,889,089	4,947,385
Telephone and other	2,011,926	1,134,812

Total operating revenues	17,751,503	11,590,593

Direct Costs and Expenses:
Rooms	2,000,491	1,308,113
Food and beverage	4,820,696	3,480,875
Telephone and Other	1,497,833	993,433

Total direct costs and expenses	8,319,020	5,782,421

Total operating revenues less direct costs and expenses	9,432,483	5,808,172

Operating Expenses:
Depreciation and amortization	1,814,960	854,901
General and administrative	1,400,911	885,945
Utilities	420,566	269,148
Real estate taxes and other taxes	234,612	179,356
Repairs and maintenance	821,074	595,165
Management fees	532,545	347,718
Marketing	1,177,021	746,794
Other expenses	430,876	256,498

Total operating expenses	6,832,565	4,135,525

Operating income	2,599,918	1,672,647
Interest expense	(2,953,189)	(2,161,799)

Net loss	$(353,271)	$(489,152)

See accompanying notes to financial statements.

MI GRIFFIN GATE HOTEL LLC

STATEMENTS OF CASH FLOWS

Periods from January 3, 2004 to October 8, 2004 and June 26, 2003 to January 2, 2004

	January 3, 2004 to October 8, 2004	June 26, 2003 to January 2, 2004
Cash flows from operating activities:
Net loss	$(353,271)	$(489,152)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,814,960	854,901
Changes in operating accounts:
Accounts receivable, net	(258,094)	201,191
Inventories	(39,020)	(16,303)
Prepaid expenses and other assets	13,238	2,475
Due to/from Marriott International, Inc.	—	(377,411)
Accrued interest	75,207	(572,544)
Accounts payable and accrued expenses	(656,996)	558,382

Net cash provided by operating activities	596,024	161,539

Cash flows from investing activities:
Additions to property, plant and equipment	(4,942,719)	(1,974,510)
Change in restricted cash	—	118,222

Net cash used in investing activities	(4,942,719)	(1,856,288)

Cash flows from financing activities:
Member contributions	4,519,546	1,432,649
Principal payments to related party	(332,949)	(44,951)
Advances from related party	68,062	44,000

Net cash provided by financing activities	4,254,659	1,431,698

Net increase decrease in cash and cash equivalents	(92,036)	(263,051)
Cash and cash equivalents at beginning of period	153,136	416,187

Cash and cash equivalents at end of period	$61,100	$153,136

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,877,982	$2,734,343

See accompanying notes to financial statements.

MI GRIFFIN GATE HOTEL, LLC

NOTES TO FINANCIAL STATEMENTS

Periods from January 3, 2004 to October 8, 2004 and June 26, 2003 to January 2, 2004

1.    Organization

MI Griffin Gate Hotel, LLC (the Company) was formed on May 12, 2003, pursuant to a single member limited liability company agreement for the purpose of acquiring and owning the Griffin Gate Marriott Resort, a 408 room hotel located in Lexington, Kentucky (the Hotel) from Griffin Gate, LLC (GG). The sole member is Marriott Hotel Services, Inc., a wholly owned subsidiary of Marriott International, Inc. (MII). The Hotel commenced operations in 1981. The Hotel is operated under a long-term management agreement with its sole member, Marriott Hotel Services, Inc. (the Manager).

Marriott International Capital Corporation (MICC), a wholly owned subsidiary of MII, was the sole holder of a mortgage loan on the Hotel, as a result of its purchase of the mortgage loan from a third party lender in August 2002. The mortgage loan had a carrying value of $44,714,887 at the date MICC purchased the loan. On June 26, 2003, a settlement agreement was entered into between MICC, the Company and GG and certain individual guarantors, whereby the Hotel was conveyed to the Company, subject to the outstanding debt, which included advances made by MICC (see note 3).

The Manager’s accounting periods are four weeks in duration and there are 13 four-week periods in a year. There are 10 four-week periods included in the period from January 3, 2004 to October 8, 2004. There are approximately seven four-week periods included in the period from June 26, 2003 to January 2, 2004.

On December 22, 2004, the Company sold the Hotel to DiamondRock Hospitality Company (DiamondRock) for total consideration of approximately $49,800,000. DiamondRock is 14.3% owned by MII. The Hotel continues to be managed by the same company under a new management agreement (New Management Agreement). The significant terms of the New Management Agreement are as follows:

Description	Term
Term	20 years with one 10-year extension at Manager option
Base Management Fee	3% of gross revenues
Incentive Management Fee	20% above owner priority of the sum of $5.5 million and 10.75% of certain capital expenditures
FF&E Escrow Contribution Percentage	5%, commencing in 2006

2.    Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America, which requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Real Estate

Property and equipment is recorded at the estimated fair value on the date conveyed to the Company and was allocated to land, buildings and improvements and furniture, fixtures and equipment in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. Property and equipment purchased after the hotel acquisition date is recorded at cost. Replacements and improvements since June 2003 are capitalized, while repairs and maintenance are expensed as incurred. Upon the sale or retirement of an asset, the cost and related accumulated depreciation will be removed from the Company’s accounts and any resulting gain or loss will be included in the statements of operations.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets, 30 years for building and improvements and three to ten years for fixtures and equipment.

Impairment of Long-Lived Assets

In the event that facts or changes in circumstances indicate that the carrying amount of the Hotel may be impaired, an evaluation of recoverability is prepared. In such an event, a comparison is made of the projected future operating cash flows of such Hotel on an undiscounted basis to the carrying amount of the Hotel. If such sum is less than the depreciated cost of the property, the Hotel is written down to its estimated fair market value.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

Room revenue is recognized on a day-to-day basis when the services have been rendered. Food and beverage and all other revenue are recognized when the services have been rendered. A provision for possible bad debts is made when collection of receivables is considered doubtful.

Income Taxes

Income taxes are recognized as if the Company were a separate taxable entity and pursuant to Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

Deferred income taxes represent the tax consequences on future years of differences between the tax and financial reporting bases of assets and liabilities. Deferred income taxes consist mainly of net operating loss carryforwards. Based on the continuing losses of the Company and projections of the future operations, there is substantial doubt about the ability of the Company to utilize the net operating loss carryforwards on a separate company basis. Accordingly, a valuation allowance has been recorded to reduce the carrying value of the deferred tax asset to zero at January 2, 2004 and October 8, 2004 and therefore, there is no net tax benefit recorded in the accompanying statements of operations in either period presented.

3.    Related Party Obligations

On August 6, 1995, GG closed on a bond financing with a third party lender in the amount of $48,000,000, with a maturity in August 2005 and a fixed interest rate of 6.75%. The financing was backed by a letter of credit, draws on which were to be re-paid by GG and, if not, then paid by a third party lender and MICC on an equal basis with such payments (and certain other advances and payments) secured by a first mortgage lien on the Hotel. MICC purchased the mortgage loan from a third party lender in August 2002, at which time the amount secured by the mortgage equaled $44,714,887. Upon acquiring the Hotel on June 26, 2003, the Company assumed (i) the outstanding principal and interest obligation with a carrying amount of $43,889,981, which included $796,703 of accrued interest and (ii) the obligations to repay other advances that MICC had made to GG, which was $1,491,422, including accrued interest of $4,944, with such advances subject to interest rates ranging from 2.9% to 4.75%, all of which amounts had a maturity date in August 2005.

Subsequent to August 2002, distributions of the Hotel’s operating profits were applied against outstanding interest and principal pro rata between the mortgage loan and the other advances. Total interest expense incurred from January 3, 2004 to October 8, 2004, and from June 26, 2003 to January 2, 2004 was $2,953,189 and $2,161,799, respectively.

In December 2004, upon the sale to DiamondRock, all related party obligations were repaid in full.

4.    Management Agreement

The Hotel was formerly operated under a long-term management agreement (Prior Management Agreement). Pursuant to the terms of the Prior Management Agreement, the Manager earned a base management fee, which was calculated as 3% of Hotel sales. In addition, the Manager earned an incentive management fee, which was calculated as 20% of operating profit, but paid out of operating profit in excess of owner’s priority, as defined in the Prior Management Agreement. There were no incentive fees paid in any of the periods presented.

The Prior Management Agreement provided for the establishment of a property improvement fund to cover the cost of replacements and renewals of furniture and fixtures at the Hotel. Contributions to the property improvement fund were calculated as a percentage (5%) of Hotel sales.

Pursuant to the terms of the Prior Management Agreement, the owner of the Hotel was required to provide the Manager with working capital and supplies to meet the operating needs of the Hotel. The Company assumed the working capital deficit of approximately $1,200,000 upon acquisition of the Hotel on June 25, 2003.

6.    Leases

The Company is currently obligated under several non-cancelable operating lease agreements for computers and office equipment that expire between 2005 and 2008. Future minimum lease payments required under these non-cancelable operating leases as of October 8, 2004 are as follows:

October 9, 2004 through December 31, 2004	$38,595
2005	125,528
2006	59,714
2007	7,464
2008	7,464

$238,765

7.    Commitments and Contingencies

The Company is involved from time to time in litigation arising in the normal course of business, none of which is expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Independent Auditors’ Report

Marriott International, Inc.:

We have audited the accompanying statements of operating revenues, direct costs and certain operating expenses—accounts maintained by Marriott International, Inc. and cash flows—accounts maintained by Marriott International, Inc. for the Griffin Gate Marriott Resort (the Hotel) for the period from January 4, 2003 to June 25, 2003 and for the fiscal year ended January 3, 2003. These financial statements are the responsibility of Marriott International, Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

As described in note 2, the accompanying financial statements exclude certain expenses and cash flows and therefore, are not a complete presentation of the Hotel’s expenses and cash flows.

In our opinion, the financial statements referred to above present fairly, in all material respects, the operating revenues, direct costs and certain operating expenses and cash flows of the Hotel for accounts maintained by Marriott International, Inc. (described in note 2) for the period from January 4, 2003 to June 25, 2003 and for the fiscal year ended January 3, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/    KPMG LLP

McLean, Virginia

January 31, 2005

GRIFFIN GATE MARRIOTT RESORT

STATEMENTS OF OPERATING REVENUES, DIRECT COSTS AND CERTAIN OPERATING EXPENSES—ACCOUNTS MAINTAINED BY MARRIOTT INTERNATIONAL, INC.

Period from January 4, 2003 to June 25, 2003 and Fiscal Year Ended January 3, 2003

	January 4, 2003 to June 25, 2003	Fiscal Year ended January 3, 2003
Operating Revenues:
Rooms	$5,158,786	$10,550,849
Food and beverage	4,110,098	9,082,224
Telephone and other	1,108,585	2,492,105

Total operating revenues	10,377,469	22,125,178

Direct Costs:
Rooms	1,215,778	2,542,726
Food and beverage	3,004,883	6,396,151
Telephone and Other	835,180	1,924,179

Total direct costs	5,055,841	10,863,056

Total operating revenues less direct costs	5,321,628	11,262,122

Certain Operating Expenses:
General and administrative	805,742	1,577,173
Utilities	259,741	500,679
Real estate taxes and other taxes	154,761	337,350
Repairs and maintenance	578,868	1,140,122
Management fees	311,324	663,756
Marketing	636,765	1,229,493
Lease expense	78,548	209,181
Other expenses	173,276	364,560

Total certain operating expenses	2,999,025	6,022,314

Excess of operating revenues over direct costs and certain operating expenses	$2,322,603	$5,239,808

See accompanying notes to financial statements.

GRIFFIN GATE MARRIOTT RESORT

STATEMENTS OF CASH FLOWS— ACCOUNTS MAINTAINED BY MARRIOTT INTERNATIONAL, INC.

Period from January 4, 2003 to June 25, 2003 and Fiscal Year Ended January 3, 2003

	January 4, 2003 to June 25, 2003	Fiscal Year ended January 3, 2003
Cash flows from operating activities:
Excess of operating revenues over direct costs and certain operating expenses	$2,322,603	$5,239,808
Adjustments to reconcile the excess of operating revenues over direct costs and certain operating expenses to net cash provided by operating activities:
Changes in operating accounts:
Accounts receivable, net	(580,517)	(370,219)
Prepaid expenses and other assets	57,894	2,620
Accounts payable and accrued expenses	(33,267)	59,690
Due to Marriott International, Inc.	175,670	416,338
Due to fund for replacement of and additions to furnishings and equipment	(9,050)	161,811

Net cash provided by operating activities	1,933,333	5,510,048

Net cash used provided by (used in) investing activities—change in restricted cash	(25,510)	5,669

Net cash used in financing activities—cash distributions to owner	(1,802,889)	(5,312,689)

Net increase in cash and cash equivalents	104,934	203,028
Cash and cash equivalents at beginning of period	311,253	108,225

Cash and cash equivalents at end of period	$416,187	$311,253

See accompanying notes to financial statements.

GRIFFIN GATE MARRIOTT RESORT

NOTES TO FINANCIAL STATEMENTS

ACCOUNTS MAINTAINED BY MARRIOTT INTERNATIONAL, INC.

Period from January 4, 2003 to June 25, 2003 and Fiscal Year Ended January 3, 2003

1.    Organization

Griffin Gate, LLC (GG) was formed pursuant to a limited liability company agreement for the purpose of acquiring and owning the Griffin Gate Marriott Resort, a 408 room hotel located in Lexington, Kentucky (the Hotel). MI Griffin Gate Hotel, LLC (the Company), whose sole member is Marriott Hotel Services, Inc., a wholly owned subsidiary of Marriott International, Inc. (MII) acquired the Hotel from GG on June 26, 2003. Prior to the acquisition by the Company, the Hotel was operated under a long-term management agreement with the Company’s sole member, Marriott Hotel Services, Inc. (the Manager). On December 22 2004, MII sold the Hotel to DiamondRock Hospitality Company (DiamondRock) for total consideration of approximately $49,800,000. DiamondRock is 14.3% owned by MII. The Hotel continues to be managed by Marriott Hotel Services, Inc. under a new management agreement, with similar terms.

These financial statements are for the Hotel for the period from January 4, 2003 to June 25, 2003 and for the fiscal year ended January 3, 2003 and represent periods prior to the acquisition by the Company. There are 53 weeks included in the fiscal year ended January 3, 2003. There are approximately six four-week periods included in the financial statements from January 4, 2003 to June 25, 2003. The Manager’s accounting periods are four weeks in duration and there are 13 periods in a year.

2.    Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are prepared using the accrual basis of accounting and in conformity with accounting principles generally accepted in the United States of America, which requires management to make estimates, and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. Actual results could differ from those estimates.

The accompanying statements of operating revenues, direct costs and certain operating expenses and cash flows include only the accounts maintained by the Manager and, accordingly, do not include charges for depreciation and interest expense, any expenses paid directly by GG or any income tax accounts, which are the liabilities of the members of GG. As a result, the accompanying financial statements are not intended to be a complete presentation of the Hotel’s expenses and cash flows. Accordingly, the expenses may not be comparable to the expenses that may be incurred by the Hotel in the future and the cash flows may not be comparable to the cash flows of the Hotel in the future.

Cash and Cash Equivalents

All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Revenue Recognition

Room revenue is recognized on a day-to-day basis when the services have been rendered. Food and beverage and all other revenue are recognized when the services have been rendered. A provision for possible bad debts is made when collection of receivables is considered doubtful.

3.    Management Agreement

The Hotel is managed by Marriott Hotel Services, Inc., the sole member of the Company. Pursuant to the terms of the management agreement, the Manager earns a base management fee, which is calculated as 3% of Hotel sales. In addition, the Manager earns an incentive management fee, which is calculated as 20% of operating profit, but paid out of operating profit in excess of owner’s priority, as defined in the management agreement. There were no incentive fees paid in any of the periods presented.

The management agreement provides for the establishment of a fund for replacement of and additions to furnishings and equipment (the Fund) to cover the cost of replacements and renewals of furniture and fixtures at the Hotel. Contributions to the Fund are restricted and were calculated as 5% of Hotel sales.

As discussed in note 1, subsequent to the acquisition by the Company, and subsequently, DiamondRock, the Hotel continues to be managed by Marriott Hotel Services, Inc., under a new management agreement with similar terms.

4.    Commitments and Contingencies

The Hotel is involved from time to time in litigation arising in the normal course of business, none of which is expected to have a material adverse effect on the Hotel’s financial statements.

5.    Leases

The Manager is currently obligated under several non-cancelable operating lease agreements for computers and office equipment that expire between 2005 and 2008. Future minimum lease payments required under these non-cancelable operating leases as of June 25, 2003 are as follows:

June 26, 2003 to December 31, 2003	$77,190
2004	154,379
2005	125,528
2006	59,714
2007	7,464
Thereafter	7,464

$431,739

Independent Auditors’ Report

The Partners

Rock Spring Park Hotel Limited Partnership:

We have audited the accompanying balance sheets of Rock Spring Park Hotel Limited Partnership as of October 8, 2004 and January 2, 2004 and the related statements of operations, partners’ deficit and cash flows for the period from January 3, 2004 to October 8, 2004 and the fiscal years ended January 2, 2004 and January 3, 2003. These financial statements are the responsibility of Rock Spring Park Hotel Limited Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Rock Spring Park Hotel Limited Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Rock Spring Park Hotel Limited Partnership as of October 8, 2004 and January 2, 2004, and the results of its operations and its cash flows for the period from January 3, 2004 to October 8, 2004 and the fiscal years ended January 2, 2004 and January 3, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/    KPMG LLP

McLean, Virginia

December 15, 2004

ROCK SPRING PARK HOTEL LIMITED PARTNERSHIP

BALANCE SHEETS

October 8, 2004 and January 2, 2004

	October 8, 2004	January 2, 2004
ASSETS
Property and equipment, net	$21,968,021	$22,848,801
Cash	1,181,673	—
Restricted cash	283,672	539,475
Due from Marriott—landlord priority	447,852	143,409
Due from Marriott—escrow deposit	12,977	84,714
Other receivables	—	497,847
Deferred costs, net	599,923	623,653
Working capital deposits due from manager	100,000	100,000
Prepaid expenses and other assets	57,330	27,280

Total assets	$24,651,448	$24,865,179

LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
Accounts payable and accrued expenses	$69,867	$169,536
Note payable, partners	6,182,532	6,182,532
Note payable, related party	11,518,266	11,518,266
Accrued interest, partners	1,894,102	1,780,094
Accrued interest, related party	559,998	253,413
Ground rent payable	92,556,582	88,317,067
Note payable, Montgomery County	51,569	55,103
Mortgage payable	19,910,776	20,311,397

Total liabilities	132,743,692	128,587,408
Partners' deficit	(108,092,244)	(103,722,229)

Total liabilities and partners' deficit	$24,651,448	$24,865,179

See accompanying notes to financial statements.

ROCK SPRING PARK HOTEL LIMITED PARTNERSHIP

STATEMENTS OF OPERATIONS

Period from January 3, 2004 to October 8, 2004 and Fiscal Years Ended January 2, 2004 and January 3, 2003

	Period From January 3, 2004 to October 8, 2004	Fiscal Year Ended January 2, 2004	Fiscal Year Ended January 3, 2003
Rental Income	$3,671,572	$4,244,080	$4,250,501

Operating expenses:
Repairs and maintenance	245,058	93,389	14,500
Ground rent	4,501,494	5,870,715	5,870,715
Consulting fees	69,341	79,741	80,145
Other expenses, net	39,795	29,477	54,216
Depreciation and amortization	1,052,588	1,381,187	1,372,361

Total operating expenses	5,908,276	7,454,509	7,391,937

Operating income	(2,236,704)	(3,210,429)	(3,141,436)

Non-operating income (expenses):
Mortgage interest	(1,192,782)	(1,577,939)	(1,611,207)
Interest on note payable, Montgomery County	(3,747)	(3,972)	(4,182)
Interest on notes and loan payable, partners	(339,010)	(438,789)	(438,789)
Interest on notes payable, related party	(631,585)	(817,477)	(817,477)
Interest income	33,813	21,100	19,829

Total non-operating expenses	(2,133,311)	(2,817,077)	(2,851,826)

Net loss	$(4,370,015)	$(6,027,506)	$(5,993,262)

See accompanying notes to financial statements.

ROCK SPRING PARK HOTEL LIMITED PARTNERSHIP

STATEMENTS OF PARTNERS' DEFICIT

Period from January 3, 2004 to October 8, 2004 and Fiscal Years Ended January 2, 2004 and January 3, 2003

Balance at January 1, 2002	$(91,701,461)
Net loss	(5,993,262)

Balance at January 3, 2003	(97,694,723)
Net loss	(6,027,506)

Balance at January 2, 2004	(103,722,229)
Net loss	(4,370,015)

Balance at October 8, 2004	$(108,092,244)

See accompanying notes to financial statements.

ROCK SPRING PARK HOTEL LIMITED PARTNERSHIP

STATEMENTS OF CASH FLOWS

Period from January 3, 2004 to October 8, 2004 and Fiscal Years Ended January 2, 2004 and January 3, 2003

	Period From January 3, 2004 to October 8, 2004	Fiscal Year Ended January 2, 2004	Fiscal Year Ended January 3, 2003
Cash flow from operating activities:
Net loss	$(4,370,015)	$(6,027,506)	$(5,993,262)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,052,588	1,381,187	1,372,361
Straight-line rent adjustment	4,239,515	5,519,243	5,537,566
Payment of accrued interest, on partners loans	(225,000)	(664,881)	(363,930)
Accrued interest on partners loans	339,008	438,789	438,789
Payments of accrued interest on related party loan	(325,000)	(1,035,115)	(586,070)
Accrued interest on related party loan	631,585	817,477	817,477
Changes in assets and liabilities:
Due from Marriott—landlord priority	(304,443)	—	—
Other receivables	497,847	(491,687)	7,117
Prepaid ground rent	(30,050)	731	(1,461)
Accounts payable and accrued expenses	(78,053)	(82,928)	85,547

Net cash provided by (used in) operating activities	1,427,982	(144,690)	1,314,134

Cash flows from investing activities:
Additions to property and equipment	(148,078)	(251,435)	(504,283)
Restricted cash—Improvement escrows	255,803	(176,835)	(63,690)
Due from Marriott—escrow deposit	71,737	64,840	12,458

Net cash provided by (used in) investing activities	179,462	(363,430)	(555,515)

Cash flow from financing activities:
Principal repayments on note payable, Montgomery County	(3,534)	(3,306)	(3,097)
Bank overdraft charge	(21,616)
Principal repayments on mortgage loan	(400,621)	(447,954)	(414,899)

Net cash used in financing activities	(425,771)	(451,260)	(417,996)

Net increase (decrease) in cash	1,181,673	(959,380)	340,623
Cash, beginning of period	—	959,380	618,757

Cash, end of period	$1,181,673	—	959,380

Supplemental Disclosure of Cash Flow Information:
Cash paid for Interest	$1,582,178	$3,277,939	$2,561,207

See accompanying notes to financial statements.

ROCK SPRING PARK HOTEL LIMITED PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS

October 8, 2004 and January 2, 2004

1.    Organization

Rock Spring Park Hotel Limited Partnership (the “Partnership”) was formed on April 28, 1988, pursuant to a limited partnership agreement (the “Agreement”) under the laws of the State of Maryland for the purpose of developing and owning the Marriott Bethesda Suites, a 274-room suite hotel located in Bethesda, Maryland (the “Hotel”). The Hotel has been operated pursuant to a long-term operating lease agreement with Marriott International, Inc (“MII”) since the Hotel’s opening in 1990. The Agreement provides for the Partnership’s profits and losses to be allocated to each partner based on their ownership interest in the Partnership. Distributions are made to the partners at times and in aggregate amounts determined by the general partner.

There are 53 weeks included in the period ended January 2, 2003 and there are 52 weeks included in the period ended January 3, 2004. October 8, 2004 is the end of the MII’s tenth accounting period in 2004. MII’s accounting periods are four weeks in duration and there are 13 periods in a year.

In October, 2004, the partners of the partnership entered into an agreement with a subsidiary of DiamondRock Hospitality Company (“DiamondRock”) for the sale of all of the equity interests in the Partnership for cash consideration of approximately $41,700,000. The acquisition closed on December 15, 2004. DiamondRock assumed the Mortgage note but did not assume the related party liabilities except that DiamondRock did assume the ground lease with 83 years remaining in the term including the rental increases of 5.5% per annum. The Hotel will be managed by a subsidiary of MII under a new management agreement. The significant terms of the management agreement with DiamondRock are as follows:

Description	Term
Term	20 years with two 10-year extensions at Manager option
Base Management Fee	3% of gross revenues
Incentive Management Fee	50% above owner priority of 7.5% of total investment
FF&E Escrow Contribution Percentage	5%

2.    Summary of Significant Accounting Policies

Basis of Accounting

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment

Property and equipment is recorded at historical cost, including capitalized interest and real estate taxes incurred during development and construction. Replacements and improvements are capitalized, while repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, 39 years for building and improvements and three to ten years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or estimated useful lives of the assets.

Impairment of Long-Lived Assets

In the event that facts or changes in circumstances indicate that the carrying amount of the Hotel may be impaired, an evaluation of recoverability is prepared. In such an event, a comparison is made of the current and projected operating cash flows of such Hotel on an undiscounted basis to the carrying amount of the Hotel. If such sum were less than the depreciated cost of the property, the Hotel would be written down to its estimated fair market value. No impairment write-downs were recorded in any of the periods presented.

Cash

The Partnership considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. There were no cash equivalents in any period.

Revenue Recognition

Rental income is recognized by the Partnership as earned pursuant to its lease to MII (See Notes 6 and 9).

Income Taxes

Provisions for Federal and state income taxes have not been made in the accompanying financial statements since the Partnership does not pay income taxes but rather allocates its profits and losses to the individual partners. Significant differences exist between the net income (loss) for financial reporting purposes and the taxable income (loss) reported in the Partnership’s tax return. These differences are primarily due to the use, for income tax purposes, of accelerated depreciation methods and shorter depreciable lives of the assets.

3.    Property and Equipment

Property and equipment consists of the following:

	October 8, 2004	January 2, 2004
Land improvements	$484,948	484,948
Building	31,960,278	31,960,278
Furniture, fixtures and equipment	6,591,019	6,545,544
Artwork	107,161	107,161

	39,143,406	39,097,931
Less: accumulated depreciation	17,175,385	16,249,130

	$21,968,021	22,848,801

Total depreciation expense for the periods ended October 8, 2004, January 2, 2004 and January 3, 2003 was $1,028,856, $1,350,360 and $1,341,534, respectively.

4.    Deferred Costs

Deferred costs consist of the following:

	October 8, 2004	January 2, 2004
Loan costs and fees	$417,718	$417,718
Lease acquisition costs—brokerage fees	500,000	500,000

	917,718	917,718
Less: accumulated amortization	317,795	294,065

	$599,923	$623,653

Total amortization expense for the periods ended October 8, 2004, January 2, 2004 and January 3, 2003 was $23,732, $30,827 and $30,827, respectively.

5.    Debt

The Partnership is obligated under a mortgage loan in the original principal amount of $22,500,000 (the Mortgage Loan) which is secured by the Partnership’s property and equipment. The Mortgage Loan has a term of 25 years with a maturity date of February 1, 2023. The Mortgage Loan bears interest at 7.69% per annum and requires monthly principal and interest payments of $168,878. The Mortgage Loan includes a prepayment penalty if repaid prior to 2013 of the greater of 1% of the principal amount outstanding or the yield maintenance premium in relation to the prepayment. Required principal payments are summarized as follows:

Period	Amount
October 9, 2004—December 31, 2004	$83,201
2005	522,173
2006	563,774
2007	608,689
2008	657,183
2009	709,540
Thereafter	16,766,216

$19,910,776

6.    Operating Lease Agreement

The Hotel is operated under a long-term operating lease agreement, which expires in December 2025 (the “Lease”). The Lease provides for two ten-year renewal terms at the option of the Lessee. The annual rental is calculated as the sum of: 1) the Landlord Priority, as defined, 2) the amount required to fund the contribution to the property improvement fund (as discussed below) and 3) 50% of remaining net house profit. The Landlord Priority is an amount equal to the interest on the sum of the Partnership’s total development and loan procurement costs at the effective interest rate of the Mortgage Loan plus annual ground rent, plus amortization at 10% of the development and loan procurement costs. For all periods presented, the Landlord Priority plus the required contribution to the property improvement fund exceeded net house profit so the lease revenue equaled net house profit.

The Lease provides for the establishment of a property improvement fund which is restricted to replacements and renewals of furniture and fixtures at the Hotel. Contributions to the property improvement fund are restricted and are 5% of Hotel sales. The required contributions for the period from January 3, 2004 to October 8, 2004 and each of the fiscal years ended January 2, 2004 and January 3, 2003 were $597,000, $728,936 and $688,814, respectively. The actual contributions to the property improvement fund, for the period from January 3, 2004 to October 8, 2004 and each of the fiscal years ended January 2, 2004 and January 3, 2003 were $119,400, $567,013 and $615,024, respectively. The funding shortfalls of $477,600, $161,923 and 73,790 for the period ended October 8, 2004, January 2, 2003 and January 3, 2002, respectively, and $713,313 in total, is required to be made up in subsequent years provided cash flow from operations is sufficient. Following acquisition of the partnership by DiamondRock, the lease was replaced by a management agreement between a DiamondRock subsidiary and the lessee providing the lessee with substantially the same economic benefits as the lease.

Pursuant to the terms of the lease agreement, the owner of the Hotel is required to provide the manager with working capital and supplies to meet the operating needs of the Hotel. Working capital advances were $100,000 at October 8, 2004, January 2, 2003 and January 3, 2002 and are summarized as follows:

	October 8, 2004	January 2, 2004
Assets:
Cash	$564,117	$393,281
Escrow	308,302	562,993
Other receivables	439,015	157,272
Inventory	58,095	41,661
Other assets	17,825	14,808
Less Liabilities:
Trade payables	359,150	292,119
Sales and use tax	130,897	73,407
Rent payable	447,850	583
Payable to Escrow	266,412	562,993
Other payables	83,045	140,913

Working capital, net	$100,000	$100,000

7.    Commitments and Contingencies

The Partnership is involved from time to time in litigation arising in the normal course of business, none of which is expected to have a material adverse effect on the Partnership’s financial position, results of operations or cash flows.

The Partnership has 20-year commitment with the Montgomery County, Maryland Department of Transportation which requires the Partnership to contribute approximately $7,000 per annum towards the construction of a local bridge through July 2014. The obligation was recorded at the present value of the required payments at a discount rate of 6.8% per annum.

8.    Related Party Transactions

The Partnership has entered into various transactions with related parties. A description of these related party transactions is as follows:

•	The Partnership borrowed funds from certain partners of the Partnership and Charles E. Smith Management, Inc. These borrowings are represented by notes payable. These notes bear interest at 7% per annum and are due upon demand. The Partnership paid interest of $225,000, $664,881 and $363,930 to the partners during the period from January 3, 2003 to October 8, 2004, and the fiscal years ended January 2, 2004 and January 3, 2003, respectively. The Partnership paid interest of $325,000, $1,035,115 and $586,070 to the Charles E. Smith Management, Inc. during the period from January 3, 2003 to October 8, 2004, and the fiscal years ended January 2, 2004 and January 3, 2003, respectively. These notes were not assumed by DiamondRock as part of its purchase of the Partnership interests on December 15, 2004.

•	The Partnership has a ground lease with several of the limited partners in the Partnership under a 99-year lease that expires in April 2087. The ground rent increases 5.5% annually. In accordance with U.S. generally accepted accounting principles annual rent expense is computed based on straight-lining the total minimum lease payments over the term of the lease (99 years). Ground rent expense was $4,501,494, $5,844,225 and $5,868,052 during the period from January 3, 2003 to October 8, 2004 and the fiscal years ended January 2, 2004 and January 3, 2003, respectively.

Future minimum ground lease payments are as follows:

Year ending December 31:
2005	$391,197
2006	412,713
2007	435,412
2008	459,360
2009	484,625

Total	$2,183,307

•	The Partnership has an agreement with Charles E. Smith Real Estate Services L.P. (“CESRES”) to provide consulting services. The agreement expires in March 2008. The consulting fees are calculated based on a percentage of Hotel net house profit. CESRES consulting fees were $69,341, $79,741 and $80,145 during the period from January 3, 2004 to October 8, 2004 and the fiscal years ended January 2, 2004 and January 3, 2003, respectively.

•	CESRES maintains the cash for the Partnership as well as other affiliated partnerships for which it provides property management services. CESRES advanced $21,616 to the Partnership at January 2, 2004.

9.    Rental Income

The Rental Income of the Partnership is calculated based on hotel net house profit, which is summarized as follows:

	Period From January 3, 2004 to October 8, 2004	Fiscal Year Ended January 2, 2004	Fiscal Year Ended January 3, 2003
Hotel Sales
Rooms	$8,886,554	$10,918,291	$10,031,484
Food and Beverage	2,650,594	3,166,027	3,049,639
Telephone and Other	402,878	494,398	695,160

Total hotel sales	11,940,026	14,578,716	13,776,283

Operating costs and expenses
Rooms	2,109,683	2,781,624	2,555,387
Food and Beverage	2,365,572	2,957,412	2,657,588
Telephone and Other	254,381	314,556	252,977
General and administrative	901,166	1,012,055	1,021,640
Utilities	435,576	457,469	465,904
Real estate taxes and other taxes	386,666	490,943	476,821
Repairs and maintenance	501,320	628,690	611,491
Management fees	358,201	437,361	413,288
Marketing	737,953	959,089	836,384
Insurance	21,483	36,726	45,717
Other expenses	196,453	258,711	188,585

Total Operating Costs and Expenses	8,268,454	10,334,636	9,525,782

Net House Profit	$3,671,572	$4,244,080	$4,250,501

Room revenue is recognized on a day-to-day basis when the services have been rendered. Food and beverage and all other revenue are recognized when the services have been rendered.

Pursuant to the Lease (See Note 6) the net house profit is allocated first to the landlord priority and the improvement escrow with any remainder being split 50% to the lessor and 50% to the lessee for all periods:

	Period From January 3, 2004 to October 8, 2004	Fiscal Year Ended January 2, 2004	Fiscal Year Ended January 3, 2003
Net House Profit	$3,671,572	$4,244,080	$4,250,501
Landlord priority	3,552,172	3,677,067	3,635,477

Excess available to improvement escrow	$119,400	$567,013	$615,024

Calculated escrow requirement	$597,000	$728,936	$688,814

Begining cumulative shortfall	235,713	73,790	—

Escrow shortfall	477,600	161,923	73,790

Cumulative shortfall	$713,313	$235,713	$73,790

Independent Auditors’ Report

The Members

Fifth Avenue Hospitality Associates, LLC:

We have audited the accompanying statements of operations and cash flows of Fifth Avenue Hospitality Associates, LLC (the Company) for the nine month period ended September 30, 2004 and each of the two years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis of designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Fifth Avenue Hospitality Associates, LLC for the nine month period ended September 30, 2004 and each of the two years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

McLean, Virginia

January 17, 2005

FIFTH AVENUE HOSPITALITY ASSOCIATES, LLC

STATEMENTS OF OPERATIONS

Nine months ended September 30, 2004 and Years ended December 31, 2003 and 2002

	Nine months ended September 30, 2004	Years ended December 31,
		2003	2002
Total operating revenues
Rooms	$5,981,915	$7,133,976	$7,842,067
Rental income	95,690	126,072	122,636
Other	158,447	223,228	245,716

Total operating revenues	6,236,052	7,483,276	8,210,419

Operating expenses
Rooms	2,267,577	2,649,077	2,680,146
Telephone	56,245	76,290	90,981
Depreciation and amortization	975,211	1,245,583	1,231,337
General and administrative	640,560	671,945	628,320
Utilities	230,830	277,296	227,275
Real estate and other taxes	600,434	804,136	705,883
Repairs and maintenance	359,923	419,159	436,782
Management fees	124,559	149,529	164,192
Marketing	230,000	266,656	262,573
Franchise fees	156,693	237,194	245,588
Insurance	110,338	111,786	120,400
Ground lease	807,704	1,076,938	1,076,938
Other income (expenses), net	(4,186)	19,522	136,682

Total operating expenses	6,555,888	8,005,111	8,007,097

Operating (loss) income	(319,836)	(521,835)	203,322
Interest expense	1,043,634	1,825,976	2,009,310
Change in fair values of swaps	429,843	728,200	(312,013)

Net loss	$(933,627)	$(1,619,611)	$(2,118,001)

See accompanying notes to financial statements.

FIFTH AVENUE HOSPITALITY ASSOCIATES, LLC

STATEMENTS OF CASH FLOWS

Nine months ended September 30, 2004 and Years ended December 31, 2003 and 2002

	Nine months ended September 30, 2004	Years ended December 31,
		2003	2002
Cash flows from operating activities:
Net loss	$(933,627)	$(1,619,611)	$(2,118,001)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	975,211	1,245,583	1,231,337
Amortization of deferred financing costs as interest expense	92,016	184,035	291,190
Straight-line rent adjustment	207,704	276,938	276,938
Change in fair value of swaps	(429,843)	(728,200)	312,013
Changes in assets and liabilities:
Accounts receivable, net	(14,566)	53,125	(188,199)
Prepaid expenses	265,603	(474,683)	331,084
Deposits	(1,750)	(256)	—
Accounts payable—trade	(84,141)	(118,003)	138,552
Accrued taxes	55,123	(2,863)	(39,075)
Accrued salaries and benefits	54,705	(61,132)	98,754
Advance deposits	23,832	(61,460)	62,612
Accrued interest	(147,591)	20,213	(56,560)

Net cash provided by (used in) operating activities	62,676	(1,286,314)	340,645

Cash flows from investing activities:
Additions to furniture, fixtures, and equipment	(190,047)	(87,252)	(21,907)

Cash flows from financing activities:
Mortgage payable repayments	(70,360)	—	(3,500,000)
Capital contribution	625,000	1,075,000	3,894,818

Net cash provided by financing activities	554,640	1,075,000	394,818

Net increase (decrease) in cash and cash equivalents	427,269	(298,566)	713,556
Cash and cash equivalents at the beginning of period	1,144,975	1,443,541	729,985

Cash and cash equivalents at the end of period	$1,572,244	$1,144,975	$1,443,541

Supplemental disclosure of cash flow information
Cash paid for interest	$1,099,209	$1,621,728	$1,774,770

See accompanying notes to financial statements.

FIFTH AVENUE HOSPITALITY ASSOCIATES, LLC

NOTES TO FINANCIAL STATEMENTS

Nine months ended September 30, 2004 and Years ended December 31, 2003 and 2002

1.    Organization

Fifth Avenue Hospitality Associates, LLC (the “Fifth Avenue”) owned the 189 room Hotel 5A, formerly known as the Clarion Hotel Fifth Avenue (the “Hotel”) located at 3 East 40th Street, New York, New York until the Hotel was acquired by DiamondRock Hospitality Company (“DiamondRock”) for cash consideration of approximately $39,600,000. The acquisition closed on December 20, 2004. DiamondRock did not assume the Mortgage note but did assume the ground lease with 33 years remaining. The Hotel was converted to a Courtyard by Marriott in January 2005 and is managed by a subsidiary of MII under a new management agreement. The significant terms of the management agreement with DiamondRock are as follows:

Description	Term
Term	25 years
Base Management Fee	5% of gross revenues
Incentive Management Fee	25% above owner priority of 12% of total investment
FF&E Escrow Contribution Percentage	2% of gross revenues

Prior to the DiamondRock acquisition the Hotel was operated under a management agreement with Tishman Hotel Corporation (the “Manager”).

2.    Summary of Significant Accounting Policies

Basis of Accounting

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment

Property and equipment is recorded at historical cost. Replacements and improvements are capitalized, while repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, 39 years for building and improvements and three to ten years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or estimated useful lives of the assets.

Impairment of Long-Lived Assets

In the event that facts or changes in circumstances indicate that the carrying amount of the Hotel may be impaired, an evaluation of recoverability would be prepared. In such an event, a comparison is made of the projected future operating cash flows and proceeds from projected disposition of such Hotel on an undiscounted basis to the carrying amount of the Hotel. If such sum were less than the depreciated cost of the property, the Hotel would be written down to its estimated fair market value. No impairment write-downs were recorded in any of the periods presented.

Cash

The Partnership considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

Revenues from operations of the hotel are recognized when the services are provided. Revenues consist of room sales and other departmental revenues such as telephone and vending machine. A provision for possible bad debts is made when collection of receivables is considered doubtful.

Income Taxes

Provisions for Federal and state income taxes have not been made in the accompanying financial statements since Fifth Avenue does not pay income taxes but rather allocates its profits and losses to the individual members. Differences exist between the net income (loss) for financial reporting purposes and the taxable income (loss) reported in the Fifth Avenue’s tax return. These differences are primarily due to the use, for income tax purposes, of accelerated depreciation methods and shorter depreciable lives of the assets.

3.    Debt

Fifth Avenue was obligated under a mortgage loan in the original principal amount of $23,000,000 which was secured by Fifth Avenue’s real estate. The mortgage loan matured in June 2004 and was extended for a one year period. The outstanding balance on September 31, 2004 was $19,429,640. The mortgage loan bore interest at LIBOR + 275 basis points per annum. At September 30, 2004 the interest rate was 5.04%.

DiamondRock Hospitality Company did not assume the mortgage loan.

Fifth Avenue had an interest rate swap which fixed the interest rate at 6.79%. The fair value of the swap was a liability of $846,030, $1,158,043 and $429,843 at December 31, 2001, 2002 and 2003. Fifth Avenue did not designate this swap as an accounting hedge so the change in fair value is recorded as interest expense. The swap expired on June 1, 2004.

4.    Commitments and Contingencies

Fifth Avenue is involved from time to time in litigation arising in the normal course of business, none of which is expected to have a material adverse effect on Fifth Avenue’s results of operations or cash flows.

5.    Ground Lease

The Hotel is located on a site that is leased from a third party for an initial term that expires on September 30, 2036. Fifth Avenue had the option to extend the term for an additional 49-year period. The ground lease has periodic step increases. In accordance with generally accepted accounting principles in the United States of America, annual rent expense is computed based on a straight-line basis over the initial term of the lease (36 years). Ground rent expense was $807,703, $1,076,937 and $1,076,937 for the nine month period ended September 30, 2004, and the years ended December 31, 2003 and December 31, 2002, respectively. Payments under the lease were $600,000 for the nine months ended September 30, 2004 and $800,000 for each of the years ended December 31, 2003 and 2002. DiamondRock assumed the ground lease on December 20, 2004 with 32 years remaining on the lease.

6.    Management Agreement

Pursuant to the terms of the management agreement, the Manager earned a base management fee, calculated as 2% of Hotel sales. In addition, the Manager earned an incentive management fee calculated as 20% of the increase, if any of the adjusted NOI for such Incentive Fee Operating Year over the Base Years Adjusted NOI (the Base year is FY 2000). No incentive fees were earned during any of the periods presented.

The management agreement provided for the establishment of a fund for replacement of and additions to furnishings and equipment (the Fund). Contributions to the Fund were restricted and were calculated as 4% of Hotel sales. Contributions to the Fund, for the nine months ended September 30, 2004 and the years ended December 31, 2003 and 2002 were $246,814, $274,816 and $323,909, respectively.

7.    Leases

Fifth Avenue was obligated under several capital lease agreements for telephone, televisions and other miscellaneous leases that were fully paid by September 30, 2004. Fifth Avenue has entered into agreements for operating leases on equipment with varying terms and payments. Total lease expense for operating leases was $6,835, $10,696 and $9,495 for the nine month period ending September 30, 2004, and the years ended December 31, 2003 and 2002, respectively.

Future minimum rental payments under noncancelable operating leases are nominal as of September 30, 2004.

Independent Auditors’ Report

The Members of Sonoma LLC:

We have audited the accompanying balance sheets of Sonoma LLC (the Company) as of October 8, 2004 and January 2, 2004 and the related statements of operations, members’ deficit and cash flows for the period from April 24, 2004 to October 8, 2004 (Successor period) and for the period from January 3, 2004 to April 23, 2004, and the fiscal years ended January 2, 2004 and January 3, 2003 (Predecessor periods). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis of designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sonoma LLC as of October 8, 2004 and January 2, 2004, and the results of their operations and their cash flows for the Successor period and the Predecessor periods in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, effective April 23, 2004, a subsidiary of Marriott International, Inc. acquired the remaining equity interests of Sonoma LLC in a business combination accounted for as a purchase. As a result of the acquisition, the financial information for the period after the acquisition, the Successor period, is presented on a different cost basis than that for the periods before the acquisition, the Predecessor periods, and, therefore, is not comparable.

/s/ KPMG LLP

McLean, Virginia

January 5, 2005

SONOMA LLC

BALANCE SHEETS

October 8, 2004 and January 2, 2004

	October 8, 2004	January 2, 2004
ASSETS
Property and equipment, net	$31,175,019	$34,182,512
Cash and cash equivalents	361,888	132,534
Restricted cash—property improvement fund	—	536,167
Accounts receivable	1,312,646	691,547
Inventory	128,427	154,136
Due from Marriott International, Inc.	—	44,600
Prepaid expenses and other assets	44,181	86,768

Total assets	$33,022,161	$35,828,264

LIABILITIES AND MEMBERS’ DEFICIT
Liabilities:
Accounts payable and accrued expenses	$1,246,787	$667,654
Accrued interest	6,435,469	3,867,648
Advances from Marriott International, Inc.	2,149,633	2,149,633
Notes payable	37,117,216	37,117,216

Total liabilities	46,949,105	43,802,151
Members’ deficit	(13,926,944)	(7,973,887)

Total liabilities and members’ deficit	$33,022,161	$35,828,264

See accompanying notes to financial statements.

SONOMA LLC

STATEMENTS OF OPERATIONS

Periods from April 24, 2004 to October 8, 2004 and January 3, 2004 to April 23, 2004

and Fiscal Years ended January 2, 2004 and January 3, 2003

	Successor Period	Predecessor Periods
	April 24, 2004- October 8, 2004	January 3, 2004- April 23, 2004	2003	2002
Operating Revenues:
Rooms	$4,818,368	$1,665,270	$7,626,393	$7,117,255
Food and beverage	2,543,441	1,081,273	3,832,066	3,829,871
Telephone and other	929,326	426,436	1,495,940	1,437,635

Total operating revenues	8,291,135	3,172,979	12,954,399	12,384,761

Direct Costs and Expenses:
Rooms	1,083,345	570,517	1,858,046	1,927,747
Food and beverage	1,832,288	963,436	3,258,583	3,403,603
Telephone and Other	602,172	316,355	1,101,952	1,288,834

Total direct costs and expenses	3,517,805	1,850,308	6,218,581	6,620,184

Total operating revenues less direct costs and expenses	4,773,330	1,322,671	6,735,818	5,764,577

Operating Expenses:
Depreciation and amortization	741,691	840,341	2,709,844	2,738,002
General and administrative	679,739	396,239	1,236,948	1,164,780
Utilities	159,784	119,320	379,293	370,443
Real estate taxes and other taxes	173,517	115,422	369,762	330,281
Repairs and maintenance	307,688	184,805	585,372	533,451
Management fees	248,734	95,189	388,632	371,543
Marketing	678,977	521,865	1,507,474	1,240,311
Insurance	89,852	34,529	113,110	101,142
Other expenses	395,799	186,920	737,910	569,125

Total operating expenses	3,475,781	2,494,630	8,028,345	7,419,078

Operating income (loss)	1,297,549	(1,171,959)	(1,292,527)	(1,654,501)

Other income (expense)
Interest expense	(1,528,470)	(1,039,351)	(3,131,819)	(3,117,351)
Interest income	25	16	58	45

Net loss	$(230,896)	$(2,211,294)	$(4,424,288)	$(4,771,807)

See accompanying notes to financial statements.

SONOMA LLC

STATEMENTS OF MEMBERS’ DEFICIT

Periods from April 24, 2004 to October 8, 2004 and January 3, 2004 to April 23, 2004

and Fiscal Years ended January 2, 2004 and January 3, 2003

Balance at December 28, 2001	$(2,052,881)
Contributions from owner	2,156,596
Net loss	(4,771,807)

Balance at January 3, 2003	(4,668,092)
Contributions from owner	1,118,493
Net loss	(4,424,288)

Balance at January 2, 2004	(7,973,887)
Contributions from owner	26,610
Net loss	(2,211,294)

Balance at April 23, 2004	(10,158,571)
Distributions to owner	(1,451,442)
Adjustment for successor’s basis at acquisition	(2,086,035)
Net loss	(230,896)

Balance at October 8, 2004	$(13,926,944)

See accompanying notes to financial statements.

SONOMA LLC

STATEMENTS OF CASH FLOWS

Periods from April 24, 2004 to October 8, 2004 and January 3, 2004 to April 23, 2004

and Fiscal Years ended January 2, 2004 and January 3, 2003

	Successor period	Predecessor periods
	April 24, 2004-October 8, 2004	January 3, 2004-April 23, 2004	2003	2002
Cash flows from operating activities:
Net loss	$(230,896)	$(2,211,294)	$(4,424,288)	$(4,771,807)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	741,691	840,341	2,709,844	2,738,002
Changes in operating accounts:
Accounts receivable, net	(782,193)	161,094	163,627	(129,234)
Inventories	21,559	4,150	(7,146)	79,755
Prepaid expenses and other assets	92,926	(50,339)	(7,612)	12,375
Due to/from Marriott International, Inc.	30,138	14,462	(286,098)	(2,216,886)
Accrued interest	1,528,470	1,039,351	1,249,295	2,018,353
Accounts payable and accrued expenses	350,814	299,429	347	12,054

Net cash provided by (used in) operating activities	1,752,509	97,194	(602,031)	(2,257,388)

Cash flows from investing activities:
Additions to furniture, fixtures and equipment	(87,129)	(71,110)	(297,690)	(175,643)
Change in restricted cash	—	(37,278)	(226,362)	(228,625)

Net cash provided by (used in) investing activities	(87,129)	(108,388)	(524,052)	(404,268)

Cash flows from financing activities—member contributions (distributions)	(1,451,442)	26,610	1,118,493	2,156,596

Net increase (decrease) in cash and cash equivalents	213,938	15,416	(7,590)	(505,060)
Cash and cash equivalents at beginning of period	147,950	132,534	140,124	645,184

Cash and cash equivalents at end of period	$361,888	$147,950	$132,534	$140,124

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—	$1,884,000	$1,099,000

See accompanying notes to financial statements.

SONOMA LLC

NOTES TO FINANCIAL STATEMENTS

October 8, 2004 and January 2, 2004

1.  Organization

Sonoma LLC (the Company) was formed on July 29, 1999, pursuant to a limited liability company agreement (the Agreement) between Sonoma Lodge LLC (Sonoma Lodge) and Sonoma Renaissance LLC (Sonoma Renaissance) under the laws of the State of California for the purpose of acquiring and owning The Lodge at Sonoma Renaissance Resort and Spa, a 182 room hotel located in Sonoma, California (the Hotel).

The Agreement provided for the Company’s profits and losses to be allocated to each member based on their ownership interest in the Company. Distributions are to be made to the members at times and in aggregate amounts determined by the managing member, Sonoma Lodge. Sonoma Renaissance is wholly owned by a subsidiary of Marriott International, Inc. (MII). The Hotel is operated under a long-term management agreement with Renaissance Hotel Operating Company (the Manager), a wholly owned subsidiary of MII. MICC LLC (the Mezzanine Lender or MICC), a wholly owned subsidiary of MII, made a mezzanine loan to the Company in July 2000. The hotel commenced operations on January 27, 2001.

Effective December 31, 2001, Sonoma Lodge, Sonoma Renaissance, the Manager, the Mezzanine Lender and the Company’s mortgage lender entered into a comprehensive debt and equity restructuring agreement. At the time of the restructuring, the first mortgage loan of $30,950,000 was in default, the Mezzanine Debt of $6,167,216 was in default and Manager advances of $2,149,633 were outstanding. In the restructuring, Sonoma Lodge made an additional equity contribution of $750,000 and Sonoma Renaissance made additional equity contributions totaling approximately $3,200,000. The defaults were cured as a result of the restructuring. See further discussion of the debt restructuring in note 4.

MII acquired the Company’s first mortgage loan on April 13, 2004. The Company became a wholly owned subsidiary of MII when a wholly owned subsidiary of MII acquired 100% of the equity interest of Sonoma Lodge as of April 23, 2004.

There are 53 weeks included in the period ended January 2, 2003 and there are 52 weeks included in the period ended January 3, 2004. October 8, 2004 is the end of MI’s tenth accounting period in 2004. MI’s accounting periods are four weeks in duration and there are 13 periods in a year.

DiamondRock Hospitality Company (DiamondRock) purchased the Hotel from MII on October 26, 2004 for cash consideration of $32,331,000. DiamondRock is 14.3% owned by MII. The Hotel will continue to be managed by a subsidiary of MII under a new management agreement. The significant terms of the new management agreement are as follows:

Description	Term
Term	20 years with one 10-year extension
Base Management Fee	3% of gross revenues
Incentive Management Fee	20% above owner priority, as defined
FF&E Escrow Contribution Percentage	3%

2.    Summary of Significant Accounting Policies

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The accounting period subsequent to April 23, 2004 reflects MII’s basis in the assets and liabilities of the Company. The accounting periods prior to April 24, 2004 reflect the Company’s historical basis before the acquisition of 100% of the equity interests by MII.

Basis of Accounting

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America.

Real Estate

Property and equipment is recorded at historical cost, including capitalized interest of approximately $1,700,000 incurred during development and construction. Replacements and improvements are capitalized, while repairs and maintenance are expensed as incurred. Prior to MII’s purchase, depreciation was computed using the straight-line method over the estimated useful lives of the assets, 39 years for building and improvements and three to ten years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or estimated useful lives of the assets.

Subsequent to April 23, 2004, the real estate was recorded at the purchase cost of subsidiaries of MII and is being depreciated over its estimated remaining useful lives of the assets, 30 years for building and improvements and three to ten years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or estimated useful lives of the assets.

Impairment of Long-Lived Assets

In the event that facts or changes in circumstances indicate that the carrying amount of the Hotel may be impaired, an evaluation of recoverability is prepared. In such an event, a comparison is made of the current and projected operating cash flows of such Hotel on an undiscounted basis to the carrying amount of the Hotel. If such sum were less than the depreciated cost of the property, the Hotel would be written down to its estimated fair market value. No impairment write-downs were recorded in any of the periods presented.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

Room revenue is recognized on a day-to-day basis when the services have been rendered. Food and beverage and all other revenue are recognized when the services have been rendered. A provision for possible bad debts is made when collection of receivables is considered doubtful.

Income Taxes

Provisions for Federal and state income taxes have not been made in the accompanying financial statements since the Company does not pay income taxes but rather allocates its profits and losses to the individual members. Significant differences exist between the net income (loss) for financial reporting purposes and the taxable income (loss) reported in the Company’s tax return. These differences are primarily due to the use, for income tax purposes, of accelerated depreciation methods and shorter depreciable lives of the assets.

Pre-Opening Costs

Pre-opening costs incurred prior to the opening of the Hotel of approximately $4,600,000 were expensed as incurred in periods prior to these presented herein.

3.    Property and Equipment

Property and equipment consist of the following:

	October 8, 2004	January 2, 2004
Land and improvements	$9,262,397	$11,105,764
Buildings and improvements	19,706,319	22,104,994
Furniture and equipment	2,947,994	8,889,848

	31,916,710	42,100,606
Less: accumulated depreciation	(741,691)	(7,918,094)

	$31,175,019	$34,182,512

4.    Debt

On July 30, 1999, the Company obtained third party mortgage financing in the amount of $30,950,000 (the Mortgage Loan). The Mortgage Loan required the payment of interest only in monthly installments during the construction period of the Hotel. The maturity date of this loan was August 1, 2004, with an extension to August 1, 2007. The loan bore interest at prime plus 1.875% with an 8.5% floor during the construction period. After completion of the construction, the loan bore interest at LIBOR as defined, plus 4% per annum, with an 8.5% floor.

The loan was secured by a deed of trust on the Hotel. As indicated in note 1, the loan was in default prior to the 2001 restructuring. During the 2001 restructuring, a third party purchased the Mortgage Loan. The maturity date of the restructured Mortgage Loan was April 1, 2007. The other terms of the loan did not change. On April 13, 2004, a wholly owned subsidiary of MII purchased the Mortgage Loan and related accrued interest from the third party. The terms of the loan did not change. Total interest expense incurred for the Mortgage Loan from April 24, 2004 to October 8, 2004, from January 3, 2004 to April 23, 2004, and for each of the fiscal years ended January 2, 2004 and January 3, 2003 was $1,302,096, $888,718, $2,665,813 and $2,674,596, respectively. Total accrued interest as of October 8, 2004 and January 2, 2004 was $4,549,700 and $2,358,886, respectively.

On July 30, 2000, the Company entered into a $5,000,000 loan (the Mezzanine Loan) with MICC. The Mezzanine Loan bore interest of 10% and was increased to $6,167,216 after additional advances. After the December 31, 2001 restructuring, the Mezzanine Loan bore interest at 5% and is scheduled to mature on April 1, 2007. Total interest expense incurred for the Mezzanine Loan from April 24, 2004 to October 8, 2004, from January 3, 2004 to April 23, 2004, and for each of the fiscal years ended January 2, 2004 and January 3, 2003 was $146,433, $108,685, $336,616 and $320,011, respectively. Total accrued interest as of October 8, 2004 and January 2, 2004 was $911,745 and $656,627, respectively.

During 2000 and 2001, the Manager advanced $2,149,633 to the Company. No interest was due on these advances until after the December 31, 2001 restructuring, whereby these advances were to be repaid from available cash flow and bore interest at 5.5%. These advances also mature on April 1, 2007. Total interest expense incurred for these advances from April 24, 2004 to October 8, 2004, from January 3, 2004 to April 23, 2004, and for each of the fiscal years ended January 2, 2004 and January 3, 2003 was $79,941, $41,948, $129,390 and $122,744, respectively. Total accrued interest as of October 8, 2004 and January 2, 2004 was $974,024 and $852,135, respectively.

5.    Management Agreement

The Hotel is operated under a long-term management agreement, which expires on July 29, 2019, prior to any renewal periods, as defined. Pursuant to the terms of the management agreement, the manager earns a base management fee, which is calculated as 3% of Hotel sales. In addition, the manager earns an incentive management fee, which is calculated as 30% of available cash flow, as defined, in excess of an owner’s priority, as defined. No incentive fees were earned in any of the periods presented.

The management agreement provides for the establishment of a property improvement fund to cover the cost of replacements and renewals of furniture and fixtures at the Hotel. Contributions to the property improvement fund are restricted and are calculated as a percentage of Hotel sales. Contributions to the property improvement fund, for the period from January 3, 2004 to April 23, 2004, and the fiscal years ended January 2, 2004 and January 3, 2003 were $107,266, $388,632 and $296,555, respectively. MII paid cash for and received $669,000 for the property improvement funds in escrow on April 23, 2004. No further contributions were made into this fund subsequent to April 23, 2004.

Pursuant to the terms of the management agreement, the owner of the Hotel is required to provide the manager with working capital and supplies to meet the operating needs of the Hotel. MII assumed working capital deficit of $85,000 upon acquisition on April 18, 2004.

6.    Leases

The Company is currently obligated under several non-cancelable operating lease agreements for computers and office equipment that expire between 2004 and 2006. Future minimum lease payments required under these non-cancelable operating leases as of October 8, 2004 are as follows:

October 9, 2004 through December 31, 2004	$17,130
2005	84,387
2006	10,140

$111,657

The Company also has leases for retail space and equipment with varying terms for which minimum annual rents are received. The leases require fixed monthly payments over the terms of the leases. Future minimum rents to be received under noncancelable operating leases as of October 8, 2004 are as follows:

October 9, 2004 through December 31, 2004	$16,711
2005	86,915
2006	49,769
2007	23,895
2008	10,500

$187,790

7.    Commitments and Contingencies

The Company is involved from time to time in litigation arising in the normal course of business, none of which is expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Report of Independent Auditors

To the stockholder of

VAMHC, Inc.:

In our opinion, the accompanying balance sheets and the related statements of operations, stockholder’s equity and cash flows present fairly, in all material respects, the financial position of VAMHC, Inc. at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 9, VAMHC, Inc. entered into negotiations in March 2005 to sell its assets to an unrelated third party.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

May 2, 2005

VAMHC, INC.

BALANCE SHEETS

	March 31, 2005	December 31,
		2004	2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$230,661	$183,062	$198,675
Restricted cash	2,460,751	1,765,018	859,375
Trade receivables, net of allowances of $55,873, $68,723 and $54,840, respectively	2,821,968	1,226,761	927,492
Inventories	88,682	103,481	87,083
Deferred income taxes (Note 4)	59,304	55,177	62,682
Other current assets	2,374	4,711	9,395

Total current assets	5,663,740	3,338,210	2,144,702
Property, plant and equipment, net (Note 3)	57,008,076	62,664,502	65,248,300
Real estate held for sale and investment	—	2,081,394	2,081,394
Franchise Agreement, net (Note 2)	2,823,957	2,866,205	3,035,198

Total assets	$65,495,773	$70,950,311	$72,509,594

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued expenses (Note 3)	$1,953,816	$2,604,849	$2,152,430
Current portion of capital lease obligations	28,832	28,027	26,399
Due to Vail (Note 5)	9,306,076	16,486,333	19,448,971

Total current liabilities	11,288,724	19,119,209	21,627,800
Deferred income taxes (Note 4)	1,689,517	1,783,431	1,936,704
Capital lease obligations	35,313	42,968	70,996
Commitments and contingencies (Note 6)	—	—	—
Stockholder’s equity:
Common stock, $0 par value, 100 shares authorized, issued and outstanding	46,941,709	46,941,709	46,941,709
Retained earnings	5,540,510	3,062,994	1,932,385

Total stockholder’s equity	52,482,219	50,004,703	48,874,094

Total liabilities and stockholders’ equity	$65,495,773	$70,950,311	$72,509,594

The accompanying Notes to Financial Statements are an integral part of these financial statements.

VAMHC, INC.

STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)	(Unaudited)
Net revenues:
Rooms	$7,510,757	$6,821,187	$14,417,906	$12,709,060	$9,845,555
Food and beverage	1,774,111	1,455,814	5,236,147	4,212,439	2,521,620
Real estate	—	—	—	6,400,000	—
Other	660,826	648,958	1,701,595	1,385,262	1,113,783

Total net revenues	9,945,694	8,925,959	21,355,648	24,706,761	13,480,958

Operating expenses:
Rooms	1,184,691	1,238,609	3,646,912	2,926,013	2,399,020
Food and beverage	1,373,577	1,160,967	4,345,144	3,853,571	2,718,173
Real estate	—	—	—	3,952,569	—
Other	863,090	949,941	2,825,087	3,334,643	2,656,657
Selling, general and administrative	1,688,349	1,644,356	5,317,535	4,274,840	3,900,933
Depreciation and amortization	861,608	850,481	3,415,086	3,372,422	2,104,693

Total operating expenses	5,971,315	5,844,354	19,549,764	21,714,058	13,779,476

Income (loss) from operations	3,974,379	3,081,605	1,805,884	2,992,703	(298,518)
Other income:
Interest expense	(993)	(1,390)	(4,968)	(6,254)	(5,063)
Interest income	9,759	3,185	16,783	7,466	8,813

Income (loss) before provision for income taxes	3,983,145	3,083,400	1,817,699	2,993,915	(294,768)
(Provision) benefit for income taxes (Note 4)	(1,505,629)	(1,165,525)	(687,090)	(1,140,682)	103,758

Net income (loss)	$2,477,516	$1,917,875	$1,130,609	$1,853,233	$(191,010)

The accompanying Notes to Financial Statements are an integral part of these financial statements.

VAMHC, INC.

STATEMENTS OF STOCKHOLDER’S EQUITY

	Common Stock		Retained Earnings	Total Stockholder’s Equity
	Shares	Amount
Balance, December 31, 2001	100	$43,377,616	$270,162	$43,647,778
Net loss	—	—	(191,010)	(191,010)
Purchase accounting adjustment (Note 1)	—	3,564,093	—	3,564,093

Balance, December 31, 2002	100	46,941,709	79,152	47,020,861
Net income	—	—	1,853,233	1,853,233

Balance, December 31, 2003	100	46,941,709	1,932,385	48,874,094
Net income	—	—	1,130,609	1,130,609

Balance, December 31, 2004	100	46,941,709	3,062,994	50,004,703
Net income (Unaudited)	—	—	2,477,516	2,477,516

Balance, March 31, 2005 (Unaudited)	100	$46,941,709	$5,540,510	$52,482,219

The accompanying Notes to Financial Statements are an integral part of these financial statements.

VAMHC, INC.

STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$2,477,516	$1,917,875	$1,130,609	$1,853,233	$(191,010)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	861,608	850,481	3,415,086	3,372,422	2,104,693
Non-cash cost of real estate sales	—	—	—	3,519,530	—
Deferred income taxes, net	(98,041)	(78,096)	(145,768)	121,619	1,120,096
Changes in assets and liabilities:
Restricted cash	(695,733)	(434,334)	(905,643)	(142,883)	(716,492)
Trade receivables	(1,595,207)	(1,204,782)	(299,269)	(6,777)	346,548
Inventories	14,799	(6,520)	(16,398)	(2,505)	(15,209)
Accounts payable and accrued expenses	(651,033)	(326,499)	452,419	(191,044)	(275,975)
Other assets and liabilities	2,337	4,867	4,684	19,995	6,118

Net cash provided by operating activities	316,246	722,992	3,635,720	8,543,590	2,378,769
Cash flows from investing activities:
Capital expenditures	(68,785)	(115,680)	(662,295)	(3,310,044)	(23,831,470)
Investments in real estate	—	—	—	(2,987,533)	—

Net cash used in investing activities	(68,785)	(115,680)	(662,295)	(6,297,577)	(23,831,470)
Cash flows from financing activities:
Net (decrease) increase in Due to Vail	(193,012)	(680,900)	(2,962,638)	(2,115,122)	21,319,864
Payments of capital lease obligations	(6,850)	(6,453)	(26,400)	(24,236)	(16,184)

Net cash (used in) provided by financing activities	(199,862)	(687,353)	(2,989,038)	(2,139,358)	21,303,680
Net increase (decrease) in cash and cash equivalents	47,599	(80,041)	(15,613)	106,655	(149,021)
Cash and cash equivalents:
Beginning of period	183,062	198,675	198,675	92,020	241,041

End of period	$230,661	$118,634	$183,062	$198,675	$92,020

Cash paid for interest	$993	$1,390	$4,968	$6,254	$5,063

Supplemental Schedule of Non-Cash Transactions

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)	(Unaudited)
Capital leases entered into for operating fixed assets	$—	$—	$—	$24,750	$113,065

The accompanying Notes to Financial Statements are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS

1.    Organization and Business

VAMHC, Inc. (the “Hotel”) was incorporated in the State of Colorado on July 2, 2001. VAMHC, Inc. is a wholly-owned subsidiary of The Vail Corporation (collectively with Vail Resorts, Inc., the parent of The Vail Corporation, “Vail”); Vail purchased the Hotel in December 2001. VAMHC, Inc. owns and operates the Vail Marriott Mountain Resort & Spa, a 349-room hotel in Vail, Colorado, under a franchise agreement (“Franchise Agreement”) with Marriott International, Inc. (“MII”). As of December 2001, Vail pushed down the related changes in carrying values of assets and liabilities based on preliminary valuations. The purchase accounting adjustment of $3,564,093 reflected in the accompanying Statement of Stockholder’s Equity for the year ended December 31, 2002 is due to final adjustments recorded upon completion of the valuations and related purchase price allocations resulting in adjustments primarily to property, plant and equipment and the franchise agreement intangible asset.

In addition, in 2003 a portion of the Hotel facility was converted into three residential condominium units which were then sold to third parties.

In the opinion of the Hotel, the accompanying unaudited financial statements for the interim periods ended March 31, 2005 and 2004 reflect all adjustments necessary to present fairly the Hotel’s financial position, results of operations and cash flows for the interim periods presented. All such adjustments are of a normal recurring nature. Results for interim periods are not indicative of results for the entire year.

2.    Summary of Significant Accounting Policies

Cash and Cash Equivalents—All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents.

Restricted Cash—Restricted cash represents required reserves for capital expenditures under the Franchise Agreement, which requires that 5% of gross revenue be restricted for future renovations and Furniture, Fixture & Equipment (“FF&E”) costs. At December 31, 2004, the Hotel had not funded the required amounts into the restricted cash account. In January 2005, the Hotel deposited approximately $229,000 into the restricted cash account to fully fund the required amounts under the franchise agreement.

Trade Receivables—The Hotel records trade accounts receivable in the normal course of business related to the sale of products or services. The Hotel charges interest on past due accounts at a rate of 18% per annum. The allowance for doubtful accounts is based on a specific reserve analysis and on a percentage of related revenues, and takes into consideration such factors as historical write-offs, the economic climate and other factors that could affect collectibility. Write-offs are evaluated on a case by case basis. Delinquency status on accounts receivable is based on contractual terms.

Inventories—The Hotel’s inventories consist primarily of food and beverage items and purchased retail goods. Inventories are stated at the lower of cost or fair value, determined using primarily an average weighted cost method.

Property, Plant and Equipment—Property, plant and equipment is carried at cost net of accumulated depreciation. Routine repairs and maintenance are expensed as incurred. Expenditures that improve the functionality of the related equipment or extend the useful life are capitalized. When property, plant and equipment are retired or otherwise disposed of, the related gain or loss is included in operating income. Depreciation is calculated on the straight-line method generally based on the following useful lives:

Estimated Life in Years
Land improvements	20
Buildings and building improvements	15-30
Machinery and equipment	3-10
Furniture and fixtures	3-10
Automobiles and trucks	3

The Hotel capitalizes interest on capital projects expected to take longer than one year to complete and cost more than $1 million. No interest was capitalized by the Hotel in 2004, 2003, or 2002.

In March 2005, the Hotel transferred land with a book value of $4,905,851 to Vail.

Real Estate Held for Sale—The Hotel capitalizes as land held for sale the original acquisition cost, direct construction and development costs, property taxes, interest incurred on costs related to land under development and other related costs (engineering, surveying, landscaping, etc.) until the property reaches its intended use. The cost of sales for individual parcels of real estate or condominium units within a project is determined using the relative sales value method. Selling expenses are charged against income in the period incurred. The Hotel capitalizes interest on real estate projects expected to take longer than one year to complete and cost more than $1 million. The Hotel did not capitalize interest on real estate development projects in 2004, 2003 or 2002. In March 2005, the Hotel transferred land held for sale with a book value of $2,081,394 to Vail.

Franchise Agreement—The Hotel’s Franchise Agreement intangible is its sole intangible asset, which arose through Vail’s acquisition of the Hotel in 2001. The Franchise Agreement intangible’s value is based on an estimate of incremental profit generated through the use of the Marriott name. The Franchise Agreement intangible is being amortized over 20 years, the contractual life of the Franchise Agreement. The composition of the intangible asset is as follows:

	March 31, 2005	December 31,
		2004	2003
	(Unaudited)
Franchise agreement	$3,379,871	$3,379,871	$3,379,871
Accumulated amortization	(555,914)	(513,666)	(344,673)

Franchise Agreement, net	$2,823,957	$2,866,205	$3,035,198

Amortization expense for the Franchise Agreement for the years ended December 31, 2004, 2003 and 2002 totaled approximately $169,000, $169,000 and $169,000, respectively, and is estimated to be approximately $169,000 annually, on average, for each of the next five fiscal years.

Long-lived Assets—The Hotel evaluates potential impairment of long-lived assets and long-lived assets to be disposed of in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS No. 144 establishes procedures for the review of recoverability and measurement of impairment, if necessary, of long-lived assets held and used by an entity. SFAS No. 144 requires that those assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. SFAS No. 144 requires that long-lived assets to be disposed of be reported at the lower of carrying amount or fair value less estimated selling costs. No impairments of long-lived assets were recognized during 2004, 2003, 2002 or the three months ended March 31, 2005.

Revenue Recognition—Revenues are derived from a wide variety of sources, including room rental, dining, property management services and conference services, and are recognized as products are delivered or services are performed. Room rental revenue includes revenues associated with the rental of 16 third-party owned condominiums that are managed by the Hotel, net of the condominium owners’ share of the rental revenue. Revenues from arrangements with multiple deliverables are bifurcated into units of accounting based on relative fair values and revenue is separately recognized for each unit of accounting. If a fair market value cannot be established for an arrangement, revenue is deferred until all deliverables have been performed. Revenues from real estate sales are recognized when collectibility of the sales price is reasonably assured and the earnings process is virtually complete, generally upon transfer of title to the buyer. Amounts received in advance of guest stays are reflected as advance deposits in the accompanying balance sheets.

Income Taxes—The Hotel’s operations are included in the consolidated tax returns filed by Vail and as such all current income provisions (benefits) have been reflected as a payable (receivable) to (from) Vail which is included as a component of Due to Vail in the accompanying balance sheets. The allocation of income tax provision is determined under a parent company policy which provides that the Hotel’s current and deferred taxes are calculated on a separate return basis.

The Hotel uses the liability method of accounting for income taxes whereby a deferred tax liability or asset is recognized for the effect of temporary differences between financial reporting and income tax reporting. The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to the tax provision or benefit in the period of enactment (see Note 4).

Stock Compensation—The employees providing services to the Hotel participate in the various employee stock option plans of Vail and the Hotel accounts for these employee stock option plans in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), and related interpretations. Accordingly, no compensation cost has been recognized for the Hotel’s participation in these fixed stock option plans. The Hotel adopted the disclosure-only requirements of SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123”, which allows entities to continue to apply the provisions of APB No. 25 for transactions with employees and provide pro forma disclosures for employee stock option grants made as if the fair value-based method of accounting prescribed in SFAS No. 123 had been applied to those transactions.

Under SFAS No. 123, the Hotel estimates the fair value of each option grant on the date of grant using the Black-Scholes option-pricing model, with the following weighted-average assumptions used for grants in 2004, 2003 and 2002, respectively: dividend yield of 0% for each year, expected volatility of 35.3%, 38.4% and 30.0%, risk-free interest rates of 3.28%, 2.89% and 2.19%, and an expected life of five years for each year. The weighted-average grant-date fair value per share of stock options granted in 2004, 2003 and 2002 was $6.83, $5.61 and $5.27, respectively. Had compensation cost for the Hotel’s participation in Vail’s four stock-based compensation plans (see Note 7) been determined consistent with SFAS No. 123, the Hotel’s net income would have been the pro forma amount indicated below for the years ended December 31, 2004, 2003 and 2002 and the three months ended March 31, 2005 and 2004:

	December 31,
	2004	2003	2002
Net income (loss)
As reported	$1,130,609	$1,853,233	$(191,010)
Deduct: total stock based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	(9,271)	(4,984)	(280)

Pro forma	$1,121,338	$1,848,249	$(191,290)

	March 31,
	2005	2004
	(Unaudited)	(Unaudited)
Net income
As reported	$2,477,516	$1,917,875
Deduct: total stock based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	(3,433)	(1,931)

Pro forma	$2,474,083	$1,915,944

Concentration of Credit Risk—The Hotel’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents. The Hotel places its cash and temporary cash investments in high quality credit institutions. At times, such investments may be in excess of FDIC insurance limits. The Hotel does not consider itself to have any significant concentrations of credit risk. The Hotel performs ongoing credit evaluations of its customers and generally does not require collateral. The Hotel maintains allowances for potential credit losses, but does require advance deposits on certain transactions, and historical losses have been within management’s expectations. The Hotel does not enter into financial instruments for trading or speculative purposes. The Hotel has no financial instrument contracts currently outstanding.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Advertising Costs—Advertising costs are expensed at the time such advertising commences. Advertising expense, for the fiscal years December 31, 2004, 2003 and 2002 was $259,708, $217,415 and $223,269, respectively. At December 31, 2004 and 2003, the Hotel did not have any prepaid advertising costs. The above advertising expenses are included as a component of selling, general and administrative expense in the accompanying statements of operations and are exclusive of the 1% of gross room sales for advertising, promotions and sales programs paid to MII under the Franchise Agreement (see Note 6).

Fair Value of Financial Instruments—The recorded amounts for cash and cash equivalents, receivables, other current assets, and accounts payable and accrued expenses approximate fair value due to the short-term nature of these financial instruments.

New Accounting Pronouncements—In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards 123 (revised 2004) (“SFAS 123R”), “Share-Based Payment”, which replaces Statement of Financial Accounting Standards No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees”. SFAS 123R requires the measurement of all employee share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in the consolidated statements of operations. The accounting provisions of SFAS 123R are effective for annual reporting periods beginning after June 15, 2005. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition.

SFAS 123R permits public companies to adopt its requirements using one of two methods. Under the “modified prospective” method, compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date. The “modified retrospective” method includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures for either (a) all prior periods presented or (b) prior interim periods of the year of adoption. The Hotel has yet to determine which method it will use in adopting SFAS 123R.

As permitted by SFAS 123, the Hotel currently accounts for share-based payments to employees using APB 25’s intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of SFAS 123R’s fair value method will impact the Hotel’s results of operations, although it will have no impact on the Hotel’s overall financial position. The Hotel is currently evaluating option valuation methodologies and assumptions in light of SFAS 123R pronouncement guidelines and Staff Accounting Bulletin No. 107 related to employee stock options. Current estimates of option values used by the Hotel in its pro forma disclosure by applying the Black-Scholes method may not be indicative of results from the final methodology the Hotel elects to adopt for reporting under SFAS 123R guidelines. The Hotel is evaluating SFAS 123R and has not yet determined the amount of stock option expense which will be recorded upon the adoption of SFAS 123R.

3.    Supplementary Balance Sheet Information

The composition of property, plant and equipment is as follows:

	March 31, 2005	December 31,
		2004	2003
	(Unaudited)
Land and land improvements	$1,662,900	$6,568,751	$6,568,750
Buildings and building improvements	57,395,369	57,395,369	57,350,125
Furniture, fixtures and equipment	6,812,974	6,812,974	6,543,037
Construction in progress	403,588	334,802	—

	66,274,831	71,111,896	70,461,912
Accumulated depreciation	(9,266,755)	(8,447,394)	(5,213,612)

Property, plant and equipment, net	$57,008,076	$62,664,502	$65,248,300

Depreciation expense for the years ended December 31, 2004, 2003 and 2002 totaled $3,246,093, $3,203,428 and $1,936,055, respectively. Depreciation expense for the quarters ended March 31, 2005 and 2004 totaled $819,360 and $808,234, respectively.

The composition of accounts payable and accrued expenses is as follows:

	March 31, 2005	December 31,
		2004	2003
	(Unaudited)
Deposits	$557,050	$1,509,540	$1,312,943
Trade payables	330,864	389,882	168,600
Accrued payroll and benefits	120,591	83,313	111,735
Accrued fees and assessments	945,311	622,114	559,152

Total accounts payable and accrued expenses	$1,953,816	$2,604,849	$2,152,430

4.    Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and income tax purposes. Significant components of the Hotel’s deferred tax liabilities and assets as of December 31, 2004 and December 31, 2003, are as follows:

	December 31,
	2004	2003
Deferred income tax liabilities:
Fixed assets	$1,576,622	$1,743,422
Intangible assets	206,809	193,282

Total	1,783,431	1,936,704
Deferred income tax assets:
Trade receivables	26,121	20,844
Accrued expenses	29,056	41,838

Total	55,177	62,682

Net deferred income tax liability	$1,728,254	$1,874,022

The net current and noncurrent components of deferred income taxes recognized in the balance sheet are as follows:

	December 31,
	2004	2003
Net current deferred income tax asset	$55,177	$62,682
Net non-current deferred income tax liability	1,783,431	1,936,704

Net deferred income tax liability	$1,728,254	$1,874,022

Significant components of the provision (benefit) for income taxes from continuing operations are as follows:

	Year Ended December 31,
	2004	2003	2002
Current:
Federal	$760,207	$945,195	$(1,128,873)
State	72,652	73,868	(94,982)

Total current	832,859	1,019,063	(1,223,855)
Deferred:
Federal	(134,227)	111,990	1,031,410
State	(11,542)	9,629	88,687

Total deferred	(145,769)	121,619	1,120,097

Total provision (benefit)	$687,090	$1,140,682	$(103,758)

A reconciliation of the income tax provision (benefit) from continuing operations and the amount computed by applying the U.S. federal statutory income tax rate to income from continuing operations before income taxes is as follows:

	Fiscal Year Ended
	December 31,
	2004	2003	2002
At U.S. federal income tax rate	35.0%	35.0%	(35.0)%
State income tax, net of federal benefit	3.0%	3.0%	(2.6)%
Nondeductible meals and entertainment	0.1%	0.3%	4.1%
FICA tip credit	(0.3)%	(0.2)%	(1.7)%

	37.8%	38.1%	(35.2)%

The Hotel calculates its interim tax provision by projecting pre-tax book income (loss) for the full year, computing the income tax thereon, and applying the effective tax rate thus derived to its interim results. Except for discrete period events, to the extent the Hotel makes revisions to its expected annual results and the tax effects thereon, the Hotel adjusts its income tax provision on a cumulative basis.

5.    Related Party Transactions

All direct costs incurred by the Hotel are paid on behalf of the Hotel by Vail. The amounts due to Vail for these costs, net of cash remitted to Vail by the Hotel, are reflected as a component of Due to Vail in the accompanying balance sheets. All funding necessary to maintain the Hotel’s operations, including capital expenditures, is provided by Vail.

In addition, Vail allocates expenses for certain corporate overhead costs to the Hotel. These costs include corporate oversight, legal, human resources, accounting, information technology and marketing support. The methodology used to allocate corporate overhead is based on a variety of factors including historical revenue, historical service usage, number of employees and other factors. Management considers such allocations to be reasonable; however, such allocations are not necessarily indicative of costs that would have been incurred if the Hotel had performed these functions entirely as a stand-alone entity. For the years ended December 31, 2004, 2003 and 2002, the allocation, which is a included as a component of selling, general and administrative expense in the accompanying statements of operations, totaled $842,534, $731,663 and $539,845, respectively, and totaled approximately $206,727 and $221,551, respectively, for the three months ended March 31, 2005 and 2004. The amounts due to Vail are included as a component of Due to Vail in the accompanying balance sheets.

All employees providing service to the Hotel are employees of Vail. All employment related costs for these employees are charged to the Hotel by Vail. Allocated expenses for employee-benefits related costs including medical, vacation, 401(k) plan and payroll taxes were $936,606, $879,214 and $774,532 for the years ended December 31, 2004, 2003 and 2002, respectively, and $247,585 and $265,782 for the three months ended March 31, 2005 and 2004, respectively.

Transactions initiated between the Hotel and Vail could have a different financial statement impact had they occurred in arms length transactions between unrelated entities.

6.    Commitments and Contingencies

Guarantees

The Hotel is a guarantor of obligations related to $390 million of 6.75% Senior Subordinated Notes (the “6.75% Notes”) issued by Vail Resorts, Inc. Substantially all of Vail’s subsidiaries, including the Hotel, are guarantors under the 6.75% Notes on a joint and several basis. The guarantee is a guarantee of payment, not of collectibility. The Hotel would be required to perform under the guarantee if Vail became delinquent on any and all amounts due under the 6.75% Notes, whether at the stated maturity date or by declaration of acceleration, call for redemption or otherwise pursuant to the terms of the underlying indenture. The Hotel’s guarantees cover the full amount of principal, interest and premium (if any), and are limited only to the extent that performance under the guarantees would constitute a fraudulent conveyance or fraudulent transfer under applicable law. The Hotel has not recorded any liability related to these guarantees in the accompanying financial statements. In the event that the Hotel makes a payment under these guarantees, it shall be entitled to a contribution from each other guarantor of the 6.75% Notes in the amount of each guarantor’s pro rata share of the amount of such payment by the Hotel.

The Hotel is also a guarantor of obligations under Vail’s credit facility (“Credit Facility”). The Credit Facility provides for debt financing to Vail up to an aggregate principal amount of $400 million through a revolving credit facility that matures in January 2010. The Hotel is a Restricted Subsidiary (as defined in the underlying Credit Agreement) with respect to the Credit Facility. Proceeds of borrowings under the Credit Facility may be used for the working capital needs, capital expenditures and other general corporate purposes of Vail and the Restricted Subsidiaries, including the Hotel. Substantially all of Vail’s subsidiaries are guarantors under the Credit Facility, and the Credit Facility is also collateralized by a pledge of all of the capital stock of substantially all of Vail’s subsidiaries. The Hotel would become liable under the guarantee for all of the outstanding borrowings under the Credit Facility, including any interest or fees due thereunder, as well as any letters of credit issued against the Credit Facility in the event of a default under the terms of the Credit Facility. The Hotel’s liability under the guarantee is limited only to the extent that performance under the guarantee would constitute a fraudulent conveyance or fraudulent transfer under applicable law. The guarantee does not provide for any recourse for recovery of any amounts advanced under the guarantee. The Hotel has not recorded any liability related to this guarantee in the accompanying financial statements.

As permitted under Colorado law, the Hotel indemnifies its directors and officers over their lifetimes for certain events or occurrences while the officer or director is, or was, serving the Hotel in such a capacity. The maximum potential amount of future payments the Hotel could be required to make under these indemnification agreements is unlimited; however, the Hotel has a director and officer insurance policy that limits exposure and should enable the Hotel to recover a portion of any future amounts paid. This indemnification agreement was in effect prior to January 1, 2003 and therefore the Hotel did not record a liability for these agreements as of December 31, 2004 or 2003.

Under the Franchise Agreement, the Hotel shall indemnify MII and its affiliates, their officers, agents and employees, and their respective successors and assigns, from and against all environmental losses and other losses, costs, liabilities, damages, claims and expenses, of every kind and description, including allegations of negligence by MII and its affiliates and their officers, employees and agents, and including reasonable attorneys’ fee, arising out of or resulting from the renovation, operation or use of the Hotel or the Hotel premises or of any other business conducted on or in connection with the Hotel by the Hotel. This indemnification agreement was in effect prior to January 1, 2003 and therefore the Hotel did not record a liability for these agreements as of December 31, 2004 or 2003.

Commitments

The Hotel entered into the Franchise Agreement on July 23, 2001 with MII for a period of 20 years. Terms of the agreement require that the Hotel pay a fee of 6% of gross room sales and 3% of gross food and beverage sales. In addition, the hotel pays a fee for advertising, promotions sales and marketing equal to 1% of gross room sales. The payment of these expenses to MII is offset by the reward redemption receivable from MII associated with the Hotel’s participation in MII’s guest rewards programs. For the years ended December 31, 2004, 2003 and 2002, the Hotel recorded franchise fee expense of $1,165,481, $982,612 and $724,690, respectively, and for the three months ended March 31, 2005 and 2004, the Hotel recorded franchise fee expense of $592,371 and

$523,962, respectively, which is included in the accompanying statements of operations as a component of selling, general and administrative expenses.

Additionally under the Franchise Agreement, the Hotel is required to complete certain renovations, including the replacement of certain FF&E items under specific time frames defined under the Franchise Agreement. This agreement was in effect prior to January 1, 2003 and therefore the Hotel does not have a liability recorded for this agreement as of December 31, 2004.

The Hotel has executed as lessee capital leases for the rental of office equipment through 2008. Amortization of assets held under capital leases is included in depreciation expense.

Future minimum lease payments under these capital leases as of December 31, 2004 are as follows:

2005	$31,368
2006	31,368
2007	10,120
2008	3,512
2009 and thereafter	—

76,368
Interest payments	(5,373)

Total capital lease obligations	70,995
Current portion of capital lease obligations	(28,027)

Capital lease obligations	$42,968

Legal

The Hotel is a party to various lawsuits arising in the ordinary course of business. Management believes the Hotel has adequate insurance coverage or has accrued for loss contingencies for all known matters that are deemed to be probable losses and are estimable.

7.    Stock Compensation Plans

Certain key employees providing services to the Hotel are eligible for option grants under Vail’s four fixed option plans: the 1993 Stock Option Plan (“1993 Plan”), the 1996 Long Term Incentive and Share Award Plan (“1996 Plan”), the 1999 Long Term Incentive and Share Award Plan (“1999 Plan”) and the 2002 Long Term Incentive and Share Award Plan (“2002 Plan”). Under the 1993 Plan, incentive stock options (as defined under Section 422 of the Internal Revenue Code of 1986) or non-incentive stock options of Common Stock may be issued to key employees, directors, consultants and advisors of Vail or its subsidiaries. Exercise prices and vesting dates for options granted under the 1993 Plan are set by the Compensation Committee of Vail’s Board of Directors (“Compensation Committee”), except that the vesting period must be at least six months and exercise prices for incentive stock options may not be less than the stock’s market price on the date of grant. The terms of the options granted under the 1993 Plan are determined by the Compensation Committee, provided that all incentive stock options granted have a maximum life of ten years. Shares of Common Stock may be issued in the form of options, stock appreciation rights (“SARs”), restricted shares, restricted share units, performance shares, performance share units, dividend equivalents or other share-based awards under the 1996 Plan, the 1999 Plan and the 2002 Plan. Under the 1996 Plan, the 1999 Plan and the 2002 Plan, awards may be granted to employees, directors or consultants of Vail or its subsidiaries or affiliates. The terms of awards granted under the 1996 Plan, the 1999 Plan and the 2002 Plan, including exercise price, vesting period and life, are set by the Compensation Committee. Stock options are issued at the stock price on the date of the grant.

A summary of the status of Vail’s four fixed option plans as it relates to the Hotel as of December 31, 2004, 2003 and 2002 and changes during the years then ended is presented below:

Fixed Options	Shares Subject to Option	Weighted Average Exercise Price Per Share
Balance at December 31, 2001	—	$—
Granted	4,000	17.34

Balance at December 31, 2002	4,000	$17.34
Granted	2,500	14.73

Balance at December 31, 2003	6,500	$16.33
Granted	4,000	18.73

Balance at December 31, 2004	10,500	$17.25

The following table summarizes information about fixed options outstanding for Hotel related employees at December 31, 2004, 2003 and 2002:

	Options Outstanding			Options Exercisable
Exercise Price Range Per Share	Shares Outstanding	Weighted- Average Remaining Contractual Life Per Share	Weighted- Average Exercise Price Per Share	Shares Exercisable	Weighted- Average Exercise Price Per Share
December 31, 2004:
$14.73-18.73	10,500	8.9	$17.25	3,501	$16.71
December 31, 2003:
$14.73-17.34	6,500	9.3	$16.33	1,334	$17.34
December 31, 2002:
$17.34	4,000	9.9	$17.34	—	$—

8.    Retirement and Profit Sharing Plans

Employees providing services to the Hotel participate in Vail’s retirement and profit sharing plans. Vail maintains a defined contribution retirement plan, qualified under Section 401(k) of the Internal Revenue Code, for its employees. Under this plan, employees are eligible to make participant before-tax contributions on the first day of the calendar month following the later of: (1) their employment commencement date or (2) the date they turn 21. Participants may contribute up to 100% of their qualifying annual compensation up to the annual maximum specified by the Internal Revenue Code. Vail matches an amount equal to 50% of each participant’s contribution up to 6% of a participant’s bi-weekly qualifying compensation upon obtaining the later of: (1) 12 consecutive months of employment and 1,000 service hours or (2) 1,500 service hours since the employment commencement date. Vail’s matching contribution is entirely discretionary and may be reduced or eliminated at any time. Expenses related to the Plan are included in employee related costs that are charged to the Hotel by Vail (see Note 5).

9.    Sale of Assets

In March 2005, VAMHC, Inc. entered into non-binding negotiations to sell its assets to an unrelated third party. The accompanying financial statements do not reflect any adjustments which may arise out of the potential transaction.

10.    Segment Information

Statement of Financial Accounting Standards (“SFAS”) No. 131 requires the Hotel to report segment results in a manner consistent with management’s internal reporting of operating results to the chief operating decision maker(s) (as defined in SFAS No. 131) for purposes of evaluating segment performance. Due to the limited nature of the Hotel’s operations, management of the Hotel has not divided its operations into separate operating segments. Reports reviewed by management to evaluate performance and allocate resources to operations are consistent with the audited financial statements presented herein. Accordingly, no additional segment information is required to be presented.

Independent Auditors’ Report

To Capital Hotel Investments, LLC:

We have audited the accompanying combined balance sheets of the Capital Hotel Investments, LLC Four Pack (“CHI”), as of December 31, 2004 and 2003, and the related combined statements of operations, net assets (deficit) and cash flows for each of the years in the three-year period ended December 31, 2004. These financial statements are the responsibility of the management of CHI. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of CHI’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the CHI as of December 31, 2004 and 2003, and the combined results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/  KPMG LLP

Hartford, Connecticut

April 28, 2005

CAPITAL HOTEL INVESTMENTS, LLC FOUR PACK

Combined Balance Sheets

	March 25, 2005	December 31, 2004	December 31, 2003
	(unaudited)
ASSETS
Property and equipment, net	$223,369,693	226,221,595	228,287,281
Cash and cash equivalents	4,974,800	3,842,555	4,951,409
Restricted cash	17,263,841	18,167,785	22,744,678
Accounts receivable, net	10,308,157	7,619,595	6,373,703
Inventory	893,021	956,935	931,114
Deferred financing costs, net	1,284,280	1,718,095	3,453,354
Interest rate cap agreements	7,363	4,260	184,190
Due from affiliates	9,404,516	6,486,868	7,424,176
Prepaid expenses and other assets	454,263	483,887	521,028

Total assets	$267,959,934	265,501,575	274,870,933

LIABILITIES AND NET DEFICIT
Liabilities:
Mortgage debt	$175,136,481	175,770,588	178,748,964
Note payable due to Marriott International, Inc.	54,655,641	52,786,498	45,821,801
Senior Mezzanine Debt	18,990,588	18,990,588	19,863,249
Accounts payable	2,678,545	3,896,984	3,814,578
Accrued liabilities	3,996,103	5,577,745	4,224,736
Accrued interest	1,946,584	1,767,936	1,606,039
Due to Marriott International, Inc.	2,612,981	1,480,295	1,394,115
Due to affiliates	43,665,340	43,065,201	40,512,074
Advance deposits	2,654,527	1,729,823	1,580,773

Total liabilities	306,336,790	305,065,658	297,566,329
Net deficit	(38,376,856)	(39,564,083)	(22,695,396)

Total liabilities and net deficit	$267,959,934	265,501,575	274,870,933

See accompanying notes to combined financial statements.

CAPITAL HOTEL INVESTMENTS, LLC FOUR PACK

Combined Statements of Operations

	Period from January 1, 2005 or 2004 through		Year ended
	March 25, 2005	March 26, 2004	December 31, 2004	December 31, 2003	December 31, 2002
	(unaudited)
Revenues:
Rooms	$23,858,899	22,154,908	79,884,085	72,838,565	70,299,736
Food and beverage	12,444,996	11,948,026	46,645,976	42,543,418	40,329,106
Telephone and other	2,150,792	2,075,738	8,608,180	7,386,081	7,463,582

Total revenues	38,454,687	36,178,672	135,138,241	122,768,064	118,092,424

Operating costs and expenses:
Rooms	5,006,134	4,679,646	19,213,727	17,522,569	16,251,686
Food and beverage	8,655,061	8,636,485	34,560,051	31,879,708	30,126,907
Telephone and other	1,191,113	1,207,236	5,325,446	4,559,441	4,043,570
General and administrative	3,635,491	3,697,068	15,728,954	14,302,749	13,694,707
Marketing	2,346,304	2,278,965	9,480,651	8,910,689	8,503,010
Property taxes	693,175	619,502	2,816,100	2,244,606	2,906,995
Building insurance	317,802	360,795	1,377,672	1,495,492	1,401,926
Utilities	1,620,797	1,340,765	6,115,061	5,577,082	5,085,423
Property maintenance	1,627,009	1,548,744	6,609,149	6,264,843	6,117,627
Base management fees	1,150,926	1,084,526	4,043,396	3,675,437	3,542,772
Incentive management fees	132,618	17,026	68,105	—	—
Ground rent	9,150	9,150	36,600	36,404	34,408
Asset management fees	361,275	361,275	1,445,100	1,445,100	1,651,028
Depreciation and amortization	4,411,015	3,976,700	17,361,888	15,413,252	14,777,522

Total operating costs and expenses	31,157,870	29,817,883	124,181,900	113,327,372	108,137,581

Operating income	7,296,817	6,360,789	10,956,341	9,440,692	9,954,843

Other income (expense):
Interest expense	(6,432,129)	(5,909,678)	(23,969,613)	(23,311,946)	(18,213,484)
Interest income	154,748	76,273	427,456	103,730	134,471

Income (loss) before income taxes	1,019,436	527,384	(12,585,816)	(13,767,524)	(8,124,170)
Income taxes	(2,090)	(12,110)	(9,985)	240,648	(158,758)

Net income (loss)	$1,017,346	515,274	(12,595,801)	(13,526,876)	(8,282,928)

See accompanying notes to combined financial statements.

CAPITAL HOTEL INVESTMENTS, LLC FOUR PACK

Combined Statements of Net Assets (Deficit)

Period from January 1, 2005 to March 25, 2005 (unaudited), and for the

Years ended December 31, 2004, 2003 and 2002

Balance at December 31, 2001	$5,986,550
Capital contributions	572,855
Net loss	(8,282,928)

Balance at December 31, 2002	(1,723,523)
Capital contributions	188,463
Dividends to Parent	(7,633,460)
Net loss	(13,526,876)

Balance at December 31, 2003	(22,695,396)
Net loss	(12,595,801)
Dividends to Parent	(4,387,806)
Capital contributions	114,920

Balance at December 31, 2004	(39,564,083)
Net income (unaudited)	1,017,346
Dividends to Parent (unaudited)	—
Capital contributions (unaudited)	169,881

Balance at March 25, 2005 (unaudited)	$(38,376,856)

See accompanying notes to combined financial statements.

CAPITAL HOTEL INVESTMENTS, LLC FOUR PACK

COMBINED STATEMENTS OF CASH FLOWS

	Period from January 1, 2005 or 2004 through		Year ended
	March 25, 2005	March 26, 2004	December 31, 2004	December 31, 2003	December 31, 2002
	(unaudited)
Cash flows from operating activities:
Net income (loss)	$1,017,346	515,274	(12,595,801)	(13,526,876)	(8,282,928)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,411,015	3,976,700	17,361,888	15,413,252	14,777,522
Amortization of deferred financing costs	433,815	433,815	1,735,259	1,735,259	1,940,006
Deferred interest	1,869,143	1,640,777	6,964,697	5,550,761	—
Fair value adjustment to interest rate cap	(3,103)	139,462	179,930	575,590	—
Casualty loss	—	—	80,683	—	—
Other	(14,897)	3,671	9,144	(1,742)	(3,148)
Changes in operating accounts:
Accounts receivable, net	(2,673,666)	(2,399,481)	(1,250,768)	25,816	(962,538)
Inventory	63,914	(37,000)	(25,821)	(199,338)	(146,422)
Prepaid expenses and other assets	29,624	41,089	37,141	157,774	(22,946)
Restricted cash	704,500	(221,894)	(254,534)	(3,873,680)	1,410,514
Accounts payable	(1,218,439)	(1,171,281)	82,406	326,732	1,154,162
Accrued liabilities	(1,581,642)	(104,296)	1,353,009	75,332	(650,538)
Due to Marriott International, Inc.	1,132,686	585,326	86,180	(214,804)	312,923
Advance deposits	924,704	(40,246)	149,050	(906,492)	(443,123)
Accrued interest	178,648	11,022	161,897	1,606,039	(1,291,999)
Due to affiliate	(2,317,509)	(562,872)	3,490,435	7,520,637	(7,904,145)

Net cash provided by operating activities	2,956,139	2,810,066	17,564,795	14,264,260	(112,660)

Cash flows from investing activities:
Additions to furniture, fixtures and equipment	(1,559,112)	(2,288,593)	(15,383,179)	(3,679,408)	(8,338,699)
Proceeds from disposition of assets	—	—	—	—	376,253
Restricted cash—property improvement fund	199,444	309,585	4,831,427	(1,129,027)	1,865,852
Other	—	—	2,026	9,358	—

Net cash used in investing activities	(1,359,668)	(1,979,008)	(10,549,726)	(4,799,077)	(6,096,594)
Cash flows from financing activities:
Repayments of mortgage debt	(634,107)	(382,857)	(2,978,376)	(2,151,036)	(190,000,000)
Repayments of senior mezzanine debt	—	—	(872,661)	(236,751)	—
Proceeds from mortgage debt	—	—	—	—	180,900,000
Proceeds from notes payable due to Marriott International, Inc.	—	—	—	—	1,391,040
Proceeds from senior mezzanine debt	—	—	—	—	20,100,000
Cash paid for deferred financing costs	—	—	—	(15,630)	(6,107,068)
Cash paid for interest rate cap agreements	—	—	—	(759,780)	—
Capital contributions	169,881	—	114,920	188,463	572,855
Dividends to parent	—	—	(4,387,806)	(7,633,460)	—

Net cash provided by (used in) financing activities	(464,226)	(382,857)	(8,123,923)	(10,608,194)	6,856,827

Net increase (decrease) in cash and cash equivalents	1,132,245	448,201	(1,108,854)	(1,143,011)	647,573
Cash and cash equivalents at beginning of period	3,842,555	4,951,409	4,951,409	6,094,420	5,446,847

Cash and cash equivalents at end of period	$4,974,800	5,399,610	3,842,555	4,951,409	6,094,420

Supplemental disclosure of cash flow information:
Cash paid for interest	$3,334,747	3,078,242	12,462,743	11,980,864	17,817,882
Cash paid (received) for income taxes	15,660	7,870	16,801	(390,653)	663,792

See accompanying notes to combined financial statements.

CAPITAL HOTEL INVESTMENTS, LLC FOUR PACK

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2004, 2003 and 2002, and

March 25, 2005 and March 26, 2004 (unaudited)

(1)    Basis of Presentation

The accompanying combined financial statements of the Capital Hotel Investments, LLC Four Pack (the “Hotels”), have been prepared pursuant to the requirements of a letter of intent between the owner, Capital Hotel Investments, LLC (“CHI”) and DiamondRock Hospitality Company (DiamondRock). The Hotels are wholly-owned by Capital Hotel Investments Financing I, LLC, a Delaware limited liability Company. Capital Hotel Investments Financing I, LLC is wholly owned by CHI, a Delaware limited liability company formed on January 10, 2000, which is owned 90% by Blackacre Hotel Investment, LLC and 10% by Marriott International, Inc. (“Marriott”). The Hotels and two other hotel properties not included in the combined financial statements comprise the investments of CHI. CHI is jointly and severally liable for the total debt balance related to the six hotels owned by CHI, a portion of which has been allocated to the four hotels presented in these combined financial statements. The Hotels are all managed by affiliates of Marriott. A description of the Hotels is as follows:

Hotel	Number of rooms	Location
Marriott Los Angeles Airport	1,004	Los Angeles, California
Frenchman’s Reef and Morning Star Beach Resort	481	St. Thomas, USVI
Renaissance Worthington Hotel	504	Fort Worth, Texas
Marriott Atlanta Alpharetta	318	Atlanta, Georgia

The Hotels are owned by wholly owned subsidiaries of CHI as follows:

Hotel	Ownership entity
Marriott Los Angeles Airport	BCM/CHI LAX, Inc.
Frenchman’s Reef and Morning Star Beach Resort	BCM/CHI Cayman Islands, Inc.
Renaissance Worthington Hotel	BCM/CHI Worthington, Inc.
Marriott Atlanta Alpharetta	BCM/CHI Alpharetta, Inc.

The accompanying combined financial statements present the combined financial position, results of operations, and cash flows of the Hotels by combining the accounts of BCM/CHI LAX, Inc., BCM/CHI Cayman Islands, Inc., BCM/CHI Worthington, Inc. and BCM/CHI Alpharetta, Inc. (the “Entities”) as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 and the financial position as of March 25, 2005 (unaudited) and the results of operations for the periods ended March 25, 2005 (unaudited) and March 26, 2004 (unaudited). All inter-entity transactions and balances have been eliminated in conjunction with the combination of the Entities. Accordingly, the accompanying combined financial statements reflect the combined financial position, results of operations and cash flows of the Entities.

The combined financial statements as of March 25, 2005 and for the periods from January 1, 2005 to March 25, 2005 and January 1, 2004 to March 26, 2004 are unaudited. In the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of such combined financial statements have been included. The results of operations for these periods are not necessarily indicative of the Hotel’s future results of operations for the full year ending December 31, 2005 because of the seasonal nature of some of the Hotels.

CAPITAL HOTEL INVESTMENTS, LLC FOUR PACK

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002, and

March 25, 2005 and March 26, 2004 (unaudited)

The accompanying combined financial statements include allocated costs and obligations incurred centrally by CHI. These costs and obligations are allocated as follows:

Cost / obligation	Allocation method
CHI corporate expenses	Allocated to each hotel on a pro rata basis based on the number of hotel rooms relative to all CHI hotels.
Income taxes	Allocated to each hotel based on the individual hotel income.
Asset management fees	Allocated to each hotel on a pro rata basis based on the number of hotel rooms relative to all CHI hotels.
Mortgage debt / Senior Debt	Allocated to each hotel based on the contractual principal allocation.
Note payable due to Marriott International, Inc.	Allocated to each hotel based on the contractual mezzanine debt principal allocation.
Marriott mezzanine supplemental note	Allocated to each hotel based on the amount of supplemental proceeds utilized by the respective hotel.

The central costs and obligations have been allocated to the Hotels on a consistent basis during the periods presented. CHI management believes that the allocation methods of these costs and obligations are reasonable.

(2)    Summary of Significant Accounting Policies

(a) Basis of Accounting

The combined financial statements are presented on the accrual basis.

(b) Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(c) Revenues

Hotel revenues are recognized when the services are provided. Revenues consist of room sales, food and beverage sales, and other department revenues such as telephone and gift shop.

(d) Property and Equipment

Property and equipment is recorded at cost. Replacements and improvements are capitalized, while repairs and maintenance are expensed as incurred.

CAPITAL HOTEL INVESTMENTS, LLC FOUR PACK

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002, and

March 25, 2005 and March 26, 2004 (unaudited)

Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Depreciable life
Hotel buildings	31.5 years
Furniture, fixtures and equipment	5 years
Vehicles	5 years

Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related assets.

Property and equipment is reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of a hotel may not be recoverable. Events or circumstances that may cause a review include, but are not limited to, adverse changes in the demand for lodging at a hotel. When such conditions exist, management performs an analysis to determine if the estimated undiscounted future cash flows from operations and the proceeds from the ultimate disposition of a hotel exceed its carrying values. If the estimated undiscounted future cash flows are less than the carrying amount of the asset, an adjustment to reduce the carrying amount to a hotel’s estimated fair value is recorded and an impairment loss recognized. To date, no such losses have been incurred.

(e) Income Taxes

The Entities are subject to various income and/or capital taxes in the United States and the US Virgin Islands. For certain of the entities, CHI made the election to qualify as real estate investment trusts (“REIT”) for federal income tax purposes. Accordingly, the Entities that elected REIT status are not subject to federal income tax, provided that distributions to its shareholders equal the REIT taxable income, as defined under the Internal Revenue Code (the “Code”), and certain other conditions are met.

In conjunction with the Tax Relief Extension Act of 1999, CHI is permitted to participate in certain activities which were previously precluded in order to maintain REIT status for the REIT entities, as long as these activities are conducted in entities which elect to be treated as taxable subsidiaries under the Code. As such, the Hotels are subject to federal income tax on the income from these activities.

For entities that are subject to taxation, CHI uses the asset and liability method of accounting for income taxes which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the applicable entities assets and liabilities. The income tax provision or benefit reflected in the Hotels combined statements of operations represents the income and/or capital taxes of CHI’s taxable subsidiaries. The tax effects of its activities are reportable on the income tax returns of the entity members.

(f) Cash and Cash Equivalents

All highly liquid investments with a maturity of three months or less at date of purchase are considered cash equivalents.

CAPITAL HOTEL INVESTMENTS, LLC FOUR PACK

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002, and

March 25, 2005 and March 26, 2004 (unaudited)

(g) Restricted Cash

A property improvement fund was established pursuant to the management agreements with Marriott to fund capital expenditures at the Hotel’s (see note 4). In addition to the property improvement fund, accounts are maintained to fund insurance premiums, real estate taxes, ground lease payments and general reserves required under the cash management agreement.

(h) Deferred Financing Costs

Deferred financing costs consist of the unamortized balance of loan fees and other costs incurred in connection with the issuance of debt. Amortization of deferred financing costs is computed using the straight-line method, which approximates the effective interest method, over the life of the debt and is included in interest expense in the accompanying combined statements of operations.

(i) Inventory

The carrying value of inventory, consisting primarily of china, glassware, linen and perishable food and beverage items, are based on physical inventories stated at the lower of cost or fair value. Charges to operating expenses are based on actual usage using the first-in, first-out method. Expenditures for stationary, brochures and menus are expensed as incurred.

(j) Derivative Financial Instruments

The Hotels are currently party to interest rate caps, which are considered derivative financial instruments. The fair values of the interest rate caps are recorded on the Hotels’ combined balance sheets and gains or losses from the changes in the fair value of the contracts are recorded in interest expense. See note 6 for disclosures on fair value of the interest rate caps.

(k) Advance Deposits

Advance deposits consist mainly of amounts collected for rooms, banquets, food and beverage, and other property operations in advance of providing services.

(3)    Property and Equipment

Property and equipment consists of the following:

	March 25, 2005	December 31, 2004	December 31, 2003
	(unaudited)
Land	$27,637,395	27,637,395	27,637,394
Building	205,165,965	204,721,351	201,145,590
Furniture, fixtures and equipment	56,084,688	54,975,913	46,757,787
Vehicles	87,800	82,077	50,836

Subtotal	288,975,848	287,416,736	275,591,607
Less accumulated depreciation	(65,606,155)	(61,195,141)	(47,304,326)

Total	$223,369,693	226,221,595	228,287,281

CAPITAL HOTEL INVESTMENTS, LLC FOUR PACK

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002, and

March 25, 2005 and March 26, 2004 (unaudited)

(4)    Management Agreements

The Hotels are managed by affiliates of Marriott pursuant to long-term management agreements, which expire in 2051, including all renewal periods. Pursuant to the terms of the management agreements, the manager earns a base management fee of 3% of hotel sales and an incentive management fee, which is calculated as 25% of Available Cash Flow, as defined in the management agreement. Base management fees were $4,043,396, $3,675,437 and $3,542,772 for the years ended December 31, 2004, 2003 and 2002, respectively. Base management fees were $1,150,926 and $1,084,526 for the three-month periods ended March 25, 2005 and March 26, 2004, respectively (unaudited). Incentive management fees were $68,105 for the year ended December 31, 2004. No incentive management fees were earned during each the years ended December 31, 2003 and 2002. Incentive management fees were $132,618 and $17,026 for the three-month periods ended March 25, 2005 and March 26, 2004, respectively (unaudited).

The management agreements provide for the establishment of a property improvement fund to cover the cost of replacements and renewals of furniture and fixtures at the Hotel. Contributions to the property improvement fund are based on 4%-5.5% of the gross revenues of each of the individual hotels. Contributions to the property improvement fund were $6,483,044, $5,504,769 and $4,997,293 for the years ending December 31, 2004, 2003 and 2002, respectively. Contributions to the property improvement fund were $1,955,942 and $1,694,414 for the three-month periods ended March 25, 2005 and March 26, 2004, respectively (unaudited).

(5)    Lease Obligations

The Renaissance Worthington Hotel is located on a portion of a site that is leased from a third party for an initial term that expires in 2022. Ground rent on this land parcel was $36,600, $36,404 and $34,408 for the years ending December 31, 2004, 2003 and 2002, respectively. Ground rent on this land parcel was $9,150 for the three-month periods ended March 25, 2005 and March 26, 2004 (unaudited).

The Hotels have entered into various operating leases as part of the operations at the individual hotels for items such as copiers, computer equipment and vehicles. Future minimum annual rental commitments under noncancelable operating leases as of December 31, 2004 are as follows:

2005	$338,198
2006	278,940
2007	191,737
2008	121,651
2009	54,004
Thereafter	8,451

$992,981

(6)    Debt

On December 31, 2002, CHI refinanced its prior mortgage debt with a new $315,000,000 credit facility with a third party financial institution (the “Mortgage Debt”). The Hotels were allocated $180,900,000 of the $315,000,000 Mortgage Debt. The Mortgage Debt is secured by fee simple and leasehold mortgages, assignment of rents and security interest in all furniture, fixtures and equipment, accounts receivable and other assets of certain subsidiaries of CHI. The Mortgage Debt is a joint and several obligation of each of the hotels owned by

CAPITAL HOTEL INVESTMENTS, LLC FOUR PACK

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002, and

March 25, 2005 and March 26, 2004 (unaudited)

CHI, including the Hotels. The accompanying financial statements reflect the allocable interest costs and principal of the Mortgage Debt relating to the Hotels in accordance with the terms of the debt agreements. Interest is payable monthly up to and including the maturity date of January 1, 2006. The aggregate Mortgage Debt has four tranches with two components that have outstanding balances as of December 31, 2004, in order of priority as follows:

Source	Loan amount	Interest rate
Senior Participant A	$175,000,000	LIBOR plus 1.28%
Junior Participant B-1	19,400,000	LIBOR plus 4.5%
Junior Participant B-2	50,000,000	The greater of LIBOR or 2.5%, plus 5.33% up to $40,000,000 and LIBOR plus 5.33% in excess of $40,000,000
Junior Participant B-3	30,000,000	The greater of LIBOR or 2.5%, plus 7.25%
Junior Participant B-4	31,668,188	The greater of LIBOR or 3%, plus 10.15%

The required principal payments of the Hotel’s allocable portion of the Mortgage Debt as of December 31, 2004 are as follows:

2005	$2,536,429
2006	173,234,159

$175,770,588

The aggregate Mortgage Debt contains a provision that may require CHI to make accelerated principal payments in 2004 and 2005 on the aggregate Mortgage Debt and Senior Mezzanine Debt (see below). The accelerated principal payments are capped at $10,000,000 and $12,000,000 for the years ended December 31, 2004 and 2005, respectively, depending on availability of cash. CHI made principal payments on behalf of the Hotels of $2,978,376 and $2,151,036 for the years ended December 31, 2004 and 2003, respectively. Principal payments made on behalf of the Hotels for the three-month periods ended March 25, 2005 and March 26, 2004, were $634,107 and $382,857, respectively (unaudited).

The Mortgage Debt and Senior Mezzanine Debt agreements contain provisions whereby the properties may be released by the lenders upon partial sale of the properties by meeting certain conditions, one of which is providing a release amount as defined. The release amount is approximately 125% of the allocated loan amount as presented in the accompanying combined financial statements or approximately $50 million more than the allocated loan amount. In addition, upon prepayment prior to maturity, the borrowers are required to make an exit fee payment to the lenders.

The Mortgage Debt requires the operating cash flow of the Hotels to be restricted in accordance with a cash management agreement between CHI and two third party financial institutions. The cash management agreement generally restricts the use of operating cash flow to the payment of debt service. Accelerated principal payments on the Mortgage Debt and Senior Mezzanine Debt are subject to the cash management agreement.

CAPITAL HOTEL INVESTMENTS, LLC FOUR PACK

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002, and

March 25, 2005 and March 26, 2004 (unaudited)

The Mortgage Debt contains various restrictive covenants. As of December 31, 2004, the Hotels are in compliance with the covenants.

As of December 31, 2004, CHI has an interest rate cap outstanding for the Mortgage Debt. As of December 31, 2004, the fair market value of the interest rate cap was $4,185.

The Hotel’s outstanding Mortgage Debt as of December 31, 2004 and 2003, and March 25, 2005 is as follows:

Hotel	March 25, 2005	December 31, 2004	December 31, 2003
	(unaudited)
Marriott Los Angeles Airport	$63,606,782	63,837,079	64,918,778
Frenchman’s Reef and Morning Star Beach Resort	41,823,637	41,975,066	42,686,320
Renaissance Worthington Hotel	43,566,289	43,724,027	44,464,916
Marriott Atlanta Alpharetta	26,139,773	26,234,416	26,678,950

Total	$175,136,481	175,770,588	178,748,964

CHI entered into a $35,000,000 senior mezzanine debt arrangement with a third party financial institution (“Senior Mezzanine Debt”). The Senior Mezzanine Debt is collateralized by security interests in the membership interests in the Entities and is cross-defaulted with the Mortgage Debt. Interest only payments are payable at 10.15% plus the greater of LIBOR or 3% up to the maturity date of January 1, 2006, at which time all unpaid principal and interest is due. The Mortgage Debt cash management agreement also requires prepayments on the Senior Mezzanine Debt. As of December 31, 2004, CHI has an interest rate cap outstanding for the Senior Mezzanine Debt. As of December 31, 2004, the fair market value of the interest rate cap was $75.

The Hotel’s outstanding Senior Mezzanine Debt as of December 31, 2004 and 2003, and March 25, 2005 are as follows:

Hotel	March 25, 2005	December 31, 2004	December 31, 2003
	(unaudited)
Marriott Los Angeles Airport	$6,897,079	6,897,079	7,214,016
Frenchman’s Reef and Morning Star Beach Resort	4,535,066	4,535,066	4,743,463
Renaissance Worthington Hotel	4,724,027	4,724,027	4,941,107
Marriott Atlanta Alpharetta	2,834,416	2,834,416	2,964,663

Total	$18,990,588	18,990,588	19,863,249

In 2000, CHI established revolving mezzanine loan facilities with Marriott International Capital Corporation (“MICC”), which were refinanced on December 31, 2002 (“Junior Mezzanine Debt”). A maximum principal amount of $200,000,000 could have been borrowed under the Revolving Credit Facility and Expandable Deficit Mezzanine Component, as defined. During 2000 and 2001, CHI borrowed $85,216,610 under the Revolving Credit Facility to partially finance the purchase of the six original Hotels. In 2002, CHI borrowed a final $8,464,073 and eliminated the Revolving Credit Facility and Expandable Deficit Mezzanine Component. The total balance owed by CHI, inclusive of deferred interest, was $122,794,822 and $106,593,166 as of December 31, 2004 and 2003, respectively, and $127,142,923 (unaudited) at March 25, 2005. The Junior Mezzanine Debt

CAPITAL HOTEL INVESTMENTS, LLC FOUR PACK

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002, and

March 25, 2005 and March 26, 2004 (unaudited)

requires monthly interest only payments at a fixed rate of 14% per annum up to the maturity date, at which time the entire unpaid principal balance and unpaid interest shall be due and payable. The maturity date of the Junior Mezzanine Debt is January 1, 2006. To the extent that owner distributions available for interest, as defined, are insufficient to make the monthly payments, CHI is entitled to defer interest to the extent of the deficiency. For the years ended December 31, 2004, 2003 and 2002, CHI incurred $7,048,661, $6,103,168, and 5,509,855, respectively, in interest related to the Junior Mezzanine Debt. For the three-month periods ended March 25, 2005 and March 26, 2004, interest expense in the amount of $1,891,676 and $1,660,558 (unaudited), respectively, was incurred. All interest expense related to the Junior Mezzanine Debt subsequent to December 31, 2002 has been deferred. The Junior Mezzanine Debt is collateralized by security interests in the members’ interests in CHI. The Junior Mezzanine Debt is cross-defaulted with the Mortgage Debt and the Senior Mezzanine Debt. Only the Hotel’s allocated portion of the Junior Mezzanine Debt are reflected in these combined financial statements. The outstanding balance of the Junior Mezzanine Debt was $52,786,498 and $45,821,801 as of December 31, 2004 and 2003, respectively, and $54,655,641 (unaudited) at March 25, 2005.

(7)    Fair Value of Financial Instruments

The fair values of financial assets such as cash and cash equivalents, receivables and payables are equal to their carrying values. Mortgage Debt and Senior Mezzanine Debt approximate carrying values due to the generally variable rate terms of the debt. It is not practical to estimate the fair value of the Junior Mezzanine Debt due to the related party nature of the debt.

(8)    Related Party Transactions

Asset Management Fee

For each of the Hotels, monthly asset management fees in an amount equal to 0.50% per annum of total investment cost, as defined by the CHI LLC Agreement, are payable to Capital Hotel Management, LLC which is partially owned by Blackacre. For the years ended December 31, 2004, 2003 and 2002, the Hotels incurred asset management fees of $1,445,100, $1,445,100 and $1,651,028, respectively. Asset management fees were $361,275 for both three-month periods ended March 25, 2005 and March 26, 2004 (unaudited).

Due From Affiliate

The Hotels have made advances to its parent, Capital Hotel Investments Financing I, LLC (CHIF) in the ordinary course of business. CHIF repays the advances through dividends received from its subsidiaries. Interest is charged at the Applicable Federal Rate on all advances that are outstanding for more than one year. These amounts are expected to be repaid in full upon sale of the applicable Hotel. The amounts outstanding including interest were $6,486,868 and $7,424,176 at December 31, 2004 and 2003, respectively, and $9,404,516 (unaudited) at March 25, 2005.

CAPITAL HOTEL INVESTMENTS, LLC FOUR PACK

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002, and

March 25, 2005 and March 26, 2004 (unaudited)

Due to Affiliate

The Hotels have borrowed various amounts from CHI and affiliates. The amounts are as follows:

	March 25, 2005	December 31, 2004	December 31, 2003
	(unaudited)
Loans payable to CHIF	$25,389,000	25,389,000	25,389,000
Interest payable to CHIF on loans	5,463,033	4,901,145	2,616,135
Due to CHI for interest paid on the Junior Mezzanine Debt	11,264,372	11,264,372	11,264,372
Due to CHI for expense allocations	1,548,935	1,510,684	1,242,567

	$43,665,340	43,065,201	40,512,074

Loans payable were taken out by the Hotels from its parent to fund the purchase of the Hotels. Interest is charged in accordance with the loan agreements at 9% per year. The note along with any unpaid interest will be paid off upon an Acceleration Event, as defined in the documents. The notes are subordinate to all third party financing. CHI is defined as the borrower on the Junior Mezzanine note and is responsible for paying the interest on the note. The payable shown in the table is the interest paid on behalf of the Hotels during 2002, 2001, and 2000. Interest was deferred in accordance with the terms of the loan agreement during 2004, 2003 and for the first quarter of 2005, and is included in the note balance. CHI pays various expenses which it must allocate among the entities in the group. Repayments are made as cash is available and is expected to be made in full upon the sale of the Hotels.

(9)    Income Taxes

Certain wholly owned corporate subsidiaries are subject to various income and/or capital taxes in the United States and the U.S. Virgin Islands. The net income tax benefit for the year ended December 31, 2003 consists primarily of federal refunds received as a result of net operating loss carrybacks and state refundable incentive credits. The income tax provision for the years ended December 31, 2004 and 2002, respectively, and for the periods ended March 25, 2005 and March 26, 2004 (unaudited), consist solely of state capital taxes imposed on certain REITs and their taxable REIT subsidiaries.

Deferred income taxes result from temporary differences between amounts of assets and liabilities as measured for income tax return and financial statement purposes. The significant components of the Company’s net deferred tax assets and liabilities at December 31, 2004 and 2003 is as follows:

	December 31, 2004	December 31, 2003
Net operating loss carryforwards	$10,063,543	8,811,796
Other	259,847	91,507

Deferred tax assets	10,323,390	8,903,303
Deferred tax liabilities	(809,762)	(4,772,614)

Net deferred tax asset	9,513,628	4,130,689
Less: Valuation allowance	(9,513,628)	(4,130,689)

Net deferred tax asset	$—	—

CAPITAL HOTEL INVESTMENTS, LLC FOUR PACK

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002, and

March 25, 2005 and March 26, 2004 (unaudited)

Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, requires that a valuation allowance be recorded against deferred tax assets when it is believed that it is more likely than not that all or a portion of the benefit will not be realized. At December 31, 2004 and 2003, management believes that it is more likely than not that the net deferred tax asset will not be realized.

(10)    Commitments and Contingencies

CHI and the Hotels are involved from time to time in litigation arising in the normal course of business, none of which is expected to have a material adverse effect on the accompanying combined financial statement financial position, results of operations or cash flows.

Independent Auditors’ Report

The Members

Oak Brook Hotel, LLC and Gateway Illinois Properties, LLC:

We have audited the accompanying combined balance sheets of the Oak Brook Hills Hotel and Resort (the Hotel), as of June 30, 2005 and 2004, and the related combined statements of operations, net assets, and cash flows for each of the years then ended. These financial statements are the responsibility of management of the Hotel. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Hotel’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Hotel as of June 30, 2005 and 2004, and the combined results of its operations and its combined cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

August 5, 2005

McLean, Virginia

OAK BROOK HILLS HOTEL AND RESORT

COMBINED BALANCE SHEETS

June 30, 2005 and 2004

	2005	2004
ASSETS
Property and equipment, net	$38,404,526	$40,357,295
Intangible lease asset, net	5,358,276	5,619,655
Accounts receivable, less allowance for doubtful accounts of $201,652 and $127,024, respectively	2,806,009	2,585,210
Inventory	514,965	522,382
Income tax refund receivable	313,400	313,400
Prepaid expenses and other	176,963	297,723
Cash and cash equivalents	1,606,355	1,005,887

	$49,180,494	$50,701,552

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable and accrued expenses	$1,360,801	$1,522,981
Advance deposits and unearned revenue	961,811	690,249

Total liabilities	2,322,612	2,213,230
Net assets	46,857,882	48,488,322

	$49,180,494	$50,701,552

See accompanying notes to combined financial statements.

OAK BROOK HILLS HOTEL AND RESORT

COMBINED STATEMENTS OF OPERATIONS

Years ended June 30, 2005 and 2004

	2005	2004
Revenue:
Rooms	$8,686,857	$8,648,088
Food and beverage	8,816,840	8,786,204
Conference services	3,637,942	3,801,197
Golf, pro shop and fitness center	1,800,211	1,812,573
Other	744,376	747,880

Total revenue	23,686,226	23,795,942

Operating costs and expenses:
Rooms	2,394,536	2,307,661
Food and beverage	6,121,860	6,388,983
Conference services	1,830,062	1,925,620
Golf, pro shop and fitness center	1,049,451	969,770
Other	420,894	421,292
Management fees	461,255	450,942
Administrative and general	2,584,018	2,460,224
Sales and marketing	1,500,747	1,860,929
Property operation and maintenance	1,012,426	1,115,015
Energy	1,066,940	1,033,520
Property taxes	347,450	378,771
Insurance	179,867	314,116
Intangible lease	261,379	261,379
Depreciation	2,156,701	3,003,818

Total operating costs and expenses	21,387,586	22,892,040

Net income	$2,298,640	$903,902

See accompanying notes to combined financial statements.

OAK BROOK HILLS HOTEL AND RESORT

COMBINED STATEMENTS OF NET ASSETS

Years ended June 30, 2005 and 2004

Balance at July 1, 2003	$51,288,420
Distributions to members	(3,704,000)
Net income	903,902

Balance at June 30, 2004	48,488,322
Distributions to members	(3,929,080)
Net income	2,298,640

Balance at June 30, 2005	$46,857,882

See accompanying notes to combined financial statements.

OAK BROOK HILLS HOTEL AND RESORT

COMBINED STATEMENTS OF CASH FLOWS

Years ended June 30, 2005 and 2004

	2005	2004
Cash flows from operating activities:
Net income	$2,298,640	$903,902
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,156,701	3,003,818
Intangible lease	261,379	261,379
Increase in accounts receivable, net	(220,799)	(45,021)
Decrease in inventory	7,417	183,384
Decrease (increase) in prepaids and other	120,760	(157,883)
Decrease in accounts payable and accrued expenses	(162,180)	(243,036)
Increase in advanced deposits and unearned revenue	271,562	(102,054)

Net cash provided by operating activities	4,733,480	3,804,489

Cash flows used in investing activities—additions to property and equipment	(203,932)	(425,520)

Cash flows used in financing activities:
Distributions to members	(3,929,080)	(3,704,000)

Net increase (decrease) in cash and cash equivalents	600,468	(325,031)
Cash and cash equivalents at beginning of year	1,005,887	1,330,918

Cash and cash equivalents at end of year	$1,606,355	$1,005,887

See accompanying notes to combined financial statements.

OAK BROOK HILLS HOTEL AND RESORT

Notes to Combined Financial Statements

June 30, 2005 and 2004

(1)    Organization

Prior to July 29, 2005, Gateway Illinois Properties, LLC (“Gateway”), a wholly owned subsidiary of the Los Angeles County Employees Retirement Association (“LACERA”), owned the 384 room Oak Brook Hills Hotel and Resort (the “Hotel”) located at 3500 Midwest Road, Oak Brook, IL. Oak Brook Hotel, LLC (Oak Brook), is organized as a limited liability company under the laws of California. The members of Oak Brook are (LACERA), with an interest of 99%, and Gateway Oak Brook NHC, Inc. (a wholly owned subsidiary of LACERA), with an interest of 1% (collectively, the Members).

Gateway was formed to acquire and own the Hotel, which has conference facilities and a golf course. Gateway leased the Hotel to Oak Brook, which operated the hotel and owned the Hotel’s leasehold improvements, furnishings, and equipment. The interests in the Hotel’s assets, liabilities and operations of Gateway and Oak Brook have been combined in these financial statements and inter-entity transactions and balances have been eliminated.

On July 29, 2005 the assets and liabilities of Oak Brook and Gateway were sold to DiamondRock Hospitality Company (DiamondRock).

(2)    Summary of Significant Accounting Policies

(a) Basis of Accounting

The assets and liabilities in these financial statements are recorded at their historical costs.

(b) Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c) Revenues

Revenues from hotel operations are recognized when the services are provided. Revenues consist of room sales, golf sales, food and beverage sales, and other hotel department revenues, such as telephone and gift shop sales. Deposits received for future services are recorded as advanced deposits and are recognized as revenue when the services are provided. Golf membership revenue is recognized ratably over the service period.

(d) Property and Equipment

Property and equipment is recorded at cost. Replacements and improvements are capitalized, while repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, 40 years for building and five to seven years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the assets.

The Hotel assesses impairment of real estate properties based on whether estimated undiscounted future cash flows from the Hotel property are less than its net book value. If the Hotel property is impaired, a loss is recorded for the difference between the fair value and net book value of the property. No impairment charges were recorded for 2005 or 2004.

OAK BROOK HILLS HOTEL AND RESORT

Notes to Combined Financial Statements

June 30, 2005 and 2004

(e) Income Taxes

During 2005, Gateway and Oak Brook are treated as a limited liability companies (LLC) for federal and state income tax purposes. Under the existing provisions of the Internal Revenue Code, taxable income or loss of an LLC is passed-thru to the members for income tax purposes. Accordingly, no provision for income taxes has been provided for in the accompanying combined financial statements for the year ended June 30, 2005.

Gateway was an LLC during 2004, accordingly, no income tax expense or benefit was recorded for the year ended June 30, 2004.

Oak Brook through a series of transactions, converted to an LLC in 2004. At the time of the conversion, all deferred tax assets and liabilities were written off in connection with the change in tax status.

Prior to its conversion to an LLC in 2004, Oak Brook accounted for income taxes using the asset and liability method of accounting as if the combined group were a separate entity. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. To the extent that current available evidence about the future raises doubt about the realization of a deferred tax asset, a valuation allowance must be established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(f) Cash Equivalents

Cash equivalents represent liquid investments purchased with an original maturity of three months or less.

(g) Inventories

Inventories consist primarily of food and beverage and purchased retail goods and are stated at the lower of cost or market.

(3)    Property and Equipment

Property and equipment consists of the following at June 30,:

	2005	2004
Land	$9,550,000	9,550,000
Building	32,582,944	32,582,944
Leasehold improvements	169,428	169,428
FF&E	20,411,719	20,207,787

Subtotal	62,714,091	62,510,159
Less accumulated depreciation	(24,309,565)	(22,152,864)

Total	$38,404,526	40,357,295

OAK BROOK HILLS HOTEL AND RESORT

Notes to Combined Financial Statements

June 30, 2005 and 2004

(4)    Management Agreements

Cornerstone Real Estate Advisers, Inc. (“Cornerstone”) was engaged as an investment manager pursuant to an investment advisor agreement (the ”Agreement”) dated November 30, 2003. Management fees for advisory services totaled $360,329 and $383,254, respectively for the years ended June 30, 2005 and 2004. Such fees were paid directly by LACERA and are not included in the accompanying combined financial statements.

In accordance with a management agreement (the “Management Agreement”) dated August 17, 1998, Dolce International Holdings, Inc. (the “Property Manager”) was engaged to be the Hotel property manager. The Management Agreement expired on June 30, 2004 and was extended until June 30, 2005. The Property Manager earned a base management fee based on 2% of gross operating revenue, as defined, for each operating year. The Hotel is entitled to a reduction in management fees based on formulas specified in the Management Agreement if net operating income does not achieve minimum targets, as defined. The Property Manager is also entitled to receive an incentive fee based on net operating income, as defined, exceeding targets, as defined. Management fees totaled $461,255 and $450,942, respectively for the years ended June 30, 2005 and 2004. No incentive fees were incurred for the years ended June 30, 2005 and 2004.

The Property Manager receives reimbursement for corporate marketing costs not to exceed 10% of the total marketing costs allocated to the Property Manager’s managed properties during the respective contract year. Such marketing costs totaled $96,250 and $85,000, respectively, for the years ended June 30, 2005 and 2004, and are included in sales and marketing expenses in the accompanying combined statements of operations. In addition, Oak Brook is obligated to pay the compensation of Property Manager personnel employed at the Hotel which amounted to $6,683,906 and $6,971,707, respectively for the years ended June 30, 2005 and 2004 and certain out-of-pocket expenses.

Amounts due to the Property Manager for base management fees totaled $54,728 and $35,983 at June 30, 2005 and 2004, respectively. This amount is included in accounts payable and accrued expenses in the accompanying combined balance sheets.

The Hotel was converted to a Marriott in July 2005, and is managed by a subsidiary of Marriott International, Inc. under a new management agreement. The significant terms of the management agreement with DiamondRock are as follows:

Description	Term
Term	30 years
Base management fee	3% of gross revenues
Incentive management fee	20% above owner priority of 10.75% of total investment
FF&E escrow contribution percentage	5.5% of gross revenues

(5)    Golf Course Lease

Gateway assumed a below market lease of a golf course adjacent to the Hotel as part of their purchase of the Hotel in 1996. The lease had an initial term of 40 years which expires in 2025 with two, ten-year renewal options and annual least payments of $1. The estimated value attributed to the below market lease by Gateway at the time of acquisition in 1996 was $7,580,000. The intangible lease asset is amortized on a straight-line basis over 29 years, the remaining term of the lease, annual amortization expense of $261,379 was recorded in 2004 and 2005. The below market lease balance as of June 30, 2005 and 2004 is $5,358,276 and $5,619,655, respectively.

OAK BROOK HILLS HOTEL AND RESORT

Notes to Combined Financial Statements

June 30, 2005 and 2004

(6)    Operating lease

The Hotel is currently obligated under several non-cancelable operating lease agreements for office equipment and golf equipment that expire between 2004 and 2006. Future minimum rental payments under noncancelable capital and operating leases are nominal as of June 30, 2005.

The Hotel leases retail space contained within the lobby and other facilities with varying terms for which minimum annual rents are received. The leases require fixed monthly payments over the terms of the leases. Future minimum rents to be received under noncancelable operating leases as of June 30, 2005 are as follows:

2006	$83,394
2007	13,795
2008	14,209
2009	14,636

$126,034

(7)    Income Taxes

Oak Brook’s taxable income in 2004 was offset by the reversal of a valuation allowance that had been recognized for the company’s net deferred tax assets, primarily the result of a history of operating losses. On April 15, 2004, Oak Brook was converted to an LLC, accordingly, was no longer directly subject to income taxes. At the time of the conversion, deferred tax assets, deferred tax liabilities, and the remaining valuation allowance were eliminated. The net deferred tax asset position of Oak Brook immediately before the change in income tax status was zero, accordingly, there was no financial statement impact as a result of this change.

Oak Brook has an income tax receivable of $313,400 on June 30, 2005 and 2004 that results from carrying back pre-2004 tax losses to recover taxes paid in earlier years.

Dealer Prospectus Delivery Requirement

Until October 2, 2005 (25 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in our initial public offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

20,850,000

Shares of Common Stock

P R O S P E C T U S

September 7, 2005